   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 9, 1996

                                                     REGISTRATION NO. 333-06609
- - -------------------------------------------------------------------------------
- - -------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------

                             SPRINT SPECTRUM L.P.
       (EXACT NAME OF CO-REGISTRANT ISSUER AS SPECIFIED IN ITS CHARTER)

         DELAWARE                    4812                    48-1165245
     (STATE OR OTHER     (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER
     JURISDICTION OF      CLASSIFICATION CODE NUMBER)  IDENTIFICATION NUMBER)
     INCORPORATION OR
      ORGANIZATION)

                                ---------------

                      SPRINT SPECTRUM FINANCE CORPORATION
       (EXACT NAME OF CO-REGISTRANT ISSUER AS SPECIFIED IN ITS CHARTER)

         DELAWARE                    4812                    43-1746537
     (STATE OR OTHER     (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER
     JURISDICTION OF      CLASSIFICATION CODE NUMBER)  IDENTIFICATION NUMBER)
     INCORPORATION OR
      ORGANIZATION)

                                ---------------

    4717 GRAND AVENUE--FIFTH FLOOR           JOSEPH M. GENSHEIMER, ESQ.
      KANSAS CITY, MISSOURI 64112       SPRINT SPECTRUM HOLDING COMPANY, L.P.
            (816) 559-1000                 4717 GRAND AVENUE--FIFTH FLOOR
   (ADDRESS, INCLUDING ZIP CODE, AND         KANSAS CITY, MISSOURI 64112
          TELEPHONE NUMBER,                        (816) 559-1000
     INCLUDING AREA CODE, OF EACH        (NAME, ADDRESS, INCLUDING ZIP CODE,
   REGISTRANT'S PRINCIPAL EXECUTIVE            AND TELEPHONE NUMBER,
               OFFICES)                   INCLUDING AREA CODE, OF AGENT FOR
                                                      SERVICE)

                                ---------------

                                  COPIES TO:
          JOHN B. TEHAN, ESQ.                JONATHAN A. SCHAFFZIN, ESQ.
      SIMPSON THACHER & BARTLETT               DANIEL J. ZUBKOFF, ESQ.
         425 LEXINGTON AVENUE                  CAHILL GORDON & REINDEL
       NEW YORK, NEW YORK 10017                    80 PINE STREET
            (212) 455-2000                    NEW YORK, NEW YORK 10005
                                                   (212) 701-3000

                                ---------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As promptly as practicable after this Registration Statement becomes effective.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

  THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

- - -------------------------------------------------------------------------------
- - -------------------------------------------------------------------------------

  Cross Reference Sheet pursuant to Rule 404(a) of the Securities Act of 1933 and Item 501(b) of Regulation S-K showing the location or heading in the Prospectus of the Information required by Part I of Form S-1.

 ITEM         FORM S-1 CAPTION              HEADING OR LOCATION IN PROSPECTUS
 ----         ----------------              ---------------------------------
  1.  Outside Front Cover of
       Prospectus....................   Outside Front Cover Page of Prospectus
  2.  Inside Front and Outside Back
       Cover Pages of Prospectus.....   Inside Front and Outside Back Cover
                                         Pages of Prospectus
  3.  Summary Information, Risk
       Factors and Ratio of Earnings
       to Fixed Charges..............   Prospectus Summary; Risk Factors;
                                         Selected Historical and Pro Forma
                                         Financial Data
  4.  Use of Proceeds................   Use of Proceeds
  5.  Determination of Offering
       Price.........................   *
  6.  Dilution.......................   *
  7.  Selling Security Holders.......   *
  8.  Plan of Distribution...........   Underwriting
  9.  Description of Securities to be
       Registered....................   Description of the Notes; Certain
 10.  Interests of Named Experts and     Federal Income Tax Consequences
       Counsel.......................   *
 11.  Information with Respect to the
       Registrants...................   Prospectus Summary; Risk Factors; The
                                         Company; Capitalization; Selected
                                         Historical and Pro Forma Financial
                                         Data; Management's Discussion and
                                         Analysis of Financial Condition and
                                         Results of Operations; Business;
                                         Management; Certain Relationships and
                                         Related Transactions; Principal
                                         Security Holders; The Partnership
                                         Agreements; Description of Vendor
                                         Contracts and Financing; Description of
                                         the Notes; Certain Federal Income Tax
                                         Consequences; Underwriting; Financial
                                         Statements
 12.  Disclosure of Commission
       Position on Indemnification
       for Securities Act
       Liabilities...................   *

- - --------
* Omitted because inapplicable or the answer is in the negative.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                             SUBJECT TO COMPLETION

                 PRELIMINARY PROSPECTUS DATED JULY 9, 1996


PROSPECTUS

                          $650,000,000 GROSS PROCEEDS

                              SPRINT SPECTRUM L.P.

                      SPRINT SPECTRUM FINANCE CORPORATION

                     $150,000,000   % SENIOR NOTES DUE 2006
                   $        % SENIOR DISCOUNT NOTES DUE 2006

                                  ----------

  Sprint Spectrum L.P. ("Sprint Spectrum") and Sprint Spectrum Finance Corporation ("FinCo" and, together with Sprint Spectrum, the "Issuers") are
offering (the "Offering") $150,000,000 aggregate principal amount of their   %
Senior Notes due 2006 (the "Senior Notes") and $     aggregate principal amount
at maturity of their   % Senior Discount Notes due 2006 (the "Senior Discount
Notes" and, together with the Senior Notes, the "Notes"). The Senior Discount Notes will be issued at a discount to their aggregate principal amount at maturity and will generate gross proceeds to the Issuers of approximately
$500,000,000. The yield to maturity of the Senior Discount Notes is   %
(computed on a semi-annual bond equivalent basis), calculated from       ,
1996. See "Certain Federal Income Tax Consequences."
                                                        (continued on next page)

  SEE "RISK FACTORS" BEGINNING ON PAGE 13 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS IN EVALUATING AN INVESTMENT
                                 IN THE NOTES.
                                  ----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
 ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

- - --------------------------------------------------------------------------------
- - --------------------------------------------------------------------------------

                           PRINCIPAL                    UNDERWRITING
                           AMOUNT AT       PRICE TO    DISCOUNTS AND   PROCEEDS TO
                            MATURITY      PUBLIC(1)    COMMISSIONS(2)   COMPANY(3)
- - ----------------------------------------------------------------------------------
Per Senior Note........         %              %              %              %
- - ----------------------------------------------------------------------------------
Total..................       $              $              $              $
- - ----------------------------------------------------------------------------------
Per Senior Discount
 Note..................         %              %              %              %
- - ----------------------------------------------------------------------------------
Total..................       $              $              $              $

- - --------------------------------------------------------------------------------
- - --------------------------------------------------------------------------------
(1) Plus accrued interest, if any, in the case of the Senior Notes, and accrued original issue discount, if any, in the case of Senior Discount Notes, in
    each case from     , 1996.

(2) The Issuers, jointly and severally, have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(3) Before deducting expenses payable by the Issuers estimated at $    .

                                  ----------

  The Notes are offered by the Underwriters, subject to prior sale, when, as and if issued to and accepted by the Underwriters, and subject to approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject any orders in whole or in part. It is expected that delivery of the Notes offered hereby will be made in New York, New York on or
about      , 1996.

                                  ----------

                          Joint Book-Running Managers
LEHMAN BROTHERS                                              MERRILL LYNCH & CO.

                                  ----------

MERRILL LYNCH & CO.
      LEHMAN BROTHERS
             CHASE SECURITIES INC.
                     DONALDSON, LUFKIN & JENRETTE
                           SECURITIES CORPORATION
                                       SALOMON BROTHERS INC

                                  ----------

                  The date of this Prospectus is       , 1996.

(continued from previous page)

  Cash interest on the Senior Notes will accrue at a rate of   % per annum and
will be payable semi-annually in arrears on each        and      , commencing
      , 1997. Cash interest will not accrue or be payable on the Senior
Discount Notes prior to       , 2001. Thereafter, cash interest on the Senior
Discount Notes will accrue at a rate of   % per annum and will be payable
semi-annually in arrears on each        and       , commencing       , 2002.

  The Notes will be redeemable at the option of the Issuers, in whole or in
part, at any time on or after      , 2001 at the redemption prices set forth
herein, plus accrued and unpaid interest, if any, to the date of redemption.
In addition, prior to       , 1999, the Issuers may redeem up to 35% of the
originally issued principal amount of Senior Notes and up to 35% of the originally issued principal amount at maturity of Senior Discount Notes at a
redemption price equal to   % of the principal amount of the Senior Notes so
redeemed, plus accrued and unpaid interest, if any, thereon to the redemption
date and   % of the Accreted Value (as defined) at the redemption date of the
Senior Discount Notes so redeemed with the net proceeds of one or more Public Equity Offerings (as defined) of Common Equity Interests (as defined) of Sprint Spectrum, Sprint Spectrum Holding Company, L.P. ("Holdings") or a Special Purpose Corporation (as defined), in any such case, resulting in gross proceeds of at least $100 million; provided that at least 65% of the originally issued principal amount of Senior Notes and 65% of the originally issued principal amount at maturity of Senior Discount Notes would remain outstanding immediately after giving effect to such redemption.

  The Notes will be senior unsecured obligations of the Issuers ranking pari passu in right and priority of payment with all existing and future indebtedness of the Issuers that is not by its terms subordinated in right and priority to the Notes. A substantial portion of the assets of Sprint Spectrum on a consolidated basis will be owned by Sprint Spectrum's subsidiaries and, accordingly, claims of holders of the Notes will be effectively subordinated to claims of creditors (including trade creditors) of such subsidiaries. Sprint Spectrum and its subsidiaries are expected to incur substantial additional indebtedness following the Offering, including up to $3.1 billion under vendor credit facilities and $2.0 billion under a bank credit facility.

  In the event of a Change of Control (as defined), the Issuers will be obligated to make an offer to purchase all outstanding Notes at a purchase price equal to (i) 101% of the principal amount thereof, in the case of the Senior Notes, plus accrued and unpaid interest, if any, thereon to the date of purchase and (ii) (a) 101% of the Accreted Value thereof, in the case of the
Senior Discount Notes, if purchased on or before       , 2001, and (b) 101% of
the principal amount at maturity of the Senior Discount Notes, plus accrued
and unpaid interest, if any, thereon, if purchased after       , 2001. In
addition, the Issuers will, subject to certain conditions, be obligated to make an offer to purchase Notes with the net cash proceeds of certain sales or other dispositions of assets. See "Description of the Notes--Certain Covenants." There can be no assurance that the Issuers will have the financial resources necessary to purchase the Notes upon a Change of Control.

  The Senior Notes and the Senior Discount Notes will each be represented by one or more global securities (collectively, the "Global Securities") in registered form, which will be deposited with a custodian for, and registered in the name of, The Depository Trust Company ("DTC") or its nominee in New York, New York. Beneficial interests in the Global Securities will be represented, and transfers thereof will be effected, through book-entry accounts maintained by DTC and its participants. Except as described herein, Notes in definitive form will not be issued. See "Description of the Notes-- Book-Entry; Delivery and Form."

                                 [MAP TO COME]



  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SECURITIES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. As used in this Prospectus, unless the context otherwise requires, the term "Holdings" refers to Sprint Spectrum Holding Company, L.P., and the term "Company" refers to Sprint Spectrum L.P. ("Sprint Spectrum") and its direct and indirect subsidiaries, including Sprint Spectrum Finance Corporation ("FinCo"), WirelessCo, L.P. ("WirelessCo"), Sprint Spectrum Realty Company, L.P. ("RealtyCo") and Sprint Spectrum Equipment Company, L.P. ("EquipmentCo"). Sprint Spectrum and FinCo are collectively referred to as the "Issuers." See "The Company" and "Business--General." To date, substantially all wireless operations of the Company and Holdings have been conducted at Holdings and all assets, with the exception of the interest in American PCS, L.P. ("APC") and the PCS (as defined) licenses which are held by WirelessCo, are held at Holdings. Holdings and the Company are reorganizing (the "Reorganization") operations so that the assets used in the Company's PCS business are owned by subsidiaries of Sprint Spectrum and the investment in APC will be transferred to Holdings. Effective July 1, 1996, Holdings' assets used in the Company's PCS business were transferred to subsidiaries of Sprint Spectrum; the transfer of the interest in APC is expected to occur after the Offering. Unless otherwise indicated, all information in this Prospectus assumes that all elements of the Reorganization have occurred. Certain of the statements contained in this summary and elsewhere in this Prospectus, including information with respect to the Company's expected PCS operations and buildout, its strategy for its PCS business and related financings are forward-looking statements. See "Risk Factors" for a discussion of important factors that could affect such matters. The term population equivalents ("Pops") means the Donnelley Marketing Service estimate of the December 31, 1995 population of a geographic area. A glossary of additional terms appearing herein has been included in this Prospectus. See "Glossary of Selected Terms."

                                  THE COMPANY

  Sprint Spectrum intends to become a leading provider of wireless communications products and services in the United States. The Company is the largest broadband wireless personal communications services ("PCS") company in the United States in terms of total licensed Pops, with licenses (including those to be contributed to the Company and those owned by licensees that have affiliated or have agreed to affiliate with the Company) to provide service in 33 major trading areas ("MTAs") covering 190.9 million Pops (73% of the total United States population), including eight of the nation's ten largest MTAs. The Company intends to commence marketing efforts and launch commercial service in certain MTAs in the fourth quarter of 1996 and to continue to expand its coverage in its PCS markets to reach approximately 70% of the Pops in its license areas in the aggregate by the end of 1997. Thereafter, the Company will evaluate further coverage expansion on a market-by-market basis, eventually targeting coverage of 80% of the Pops in its license areas in the aggregate, thereby substantially completing its planned network buildout.

  The general partner of Sprint Spectrum is Holdings, a limited partnership formed by Sprint Enterprises, L.P., which has a 40% partnership interest in Holdings, TCI Telephony Services, Inc., which has a 30% partnership interest in Holdings, and Comcast Telephony Services and Cox Telephony Partnership, each of which has a 15% partnership interest in Holdings (collectively, the "Partners"). Holdings has a greater than 99% general partnership interest in the Company. The Partners are subsidiaries of, respectively, Sprint Corporation ("Sprint"), Tele-Communications, Inc. ("TCI"), Comcast Corporation ("Comcast") and Cox Communications, Inc. ("Cox" and, together with Sprint, TCI and Comcast, the "Parents").

  The Partners have agreed to contribute up to an aggregate of $4.2 billion of equity to Holdings, to the extent required by the annual budgets of Holdings through fiscal 1999 as approved by the Partners. As of March 31, 1996, approximately $2.4 billion had been contributed to Holdings, of which $2.2 billion had been contributed to the Company and the remaining $0.2 billion had been contributed or advanced to APC. The Company currently intends to obtain up to $1.4 billion of additional equity following March 31, 1996 (of which up to $1.0 billion is expected to be, but is not presently committed to be, provided by the Parents), resulting in $3.6 billion in aggregate invested equity capital in the Company. There can be no assurance that any additional capital will be obtained in the form of equity from the Partners or otherwise. See "--Network Buildout and Financing Plan."

  The Company was the successful bidder for 29 PCS licenses in the Federal Communications Commission's ("FCC") A Block and B Block PCS auction which concluded in March 1995. The Company's 29 wholly-owned markets cover 150.3 million Pops and include, among others, the New York, San Francisco, Detroit, Dallas/Fort Worth and Boston/Providence MTAs. Additionally, Cox has agreed to contribute to the Company, upon FCC approval which is pending, a PCS license for the Omaha MTA that it purchased in the broadband PCS auction in March 1995.

  In order to increase its Pop coverage, the Company has affiliated and expects to continue to affiliate with other PCS providers, including those in which Holdings or affiliates of its Partners have an interest. Pursuant to affiliation agreements, each affiliated PCS service provider will be included in the Company's national network and will use the Sprint(R) (a registered trademark of Sprint Communications Company, L.P.) brand name. Holdings owns a 49% limited partnership interest in APC, which owns a PCS license for, and operates a broadband PCS system in, the Washington D.C./Baltimore MTA. APC has affiliated with Sprint Spectrum and is marketing its products and services under the Sprint brand name. APC launched its PCS service in November 1995 and is the nation's first commercially operational PCS system. As of May 15, 1996, APC had approximately 80,000 subscribers. See "Business--General" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." Holdings also expects to acquire a 49% limited partnership interest in Cox California PCS, L.P. ("Cox-California"), a partnership that will be formed to hold a PCS license for the Los Angeles-San Diego MTA covering
21.5 million Pops. Cox, which currently owns this license, has agreed to contribute the license to Cox-California and will manage and control Cox-California. The Company expects to sign an affiliation agreement with Cox-California. The Company also expects to affiliate with, and provide various services to, PhillieCo, L.P. ("PhillieCo"), a limited partnership organized by and among subsidiaries of Sprint, TCI and Cox, that owns a PCS license for the Philadelphia MTA.

  The table below presents the owned and affiliated Pops:

                                                        1995      AVERAGE LICENSE
                                                     POPULATION   PURCHASE PRICE
    OWNED/AFFILIATED                      # OF MTAS   IN MTA(S)   PER 1990 POP(1)
    ----------------                      --------- ------------- ---------------
                                                       (MILLIONS)
Owned....................................     29        150.3         $14.54
Omaha (to be contributed)................      1          1.7         $ 3.06
Affiliated:
  APC (Baltimore/Washington)(2)..........      1          8.3         $13.16
  Cox-California (Los Angeles/San Die-
   go)(3)................................      1         21.5         $13.16
  PhillieCo (Philadelphia)(4)............      1          9.1         $ 9.52
                                             ---        -----
    Total................................     33        190.9
                                             ===        =====

- - --------
(1) Cost to winning bidder in FCC auction(s) or in connection with the award of Pioneer's Preference license (as defined).
(2) Holdings owns a 49% limited partnership interest in APC, which has signed an affiliation agreement with the Company.
(3) Holdings intends to acquire a 49% limited partnership interest in, and the Company expects to sign an affiliation agreement with, Cox-California.
(4) Owned by subsidiaries of Sprint, TCI and Cox. The Company expects to sign a services and affiliation agreement with PhillieCo.

                                    STRATEGY

  The Company intends to achieve its objective of becoming a leading provider of wireless communications products and services in the United States by employing strategies for network construction, service offering, branding and marketing which utilize the Company's competitive advantages. These competitive advantages are expected to include:

  . State-of-the-art technology. The Company is implementing a state-of-the-art PCS network using Code Division Multiple Access ("CDMA") digital technology which, the Company believes, provides benefits relative to current analog systems. The Company believes that its digital technology will increase system capacity by approximately 7 to 10 times, offer better call quality and clarity and provide a wider variety of advanced features and applications.

  . National network. Sprint Spectrum intends to offer wireless service on a national basis with a single technology (CDMA) operating on a uniform spectrum (1.9 GHz), thereby providing consistent functionality and high quality service. The Company currently owns (including the Omaha license to be contributed to the Company), or expects to have affiliate relationships with PCS providers who own, PCS licenses covering 190.9 million Pops and intends to pursue additional coverage on a market-by-market basis through license acquisitions and affiliation or resale agreements with other CDMA-based PCS providers. Together the Company and other PCS licensees that have announced their intentions to implement CDMA technology, have licenses covering territories representing approximately 89% of the United States population. The Company expects to gain cost advantages in purchasing power, operations and marketing because of the national scope and operating scale of its network. The Company believes it will have the flexibility to utilize pricing and promotional programs on a national basis to provide incentives for customer subscription and increased usage.

  . National brand. The Company will market and promote its wireless products and services under the Sprint brand which is one of the most widely recognized and respected brands in the telecommunications market. The Company expects that the use of the Sprint brand will build consumer confidence and accelerate consumer acceptance of the Company's products and services.

  . Strong Parent sponsorship. The Company intends to capitalize on the communications expertise of the Parents, including local exchange carrier services, cable television services and long distance telephone services. In addition, the size and breadth of the customer base of each Parent provides a key advantage for the Company's distribution and marketing efforts. Subject to certain exceptions, the Parents and the Company intend to cross-market the Company's wireless services with the long distance, local telephone and cable-based entertainment services of the Parents in order to accelerate subscriber growth and increase retention rates while improving overall customer satisfaction. Sprint has a combined customer base of 14 million long distance and local telephone subscribers and TCI, Comcast and Cox (collectively, the "Cable Parents") have 20 million cable television customers. See "Business--Relationship with Partners and Parents."

                      NETWORK BUILDOUT AND FINANCING PLAN

  The Company intends to commence marketing efforts and launch commercial service in the fourth quarter of 1996 and to continue to expand its coverage in its PCS markets to reach approximately 70% of the Pops in its license areas in the aggregate by the end of 1997. Thereafter, the Company will evaluate further coverage expansion on a market-by-market basis, eventually targeting coverage of 80% of the Pops in its license areas in the aggregate, thereby substantially completing its planned network buildout.

  The Company is developing a network infrastructure, including network management systems, to support a range of wireless services, including voice, data, messaging, paging and facsimile. A planning and engineering team, comprised of approximately 1,350 engineering and operations employees and thousands of independent contractors, consultants, agents and other third parties, is designing and constructing the Company's network based on national and regional marketing product requirements to meet the Company's targets for consistency, uniformity and reliability.

  The Company has selected Lucent Technologies Inc. ("Lucent") and Northern Telecom Inc. ("Nortel" and, together with Lucent, the "Vendors"), two of the leading telecommunications equipment manufacturers, to construct the Company's wireless network. The Vendors were selected because of their extensive experience in wireless technology and their willingness to deliver against specifications developed by the Company. The Company has entered into procurement and services contracts (the "Procurement Contracts") with each of Lucent and Nortel pursuant to which the Vendors will bear a significant portion of the responsibility for the construction of the Company's network. To mitigate against a substantial portion of the risks of completion delay and performance of the network and to ensure the Company has received competitive terms and conditions, the Procurement Contracts include, among other things, deferred payment schedules, liquidated damages provisions, extended warranty periods and "most favored customer" status.

  The buildout of the Company's PCS network and the marketing and distribution of the Company's PCS products and services will require substantial capital. The Company currently estimates that its capital requirements (capital expenditures, license acquisitions, working capital, debt service requirements and anticipated operating losses) for the period from inception through the end of 1998 (assuming substantial completion of the Company's network buildout to cover 80% of the Pops in its current license areas in the aggregate by the end of 1998), will total approximately $7.9 billion (of which approximately $2.2 billion had been expended as of March 31, 1996). The Company will also require substantial additional capital after 1998 for coverage expansion, volume-driven network capacity and other capital expenditures for existing and new license areas (if any), new license acquisitions or affiliation arrangements (if any), working capital, debt service requirements and anticipated further operating losses. The Company will have certain commitments that must be funded in any event, including lease obligations for cell and switch sites, minimum purchase obligations under the Procurement Contracts and amortization under the Secured Financing (as defined). Actual amounts of the funds required may vary materially from these estimates and additional funds would be required in the event of significant departures from the current business plan, unforeseen delays, cost overruns, unanticipated expenses, regulatory changes, engineering design changes and other technological risks.

  The Company currently has no sources of revenue to meet its capital requirements. The Partners have agreed to contribute up to an aggregate of $4.2 billion of equity to Holdings to the extent required by the annual budgets of Holdings through fiscal 1999 as approved by the Partners. As of March 31, 1996, approximately $2.4 billion had been contributed to Holdings, of which $2.2 billion had been contributed to the Company and the remaining $0.2 billion had been contributed or advanced to APC. The Company currently intends to obtain up to $1.4 billion of additional equity following March 31, 1996, resulting in $3.6 billion in aggregate invested equity capital in the Company, although there can be no assurance that any additional capital will be obtained in the form of equity from the Parents or otherwise. The Parents presently expect to make available or cause Holdings to make available to the Company up to $1.0 billion of such additional equity, to the extent required by the Company. The Company's business plan and the financial covenants and other terms of the Secured Financing will require such additional equity financing prior to the end of 1998, absent a new financing source. The

$0.8 billion balance (of the $4.2 billion) that may be available to Holdings from the Partners may be used by Holdings to fund the Company's capital needs, Holdings' other affiliate commitments and/or to make other wireless investments. See "Risk Factors--Substantial Capital Requirements and Liquidity" and "The Partnership Agreements--Holdings Partnership Agreement--Capital Contributions" for a discussion of the equity capital commitments to Holdings.

  Sprint Spectrum has obtained commitment letters for up to an aggregate of $5.1 billion of senior secured loans from certain third-parties. Sprint Spectrum has obtained a commitment letter from Nortel in which Nortel has committed to provide up to $1.3 billion in senior secured loans (the "Nortel Financing") to finance purchases of Nortel's PCS equipment and related services. Sprint Spectrum has also obtained a commitment letter from Lucent to provide up to $1.8 billion in senior secured loans (the "Lucent Financing" and, together with the Nortel Financing, the "Vendor Financing") to finance purchases of Lucent's PCS equipment and related services. Under the Procurement Contracts, the Company is required to purchase minimum amounts of equipment and services from each Vendor. Sprint Spectrum has also obtained a commitment letter from Chase Securities Inc. and Chemical Bank in which Chemical Bank has committed to provide a $2.0 billion fully underwritten senior secured credit facility (the "Bank Credit Facility" and, together with the Vendor Financing, the "Secured Financing") to finance working capital, capital expenditures, operating losses and other partnership purposes. There can be no assurance that the conditions for borrowings under the Vendor Financing or the Bank Credit Facility will be met. See "Description of Vendor Contracts and Financing."

  The following table describes the estimated sources and uses of capital by the Company since inception and through 1998, assuming the Company covers approximately 80% of the Pops in its current license areas in the aggregate, thereby substantially completing the planned buildout of its PCS network. See "Business--Network Buildout." This table is based on certain assumptions as to the terms and covenant requirements of the Secured Financing and as to how the Company will elect to use available amounts under those facilities. See "Description of Vendor Contracts and Financing."

   SOURCES:
   --------                                                        (IN BILLIONS)
   Equity Contributions Received(1)...............................     $2.2
   Unfunded Equity(2).............................................      1.0
   Vendor Financing(3)............................................      2.6
   Bank Credit Facility(4)........................................      1.1
   Net Proceeds to the Company from the Offering..................      0.6
   Future Capital Required(5).....................................      0.4
                                                                       ----
     Total Sources................................................     $7.9
                                                                       ====
   USES:
   PCS Licenses...................................................     $2.1
   PCS Network Buildout...........................................      3.8
   Cash Debt Service Requirements(6)..............................      0.2
   Operating Losses and Working Capital...........................      1.8
                                                                       ----
     Total Uses...................................................     $7.9
                                                                       ====

- - --------
(1) As of March 31, 1996.

(2) While the Partners' capital contribution commitments are to Holdings and are subject to the conditions described above and under "The Partnership Agreements--Holdings Partnership Agreement--Capital Contributions," it is expected that approximately $1.0 billion of additional funding will be obtained in the form of equity from Holdings through the capital contribution provisions of the Holdings Partnership Agreement. The Company's business plan and the financial covenants and other terms of the Secured Financing will require such additional equity financing prior to the end of 1998, absent a new financing source.

(3) Sprint Spectrum has obtained commitments from Nortel for an aggregate $1.3 billion secured credit facility and from Lucent for an aggregate $1.8 billion secured credit facility. Of this aggregate amount of $3.1 billion of Vendor Financing, the Company expects to have borrowed approximately $2.6 billion prior to December 31, 1998, based upon availability thereunder.

(4) Sprint Spectrum has obtained a commitment from Chemical Bank to provide a $2.0 billion fully underwritten secured credit facility, of which $1.1 billion is expected to have been drawn prior to December 31, 1998, based upon availability thereunder.
(5) The Company's business plan assumes that such additional capital will be obtained in the form of equity (from the Partners or other sources), but it may be obtained through other means including the following: debt offerings, bank financing and vendor financing. There can be no assurance that these sources will be available when needed or on terms acceptable to the Company.
(6) Includes interest expense and assumes certain interest rates.

                                  THE OFFERING

Securities Offered..........  $150,000,000 aggregate principal amount of   %
                              Senior Notes due 2006 (the "Senior Notes").

                              $    aggregate principal amount at maturity of
                                % Senior Discount Notes due 2006 (the "Senior
                              Discount Notes" and, together with Senior Notes, the "Notes"). The Senior Discount Notes will be issued at a discount to their aggregate principal amount at maturity and will generate gross pro-ceeds to the Issuers of approximately $500,000,000. The yield to maturity of the Senior
                              Discount Notes will be   % (computed on a semi-
                              annual bond equivalent basis), calculated from
                                    , 1996. See "Certain Federal Income Tax
                              Consequences."

Issuers.....................  The Notes will be joint and several obligations of the Issuers. Sprint Spectrum will receive all of the net proceeds from the Offering.

Non-Recourse to Holdings,
 the Partners and the
 Parents...............
                              The Senior Notes and the Senior Discount Notes are non-recourse to Holdings, the Partners and the Parents.

Maturity Date...............          , 2006.

Ranking.....................  The Notes will rank pari passu in right of pay-
                              ment and priority with all other existing and fu-ture indebtedness of the Issuers that is not by its terms subordinated in right of payment and priority to the Notes and will rank senior in right of payment to all indebtedness of the Is-suers that is expressly subordinated to the Notes. A substantial portion of the assets of Sprint Spectrum on a consolidated basis will be owned by Sprint Spectrum's subsidiaries, and ac-cordingly, claims of holders of the Notes will be effectively subordinated to claims of creditors (including trade creditors) of such subsidiaries.


Interest Rate and Payment
      Dates: The Senior
      Notes.................
                              Cash interest on the Senior Notes will accrue at
                              a rate of    % per annum and will be payable
                              semi-annually in arrears on each        and
                                    , commencing    , 1997.



    The Senior Discount       Cash interest will not accrue or be payable on
 Notes...                     the Senior Discount Notes prior to       , 2001.
                              Thereafter, cash interest on the Senior Discount
                              Notes will accrue at a rate of   % per annum and
                              will be payable semi-annually in arrears on each
                                     and       , commencing       , 2002.

Original Issue Discount.....  For federal income tax purposes, the Senior Dis-
                              count Notes will be treated as having been issued with "original issue discount" equal to the dif-ference between the issue price of the Senior Discount Notes and the sum of all cash payments (whether denominated as principal or interest) to be made thereon. Each holder of a Senior Discount Note must include as gross income for federal income tax purposes a portion of such original issue discount for each day during each taxable year in which a Senior Discount Note is held even though no cash inter-
                              est payments will be received prior to     ,
                              2002. See "Certain Federal Income Tax
                              Consequences."

Optional Redemption.........
                              The Notes will be redeemable at the option of the Issuers, in whole or in part, at any time on or
                              after     , 2001 at the redemption prices set
                              forth under "Description of the Notes--Optional Redemption," plus accrued and unpaid interest, if any, thereon to the date of redemption. In addi-
                              tion, prior to     , 1999, the Issuers may redeem
                              up to 35% of the originally issued principal
                              amount of Senior Notes and up to 35% of the orig-inally issued principal amount at maturity of the Senior Discount Notes at a redemption price equal
                              to   % of the Senior Notes so redeemed, plus ac-
                              crued and unpaid interest, if any, thereon to the
                              redemption date and   % of the Accreted Value at
                              the redemption date of the Senior Discount Notes so redeemed, in each case with the net proceeds of one or more Public Equity Offerings (as de-fined) of Common Equity Interests (as defined) of Sprint Spectrum, Holdings or a Special Purpose Corporation (as defined), in either case, result-ing in gross proceeds of at least $100 million; provided that at least 65% of the originally issued principal amount of Senior Notes and 65% of the originally issued principal amount at ma-turity of Senior Discount Notes would remain out-standing immediately after giving effect to such redemption.

Change of Control...........
                              In the event of a Change of Control (as defined), the Issuers will be obligated to make an offer to purchase all outstanding Notes at a purchase price equal to (i) 101% of the principal amount thereof, in the case of the Senior Notes, plus accrued and unpaid interest, if any, thereon to the Change of Control Payment Date (as defined) and (ii)(a) 101% of the Accreted Value thereof on the Change of Control Payment Date, in the case of the Senior Discount Notes, if the Change of
                              Control Payment Date is on or before       ,
                              2001, and (b) 101% of the principal amount at ma-turity of the Senior Discount Notes, plus accrued and unpaid interest, if any, thereon to the Change of Control Payment Date, if the Change of
                              Control Payment Date is after       , 2001. See
                              "Description of the Notes--Certain Covenants-- Change of Control."

Asset Sale Offer............  The Issuers will, under certain circumstances, be obligated to make an offer to purchase Notes with the proceeds of certain asset sales at a purchase price equal to (i) 100% of the principal amount of the Senior Notes, plus accrued and unpaid in-terest, if any, thereon to the purchase date and
                              (ii)(a) 100% of the Accreted Value of the Senior Discount Notes on the purchase date, if such date
                              is on or before       , 2001, and (b) 100% of the
                              principal amount
                              of the Senior Discount Notes, plus accrued and unpaid interest, if any, thereon to the purchase
                              date, if such date is after       , 2001. See
                              "Description of the Notes--Certain Covenants-- Disposition of Proceeds of Asset Sales."

Certain Covenants...........  The indentures under which the Notes will be is-
                              sued (the "Indentures") will contain certain re-strictive covenants, including (i) limitations on additional indebtedness, (ii) limitations on re-stricted payments, (iii) limitations on liens,
                              (iv) limitations on dividends and other payment restrictions affecting Restricted Subsidiaries (as defined), (v) limitations on equity interests of Restricted Subsidiaries, (vi) limitations on transactions with equity holders and affiliates,
                              (vii) limitations on issuances of certain guaran-tees by Restricted Subsidiaries, (viii) limita-tions on activities of the Issuers and the Re-stricted Subsidiaries, (ix) limitations on the disposition of proceeds of asset sales and (x) limitations on designations of Unrestricted Sub-sidiaries (as defined). In addition, the Inden-tures will limit the ability of the Issuers to consolidate, merge or sell all or substantially all of their assets. These covenants are subject to important exceptions and qualifications. See "Description of the Notes--Certain Covenants."

Use of Proceeds.............  The net proceeds to Sprint Spectrum from the sale of the Notes offered hereby will be approximately
                              $    , after deducting estimated discounts, com-
                              missions and offering expenses. The Company in-tends to use the net proceeds from the Offering to fund capital expenditures, including the buildout of a nationwide PCS network, to fund working capital and debt service requirements, to fund operating losses and for other partnership purposes.


                                  RISK FACTORS

  Prospective investors should carefully consider, in addition to the other information in this Prospectus, the information set forth under the heading "Risk Factors" beginning on page 13 before purchasing the Notes offered hereby.

          SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA

  The following table presents summary historical consolidated financial data for the Company as of the dates and for the periods indicated. The consolidated financial data for the period from October 24, 1994 to December 31, 1994 and for the year ended December 31, 1995 were derived from the audited consolidated financial statements of the Company. The consolidated financial data for the quarters ended March 31, 1995 and March 31, 1996, respectively, and for the cumulative period from October 24, 1994 to March 31, 1996 were derived from the unaudited financial statements of the Company. Due to the development stage nature of the Company, period-to-period comparisons of financial data are not indicative of results for subsequent periods or the full year and should not be relied upon as an indication of the future performance of the Company. The following data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's consolidated financial statements and the notes thereto included elsewhere in this Prospectus.

  The Company's historical consolidated financial information does not reflect the Reorganization. To assist prospective investors, the pro forma and as adjusted data set forth below reflect the historical financial information of the Company as adjusted to give effect to (1) the Reorganization on a pro forma basis as if it had occurred at the beginning of the periods presented or as of the date presented and (2) the Reorganization and the Offering as if they had occurred on March 31, 1996.

                                                                           FOR THE            PRO FORMA
                             FOR THE                                     CUMULATIVE            FOR THE
                           PERIOD FROM                                   PERIOD FROM       REORGANIZATION
                           OCTOBER 24,                                   OCTOBER 24,  -------------------------
                              1994                      FOR THE THREE       1994                     FOR THE
                            (DATE OF      FOR THE       MONTHS ENDED      (DATE OF      FOR THE    THREE MONTHS
                          INCEPTION) TO  YEAR ENDED      MARCH 31,      INCEPTION) TO  YEAR ENDED     ENDED
                          DECEMBER 31,  DECEMBER 31, -----------------    MARCH 31,   DECEMBER 31,  MARCH 31,
                              1994          1995      1995      1996        1996          1995         1996
                          ------------- ------------ -------  --------  ------------- ------------ ------------
INCOME STATEMENT DATA
 (IN THOUSANDS):
Operating expenses:
 General and
  administrative........     $ 1,371      $  1,221   $ 1,273  $    --     $  2,592      $ 37,460     $ 19,862
 Professional and legal
  fees..................       1,923         2,310     2,335       --        4,233        26,849       10,862
 Depreciation...........          38            47        47       --           85           211          254
                             -------      --------   -------  --------    --------      --------     --------
 Total operating
  expenses..............       3,332         3,578     3,655       --        6,910        64,520       30,978
Other income (expense):
 Interest income........          24           253       275       (67)        210           260         (358)
 Other income...........         --            --        --        --          --             38          143
 Equity in loss of
  unconsolidated
  partnership...........         --        (46,206)   (3,409)  (36,232)    (82,438)          --           --
                             -------      --------   -------  --------    --------      --------     --------
 Total other income
  (expense).............          24       (45,953)   (3,134)  (36,299)    (82,228)          298         (215)
                             -------      --------   -------  --------    --------      --------     --------
Net loss................     $(3,308)     $(49,531)  $(6,789) $(36,299)   $(89,138)     $(64,222)    $(31,193)
                             =======      ========   =======  ========    ========      ========     ========

                                    AT MARCH 31, 1996
                             --------------------------------
                                                   PRO FORMA
                                                       AS
                               ACTUAL   PRO FORMA   ADJUSTED
                             ---------- ---------- ----------
BALANCE
SHEET DATA
(IN
THOUSANDS):
Assets:
 Current assets............  $    1,298 $    4,974 $  654,974(1)
 Investment in PCS
  licenses.................   2,124,594  2,124,594  2,124,594
 Investment in
  unconsolidated
  partnership..............      49,314        --         --
 Note receivable--
  unconsolidated
  partnership..............      83,655        --         --
 Property, plant and
  equipment (net)..........         --      76,129     76,129
                             ---------- ---------- ----------
 Total assets..............  $2,258,861 $2,205,697 $2,855,697
                             ========== ========== ==========
Liabilities and partners'
 capital:
 Current liabilities.......  $      456 $   96,870 $   96,870
 Deferred compensation.....         --       4,247      4,247
 Note payable to
  affiliate................       5,000      5,000      5,000
 Long-term debt............         --         --     650,000(1)
 Limited partner interest
  in consolidated
  subsidiary...............       5,000     10,000     10,000
 Partners' capital.........   2,248,405  2,089,580  2,089,580
                             ---------- ---------- ----------
 Total liabilities and
  partners' capital........  $2,258,861 $2,205,697 $2,855,697
                             ========== ========== ==========

- - -------
(1) Reflects gross proceeds of $650 million from the Offering before underwriting discounts and commissions and expenses.

                                 RISK FACTORS

  Prospective investors should consider carefully, in addition to the other information contained in this Prospectus, the following factors before purchasing the Notes offered hereby.

DEVELOPMENT STAGE COMPANY; ABSENCE OF COMMERCIAL OPERATIONS

  The Company is at an early stage of development and, as of the date of this Prospectus, has not commenced commercial PCS operations. The Company will require expenditures of significant funds for development, construction, testing and deployment of its PCS network before commencement of commercial operations, which is expected to occur in the fourth quarter of 1996. Such development, construction, testing and deployment of the Company's PCS network are expected to place significant demands on the Company's managerial, operational and financial resources. The Company's future performance will depend, in part, on the Company's ability to implement its operational and financial systems, to expand its employee base and to train and manage its employees, including engineering, customer support, marketing and sales personnel. There can be no assurance that the Company will be able to manage operations successfully. Management's failure to guide and control growth effectively (including implementing adequate systems, procedures and controls in a timely manner) could have a material adverse effect on the Company. In addition, there can be no assurance that the Company will be able to attract or retain the highly qualified personnel required to operate its network successfully. The Company is currently conducting a search for a new Chief Executive Officer to succeed Ronald LeMay, who has returned to Sprint as President and Chief Operating Officer. However, Mr. LeMay is continuing with the Company as Chief Executive Officer and President until such time as a successor is named. In addition, the Company is actively searching for a senior marketing executive. See "Business--General" and "Management."

OPERATING LOSSES AND NEGATIVE CASH FLOW FROM OPERATIONS

  As of March 31, 1996, after giving effect to the Reorganization, the Company had incurred cumulative net losses of approximately $98.7 million since its inception. The Company expects to continue to incur significant operating losses and to generate significant negative cash flow from operating activities during the next several years while it develops and constructs its PCS network and builds its customer base. If and when the Company has successfully completed its network buildout and started to provide products and services to customers, the Company's operating profitability will depend upon many factors, including, among others, its ability to market its products and services successfully, achieve its projected market penetration, manage customer turnover rates effectively and price its products and services competitively. There can be no assurance that the Company will achieve or sustain operating profitability or positive cash flow from operating activities in the future. If the Company does not achieve and maintain operating profitability and positive cash flow from operating activities on a timely basis, it may not be able to meet its debt service requirements, including its obligations with respect to the Notes.

SUBSTANTIAL CAPITAL REQUIREMENTS AND LIQUIDITY

  The buildout of the Company's PCS network and the marketing and distribution of the Company's PCS products and services will require substantial capital. The Company currently estimates that its capital requirements (capital expenditures, license acquisitions, working capital, debt service requirements and anticipated operating losses) for the period from inception through the end of 1998 (assuming substantial completion of the Company's network buildout to cover 80% of the Pops in its current license areas in the aggregate by the end of 1998), will total approximately $7.9 billion (of which approximately $2.2 billion had been expended as of March 31, 1996). The Company will also require substantial additional capital after 1998 for coverage expansion, volume-driven network capacity and other capital expenditures for existing and new license areas (if any), new license acquisitions or affiliation arrangements (if any), working capital, debt service requirements and anticipated further operating losses. There can be no assurance that the Company will be able to arrange additional financing to fund capital requirements until the Company achieves positive operating cash flow or that such financing will be on terms acceptable to the Company. The Company will have certain commitments that must be funded in any event, including lease obligations for cell and switch sites, minimum purchase obligations under the Procurement Contracts and amortization under the Secured Financing. Actual amounts of the funds required may vary materially from these estimates and additional funds would be required in the event of significant departures from the current business plan, unforeseen delays, cost overruns, unanticipated expenses, regulatory changes, engineering design changes and other technological risks.

  The Company currently has no sources of revenue to meet its capital requirements. Sprint Spectrum has obtained commitments from Nortel for $1.3 billion and from Lucent for $1.8 billion of senior secured loans to finance purchases of PCS equipment and related services and costs. Under the Procurement Contracts, the Company is required to purchase minimum amounts of equipment and services from each Vendor. The Nortel Financing requires, as a condition to funding, the commitment of additional financing from third-parties, including the Offering, the Bank Credit Facility or other debt financing and equity financing. The Vendor Financing will contain customary conditions which must be satisfied in order for the Company to access funds. Sprint Spectrum has also received a commitment from Chemical Bank to provide a fully underwritten $2.0 billion Bank Credit Facility to finance working capital, capital expenditures, operating losses and other partnership purposes. The Bank Credit Facility will also include certain conditions to borrowing availability. See "Description of Vendor Contracts and Financing-- Bank Credit Facility." These commitments are subject to, among other things, the execution and delivery of definitive documentation. There can be no assurance that the conditions to the Vendor Financing or the Bank Credit Facility will be satisfied. The inability of the Company to access such funds may have a material adverse effect on the Company, and there can be no assurance that the Company will be able to obtain replacement funds from alternative sources.

  The Partners have agreed to contribute up to an aggregate of $4.2 billion of equity to Holdings to the extent required by the annual budgets of Holdings through fiscal 1999 as approved by the Partners. As of March 31, 1996, approximately $2.4 billion had been contributed to Holdings, of which $2.2 billion had been contributed to the Company and the remaining $0.2 billion had been contributed or advanced to APC. The Company currently intends to obtain up to $1.4 billion of additional equity following March 31, 1996, resulting in $3.6 billion in aggregate invested equity capital in the Company, although there can be no assurance that any additional capital will be obtained in the form of equity. The Parents presently expect to make available or cause Holdings to make available to the Company up to $1.0 billion of such additional equity, to the extent required by the Company. The Company's business plan and the financial covenants and other terms of the Secured Financing will require such additional equity financing prior to the end of 1998, absent a new financing source. The $0.8 billion balance (of the $4.2 billion) that may be available to Holdings from the Partners may be used by Holdings to fund the Company's capital needs and its other affiliate commitments or to make other wireless investments. Amounts budgeted by the Company, as approved by the Partners in future years, will determine the extent to which the commitments will actually be utilized. See "--Substantial Capital Requirements and Liquidity" and "The Partnership Agreements--Holdings Partnership Agreement--Capital Contributions" for a discussion of the equity capital commitments to Holdings.

  Sources of funding for the Company's further financing requirements may include additional vendor financing, public offerings or private placements of equity and/or debt securities, commercial bank loans and/or capital contributions from Holdings or the Partners. There can be no assurance that the Secured Financing or any other additional financing will be available to the Company or, if available, that such financing can be obtained on a timely basis and on terms acceptable to the Company and within limitations contained in the Indentures, the agreements governing the Vendor Financing, the Bank Credit Facility and any new financing arrangements. Failure to obtain any such financing could result in the delay or abandonment of the Company's development and expansion plans or the failure to meet regulatory requirements. It also could impair the Company's ability to meet its debt service requirements (including its obligations with respect to the Notes) and could have a material adverse effect on its business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources."

NETWORK BUILDOUT AND SYSTEM IMPLEMENTATION RISKS

  In order for the Company to complete its PCS network and provide its wireless communications products and services to customers on a nationwide basis it must successfully (i) relocate microwave paths that may affect the Company's operations, (ii) lease, acquire or otherwise attain rights to a sufficient number of cell and switch sites, (iii) complete the radio frequency ("RF") design, including cell site design, frequency planning and network optimization, for each of the Company's markets, (iv) complete the fixed network design, which encompasses engineering network switching systems, radio systems, interconnecting facilities and systems and operating support systems,
(v) establish sufficiently broad population and geographic coverage across the continental United States and (vi) develop and implement sophisticated information systems. There can be no assurance that these events will occur on a timely basis or on the cost basis assumed by the Company or at all. Implementation of the network involves various risks and contingencies, many of which are not within the control of the Company and all of which could have a material adverse effect on the implementation of the Company's system should there be delays or other problems.

  Relocation of microwave paths. For a period of up to five years after the grant of a PCS license (subject to extension), a PCS licensee will be required to share spectrum with existing microwave licensees that operate certain microwave paths within its license area, but PCS licensees may not interfere with existing licensees. See "Business--Network Buildout--Microwave Relocation." The Company believes it must relocate a total of 1,400 microwave paths, of which approximately 600 need to be relocated to launch commercial service. As of June 14, 1996, 746 relocation agreements were under negotiation, 289 agreements had been reached and 101 paths had been relocated. In places where relocation is necessary to permit operation of the Company's PCS system, any delay in the relocation of such licensees may affect adversely the Company's ability to commence commercial operations, which could have a material adverse effect on the Company.

  The FCC has adopted a transition plan to facilitate the relocation of existing microwave operators to other spectrum blocks. This transition plan allows non-public safety entities to operate in the PCS spectrum for a two-year voluntary negotiation period and an additional one-year mandatory negotiation period. For public safety entities dedicating a majority of their system communications for police, fire or emergency medical services operations, the voluntary negotiation period is three years, with a two-year mandatory negotiation period. Parties unable to reach agreement within these time periods may refer the matter to the FCC for resolution, but the existing microwave user is permitted to continue its operations until final FCC resolution. The voluntary negotiation period began with the grant of licenses to the Company in March 1995. See "Business--Regulation--FCC Relocation Requirements." There can be no assurance that the Company will be successful in reaching timely agreements with the existing microwave licensees or that any such agreements will be on terms favorable to the Company. Further, depending on the terms of such agreements, the Company's ability to operate its PCS systems profitably may be adversely affected.

  Site acquisition. The successful implementation of the Company's PCS system will be dependent, to a significant degree, upon the Company's ability to lease or acquire cell sites for the location of its base station equipment. The cell site selection process will require the lease or acquisition of approximately 5,700 sites in 31 MTAs prior to commencement of commercial operations of the Company's PCS network, many of which are likely to require the Company to obtain zoning variances or other local governmental or third-party approvals or permits. As of June 14, 1996, the Company had signed leases or options for 2,705 sites of which 477 were pending zoning and 245 were zoned and ready for construction. There are currently 133 sites under construction. The inability of the Company to lease, acquire or otherwise attain rights to the requisite number of cell sites or to obtain the requisite zoning and other local approvals in a timely and cost-effective manner could have a material adverse effect on the Company. As the Company expands the geographic coverage of the system, it expects that the site acquisition process will continue, subject to site availability and the continued need to receive zoning and other local approvals.

  Radio frequency design implementation. There can be no assurance that the Company and the Vendors will be able to implement the RF designs as scheduled to meet the proposed service launch date or that changes to the RF design resulting from site location, microwave interference or construction difficulties will not have a negative impact on the ability of the Company to operate the network successfully. Failure to implement RF designs could delay such proposed launch and could delay completion of the initial buildout. Any such significant delay could have a material adverse effect on the Company.

  Network design and equipment. The Procurement Contracts require the Vendors to provide the network infrastructure equipment and to assume much of the responsibility for the design, engineering and construction of the network. The Vendors, in turn, have subcontracted certain design, engineering and construction responsibilities to major engineering and construction companies. Any failure of the Vendors to manage the construction of the network or to meet the Company's schedule will have an adverse impact on the ability of the Company to commence commercial operations or to complete the initial buildout of the network in a timely fashion. Problems in equipment availability and performance and construction could delay the Company's launch of commercial operations and initial network buildout or result in increased costs, which in turn, could have a material adverse effect on the Company.

  Lack of complete nationwide footprint. In order for the Company's subscribers to use their handsets in areas outside the Company's network, another CDMA-based PCS provider must operate in such area or the subscriber must have a dual-mode, dual-band handset which would allow access to analog cellular or other digital systems and, in either case, the Company must have arrangements with such other PCS or cellular providers permitting the Company's subscribers to access their respective services. The Company currently does not have a license or any affiliation agreement enabling it to provide coverage for 27% of the Pops in the United States, including those in the following major cities and surrounding regions: Atlanta, Charlotte, Chicago, Cincinnati, Cleveland, Columbus, El Paso, Houston, Jacksonville, Knoxville, Memphis, Richmond and Tampa. Although there can be no assurance that CDMA-based PCS providers will operate in these areas, the Company may enter into affiliation agreements or contracts permitting subscribers to utilize the services of any CDMA-based PCS providers in each of these areas. The failure to obtain coverage for such areas may significantly impair the Company's ability to provide nationwide service to its customers, which may discourage potential customers from subscribing or encourage existing customers to cancel their subscriptions. The ability of the Company's subscribers to use other providers' PCS services will be limited by certain technological constraints as well as the current lack of availability of dual-mode, dual-band handsets which would permit the Company's subscribers to utilize the services of non-CDMA-based PCS providers. See "--Technology Risks; Availability of Handsets."

  Information systems. The successful implementation and launch of the Company's PCS system is dependent on the Company's ability to develop and implement an integrated customer care, network management and billing system. The majority of the systems work (including integration of hardware and software) will be performed by the vendors using their platforms, some of which are currently in development, some of which have not been tested in a commercial environment and most of which have not been tested together to ensure that they work as an integrated whole. Integration requires that numerous and diverse hardware and software platforms work together through interfaces that have not yet been tested together. The billing system that will be a key component of the system operations is in testing and is not currently used in commercial production by any wireless provider. Any failure to develop an integrated information systems solution on schedule will have an adverse effect on the ability of the Company to commence PCS commercial operations in the fourth quarter of 1996.

  Other factors. The Company's success in the implementation and operation of its system is subject to other factors beyond the Company's control. These factors include, without limitation, changes in general and local economic conditions, availability of equipment necessary to operate the PCS system, changes in communications service rates charged by others, fluctuations in the supply and demand for PCS and the commercial viability of PCS systems as a result of competition with wireline and wireless operators in the same geographic area, demographic changes that might affect negatively the potential market for PCS, changes in federal and state regulation of PCS systems (including the enactment of new statutes and the promulgation of changes in the interpretation or enforcement of existing or new rules and regulations) and advancements in technology that have the potential of rendering obsolete the technology and equipment that the Company is using to construct its PCS system. There can be no assurance that the occurrence of one or more of these factors will not have a material adverse effect on the Company's financial condition and results of operations.

TECHNOLOGY RISKS; AVAILABILITY OF HANDSETS

  To date, CDMA technology has only recently been deployed in the United States or internationally. Although the Company has selected CDMA technology because the Company believes it will offer several advantages over other technologies, CDMA may not provide the advantages expected by the Company. See "Business--CDMA Technology."

  CDMA is incompatible with other PCS technologies such as TDMA or GSM. Although the Company believes that CDMA will become the dominant PCS technology in North America, there can be no assurance that this will be the case. See "Business--CDMA Technology." In order for the Company's subscribers to use non-dual-mode handsets in other PCS markets (and vice versa), at least one PCS licensee in the other market must deploy CDMA (as opposed to the other competing PCS technologies) and such licensee must agree to allow subscribers to utilize its network. While several major PCS providers have publicly announced that they intend to deploy CDMA-based PCS systems, there can be no assurance that such providers will do so.

  Currently there are expected to be limited suppliers of CDMA handsets. Although Sprint Spectrum has entered into an agreement with one such supplier to purchase quantities of handsets it believes are sufficient to satisfy the anticipated demand when commercial operations commence, there can be no assurance that the supplier will be able to manufacture and deliver the number of handsets ordered or that such supply will in fact be sufficient to meet initial demand. Sprint Spectrum is currently negotiating with other suppliers for the delivery of additional CDMA handsets commencing in the second quarter of 1997. There can be no assurance, however, that terms satisfactory to Sprint Spectrum will be reached with these suppliers or that these suppliers will commence production or, if they do commence production, that they will be able to deliver quality handsets in sufficient quantities in a timely manner.

  While the Company believes that dual-mode, dual-band handsets that allow a user to access both PCS systems and cellular networks will be commercially available in the first half of 1997 (although sufficient quantities may not be commercially available until the third quarter of 1997), there can be no assurance that such handsets can be manufactured successfully or that the Company's subscribers can obtain such handsets at competitive prices. In addition, such dual-mode, dual-band handsets are expected to be more expensive than single-mode handsets. Although the Company has been working closely with its suppliers to develop high-quality dual-mode, dual-band handsets, such handsets may fail to operate as expected. The lack of interoperability or the comparatively higher cost of such handsets may impede the Company's ability to attract current cellular subscribers or potential new wireless communications subscribers.

AFFILIATE TRANSACTIONS; CONFLICTS OF INTEREST

  The Company currently engages and intends to continue to engage in transactions with Holdings and the Parents, including those transactions described below. The Company has entered into and expects to enter into affiliation agreements with other affiliates of Holdings, such as APC, Cox-California and PhillieCo. Subject to certain conditions, the Company expects to enter into sales agency agreements with the Parents for co-marketing of the Company's wireless products and services, Sprint's long distance and local telephone services and the Cable Parents' cable-based entertainment services. The Parents and certain of their affiliates will be non-exclusive sales agents for the Company's wireless services. The Company, in turn, will be a non-exclusive sales agent for those services Sprint and the Cable Parents make available to the Company. In addition, Sprint currently serves as the Company's agent for selling paging services and will market these services through direct mail, direct sales, employee programs, advertising and promotions. While the Company will endeavor to negotiate all transactions with the Parents and their affiliates on an arm's-length basis, there can be no assurance that all such transactions will be on terms no less favorable to the Company than could reasonably be obtained in a comparable arm's length transaction with a non-affiliate or that significant conflicts of interest between the Company and Holdings or any of the Parents will not develop. See "The Partnership Agreements--Holdings Partnership Agreement" and "Certain Relationships and Related Transactions."

DEADLOCK EVENT

  The Holdings Partnership Agreement (as defined) provides that Holdings will be dissolved upon the failure of the General Partners (as defined) of Holdings to resolve a "Deadlock Event," which is deemed to occur if the Partnership Board (as defined) (i) fails to approve a proposed annual budget or business plan for two consecutive fiscal years or (ii) if the position of chief executive officer remains vacant for sixty days after a candidate has been proposed by at least two Partners having an aggregate of at least 33% of the Voting Percentage Interest (as defined). Upon the occurrence of a Deadlock Event, the General Partners will first try for a period of 20 days to use their good faith efforts to resolve the Deadlock Event. If the General Partners are unable to resolve the matter, such matter will be referred to the chief executive officers of the Parents. In the event the chief executive officers fail to reach a resolution, the matter will be referred to a mediation service. If the mediator and the General Partners fail to resolve the Deadlock Event, Holdings will be liquidated unless the Partnership Board, by a majority vote of 75%, determines not to dissolve or the buy-sell arrangements contained in the Holdings Partnership Agreement are employed. There can be no assurance that a Deadlock Event will not occur or if such event does occur that resolution procedures will be successful or that the Deadlock Event will not have a material adverse effect on the ability of Sprint Spectrum's management to operate the Company's PCS business in the ordinary course. See "The Partnership Agreements--Holdings Partnership Agreement."

ABILITY TO SERVICE DEBT; RESTRICTIVE COVENANTS; REFINANCING RISKS

  The Company expects to incur, and the Indentures will permit the Company to incur, substantial indebtedness in addition to the Notes, including indebtedness under the $2.0 billion Bank Credit Facility and the $3.1 billion Vendor Financing. See "--Substantial Capital Requirements and Liquidity."

  The Secured Financing and the respective credit agreements relating thereto will contain, and any additional financing agreements may contain, certain restrictive covenants. The restrictions contained in the Indentures and those expected to be contained in the Secured Financing will affect, and in some cases will limit or prohibit significantly, among other things, the ability of the Company to incur additional indebtedness (beyond specified amounts), make prepayments of certain indebtedness, pay dividends, make investments, engage in transactions with equityholders and affiliates, issue equity of subsidiaries, create liens, sell assets and engage in mergers and consolidations. If the Company fails to comply with the restrictive covenants in the Indentures, the Company's obligation to repay the Notes may be accelerated. However, the limitations set forth in the Indentures will be subject to a number of important qualifications and exceptions. In particular, while the Indentures will restrict the Company's ability to incur additional indebtedness by requiring compliance with certain financial ratios, they will permit the Company and its subsidiaries to incur substantial additional indebtedness. See "Description of the Notes." In addition to the restrictive covenants described above, the Secured Financing will require the Company to maintain certain financial ratios and other operating performance tests. The failure of the Company to maintain such ratios or comply with such tests would constitute events of default under the Secured Financing notwithstanding the ability of the Company to meet its debt service obligations. An event of default under the Secured Financing would allow the lenders thereunder to accelerate the maturity of the indebtedness thereunder. In such event, a significant portion of the Company's other indebtedness (including the Notes) may be declared immediately due and payable. See "Description of Vendor Contracts and Financing."

  The Company's ability to meet its debt obligations will be dependent upon the Company's successful completion of its planned PCS network and the Company's future performance, which is subject to numerous factors, many of which are beyond the Company's control. See "--Network Buildout and System Implementation Risks." There can be no assurance that the Company can complete construction of its wireless network or that, if completed, the Company will generate sufficient cash flow from operating activities to meet its debt service, capital expenditure and working capital requirements. Substantially all of the indebtedness under the Secured Financing is likely to mature prior to the maturity of the Notes. The Company expects that such indebtedness and the Notes may need to be refinanced at their maturity. The Company's ability to refinance such indebtedness will depend on, among other things, its financial condition at the time, the restrictions in the instruments governing its indebtedness and other factors, including market conditions, beyond the control of the Company. In addition, in the event the completion of its wireless network is delayed or the Company does not generate sufficient cash flow from operating activities to meet its debt service requirements, the Company may need to seek additional financing not currently contemplated. There can be no assurance that any such financing or refinancing could be obtained on terms that are acceptable to the Company, if at all. In the absence of such financing or refinancing, the Company could be forced to dispose of assets in order to cover any shortfall in the payments due on its indebtedness and such disposition may occur under circumstances that might not be favorable to realizing the highest price for such assets.

STRUCTURAL SUBORDINATION OF THE NOTES TO SUBSIDIARY INDEBTEDNESS; ASSET ENCUMBRANCES

  The Notes will not be obligations of any of the subsidiaries of Sprint Spectrum (other than FinCo). A substantial portion of the assets of Sprint Spectrum will be owned by Sprint Spectrum's subsidiaries and, accordingly, claims of holders of Notes will be structurally subordinated to the claims of such subsidiaries' creditors, including lenders and trade creditors, of such subsidiaries. The Indentures will permit Sprint Spectrum and its subsidiaries to incur substantial indebtedness, including indebtedness expected to be incurred under the Secured Financing. See "Description of the Notes--Certain Covenants."

  The Notes will not be secured by any of the Company's assets. The obligations of the Company and its principal subsidiaries under the Secured Financing will be secured by substantially all of the assets of Sprint Spectrum including the partnership interests it holds in WirelessCo, RealtyCo and EquipmentCo. If the Company becomes insolvent or is liquidated, or if payment under the Secured Financing is accelerated, the lenders under the Secured Financing would be entitled to exercise the remedies available to a secured lender under applicable law and pursuant to the terms of the Secured Financing. Accordingly, any claims of such lenders with respect to such assets will be prior to any claim of the holders of the Notes with respect to such assets. There can be no assurance that the Company's assets could be sold quickly enough, or for sufficient amounts, to enable the Company to meet its obligations (including its obligations with respect to the Notes). See "Description of Vendor Contracts and Financing."

LIMITED PCS OPERATING HISTORY IN THE UNITED STATES; SIGNIFICANT CHANGE IN WIRELESS INDUSTRY

  PCS systems have no significant operating history in the United States and there can be no assurance that operation of these systems will become profitable. In addition, the extent of potential demand for PCS in the Company's markets cannot be estimated with any degree of certainty. The inability of the Company to establish PCS service or to obtain appropriate equipment for its PCS system could have a material adverse effect on the Company's financial condition and results of operations. The wireless telecommunications industry is experiencing significant technological change, as evidenced by the increasing pace of digital upgrades in existing analog wireless systems, evolving industry standards, ongoing improvements in the capacity and quality of digital technology, shorter development cycles for new products and enhancements and changes in end-user requirements and preferences. There is also uncertainty as to the extent of customer demand as well as the extent to which airtime and monthly access rates may continue to decline. As a result, the future prospects of the industry and the Company and the success of PCS and other competitive services remain uncertain.

COMPETITION

  There is substantial competition in the wireless telecommunications industry. In addition, the Company expects competition in the wireless telecommunications business to intensify as a result of the entrance of new competitors and the development of new technologies, products and services. Each of the markets in which the Company competes will be served by other two-way wireless service providers, including cellular and PCS operators and resellers. Many of these competitors have been operating for a number of years, currently serve a substantial subscriber base and have significantly greater financial and technical resources than those available to the Company. Certain of the Company's competitors are operating, or planning to operate, through joint ventures and affiliation arrangements, wireless telecommunications systems that encompass most of the United States. Principal PCS competitors in the Company's markets include American Portable Telecom, Inc., AT&T Wireless Services, Inc., Omnipoint Corporation, Pacific Bell Mobile Systems, Inc., PCS PrimeCo L.P. and Western Wireless Corporation.

  The Company also expects that existing cellular providers, some of which have an infrastructure in place and have been operational for a number of years, will upgrade their systems and provide expanded and digital services to compete with the Company's PCS system. Principal cellular providers in the Company's markets include AirTouch Communications, Inc., BellSouth Mobility, Inc., Ameritech Mobile Communications, Inc., Bell Atlantic NYNEX Mobile, Southwestern Bell Mobile Systems, AT&T Wireless Services, Inc., GTE Mobilnet, Inc. and 360(degrees) Communications Company.

  The Company anticipates that market prices for two-way wireless services generally will decline in the future based upon increased competition. The Company intends to compete to attract and retain customers principally on the basis of services and features and packages thereof, its emphasis on customer care, the size and location of its service areas and pricing. The Company's ability to compete successfully will also depend, in part, on its ability to anticipate and respond to various competitive factors affecting the industry, including new services that may be introduced, changes in consumer preferences, demographic trends, economic conditions and discount pricing strategies by competitors all of which could adversely affect the Company's operating margins.

  Handsets used for CDMA-based PCS systems will not be compatible with cellular systems and vice versa. The Company expects dual-mode, dual-band handsets to be commercially available in the first half of 1997 (although sufficient quantities may not be commercially available until the third quarter of 1997). Once such handsets are available, if the Company decides to offer roaming services and is able to negotiate satisfactory roaming agreements, subscribers will be able to roam by using the existing cellular wireless system in other markets. Until then, this lack of interoperability may impede the Company's ability to attract current cellular subscribers or potential new wireless communication subscribers that desire the ability to access different service providers in the same and other markets.

  Initially the cost to the Company of PCS handsets may not be competitive with the cost to cellular operators of analog cellular handsets. While the Company believes that its PCS handsets will be competitively priced as compared to digital cellular handsets of comparable size, weight and features, cellular operators may subsidize the sale of digital handset units at prices below those with which the Company can compete.

  The Company's ability to compete successfully in the wireless communications market will be dependent upon, among other things, its ability to complete the buildout of its wireless network and offer its products and services to customers on a timely basis. There can be no assurance that the Company will be able to compete successfully in this environment or that new technologies and products that are more commercially effective than the Company's technologies and products will not be developed.

GOVERNMENT REGULATION

  The licensing, construction, operation, sale and interconnection arrangements of wireless telecommunications systems are regulated to varying degrees by the FCC and, depending on the jurisdiction, state and local regulatory agencies. In addition, the FCC, in conjunction with the Federal Aviation Administration

(the "FAA"), regulates tower marking and lighting. There can be no assurance that either the FCC, the FAA or those state agencies having jurisdiction over the Company's business will not adopt regulations or take other actions that would adversely affect the business of the Company.

  FCC licenses to provide PCS services are subject to renewal and revocation. The Company's PCS licenses will expire in 2005. There may be competition for the licenses held by the Company upon their expiration and there can be no assurance that the Company's licenses will be renewed. FCC rules require all PCS licensees to meet certain requirements including, without limitation, coverage of 33% of Pops in each MTA within the first five years and 67% within the first 10 years of the award of a license. There can be no assurance that the Company will be able to obtain the requisite coverage in each MTA. Failure to comply with these requirements could cause revocation or forfeiture of the Company's PCS licenses or the imposition of fines on the Company by the FCC. See "Business--Regulation."

RADIO FREQUENCY EMISSION CONCERNS; MEDICAL DEVICE INTERFERENCE

  Certain interest groups have requested that the FCC investigate claims that wireless communications technology poses health concerns and causes interference with hearing aids and other medical devices. The Center for the Study of Electromagnetic Compatibility at the University of Oklahoma, which was founded in 1994 with funds from the wireless industry, is studying this issue and has released results from the first phase of its study which focused on worst case (operation at full-power) interaction and which indicated that the three wireless technologies tested, including CDMA, caused interference in some instances, but not all, with hearing aids. In addition, the Personal Communications Industry Association (the "PCIA") announced in July 1995 that it was undertaking an industry-wide study to gather information on possible PCS interference with medical devices for all PCS protocols. There can be no assurance that the findings of such studies will not have an adverse effect on the Company's financial condition and results of operations or that such findings will not lead to additional governmental regulations that will have an adverse effect on the Company's financial condition and results of operations.

  Preliminary results from researchers working under the guidance of the Wireless Technology Research LLC ("WTR") indicate that digital wireless telephones cause interference to some users of cardiac pacemakers. The researchers have recommended that patients dependent on pacemakers avoid using digital telephones and that nondependent users keep such telephones away from implanted devices. Permanent recommendations from the WTR are expected in July or August of 1996. There can be no assurance that such recommendations will not lead to governmental regulation or that such recommendations will not have a material adverse effect on the Company.

  Media reports have suggested that certain RF emissions from portable cellular telephones might be linked to cancer. Concerns over RF emissions may have the effect of discouraging the use of cellular telephones and other wireless communications services, including PCS, which could have an adverse effect upon the Company's financial condition and results of operations. The FCC has a rulemaking proceeding pending to update the guidelines and methods it uses for evaluating RF emissions from radio equipment, including cellular telephones. Although PCS handsets operate at lower power than cellular handsets and are therefore likely to comply with the new proposed standards, the same concerns about RF emissions could be present with PCS handsets.

REPURCHASE OF THE NOTES UPON A CHANGE OF CONTROL

  Upon a Change of Control (as defined), the Company must offer to purchase the (i) Senior Notes then outstanding at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase and (ii) Senior Discount Notes then outstanding at a purchase price equal to 101% of the Accreted Value if the Change of Control Payment Date (as
defined) is on or before       , 2001 and 101% of the principal amount at
maturity of the Senior Discount Notes, plus accrued and unpaid interest
thereon to the Change of Control Payment Date, if such date is after      ,
2001. See "Description of the Notes--Certain Covenants--Change of Control."

  The Change of Control purchase feature of the Notes may in certain circumstances discourage or make more difficult a sale or takeover of the Company. In addition, a "change of control" or the loss of the Company's right to use the Sprint trademark under the trademark license agreement will constitute an event of default under the Bank Credit Facility and the Vendor Financing, permitting the lenders thereunder to accelerate their secured claims against Sprint Spectrum and its subsidiaries. There can be no assurance that Sprint Spectrum will have sufficient funds available at the time of any Change of Control, or following satisfaction of such prior claims, to effect a Change of Control Offer (as defined).

ORIGINAL ISSUE DISCOUNT CONSEQUENCES OF SENIOR DISCOUNT NOTES

  The Senior Discount Notes will be issued at a substantial discount from their principal amount at maturity. Although cash interest will not accrue on
the Senior Discount Notes prior to       , 2001, and there will be no periodic
payments of cash interest on the Senior Discount Notes prior to       , 2002,
original issue discount (the difference between the stated redemption price at maturity and the issue price of the Senior Discount Notes) will accrue from the issue date of the Senior Discount Notes. Consequently, purchasers of Senior Discount Notes generally will be required to include amounts in gross income for United States federal income tax purposes in advance of their receipt of the cash payments to which the income is attributable. Such amounts in the aggregate will be equal to the difference between the stated redemption price at maturity (inclusive of stated interest on the Senior Discount Notes) and the issue price of the Senior Discount Notes. See "Certain Federal Income Tax Consequences" for a more detailed discussion of the federal income tax consequences of the purchase, ownership and disposition of the Senior Discount Notes.

  In the event a bankruptcy case is commenced by or against the Company under the United States Bankruptcy Code after the issuance of the Senior Discount Notes, the claim of a holder of Senior Discount Notes may be limited to an amount equal to the sum of (i) the initial offering price and (ii) that portion of the original issue discount which is not deemed to constitute "unmatured interest" for purposes of the Bankruptcy Code. Any original issue discount that was not amortized as of the date of any such bankruptcy filing would constitute "unmatured interest." To the extent that the Bankruptcy Code differs from the Internal Revenue Code in determining the method of amortization of original issue discount, a holder of Senior Discount Notes may realize taxable gain or loss on payment of such holder's claim in bankruptcy.

ABSENCE OF PUBLIC MARKET

  There is no existing trading market for the Notes. The Issuers do not intend to have the Notes listed for trading on any securities exchange or quoted on any automated dealer quotation system. Although each Underwriter has advised the Company that it presently intends to make a market in the Notes, it is not obligated to do so and any such market-making may be discontinued at any time without notice. Accordingly, there can be no assurance as to the prices or liquidity of, or trading markets for, the Notes. The liquidity of any market for the Notes will depend upon the number of holders of such Notes, the interest of securities dealers in making a market in the Notes and other factors. The absence of an active market for the Notes offered hereby could adversely affect their market price and liquidity. The liquidity of, and trading markets for, the Notes may also be negatively affected by general declines in the market for noninvestment grade debt independent of the financial performance of, or prospects for, the Company.

                                  THE COMPANY

  Sprint Spectrum was formed in March 1995 as a Delaware limited partnership. Sprint Spectrum currently has three limited partnership subsidiaries:
WirelessCo which was formed in 1994 in anticipation of the FCC auctions and owns all of the Company's PCS licenses; RealtyCo which will own the cell site leases and other real property; and EquipmentCo which will own the vendor-provided network infrastructure equipment. See "Prospectus Summary--the Company" and "Business." FinCo, a Delaware corporation and wholly-owned subsidiary of Sprint Spectrum, was formed solely for the purpose of acting as a co-obligor of the Notes. FinCo has only nominal assets, does not conduct any operations and will receive none of the proceeds of the Offering. Accordingly, investors in the Notes should look only to the cash flow and assets of Sprint Spectrum for payment of the Notes. Holdings is the general partner of, and owns a greater than 99% general partnership interest in, Sprint Spectrum. Holdings was organized as a Delaware limited partnership on March 28, 1995 and its primary business activity consists of its ownership of Sprint Spectrum and other limited partnership interests in wireless affiliates, including APC and Cox-California. Sprint Spectrum and FinCo will be the sole obligors of the Notes.

  The following is a chart of the ownership structure of Holdings and the
Company:

                                  (MAC CHART)

  Chart of ownership structure of Issuers including general partner, subsidiaries, and partners of Holdings.

  The principal executive offices of each registrant are located at 4717 Grand Avenue, Fifth Floor, Kansas City, Missouri 64112, and each registrant's telephone number is (816) 559-1000.

THE PARENTS

  Sprint Corporation. Sprint, through its subsidiaries and affiliates, provides domestic and international long distance and local exchange telecommunications services as well as the wholesale distribution of telecommunications products and the publishing and marketing of white and yellow page telephone directories. Sprint's long distance division is the nation's third largest long distance telephone company, operating a nationwide all-digital long distance communications network utilizing state-of-the-art fiber optic and electronic technology. The long distance division provides domestic and international long distance voice, video and data communications services to approximately 8.0 million customers. The local division is comprised of local exchange carriers ("LECs") that service approximately 6.8 million access lines in 19 states. In addition to providing local exchange services, the division provides intraLATA toll service and access by other carriers to Sprint's local exchange facilities. Because FCC regulations prohibit a single provider from holding both cellular and PCS licenses for the same territory, in March 1996 Sprint divested its cellular unit (now known as 360(degrees) Communications Company) via a spin-off to shareholders.

  Tele-Communications, Inc. TCI is principally engaged in the construction, acquisition, ownership and operation of cable television systems and the provision of satellite-delivered video entertainment, information and home shopping programming services to various video distribution media, principally cable television systems. TCI also has investments in cable and telecommunications operations and television programming in certain international markets as well as investments in companies and joint ventures involved in developing and providing programming for new television and telecommunications technologies. TCI is one of the largest cable television operators in the United States in terms of the number of basic subscribers, with consolidated systems serving approximately 13.0 million subscribers at March 31, 1996. Through Liberty Media Corporation, TCI is involved in (i) the production, acquisition and distribution of branded entertainment, educational and informational programming and software, (ii) electronic retailing, direct marketing, advertising sales related programming services, infomercials and transaction processing and (iii) domestic programming businesses, including, among others, Turner Broadcasting System, The Discovery Channel, Home Shopping Network, Inc. and QVC, Inc.

  Comcast Corporation. Comcast and its subsidiaries are principally engaged in the development, management and operation of cable and cellular telephone communications systems and the production and distribution of cable programming. Comcast has approximately 3.5 million cable television subscribers in the United States. In the United Kingdom, Comcast is constructing a cable telecommunications network that will pass approximately 229,000 homes and holds investments in cable television and telecommunications companies that have the potential to serve an additional 1.2 million homes. Comcast also provides cellular telephone communications services in markets with a population of over 7.9 million, including the area in and around Philadelphia and parts of Delaware and New Jersey.

  Cox Communications, Inc. Cox is a fully integrated, diversified media and broadband communications company with operations and investments in four related areas: (i) United States cable televisions systems (3.3 million wholly-owned and affiliated subscribers); (ii) international cable television systems; (iii) programming; and (iv) telecommunications and technology. Cox has invested significantly in cable systems in the United Kingdom and in Denmark. Cox also holds substantial investments in several cable television networks, including The Discovery Channel, The Learning Channel, E! Entertainment, UK Gold and Viewer's Choice. Cox has numerous investments in the telecommunications and technology industries, including businesses involved in residential and business telephony, on-screen programming guides, computer software and interactive services.

                                USE OF PROCEEDS

  The net proceeds to Sprint Spectrum from the sale of the Notes offered
hereby are estimated to be approximately $    , after deducting estimated
discounts, commissions and offering expenses. FinCo will not receive any proceeds from the Offering. The Company intends to use the net proceeds from the Offering to fund capital expenditures, including the buildout of a nationwide PCS network, to fund working capital and debt service requirements, to fund operating losses and for other partnership purposes. See "Prospectus Summary--Network Buildout and Financing Plan."

                                CAPITALIZATION

  The following tables set forth as of March 31, 1996 the actual capitalization of the Company and the capitalization of the Company on a pro forma basis to reflect the Reorganization and as adjusted for the Offering. This information should be read in conjunction with the consolidated financial statements of the Company and notes thereto appearing elsewhere in this Prospectus. It is expected that the Company will incur substantial additional indebtedness following the Offering, including up to $5.1 billion in aggregate principal amount under the Secured Financing.

                                                       MARCH 31, 1996
                                                ------------------------------
                                                            PRO  FORMA FOR THE
                                                              REORGANIZATION
                                                             AND AS ADJUSTED
                                                  ACTUAL     FOR THE OFFERING
                                                ----------  ------------------
                                                       (IN THOUSANDS)
Cash and cash equivalents...................... $       16      $  653,135 (1)
                                                ==========      ==========
Long-term debt:
  Note payable to affiliate.................... $    5,000      $    5,000
  Senior Notes offered hereby..................        --          150,000
  Senior Discount Notes offered hereby.........        --          500,000 (2)
                                                ----------      ----------
    Total long-term debt.......................      5,000         655,000 (1)
Limited partner interest in consolidated sub-
 sidiary.......................................      5,000          10,000
Partners' capital and accumulated deficit:
  Partners' capital............................  2,337,543       2,188,303
  Deficit accumulated during the development
   stage.......................................    (89,138)        (98,723)
                                                ----------      ----------
    Total partners' capital....................  2,248,405       2,089,580
                                                ----------      ----------
      Total capitalization..................... $2,258,405      $2,754,580
                                                ==========      ==========

- - --------
(1) Reflects gross proceeds of $650 million from the Offering before underwriting discounts and commissions and expenses.
(2) Reflects gross proceeds from the issuance of the Senior Discount Notes.

               SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

  The following table presents selected historical consolidated financial data for the Company as of the dates and for the periods indicated. The consolidated financial data for the period from October 24, 1994 to December 31, 1994 and for the year ended December 31, 1995 were derived from the audited consolidated financial statements of the Company. The consolidated financial data for the quarters ended March 31, 1995 and March 31, 1996, respectively, and for the cumulative period from October 24, 1994 to March 31, 1996 were derived from the unaudited financial statements of the Company. Due to the development stage nature of the Company, period-to-period comparisons of financial data are not indicative of results for subsequent periods or the full year and should not be relied upon as an indication of the future performance of the Company. The following data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's consolidated financial statements and the notes thereto included elsewhere in this Prospectus.

  The Company's historical consolidated financial information does not reflect the Reorganization. To assist prospective investors, the pro forma and as adjusted data set forth below reflect the historical financial information of the Company as adjusted to give effect to (1) the Reorganization on a pro forma basis as if it had occurred at the beginning of the periods presented or as of the date presented and (2) the Reorganization and the Offering as if they had occurred on March 31, 1996.

                                                                                 FOR THE
                             FOR THE                                           CUMULATIVE
                           PERIOD FROM                                         PERIOD FROM        PRO FORMA FOR THE
                           OCTOBER 24,                                         OCTOBER 24,          REORGANIZATION
                              1994                      FOR THE THREE             1994        --------------------------
                            (DATE OF      FOR THE        MONTHS ENDED           (DATE OF        FOR THE    FOR THE THREE
                          INCEPTION) TO  YEAR ENDED       MARCH 31,           INCEPTION) TO    YEAR ENDED  MONTHS ENDED
                          DECEMBER 31,  DECEMBER 31,   -------------------      MARCH 31,     DECEMBER 31,   MARCH 31,
                              1994          1995        1995        1996          1996            1995         1996
                          ------------- ------------   -------    --------    -------------   ------------ -------------
INCOME STATEMENT DATA
 (IN THOUSANDS):
Operating expenses:
 General and
  administrative........     $ 1,371      $  1,221   $ 1,273  $    --    $    2,592      $ 37,460     $ 19,862
 Professional and legal
  fees..................       1,923         2,310     2,335       --         4,233        26,849       10,862
 Depreciation...........          38            47        47       --            85           211          254
                             -------      --------   -------  --------   ----------    ----------   ----------
 Total operating
  expenses..............       3,332         3,578     3,655       --         6,910        64,520       30,978
Other income (expense):
 Interest income........          24           253       275       (67)         210           260         (358)
 Other income...........         --            --        --        --           --             38          143
 Equity in loss of
  unconsolidated
  partnership...........         --        (46,206)   (3,409)  (36,232)     (82,438)          --           --
                             -------      --------   -------  --------   ----------    ----------   ----------
 Total other income
  (expense).............          24       (45,953)   (3,134)  (36,299)     (82,228)          298         (215)
                             -------      --------   -------  --------   ----------    ----------   ----------
Net loss................     $(3,308)     $(49,531)  $(6,789) $(36,299)    $(89,138)     $(64,222)    $(31,193)
                             =======      ========   =======  ========   ==========    ==========   ==========
RATIO OF EARNINGS TO
FIXED CHARGES(1)                 --            --        --        --           --            --           --
                                                                                   AT MARCH 31, 1996
                                                                        ----------------------------------------
                                                                                                     PRO FORMA
                                                                           ACTUAL      PRO FORMA    AS ADJUSTED
                                                                        ------------- ------------ -------------
BALANCE SHEET DATA (IN THOUSANDS):
Assets:
 Current assets......................................................    $    1,298    $    4,974   $  654,974 (2)
 Investment in PCS licenses..........................................     2,124,594     2,124,594    2,124,594
 Investment in unconsolidated partnership............................        49,314           --           --
 Note receivable--unconsolidated partnership.........................        83,655           --           --
 Property, plant and equipment (net).................................           --         76,129       76,129
                                                                         ----------    ----------   ----------
 Total assets........................................................    $2,258,861    $2,205,697   $2,855,697
                                                                         ==========    ==========   ==========
Liabilities and partners' capital:
 Current liabilities.................................................    $      456    $   96,870   $   96,870
 Deferred compensation...............................................           --          4,247        4,247
 Note payable to affiliate...........................................         5,000         5,000        5,000
 Long-term debt......................................................           --            --       650,000 (2)
 Limited partner interest in consolidated subsidiary.................         5,000        10,000       10,000
 Partners' capital...................................................     2,248,405     2,089,580    2,089,580
                                                                         ----------    ----------   ----------
 Total liabilities and partners' capital.............................    $2,258,861    $2,205,697   $2,855,697
                                                                         ==========    ==========   ==========

- - -------

(1) For purposes of determining the ratio of earnings to fixed charges, earnings (loss) is defined as losses from continuing operations excluding equity in losses of unconsolidated partnerships. Losses as defined were $3,308,000, $3,325,000 and $6,633,000 for the period October 24, 1994 to
  December 31, 1994, the year ended December 31, 1995 and for the cumulative period from October 24, 1994 to December 31, 1995, respectively. On a pro forma basis after giving effect to the Reorganization, such losses would have been $3,308,000, $64,222,000 and $67,530,000, respectively. Fixed charges consist of interest expense on all indebtedness (including amortization of deferred debt issuance (costs) and the portion of rental expense that is representative of the interest factor. The Company had no fixed charges as defined for any of the periods indicated.
(2) Reflects gross proceeds of $650 million from the Offering before underwriting discounts and commissions and expenses.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion and analysis should be read in conjunction with the Company's consolidated financial statements and notes thereto appearing elsewhere in this Prospectus. The Company's consolidated financial information does not reflect the transfer of all of Holdings' assets used in the Company's PCS business to subsidiaries of Sprint Spectrum (which occurred on July 1, 1996) and the planned distribution of the Company's interest in APC to Holdings (which is expected to occur following the Offering). To assist prospective investors, pro forma and as adjusted information reflecting the Reorganization and the Offering have been set forth in "Selected Historical and Pro Forma Financial Data" and certain of the discussion below is presented on a pro forma basis as though the Reorganization had occurred.

GENERAL

  The Company is a development stage enterprise formed for the purpose of establishing a nationwide PCS wireless telecommunications network. The Company acquired 29 PCS licenses in the FCC's A Block and B Block PCS auction which concluded in March 1995. The Company also has an affiliation agreement with APC and expects to have affiliation agreements with Cox-California and PhillieCo. In addition, Cox has agreed to contribute to the Company, upon FCC approval, which is pending, a PCS license for the Omaha MTA. The Company has four subsidiaries: WirelessCo, RealtyCo, EquipmentCo and FinCo.

  To date, the Company has incurred expenditures in conjunction with PCS license acquisitions, initial design and construction of the PCS network, engineering, marketing, administrative and other start up related expenses. The Company has not yet commenced commercial operations and, as a result, has not yet generated operating revenue or earnings. The Company intends to commence marketing efforts and launch commercial service in the fourth quarter of 1996 and to continue to expand its coverage in its PCS markets to reach approximately 70% of the Pops in its license areas in the aggregate by the end of 1997. Thereafter, the Company will evaluate further coverage expansion on a market-by-market basis, eventually targeting coverage of 80% of the Pops in its license areas in the aggregate, thereby substantially completing its planned network buildout. The extent to which the Company is able to generate operating revenue and earnings is dependent on a number of business factors, including securing financing to complete network construction and fund initial operations and operating losses, successfully deploying the PCS network and attaining profitable levels of market demand for the Company's products and services.

LIQUIDITY AND CAPITAL RESOURCES


  The buildout of the Company's PCS network and the marketing and distribution of the Company's PCS products and services will require substantial capital. The Company currently estimates that its capital requirements (capital expenditures, license acquisitions, working capital, debt service requirements and anticipated operating losses) for the period from inception through the end of 1998 (assuming substantial completion of the Company's network buildout to cover 80% of the Pops in its current license areas in the aggregate by the end of 1998) will total approximately $7.9 billion (of which approximately $2.2 billion had been expended as of March 31, 1996). The Company will also require substantial additional capital after 1998 for coverage expansion and volume-driven network capacity and other capital expenditures for existing and new license areas (if any), new license acquisitions or affiliation arrangements (if any), working capital, debt service requirements and anticipated further operating losses. Costs associated with the network buildout include switches, base stations, towers, antennae, radio frequency engineering, cell site construction and microwave relocation. Management estimates that capital expenditures associated with the buildout will total approximately $3.8 billion from inception through 1998, including $3.0 billion in 1996. Under the Procurement Contracts, the Company is required to purchase minimum amounts of equipment and services from each Vendor. Actual amounts of the funds required may vary materially from these estimates and additional funds would be required in the event of significant departures from the current business plan, unforeseen delays, cost overruns, unanticipated expenses, regulatory expenses, engineering design changes and other technological risks.

  The Company currently has no sources of revenue to meet its capital requirements and has relied upon capital contributions and advances from Holdings. Holdings also requires capital for its affiliate investments and other partnership purposes. The Partners have agreed to contribute up to an aggregate of $4.2 billion of equity to Holdings to the extent required by the annual budgets of Holdings through fiscal 1999 as approved by the Partners. As of March 31, 1996, approximately $2.4 billion had been contributed to Holdings of which $2.2 billion had been contributed to the Company and the remaining $0.2 billion had been contributed or advanced to APC. The Company currently intends to obtain up to $1.4 billion of additional equity following March 31, 1996, resulting in $3.6 billion in aggregate invested equity capital in the Company, although there can be no assurance that any additional capital will be obtained in the form of equity from the Parents or otherwise. The Parents presently expect to make available or cause Holdings to make available to the Company up to $1.0 billion of such additional equity, to the extent required by the Company. The Company's business plan and the financial covenants and other terms of the Secured Financing are expected to require such additional equity financing prior to the end of 1998, absent a new financing source. The $0.8 billion balance (of the $4.2 billion) that may be available to Holdings from the Partners may be used by Holdings to fund the Company's capital needs and its other affiliate commitments or to make other wireless investments. Amounts budgeted by the Partners in future years will determine the extent to which the commitments will actually be utilized. See "Risk Factors-- Substantial Capital Requirements and Liquidity" and "The Partnership Agreements--Holdings Partnership Agreement--Capital Contributions" for a discussion of the equity capital commitments to Holdings.

  The Company has obtained commitments from Nortel for $1.3 billion and from Lucent for $1.8 billion of senior secured loans to finance purchases of PCS equipment and related services and costs. The Nortel Financing requires, as a condition to funding, the commitment of additional financing from third-parties, including the Offering, the Bank Credit Facility or other debt financing and equity financing. The Vendor Financing will contain certain customary conditions which must be satisfied in order for the Company to access funds. The Company will use the proceeds of the Vendor Financing to fund the purchase of the equipment and software manufactured by the vendors as well as substantially all of the construction and ancillary equipment (e.g., towers, antennae, cable) required to construct the Company's PCS network. These facilities would serve as the primary financing mechanism for the buildout of the network. See "Risk Factors--Substantial Capital Requirements and Liquidity" and "Description of Vendor Contracts and Financing--Vendor Financing." The Company has received a commitment from Chemical Bank to provide a fully underwritten $2.0 billion Bank Credit Facility to finance working capital, capital expenditures, operating losses and other partnership purposes. The Company will have amortization obligations under the Secured Financing and minimum purchase obligations under the Procurement Contracts. These commitments are subject to, among other conditions, the execution and delivery of definitive documentation for the Secured Financing.

  Sources of funding for the Company's further financing requirements may include additional vendor financing, public offerings or private placements of equity and/or debt securities, commercial bank loans and/or capital contributions from Holdings or the Partners. There can be no assurance that the Secured Financing or any additional financing will be available to the Company or, if available, that such financing can be obtained on a timely basis and on terms acceptable to the Company and within limitations contained in the Indentures, the agreements governing the Secured Financing and any new financing arrangements. Failure to obtain any such financing could result in the delay or abandonment of the Company's development and expansion plans and expenditures or the failure to meet regulatory requirements. It also could impair the Company's ability to meet its debt service requirements (including its obligations with respect to the Notes) and could have a material adverse effect on its business.

  The Company's net cash used in 1994 totaled $118.4 million which consisted primarily of deposits placed with the FCC in advance of the auction for the PCS licenses. For the year ended December 31, 1995, the Company had a net cash usage of $2.1 billion. Cash used in operations was $6.8 million which consisted of the operating loss of $49.5 million (which includes the equity in the loss at APC) and is offset, in part, by increased payables and other accruals. Cash used in investing activities totaled $2.1 billion, consisting of a $2.0 billion purchase of PCS licenses from the FCC and a $131.8 million investment in APC. For the quarter ended March 31, 1996, total cash usage was $84.1 million. Cash used in operations consisted of operating losses of $36.3 million offset, in part, by equity in the loss of APC. Cash used in investing activities totaled $83.0 million and was primarily for an advance to APC. Since the Company's inception, all of the cash used in operations and for investing activities has been provided by the Partners in the form of cash equity contributions which totalled $2.4 billion at March 31, 1996.

  Prior to the transfer of APC to Holdings, WirelessCo will have certain obligations in respect of APC. During the initial five year build-out period ending December 1999, American Personal Communications, Inc. ("APC, Inc."), the 51% owner of APC, and WirelessCo are obligated as follows: (a) APC, Inc. is obligated to make capital contributions in an amount equal to the aggregate principal and interest payments to the FCC for APC's PCS license, provided APC, Inc. has sufficient cash flow or can obtain financing from a third party;
(b) if APC, Inc. is unable to meet such obligation, WirelessCo is required to contribute the shortfall; (c) WirelessCo is required to contribute to APC cash necessary for operations up to an amount of approximately $98 million; and (d) WirelessCo is obligated to fund the cash requirements of APC in excess of that described in (a), (b), and (c) above, in the form of either loans or additional capital up to an aggregate of $275 million. As of December 31, 1995, $98 million of equity had been contributed and $654,982 of partner advances had been extended to APC. An additional $83 million of partner advances was extended to APC during the quarter ended March 31, 1996. Outstanding partner advances are non-recourse to the partners, bear interest at an agreed-upon rate and will be payable at such time as APC has sufficient funds to permit repayment. In addition, prior to the transfer of APC to Holdings, WirelessCo will be subject to a put option pursuant to which, annually during the initial five-year period and at various times thereafter, APC, Inc. may require WirelessCo to purchase all or a portion of APC, Inc.'s interest in APC (equal to 100% of its interest in the aggregate). Under certain circumstances, APC, Inc. has the right and is obligated to exercise its put rights to the extent necessary to fund its additional capital contribution obligations.

RESULTS OF OPERATIONS

 From the Date of Inception to December 31, 1994.

  General and administrative costs associated with salary, benefits and expenses of administrative personnel were $1.4 million. Professional and legal fees associated with market research and consulting, contractor and legal cost incurred in conjunction with participation in the PCS auction totaled $1.9 million. There was nominal depreciation expense in 1994. The Company had a loss for the period from October 24, 1994 (date of inception) to December 31, 1994 of $3.3 million.

 For the Year Ended December 31, 1995.

  The PCS business activities of the Company were conducted by Holdings after April 1995. APC continued as a subsidiary of the Company during 1995 and 1996. The Company incurred $1.2 million ($37.5 million after giving effect to the Reorganization) of general and administrative costs associated with the start-up of operations. At year end, Holdings had 739 full-time employees, all of whom are working on behalf of the Company. Professional and legal costs associated with WirelessCo's participation in the PCS auction totaled $2.3 million ($26.8 million after giving effect to the Reorganization). The Company incurred a loss of $46.2 million as its share of APC's losses associated with commencement of operations. There was nominal depreciation and no amortization recorded in 1995. The Company will commence amortization of its PCS license investment upon launch of commercial operations and will amortize such investment over a period of 40 years. The Company had a loss of $49.5 million ($64.2 million after giving effect to the Reorganization) for the year ended December 31, 1995.

 For the Quarter Ended March 31, 1996.

   Other than APC, all PCS business activities of the Company were conducted by Holdings from April 1995 through June 30, 1996. The Company incurred a loss of $36.2 million as its share of APC's losses associated with customer acquisition and operations. There was no amortization of licenses during the period as PCS service had not been launched commercially. The Company had a loss of $36.3 million ($31.2 million after giving effect to the Reorganization) for the quarter ended March 31, 1996.

                                   BUSINESS

GENERAL

  Sprint Spectrum intends to become a leading provider of wireless communications products and services in the United States. The Company is the largest broadband wireless PCS company in the United States in terms of total licensed Pops, with licenses (including those owned by licensees that have affiliated or have agreed to affiliate with the Company) to provide service in 33 MTAs covering 190.9 million Pops (73% of the total United States population), including eight of the nation's ten largest MTAs. The Company intends to commence marketing efforts and launch commercial service in certain MTAs in the fourth quarter of 1996 and to continue to expand its coverage in its PCS markets to reach approximately 70% of the Pops in its license areas in the aggregate by the end of 1997. Thereafter, the Company will evaluate further coverage expansion on a market-by-market basis, eventually targeting coverage of 80% of the Pops in its license areas in the aggregate, thereby substantially completing its planned network buildout.

  The general partner of Sprint Spectrum is Holdings, a limited partnership formed by Sprint Enterprises, L.P., which has a 40% partnership interest in Holdings, TCI Telephony Services, Inc. which has a 30% partnership interest in Holdings, and Comcast Telephony Services and Cox Telephony Partnership, each of which has a 15% partnership interest in Holdings. The Partners are subsidiaries of, respectively, Sprint, TCI, Comcast and Cox.

  The Partners have agreed to contribute up to an aggregate of $4.2 billion of equity to Holdings to the extent required by the annual budgets of Holdings through fiscal 1999, as approved by the Partners. As of March 31, 1996, approximately $2.4 billion had been contributed to Holdings, of which $2.2 billion had been contributed to the Company and the remaining $0.2 billion had been contributed or advanced to APC. The Company currently intends to obtain up to $1.4 billion of additional equity following March 31, 1996, resulting in $3.6 billion in aggregate invested equity capital in the Company, although there can be no assurance that any additional capital will be obtained in the form of equity from the Parents or otherwise. The Parents presently expect to make available or cause Holdings to make available to the Company up to $1.0 billion of such additional equity, to the extent required by the Company. The Company's business plan and the financial covenants and other terms of the Secured Financing will require such additional equity financing prior to the end of 1998, absent a new financing source. The $0.8 billion balance (of the $4.2 billion) that may be available to Holdings from the Partners may be used by Holdings to fund the Company's capital needs and Holdings' other affiliate commitments or to make other wireless investments. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources" and "The Partnership Agreements--Holdings Partnership Agreement--Capital Contributions."

  The Company believes that rapid growth in consumer and business demands for wireless services, technological advances, increased customer expectations for quality and convenience of use and deregulation are reshaping the telecommunications market. In order to compete in this changing environment, accelerate subscriber growth and increase customer retention, the Company intends to offer customers integrated telecommunications packages and national service offerings. The Parents and the Company expect to package the Company's wireless services with other of the Parents' communications products and services, including the local and long distance telecommunications services and the cable-based entertainment services of Sprint and the Cable Parents. The Company and the Parents will market PCS wireless products and services nationally under the Sprint brand name through diverse distribution channels including those of the Parents.

  The Company believes it will be able to differentiate itself in the wireless marketplace through the implementation of a state-of-the-art digital network, featuring CDMA technology. The Company selected CDMA technology because the Company believes it offers increased system capacity, better quality of transmission and lower infrastructure and ongoing support costs. The Company's CDMA technology will enable it to offer, when the necessary equipment is available, high-speed data transmission to and from portable computers, advanced paging services, facsimile services and Internet access.

  Broadband PCS systems differ from traditional analog cellular telephone service principally in that PCS systems operate at a higher frequency band (1850-1990 MHz radio spectrum), have more spectrum allotted and have different license areas. PCS is expected to be the first all-digital wireless service and will be able to provide enhanced integrated services not currently offered by traditional analog cellular providers, including integrated voicemail and short messaging.

  The Company believes that these enhanced features and services, in conjunction with increased competition within the industry, will contribute to the acceleration of growth in the wireless telecommunications market. The number of cellular telephone subscribers nationwide has grown from approximately 680,000 in 1986 to an estimated 34 million as of December 31, 1995. PCIA estimates that the number of cellular and PCS wireless services subscribers will be over 104 million by the year 2005 and that PCS subscriptions will account for approximately 40 million of such subscriptions.

  The Company was the successful bidder for 29 PCS licenses in the FCC's A Block and B Block PCS auction which concluded in March 1995. The Company's 29 wholly-owned markets cover 150.3 million Pops and include, among others, the New York, San Francisco, Detroit, Dallas/Fort Worth and Boston/Providence MTAs. Additionally, Cox has agreed to contribute to the Company, upon FCC approval which is pending, a PCS license for the Omaha MTA that it purchased in the broadband PCS auction in March 1995.

  In order to increase its Pop coverage, the Company has affiliated and expects to continue to affiliate with other PCS providers, including those in which Holdings or affiliates of its Partners have an interest. Pursuant to affiliation agreements, each affiliated PCS service provider will be included in the Company's national network and will use the Sprint brand name. Holdings owns a 49% limited partnership interest in APC, which owns a PCS license for, and operates a broadband PCS system in, the Washington D.C./Baltimore MTA. APC has affiliated with Sprint Spectrum and is marketing its products and services under the Sprint brand name. APC launched its PCS service in November 1995 and is the nation's first commercially operational PCS system. As of May 15, 1996, APC had approximately 80,000 subscribers. See "Business--Early PCS Industry Experience." Holdings also expects to acquire a 49% limited partnership interest in Cox-California, a partnership that will be formed to hold a PCS license for the Los Angeles/San Diego MTA covering 21.5 million Pops. Cox, which currently owns this license, will contribute the license to Cox-California and will manage and control Cox-California. The Company expects to sign an affiliation agreement with Cox-California. The Company also expects to affiliate with, and provide various services to PhillieCo, a limited partnership organized by and among subsidiaries of Sprint, TCI and Cox that owns a PCS license for the Philadelphia MTA.

  The table below presents the owned and affiliated Pops:

                                                          1995    AVERAGE LICENSE
                                                       POPULATION PURCHASE PRICE
    OWNED/AFFILIATED                         # OF MTAS IN MTA(S)  PER 1990 POP(1)
    ----------------                         --------- ---------- ---------------
                                                       (MILLION)
Owned.......................................     29      150.3         $14.54
Omaha (to be contributed)...................      1        1.7         $ 3.06
Affiliated:
  APC (Baltimore/Washington)(2).............      1        8.3         $13.16
  Cox-California (Los Angeles/San
   Diego)(3)................................      1       21.5         $13.16
  PhillieCo (Philadelphia)(4)...............      1        9.1         $ 9.52
                                                ---      -----
    Total...................................     33      190.9
                                                ===      =====

- - --------
(1) Cost to winning bidder in FCC auction(s) or in connection with the award of Pioneer's Preference license.
(2) Holdings owns a 49% limited partnership interest in APC, which has signed an affiliation agreement with the Company.
(3) Holdings intends to acquire a 49% limited partnership interest in, and the Company expects to sign an affiliation agreement with, Cox-California.
(4) Owned by subsidiaries of Sprint, TCI and Cox. The Company expects to sign a services and affiliation agreement with PhillieCo.

STRATEGY

  The Company intends to achieve its objective of becoming a leading provider of wireless communications products and services in the United States by employing strategies for its network construction, service offering, branding and marketing which utilize the Company's competitive advantages. These competitive advantages are expected to include:

  . State-of-the-art technology. The Company is implementing a state-of-the-art PCS network using CDMA digital technology which, the Company believes, provides benefits relative to current analog systems. The Company believes that its digital technology will increase capacity in the system by approximately 7 to 10 times, offer better call quality and clarity and a wider variety of advanced features and applications.

  . National network. Sprint Spectrum intends to offer wireless service on a national basis with a single technology (CDMA) operating on a uniform spectrum (1.9 GHz), thereby providing consistent functionality and high quality service. The Company currently owns (including the Omaha license to be contributed to the Company), or expects to have affiliation relationships with PCS providers who own, PCS licenses covering 190.9 million Pops and intends to pursue additional coverage on a market-by-market basis through license acquisitions and affiliation or resale agreements with other CDMA-based PCS providers. Together, the Company and other PCS licensees that have announced their intentions to implement CDMA technology have licenses covering territories representing approximately 89% of the United States population. The Company expects to gain cost advantages in purchasing power, operations and marketing because of the national scope and operating scale of its network. The Company believes it will have the flexibility to utilize pricing and promotional programs on a national basis to provide incentives for customer subscription and increased usage.

  . National brand. The Company will market and promote its wireless products and services under the Sprint brand, which is one of the most widely recognized and respected brands in the telecommunications market. The Company expects that the use of the Sprint brand will build consumer confidence and accelerate consumer acceptance of the Company's products and services.

  . Strong Parent sponsorship. The Company intends to capitalize on the communications expertise of the Parents, including local exchange carrier services, cable television services and long distance telephone services. In addition, the size and breadth of the customer base of each Parent provide a key advantage for the Company's distribution and marketing efforts. Subject to certain exceptions, the Parents and the Company intend to cross-market the Company's wireless services with the long distance, local telephone and cable-based entertainment services of the Parents in order to accelerate subscriber growth and increase retention rates while improving overall customer satisfaction. Sprint has a combined customer base of 14 million long distance and local telephone subscribers and collectively the Cable Parents have 20 million cable television customers. See "--Relationship with Partners and Parents."

MARKETING AND DISTRIBUTION

  The Company's current marketing strategy is to differentiate itself through its state-of-the-art network, use of the established and respected Sprint brand name, customer-care systems, diverse distribution channels and sales and packaging arrangements with the Parents. The Company will build on Sprint's strong national identity, using regional and local marketing to tailor programs to the demands of individual markets. Additionally, the Company believes that its all-digital network will provide customers with consistency of service and features on a national basis, improving customer satisfaction. The Company has formed segmentation and distribution strategies targeted at both consumer and business markets.

 Consumer Market

  Customer segmentation. The Company plans to use both mass-marketing and specific customer segment marketing to focus its efforts on consumers who have significant work or personal telecommunication demands.

Mass-marketing efforts are expected to emphasize the quality of Sprint Spectrum's network in comparison to traditional cellular service and will be supported by the Sprint brand. For each targeted segment, the Company expects to create a number of specific marketing programs including a service package, tiered pricing plans, promotional strategies and distinctive distribution channels. An important aspect of specific customer segment marketing is the ability, subject to certain exceptions, to integrate the Company's wireless services with the Parents' long distance and local telephone services and cable-based entertainment services.

  Distribution. The Company intends to use multiple methods of distribution in each of its markets; and will continue to review and implement new distribution channels in the future as it determines the most effective combination of options. The Company believes that multiple distribution channels in each of its markets will enable it to provide effective and extensive marketing of products and services and to minimize its reliance on any single distribution source. Traditional distribution sources such as dealers and direct sales representatives may be important factors in achieving the Company's objectives but alternatives, such as Company retail stores, may also be an important part of the Company's distribution system.

    Direct channels. The Company intends to build its direct distribution channel over time. The core of this strategy is the introduction, currently scheduled for the fourth quarter of 1996, of Sprint Spectrum Retail Stores ("Stores"). Based on APC's experience with its flagship stores, the Company believes that the Stores will increase Sprint Spectrum's market presence and build awareness for its services. In addition, the Stores should also satisfy customer preferences to deal directly with the provider. Finally, the Stores will ensure a venue where the Company can have complete control of its image and selling message while providing the Company an opportunity to display the full array of its products and services. The Company expects to complement its Stores with other direct channels such as its direct sales force and telemarketing.

    Indirect and third-party channels. The Company believes its products and services have significant mass market potential and believes that it will have key advantages in using traditional retail distribution channels. The Company believes that the following capabilities and features, which it will introduce over time, will make it attractive to national and regional retailers: (i) a national offering, which allows retailers to use one service provider; (ii) single technology and frequency range, which simplifies handset options and reduces accounting and inventory management requirements; (iii) over-the-air activation, which simplifies training, selling and marketing efforts; (iv) optional pre-paid billing, which expands the potential customer base; (v) elimination of long-term customer service contracts, which may increase the number of potential customers and decrease customer dissatisfaction; (vi) providing for an equipment sales margin versus selling commissions, which enables retailers to realize profits at the time of sale; and (vii) the Sprint brand name.

    Cross-selling and Parent channels. Subject to certain exceptions, the Parents and the Company intend to cross-market the Company's wireless services with the long distance, local telephone and cable-based entertainment services of the Parents in order to increase customer acquisition and retention. Sprint has a combined customer base of 14 million long distance and local telephone subscribers and collectively the Cable Parents have 20 million cable television customers. See "The Partnership Agreements." By using the Cable Parents' regular contacts with their customers, including bill inserts and customer service contacts, the Company intends to build market share of its wireless services efficiently. The Company also expects to be able to build on Sprint's distribution capabilities, through Sprint's long distance and local telephone divisions.

 Business Market

  Customer segmentation. The Company plans to initially target small to medium-sized business customers with a locally-oriented wireless offering. This segment includes satellite offices of larger organizations that purchase wireless services on a decentralized basis. The Company expects to highlight its all-digital network which it believes offers customers superior quality, increased security and improved functionality as compared to traditional analog cellular service. Customers in this segment are likely to have locally-oriented communications needs and will be suitable targets for the Company's initial product offering as the wireless network is being constructed and prior to its nationwide deployment. The Company plans to offer flexible billing options that address cross-product opportunities such as long distance services.

  The Company also intends to approach large business customers with its initial product offering. Many large business customers are regional or national in scope and require consistent pricing, service functionality and account support on a regional or national basis. In marketing its service to this segment, the Company intends to emphasize the following competitive advantages: (i) ability to offer nationwide wireless services contracts, (ii) consistent quality derived from Sprint Spectrum's all-digital network, (iii) feature consistency across the Company's national network, (iv) volume purchase capabilities and (v) packaging of Sprint long distance and other Parent services.

  Distribution. The Company intends to emphasize the Parents' business-to-business selling resources in order to develop a comprehensive distribution capability quickly. The Parents may provide access to their salesforces which are comprised of over 2,000 salespeople nationwide focused on the business market. The Company expects to augment existing Parent channels with direct channels to expand its presence. The Company's direct channels likely will include the Stores to target very small businesses, account executives to target small, medium and large businesses and national account managers to target national accounts. As of May 31, 1996, Holdings had a distribution and marketing staff of approximately 85 employees working on behalf of the Company.

PRODUCTS AND SERVICES

  With its all-digital national wireless network, the Company plans to introduce a wide array of services and features that are designed to enhance utility, provide consumers greater capabilities in call management and increase usage for both outgoing and incoming calls.

Outgoing Calls

  Features that encourage customers to make outgoing calls include: improved call quality, advanced handsets, national consistency and customer-driven local calling areas.

  Improved call quality. The quality of the digital network continues to approach that of wireline systems, which is expected to encourage increased consumer usage.

  Advanced handsets. The advanced, menu-driven handsets are designed to be more user friendly and will be equipped for a variety of enhanced features and applications.

  National consistency. The consistency of product features across the Company's network is expected to simplify use and ensure that handset functions are similar in all markets.

  Customer-driven local calling areas. The provision of customer-driven local calling areas is designed for customers who frequently travel between multiple regions.

Incoming Calls

  Features that encourage customers to receive calls include: caller ID, message management, including voicemail and integrated paging and improved battery technology.

  Caller ID. The Company's system is designed to enable the display of the telephone number of the incoming caller on the customer's handset, allowing the customer to decide to answer or decline the call or forward it to voicemail.

  Message management. Features like voicemail with call screening will allow customers to listen while callers leave messages. The introduction of integrated paging, expected by the end of 1997, will allow the handset to signal receipt of an incoming message and provide text messaging via the handset.

  Improved Battery Technology. With advances in battery technology, longer lasting batteries will enable customers to leave their handsets on while not in use, which will promote the receipt of incoming calls.

  The Company believes that the market for wireless communications will shift over time from today's traditional voice mobility applications which supplement customers' wireline service to an environment in which wireless begins to expand into the wireline market, both as a primary communications device and as a means of providing advanced functionality. The Company intends to develop products, services and features which will serve to increase network utilization above historical cellular usage while simultaneously containing costs.

EARLY PCS INDUSTRY EXPERIENCE

  On November 15, 1995, APC launched the first commercial PCS operation in the United States with the initiation of service in the Washington/Baltimore MTA. Holdings owns a 49% limited partnership interest in APC, which currently provides service coverage to an area containing approximately 5.9 million Pops, or approximately 71% of the Pops in the MTA. APC currently provides service to the metropolitan areas of Washington and Baltimore and the connecting highways and roads to Annapolis and the Eastern Shore. APC plans to continue to expand the range of its geographic and population coverage.

  APC's service is marketed under the Sprint brand name and is positioned in the market as having excellent call clarity, privacy and feature integration. In its market, APC is providing unique product offerings which include: (i) no requirement for long-term service contracts, which encourages customers to try the service; (ii) no charge for the first minute of inbound calls, which encourages customers to give out their PCS number and increases overall minutes of use; (iii) over-the-air-activation, which, due to its simplicity, encourages customers to acquire the service; (iv) off-the-shelf retail distribution; and (v) 24-hour-a-day customer service. Under the current APC marketing plan, customers are required to pay, on average, more to buy PCS handsets than for cellular handsets utilized by traditional analog cellular systems; however, monthly and per minute service charges are lower than those of incumbent cellular providers. APC is also combining the Sprint trademark with significant level of consumer advertising and tie-ins with Sprint long distance telephone services.

  While APC's operations are still in a preliminary stage, initial results have been encouraging. As of May 15, 1996, APC had more than 80,000 subscribers. Customers appear willing to pay more for handsets in exchange for higher quality service, lower airtime rates and no long-term service contracts. In addition, customers are using the PCS service for more minutes each month than traditional cellular services and usage patterns differ from those of traditional analog cellular users. In particular, customers use their PCS service throughout the day, rather than primarily at commuting hours. Sprint Spectrum is also monitoring the incumbent cellular providers' response which, to date, has been primarily focused on APC's geographic coverage.

  Sprint Spectrum recognizes that there are limitations to translating APC's experience to the Company's nationwide markets. First, APC currently has only two competitors whereas Sprint Spectrum may compete with four or five wireless competitors in each MTA. Second, while APC intends to add a CDMA protocol, it is initially deploying GSM technology which is more mature than CDMA will be at launch. Third, the quality of existing cellular service in the Washington/Baltimore MTA is inconsistent. In addition, the limited period of APC's operations is also not necessarily a reliable indicator of future demand, revenue or the rate at which customers may return handsets or deactivate their service ("churn").

CDMA TECHNOLOGY

  Wireless digital signal transmission is accomplished through the use of various frequency management technologies, or "protocols." The FCC has not mandated a universal digital protocol for PCS systems. Currently, various vendors have proposed three principal competing, incompatible protocols for use in PCS systems: CDMA, GSM and TDMA (IS-136).

  The GSM protocol is an updated, up-banded version of the TDMA-based protocol now in use in Europe. TDMA (IS-136) is an up-banded version of the TDMA-based digital cellular protocol now used by cellular operators in the United States. CDMA is a first-generation technology that is just beginning to be commercially deployed in the United States. See "Risk Factors--Technology Risks; Availability of Handsets." The Company believes that the CDMA protocol will be the most widely adopted PCS protocol in the United States. See "--The Wireless Telecommunications Industry."

  The Company has selected CDMA technology rather than the other technologies because it believes it will have increased subscriber capacity, higher quality of transmission and lower infrastructure and ongoing support costs. The Company believes that CDMA provides the following benefits:

  Performance: Because of its allocation of voice channels, CDMA offers better voice quality when compared to analog and other digital standards. Recently completed tests indicate that CDMA systems' voice quality is almost as clear as the typical home (wireline) telephone. CDMA systems are expected to have more powerful error correction, less susceptibility to fading, reduced interference and "soft" hand-offs resulting in fewer dropped calls. In a "soft" hand-off, the mobile customer's handset establishes a connection with a new cell before disconnecting with the current cell. As a result, fewer calls are dropped compared to analog or TDMA/GSM networks that use a "hard" hand-off (i.e., disconnecting the call from the current cell before connecting it in the new cell).

  Cost effectiveness: Cells using CDMA are expected to achieve a greater radius of coverage and require fewer cells for a given geographical coverage than newer TDMA/GSM systems for PCS. Fewer cells should result in significant reductions in overall capital requirements, lower ongoing maintenance and operating costs, fewer cell sites to be acquired and greater flexibility in network design.

  Functionality: CDMA offers Sprint Spectrum the capability to customize its service offerings, enabling customers to select advanced features such as simultaneous voice and data transmission and, eventually, high speed data applications.

  Security: CDMA technology is inherently more secure than analog technologies because CDMA works by "digitizing" each call, which is then coded and transmitted using spread spectrum across a 1.25 MHz channel. This constantly changing coding scheme enhances security and privacy by decreasing the opportunity for nonusers to break into the system.

  Capacity: CDMA technology allows a greater number of calls by using the entire frequency spectrum in each cell. The Company believes that CDMA has the capability to increase subscriber capacity to as much as 7 to 10 times that of a typical analog system. Additionally, CDMA technology has the ability to tolerate greater amounts of interference than other digital protocols, which will permit the system to temporarily increase call capacity in a particular cell thereby reducing call blocking. The Company plans to offer advanced features such as wireless data, paging and voice messaging while maintaining the marketing flexibility to offer high volume packages without straining system capacity.

  Recent CDMA networks that have been completed or are in late stage development include:

  . Hong Kong: Hutchison Telecommunications Ltd. launched the world's first commercial CDMA digital wireless network in Hong Kong on October 1, 1995 with 1,000 users. The company began active marketing of its CDMA service in January 1996. By the end of May 1996, the company had more than 20,000 CDMA subscribers.

  . South Korea: On January 1, 1996, Korea Mobile Telecommunications Corp.
    launched CDMA commercial service in an area west of Seoul with 36 CDMA cell sites. As of February 29, 1996, the company had approximately 640 CDMA subscribers. The company launched CDMA service in Seoul in April 1996. Shinsegi Telecommunications Inc. launched CDMA commercial service in the Seoul and Taejon regions of South Korea on April 1, 1996 with 149 cell sites.

  . United States: In the United States, PCS service providers that have indicated their intention of introducing commercial CDMA service include, Ameritech Corporation (1997 or later), Centennial

   Cellular Corp. (second half of 1996), GTE Mobilnet, Inc. (first quarter of
   1997) and PCS PrimeCo L.P. (fourth quarter of 1996). These companies together with Sprint Spectrum comprise 225.6 million Pops or 89.3% of the United States population. In addition, several of the successful bidders in the C Block auctions have announced their intention to adopt CDMA. Winning bidders in the D, E and F Block auctions, which have yet to occur, may also select CDMA. See "--Regulation--PCS Licensing."

  In addition to these PCS networks, traditional cellular providers may use CDMA-based systems as a digital overlay to their existing analog systems in order to improve and expand the range of services they provide. In mid-May, AirTouch Communications, Inc. ("AirTouch") became the first cellular provider to deploy a CDMA-based digital overlay. AirTouch's CDMA-based service is currently only available to selected high-usage customers in Los Angeles.

EQUIPMENT VENDORS

  Sprint Spectrum has selected Lucent and Nortel, two of the leading telecommunications equipment manufacturers, to construct the wireless network because of their extensive experience in wireless technology and their willingness to guarantee delivery against specifications developed by the Company. In addition, the Company has obtained from Nortel and Lucent financing to fund the purchase of their respective equipment and the construction of their assigned portions of the network. To mitigate against a substantial portion of the risks of completion delay and performance of the network and to ensure the Company has received competitive terms and conditions, the Procurement Contracts include, among other things, deferred payment schedules, liquidated damages provisions, extended warranty periods and "most favored customer" status. See "Description of Vendor Contracts and Financing--Vendor Contracts."

  Sprint Spectrum has entered into a three-year purchase and supply agreement for CDMA handsets with Qualcomm Personal Electronics, which is a partnership formed by QUALCOMM Incorporated ("Qualcomm") and Sony Electronics Inc. See "Description of Vendor Contracts and Financing--Vendor Contracts--Handset Agreement". Pursuant to the agreement, Qualcomm will manufacture CDMA handsets for the Company. In addition, Qualcomm will provide training for the Company's sales personnel and will work with the Company to develop new products for the Company's PCS network. The Company also expects to source handsets from other vendors in mid-1997 and is currently negotiating purchase and supply agreements on a preliminary basis with such other vendors.

NETWORK BUILDOUT

  The buildout of the Company's network involves systems design, acquisition of cell sites, equipment procurement, relocation of existing microwave users, interconnection with other communications providers, construction of cell sites, installation of switches, and implementation of advanced management information and billing systems. A planning and engineering team, comprised of approximately 1,350 engineering and operations employees and thousands of independent contractors and consultants, is designing and constructing the Sprint Spectrum network based on the regional marketing and product requirements to meet the Company's targets for consistency, uniformity and reliability.

  Rollout methodology. The Company's principal objective is to maximize population coverage levels within targeted demographic segments and geographic areas. Sprint Spectrum intends to offer commercial service in the fourth quarter of 1996 and expand market coverage to reach approximately 70% of the Pops in its license areas in the aggregate by the end of 1997. Thereafter, the Company will evaluate further coverage expansion on a market-by-market basis, eventually targeting coverage of 80% of the Pops in its license areas in the aggregate, thereby substantially completing its planned network buildout. In developing its PCS network Sprint Spectrum will consider, among other things, population and traffic density, FCC coverage requirements and the ability to cluster groups of markets.

  RF design. The Vendors have completed and the Company has approved the RF design for coverage of 60% of the Pops in the Company's license areas in the aggregate. This process includes cell site design, frequency planning and network optimization for each of Sprint Spectrum's markets. RF engineering also allocates voice channels and assigns frequencies to cell sites taking into consideration both PCS and microwave interference issues.

  Property acquisition. The Company employs 32 MTA directors initially to manage the buildout process and subsequently to have responsibility for operating the network. Property acquisition managers are located within each MTA and are responsible for identifying and obtaining the required property for buildout of the PCS network.

  The Company has hired property acquisition firms for each MTA to assist with acquisition, zoning, permitting and appropriate surveying. The Company will attempt to minimize property acquisition activity through utilization of the Parents' assets and cable infrastructure, where possible. The cell site selection process will require the lease or acquisition of approximately 5,700 sites in 31 MTAs prior to commencement of commercial operations of the Company's PCS network, many of which are likely to require the Company to obtain zoning variances or other local governmental or third-party approvals or permits. As of June 14, 1996, the Company had signed leases or options for 2,705 sites, of which 477 were pending zoning and 245 were zoned and ready for construction. There are currently 133 sites under construction.

  Construction and installation. The equipment Vendors are overseeing the deployment of the PCS network and are subcontracting the construction to Bechtel National, Inc., Black & Veatch and MFS Communications Company, Inc. These firms will act as general construction contractors and employ local construction firms to build the cell sites.

  Microwave relocation. To become operational, Sprint Spectrum must relocate existing 2GHz commercial microwave service users within its MTAs in order to clear its spectrum. The Company has contracted with national vendors to assist in microwave relocation process. Recently, the FCC adopted a microwave relocation cost-sharing plan that limits permissible relocation costs and outlines new procedures for the sharing of relocation costs where the relocation of private microwave facilities benefits multiple broadband PCS licensees. However, the FCC did not shorten the period for mandatory negotiations between broadband PCS licensees and affected private microwave licensees. See "--Regulation."

  Approximately 1,400 co-channel and adjacent-channel microwave paths which may affect Sprint Spectrum's rollout need to be relocated by the Company, of which approximately 600 are required for the service launch. As of June 14, 1996, 746 relocation agreements were under negotiation, 289 agreements had been reached and 101 paths had been relocated. The Company has entered into various cost-sharing arrangements that provide for sharing among affected PCS license holders of expenses associated with microwave relocation. See "Risk Factors--Network Buildout and System Implementation Risks."

  Interconnection. Sprint Spectrum's network will connect to the Public Switched Telephone Network. Such interconnection is required to facilitate originating and terminating traffic between the Company's facilities and both the incumbent local exchange and long distance carriers. The Company is negotiating, or intends to negotiate, interconnection agreements with telephone companies operating or providing service in the areas where the Company is deploying its PCS network. The Company intends to use Sprint as its interexchange carrier and the agreement for such service is covered under the Holdings Partnership Agreement.

  Roaming. Wireless service providers are able to offer service to subscribers from other systems who are traveling in or through their service area. Customers typically pay higher rates while "roaming" outside of their home market. Roaming is made possible in today's analog cellular environment by virtue of common frequency and signaling technology. PCS and analog cellular systems operate on different frequencies and with different signaling technologies.

  Within its own network, the Company plans to offer "traveling" plans for subscribers who use the Company's network outside of their home markets. Features and services will operate identically across all of the Company's markets. As a result, travelers will be encouraged to access the network anytime and anywhere.

  In areas where CDMA-based PCS service is not available, the Company may offer a roaming option on the traditional analog cellular system via dual-mode, dual-band handsets capable of transmitting over either cellular and PCS frequencies. Access to cellular coverage is dependent on availability of dual-mode, dual-band handsets which the Company believes will become available in the first half of 1997. The Company has not entered into any such agreements with any cellular providers nor can there be any assurance that the Company will enter into any agreements. Cellular roaming may not be a service option the Company chooses to offer.

  Information technology. The Company will require advanced and sophisticated management information systems to handle customer care, billing, network management and financial and administrative services. The Company has system development plans directed at launch programs and long-term integrated system solutions. The plans are focused on three primary areas: (i) customer care, including billing systems and customer service and support systems, (ii) network management, including service activation, traffic and usage monitoring, trouble management and operational support systems and (iii) business systems including financial, purchasing, human resources and other administrative systems.

  The Company has retained a number of consultants and contractors to evaluate and implement management information systems to provide billing and customer care. Trials of the billing and service software are expected to begin in the second half of 1996 in anticipation of the fourth quarter of 1996 launch of the Company's PCS services. The long-term vision for the Company's billing system is to integrate all products and services of the Company and, potentially, those of the Parents. Although the Company intends to offer customized billing and may offer a variety of billing services, features and delivery systems, these advanced features will not be available at launch. There can be no assurance that the billing services and customer care services currently planned for launch will be developed on a timely basis. Any delay in the development of such features could cause the Company to alter its initial pricing and promotional structures.

  The Company, through its equipment vendors, plans to introduce sophisticated network management and operations support systems which will facilitate network fault detection, correction and management, performance and usage monitoring and security. System capabilities are being developed which will allow over-the-air activation of the handset and provision of services.

  Information systems to support general business applications such as accounting, payroll, accounts payable, and human resources are being obtained or developed in time for the Company's initial launch. A number of financial systems have been installed and are being tested.

RELATIONSHIP WITH PARTNERS AND PARENTS

  The Company's relationship with the Partners and the Parents is an important aspect of its strategy for achieving its objective of becoming a leading provider of wireless communications products and services in the United States. In order to capitalize on the rapid growth in business and consumer demand for a single provider of telecommunications services, the Company intends to use its own marketing efforts, the marketing services of the Partners' affiliates, existing distribution channels and customer relationships. The Company intends to capitalize on the communications expertise of each Parent including local exchange carrier services, cable services and long distance services. Subject to certain exceptions, the Partners and the Parents have agreed to cooperate with the Company to cross-market the Company's wireless services with the long distance, local telephone and cable-based entertainment services of the Parents in order to accelerate subscriber growth and increase retention rates while improving overall customer satisfaction. The Company will promote its wireless services using the Sprint brand among Sprint's 14 million long distance and local telephone customers and the Cable Parents' 20 million cable television customers. See "--Trademarks."

  The Holdings Partnership Agreement governs the basic relationships between the Partners and the Company and provides a structure for subsequent agreements with the Partners and their affiliates, including the Parents. See "The Partnership Agreements--Holdings Partnership Agreement." The Company recently entered into an agreement with Sprint to sell the Company's paging services. Sprint will serve as the Company's agent for selling traditional paging services and will market these services through direct mail, direct sales, employee programs, advertising and promotions. The foregoing agreement will not affect the Company's ability to offer paging services as part of its integrated wireless service package, once it is able to do so. With the exception of this agreement, an agreement regarding use of the Sprint trademark (described below) and certain immaterial leases, the Company has not yet entered into any additional agreements with the Partners or the Parents. Pursuant to the Holdings Partnership Agreement, each Partner, except Comcast in certain areas, has agreed to provide certain services to the Company in connection with the operation of the network, including antenna siting and installation, signal transmission between cell sites and switching locations and provision of primary power, standby power and maintenance. The pricing and details relating to the provision of such services will be negotiated at the local level and are not governed by the Holdings Partnership Agreement. Comcast is not required to provide such services within the Philadelphia MTA and certain surrounding areas in Pennsylvania, New Jersey, Delaware and Maryland (the "Comcast Area") because it owns cellular licenses for such areas and the provision of such services to the Company would violate FCC regulations. See "The Partnership Agreements--Holdings Partnership Agreement."

  Subject to certain conditions, the Company expects to enter into sales agency agreements with the Partners for the co-marketing of wireless services, local and long distance telephone services and the cable-based entertainment services by Sprint and the Cable Parents. Sprint and the Cable Parents and their respective subsidiaries (except for Comcast and its subsidiaries in the Comcast Area) will be non-exclusive sales agents for the Company's wireless services. The Company, in turn, will be a non-exclusive sales agent for those services Sprint and the Cable Parents make available to the Company. The Company has not entered into any such sales agency agreements with the Parents.

THE WIRELESS TELECOMMUNICATIONS INDUSTRY

  Overview. Wireless telecommunications networks use a variety of radio frequencies to transmit voice and data in place of, or in addition to, standard landline telephone networks. Wireless telecommunications technologies include one-way radio applications, such as paging services, and two-way radio applications, such as cellular telephone and specialized mobile radio ("SMR") networks. Each application operates in a distinct radio frequency block.

  Since its initial introduction in 1983, commercial cellular telephone service has grown dramatically and now dominates the wireless telecommunications market. Annual service revenues for the cellular telephone industry set a record of over $19 billion during 1995 (an increase from approximately $482 million in 1985). The number of cellular telephone subscribers nationwide has grown from approximately 680,000 in 1986 to an estimated 34 million at December 31, 1995. The number of cellular telephone subscribers has grown at a compounded annual rate of 46.7% over the last three years. PCIA estimates that the number of cellular and PCS wireless service subscriptions will be over 104 million by the year 2005 and that PCS subscriptions will account for approximately 40 million of such subscriptions.

  Most cellular services currently transmit voice and data signals over analog-based systems, which use one continuous electronic signal that varies in amplitude or frequency over a single radio channel. Digital systems, on the other hand, convert voice or data signals into a stream of digits that is compressed before transmission, enabling a single radio channel to carry multiple simultaneous signal transmissions. This enhanced capacity, along with enhancements in digital protocols, allows digital-based wireless technologies to offer new and enhanced services, such as greater call privacy, and more robust data transmission features, such as "mobile office" applications (including facsimile, electronic mail and connecting notebook computers with computer/data networks).

  While digital technology generally reduces the effect of transmission interference relative to analog technology, capacity limitations in the 8 Kb cellular digital handsets now deployed by most digital wireless operators also cause a perceptible decline in voice quality. This gap in voice quality has proven to be a significant barrier to cellular operators seeking to switch their customers from analog to digital service. Enhanced 13 Kb digital handsets are now being developed by vendors for both PCS and digital cellular systems and are expected to be available by mid-1997. These new handsets are expected to offer digital transmission quality comparable to, if not better than, current analog cellular handsets.

  PCS is expected to be the first all-digital wireless service and will be able to provide enhanced integrated services not currently offered by traditional analog cellular providers, a wider range of service options, including integrated voicemail, enhanced custom-calling and short-messaging. The Company expects to offer, when the necessary equipment is available, high-speed data transmissions to and from computers, advanced paging services, facsimile services and internet access service.

  The Company believes that these enhanced features and increased services will contribute to the acceleration of growth in the wireless telecommunications market and that PCS providers will be the first direct wireless competitors to cellular providers and the first to offer mass market all-digital mobile networks.

  The Company believes that the initial experience of service providers in international markets where PCS has already been introduced provides support for the forecasted rapid growth of PCS in the United States. For example, the launch of PCS networks in the U.K. and Japan has initially increased competition, stimulated demand and increased penetration rates in the entire wireless market. In less than two years, the U.K.'s two PCS operators have gained over 600,000 subscribers, representing approximately 15.5% market share of the total wireless market and 40% of new wireless subscribers over the same period. In Japan, the two new PCS licensees activated 87,000 new subscribers in their first month of operations. The rate of new PCS subscriber activations is now over one million per year.

  PCS licenses differ from existing cellular and SMR licenses in three basic ways: frequency assignment, amount of spectrum and geographic license areas. PCS networks will operate in a higher-frequency band (1850-1990 MHz) compared to the cellular and SMR frequency (800-900 MHz). PCS will also be comprised of either 10 MHz of spectrum or 30 MHz of spectrum versus 25 MHz of spectrum for cellular networks. As a result of the improved capacity of the infrastructure and large allocation of spectrum, PCS will have more capacity for new wireless services such as data and video transmission. Finally, the geographic areas for PCS licenses are divided differently than for cellular licenses. PCS is segmented among 51 MTAs or 493 Basic Trading Areas ("BTAs") as opposed to cellular's 306 metropolitan statistical areas ("MSAs") and 428 rural service areas ("RSAs"). An MTA license generally covers a much larger geographic area than a BTA, MSA or RSA license. SMR service areas are defined by the United States Department of Commerce Bureau of Economic Analysis Economic Areas ("EAs"). There are 175 EAs covering the continental United States and its possessions. EAs are smaller than MTAs, but are larger than BTAs, MSAs and RSAs.

  Operation of wireless systems. Two-way wireless service areas are divided into multiple regions called "cells," each of which contains a base station consisting of a transmitter, a receiver and signaling equipment. The cells are typically configured on a grid in a honeycomb-like pattern, although terrain factors (including natural and man-made obstructions) and signal coverage patterns may result in irregularly shaped cells and overlaps or gaps in coverage. Cellular system cells generally have a radius ranging from two miles to 25 miles. PCS system cells are expected to have a radius ranging from one-quarter mile to 12 miles, depending on the PCS technology being used and the terrain. The base station in each cell is connected by microwave, fiber optic cable or telephone wires to a switching office, which uses computers to control the operation of the wireless telephone system for its entire service area. The switching office controls the transfer of calls from cell to cell as a subscriber's handset travels, manages call delivery to handsets, allocates calls among the cells within the system and connects calls to the local landline telephone system or to a long distance telephone carrier. Wireless service providers have entered into interconnection agreements with various local exchange carriers and interexchange carriers, thereby integrating the wireless telephone system with landline telecommunications systems. Once two-way wireless systems are fully interconnected with landline telephone networks and long distance networks, subscribers can receive and originate both local and long distance calls from their wireless telephones.

  The signal strength of a transmission between handset and a base station declines as the handset moves away from the base station, the switching office and the base stations monitor the signal strength of calls in progress. When the signal strength of a call declines to a predetermined level, the switching office may "hand off" the call to another base station that can establish a stronger signal with the handset. If a handset leaves the service area of the wireless service provider, the call is disconnected unless an appropriate technical interface is established to hand off the call to an adjacent system.

  Operators of wireless systems frequently agree to provide service to subscribers from other compatible systems who are temporarily located in or traveling through the service area. Such subscribers are called "roamers." Agreements among system operators allocate revenues received from roamers. With automatic roaming, wireless subscribers are preregistered in certain systems outside their service area and receive service automatically while they are roaming, without having to notify the switching office. Other roaming features permit calls to a subscriber to "follow" the subscriber into different systems, so that the subscriber will continue to receive calls in a different system just as if the subscriber were within his or her service area.

  While PCS and cellular networks utilize similar technologies and hardware, they operate on different frequencies and use different signaling protocols. As a result, it generally will not be possible for users of one type of network to roam on a different type of network outside of their service area, or to hand off calls from one type of network to another. Digital signal transmission is accomplished through the use of frequency management technologies, or protocols. These protocols manage the radio channel either by dividing it into distinct time slots (TDMA) or by assigning specific coding instructions to each packet of digitized data that comprises a signal (CDMA). While the FCC has mandated that licensed cellular networks in the United States must utilize compatible analog signaling protocols, the FCC has not mandated a universal digital signaling protocol. Currently, three principal competing, incompatible signaling protocols have been proposed by various vendors for use in PCS networks: GSM, CDMA and TDMA. Because these protocols are incompatible, a subscriber of a network that relies on GSM technology, for example, will be unable to use his or her handset when traveling in an area served only by CDMA or TDMA-based wireless operators, unless he carries a dual-mode, dual-band handset that permits the subscriber to use the cellular network in that area. Currently, such dual-mode, dual-band handsets are not commercially available. For this reason, the success of each protocol will depend both on its ability to offer enhanced wireless service and on the extent to which its users will be able to use their handsets when roaming outside their service area.

  Wireless subscribers generally are charged separately for monthly access, air time, long distance calls and custom calling features (although custom calling features may be included in monthly access charges in certain pricing plans). Wireless system operators pay fees to local exchange companies for access to their networks and toll charges based on standard or negotiated rates. When wireless operators provide service to roamers from other systems, they generally charge roamer air time usage rates, which usually are higher than standard air time usage rates for their own subscribers, and additionally may charge daily access fees. Special, discounted rate roaming arrangements, often between neighboring operators who wish to stimulate usage in their respective territories, provide for reduced roaming fees and no daily access fees.

COMPETITION

  General. The wireless telecommunications industry is experiencing significant technological change, as evidenced by the increasing pace of improvements in the capacity and quality of digital technology, shorter cycles for new products and enhancements and changes in consumer preferences and expectations. Accordingly, the Company expects competition in the wireless telecommunications business to be dynamic and intense as a result of the entrance of new competitors and the development of new technologies, products and services.

  Each of the markets in which the Company competes will be served by other two-way wireless service providers, including cellular and PCS operators and resellers. Many of these competitors have been operating for a number of years, currently serve a substantial subscriber base and have significantly greater financial and technical resources than those available to the Company. Certain of the Company's competitors are operating, or planning to operate, through joint ventures and affiliation arrangements, wireless telecommunications systems that encompass most of the United States.

  The Company also will face competition from other current or developing technologies, such as paging, Enhanced Specialized Mobile Radio ("ESMR") and satellite networks. In addition, as a result of advances in digital technology, ESMR operators have begun to design and deploy digital mobile networks that increase the channel capacity of ESMR systems to a level that may be competitive with that of cellular systems. A limited number of ESMR operators have recently begun offering short messaging, data services and interconnected voice telephony services on a limited basis. Several ESMR licensees have recently merged into one company and plan to build and operate digital mobile networks in most major United States markets.

  In addition, several entities have received and several others are seeking FCC authorization to construct and operate global satellite networks to provide domestic and international mobile communications services from geostationary and low earth orbit ("LEO") satellites. While geostationary orbiting satellites are subject to transmission delays inherent in high earth orbit satellite communications, a mobile satellite system could reduce transmission delays with LEO satellites and could augment or replace communications with segments of land-based wireless systems. Based on current technologies, however, satellite transmission services are not expected to be competitively priced relative to the Company's product offering in its markets. Sprint has an interest in a satellite-based mobile telecommunications business entity.

  Continuing technological advances in telecommunications and FCC policies that encourage the development of new spectrum-based technologies make it impossible to predict the extent of future competition. The FCC has adopted rules that provide preferences, including discounted licenses, to companies that develop new spectrum-based communications technologies without bidding in FCC-sanctioned auctions. Such a preference may encourage the development of new technologies that compete with cellular and PCS service. In addition, the Omnibus Budget Reconciliation Act of 1993 (the "Budget Act") requires, among other things, the allocation to commercial use of a portion of 200 MHz of the spectrum currently reserved for government use. It is possible that some portion of the spectrum that is reallocated will be used to create new land-mobile services or to expand existing land-mobile services.

  The Company expects to compete with other communications technologies that now exist, such as conventional mobile telephone service, ESMR systems and paging services and with cellular and PCS resellers. In the future, cellular service and PCS will also compete more directly with traditional landline telephone service providers and with cable operators who expand into the offering of traditional communications services over their cable systems. In addition, the Company may face competition from technologies that may be introduced in the future.

  The Company anticipates that market prices for two-way wireless services generally will decline in the future based upon increased competition. The Company will compete to attract and retain customers principally on the bases of services and features, its customer service, the size and location of its service areas and pricing. The Company's ability to compete successfully will also depend, in part, on its ability to anticipate and respond to various competitive factors affecting the industry, including new services that may be introduced, changes in consumer preferences, demographic trends, economic conditions and discount pricing strategies by competitors, which could adversely affect the Company's operating margins.

  The Company's PCS business will directly compete with several other PCS providers in each of its PCS markets, including AT&T Wireless Services, Inc., BellSouth Telecommunications, Inc., Omnipoint Corporation, Pacific Bell Mobile Services, Inc., PCS PrimeCo L.P. and Western Wireless Corporation. The Company also expects that existing analog wireless service providers in the PCS markets, some of which have been operational for a number of years and have significantly greater financial and technical resources than those available to the Company, will upgrade their systems to provide comparable services in competition with its PCS system. These cellular competitors include AirTouch, AT&T Wireless Services, Inc., BellSouth Mobility, Inc., Ameritech Mobile Communications, Inc., Bell Atlantic NYNEX Mobile, Southwestern Bell Mobile Systems, GTE Mobilnet, Inc. and U.S. Cellular Corp.

  Handsets used for CDMA-based PCS systems will not be automatically compatible with cellular systems, and vice versa. The Company expects dual-mode, dual-band telephones to be commercially available in the first half of 1997 (although sufficient quantities may not be commercially available until the third quarter of 1997). Once such handsets are available, if the Company decides to offer roaming services, subscribers may be able to roam by using the existing cellular wireless system in other markets. Until then, this lack of interoperability may impede the Company's ability to attract current cellular subscribers or potential new wireless communication subscribers that desire the ability to access different service providers in the same market.

  Initially, the cost to the Company of PCS handsets may not be competitive with the cost to analog operators of analog cellular handsets. While the Company believes that its PCS handsets will be competitively priced as compared to digital cellular handsets of comparable size, weight and features, cellular operators may subsidize the sale of digital handset units at prices below those with which the Company can compete through the Company's handset subsidies.

REGULATION

  The FCC regulates the licensing, construction, operation, acquisition and interconnection arrangements of wireless telecommunications systems in the United States under the Communications Act of 1934, as amended by the Telecommunications Act of 1996 (the "Communications Act"). Pursuant to the Communications Act, the FCC has promulgated a series of rules, regulations and policies to (i) grant or deny licenses for PCS frequencies, (ii) grant or deny PCS license renewals, (iii) rule on assignments and/or transfers of control of PCS licenses, (iv) govern the interconnection of PCS networks with other wireless and wireline carriers, (v) impose fines and forfeitures for violations of any of the FCC's rules and (vi) regulate the technical standards of PCS networks.

  PCS licensing. The FCC established service areas for PCS throughout the United States and its possessions and territories based upon the Rand McNally market definition of 51 MTAs and 493 smaller BTAs. At least two BTAs are contained within each MTA.

  The FCC has allocated 120 MHz of radio spectrum in the 1850 to 1990 MHz band, divided into six separate spectrum blocks, for licensed broadband PCS services. The A and B Blocks are 30 MHz each and are allocated to the 51 MTAs. The FCC sponsored auctions for the A and B Blocks that ended in March 1995, and the FCC granted the A and B Block licenses in June 1995. The A and B Block auction raised a total of $7.74 billion representing an average price of $14.81 per Pop. WirelessCo was granted licenses in 29 of 51 MTAs. PhillieCo, which will become affiliated with Sprint Spectrum, was granted a license for one MTA. The remaining blocks, C (30 MHz), D (10 MHz), E (10 MHz), and F (10
MHz), are allocated to the 493 BTAs. The C Block auctions ended on May 6, 1996. Eventually, a PCS license will be awarded for each block in every MTA or BTA for a total of more than 2,000 licenses.

  The FCC has adopted rules setting out three separate spectrum aggregation limits that may affect PCS licensees. First, a single PCS licensee may not hold multiple PCS licenses that are granted for more than 40 MHz of spectrum in a single geographic area. Second, a cellular licensee may hold an attributable interest in no more than one 10 MHz PCS license (i.e., ownership of a 30 MHz PCS license is prohibited) for a PCS service area that significantly overlaps with the cellular licensee's service area. However, following a court remand, the FCC initiated a rulemaking to determine whether to retain this cross-ownership restriction. Third, a single entity cannot have a combined attributable interest (20% or greater interest in any license) in broadband PCS, cellular and special mobile radio licenses totalling more than 45 MHz in a single market.

  In compliance with FCC restrictions on common ownership of cellular and broadband PCS interests in overlapping market areas, Sprint, with prior FCC approval, in March 1996 undertook a tax-free spin-off of its cellular interests to Sprint's shareholders. Sprint's former cellular interests are now held by 360(degrees) Communications Company. Subsequent to the spin-off, 360(degrees) Communications Company operates as an independent entity.

  Pioneer's preference program. Holdings has a non-controlling equity interest in APC, one of three recipients of an FCC broadband PCS Pioneer's Preference license ("Pioneer's Preference") which effectively reduces the cost of a license by awarding it outside of the auction process. Holdings also expects to have a non-controlling interest in Cox-California, which will hold a broadband PCS Pioneer's Preference license awarded to

Cox. Following several parties' unsuccessful legal challenges in the United States Court of Appeals for the District of Columbia Circuit to the FCC's awards of Pioneer's Preferences, the FCC in March 1996 ruled that the Pioneer's Preference licensees must begin making installment payments on their licenses. The FCC has determined that Cox and APC, who were not required to participate in the PCS auctions, nonetheless must pay, respectively, approximately $252 million, plus interest, for the Los Angeles-San Diego MTA and approximately $102 million, plus interest, for the Washington-Baltimore MTA over a five-year period.

  Transfers and assignments of PCS licenses. Pursuant to the Communications Act, the FCC must give prior approval to the assignment or transfer of control of a PCS license. In addition, the FCC has established transfer disclosure requirements that require licensees that assign or transfer control of a PCS license within the first three years to file associated contracts for sale, option agreements, management agreements or other documents disclosing the total consideration that the applicant would receive in return for the transfer or assignment of the license. Non-controlling interests in an entity that holds a PCS license or PCS networks generally may be bought or sold without prior FCC approval.

  Foreign ownership restrictions. The Communications Act restricts foreign investment in and ownership of certain FCC radio licensees, including PCS licensees. Non-United States citizens or their representatives, foreign governments or their representatives, or corporations organized under the laws of a foreign country may not own more than 20% of a common carrier PCS licensee directly or more than 25% of the parent of a common carrier PCS licensee. If it would serve the public interest, the FCC has the authority to permit the parent of the licensee to exceed the 25% limit. However, the FCC lacks the authority to permit a licensee itself to exceed the 20% limit on foreign ownership.

  If an entity fails to comply with the foreign ownership requirements, the FCC may order the entity to divest alien ownership to bring the entity into compliance with the Communications Act. Other potential sanctions include fines, a denial of renewal or revocation of the license. The Company has no knowledge of any present foreign ownership in violation of the Communications Act.

  The Telecommunications Act of 1996 ("1996 Act") eliminates the existing restrictions on the number of alien officers and directors of FCC licensee companies and companies controlling FCC licensees.

  Conditions on PCS licenses. All PCS licenses are granted for 10-year terms conditioned upon timely compliance with the FCC's buildout requirements. Pursuant to the FCC's buildout requirements, all 30 MHz broadband PCS licensees must construct facilities that offer coverage to one-third of the population of their service area(s) within five years of their initial license grant(s) and to two-thirds of the population within 10 years. Licensees that fail to meet the buildout requirements may be subject to license forfeiture. The FCC intends to conduct random audits to ensure that licensees are in compliance with the FCC's holding period and attribution rules. Rule violations could result in license revocations, forfeitures or fines.

  PCS license renewal. PCS licensees can renew their licenses for an additional 10 years. PCS renewal applications are not subject to auctions. However, under the FCC's rules, third parties may oppose renewal applications and/or file competing applications. If one or more competing applications are filed, a renewal application will be subject to a comparative renewal hearing. The FCC's rules afford PCS renewal applicants involved in comparative renewal hearings with a "renewal expectancy." The renewal expectancy is the most important comparative factor in a comparative renewal hearing and is applicable if the PCS renewal applicant has: (i) provided "substantial" service during its license term; and (ii) substantially complied with all applicable FCC rules and policies as well as the Communications Act. The FCC's rules define "substantial" service as service that is sound, favorable and substantially above the level of mediocre service that might minimally warrant renewal.
  FCC relocation requirements. The spectrum allocated by the FCC for PCS services is now occupied by existing microwave facilities. PCS licensees must relocate such incumbent microwave facilities operating on the same frequencies to avoid interference problems. The FCC's rules require the PCS licensee to provide the microwave licensee with comparable facilities at the PCS licensee's own expense and to ensure the facilities are "equal to or superior to existing facilities." In order to encourage parties to negotiate relocation agreements, the FCC's rules require, for existing licensees other than public safety agencies, a two-year voluntary negotiation period followed by a one-year mandatory negotiation period if voluntary negotiations fail. Separate negotiation periods are applicable to public safety agencies, which are entities dedicating a majority of their communications systems for police, fire or emergency medical services operations involving safety of life and property. The FCC's rules require public safety agencies to undertake a three-year voluntary negotiation period followed by a two-year mandatory negotiation period, if necessary. If an agreement is not reached, the incumbent microwave licensee may be involuntarily relocated provided that the PCS licensee pays for comparable facilities. The FCC recently revised its microwave relocation rules to clarify permissible relocation costs that must be assumed by PCS licensees during the mandatory period and to implement new procedures for the sharing of relocation costs where the relocation of private microwave facilities benefits multiple broadband PCS licensees.

  FCC interconnection requirements. The FCC regulates the terms of interconnection between broadband PCS networks and the networks of wireline and other wireless providers of interstate communications services. Pending FCC proceedings address the various interconnection obligations that could affect broadband PCS and other wireless service providers. In one proceeding, the FCC is reviewing its policies regarding proper compensation arrangements between interconnecting broadband PCS providers and LECs when the carriers terminate each other's calls. The FCC is also examining whether to mandate direct interconnections between wireless networks.

  The 1996 Act contains specific provisions regarding the interconnection obligations of telecommunications carriers. The FCC has initiated a rulemaking to determine, among other things, the extent to which certain provisions of the 1996 Act apply to PCS/LEC interconnection agreements. If these provisions are applied to PCS, state public utility commissions will be required to approve interconnection agreements between PCS providers and LECs.

  Other FCC requirements. In June 1996, the FCC adopted rules that prohibit broadband PCS providers from unreasonably restricting or disallowing resale of their services or unreasonably discriminating against resellers. Resale obligations will automatically expire five years after the FCC has concluded its initial round of licensing of currently allocated broadband PCS spectrum. The FCC is expected to conclude its initial licensing round by early 1997. The FCC is considering whether wireless providers should be required to offer unbundled communications capacity to resellers who intend to operate their own switching facilities.

  The FCC recently extended an existing rule to require broadband PCS and other Commercial Mobile Radio Service ("CMRS") providers to provide "manual" roaming service that allows customers of one wireless provider to obtain service while roaming in another wireless provider's service area. Such customers must first establish a service relationship with the host system, by, for example, supplying a valid credit card number to the host system. In addition, the FCC is considering whether broadband PCS and other CMRS providers should be required also to offer "automatic" roaming agreements on a nondiscriminatory basis that would allow customers to roam by simply turning on their handsets in a host market.

  The FCC recently adopted rules permitting broadband PCS networks and other CMRS providers to provide wireless local loop and other fixed services that would directly compete with the wireline services of LECs. In June 1996, the FCC adopted rules requiring broadband PCS and other CMRS providers to implement enhanced emergency 911 capabilities within 18 months after the effective date of the FCC's rules.

  The Company may use common carrier point-to-point microwave and traditional landline facilities to connect cell sites and to link them to their respective main switching offices. The FCC will license separately these microwave facilities and regulates the technical parameters and service requirements of these facilities.

  Other federal regulations. Wireless systems must comply with certain FCC and FAA regulations regarding the siting, lighting and construction of transmitter towers and antennaes. In addition, certain FCC environmental regulations may cause wireless networks to become subject to regulation under the National Environmental Policy Act.

  Recent events: The Telecommunications Act of 1996. On February 8, 1996, Congress enacted the 1996 Act. The 1996 Act is supposed to create a procompetitive, deregulatory national policy to accelerate competitive development of telecommunications offerings, expand the availability of telecommunications services to all segments of the public and streamline regulation of the telecommunications industry by removing regulatory burdens. The FCC, state public utilities commissions and a federal-state joint board are charged with implementing the 1996 Act. On February 12, 1996, the FCC released its tentative schedule for implementation of the 1996 Act's mandates, many of which will be implemented within six to 18 months. Some specific provisions of the 1996 Act are expected to affect PCS service providers.

  Expanded interconnection obligations. Under the 1996 Act, all telecommunications carriers, likely including broadband PCS providers, must interconnect with other carriers. The 1996 Act also imposes a detailed list of "interconnect" obligations upon LECs including resale, number portability, dialing parity, access to rights-of-way and reciprocal compensation.

  Review of universal service requirements. Although the 1996 Act contemplates that wireless providers will "make an equitable and non-discriminatory contribution" to support the cost of providing universal service, the FCC is authorized to exempt carriers if their contribution would be de minimis.

  Public utility "telecommunications" services. The 1996 Act modifies the Public Utilities Holding Company Act of 1935 to permit public utilities subject to that act to engage in the provision of telecommunications and information services.

  BOC entry into in-region interLATA services. Before engaging in in-region interLATA services, the 1996 Act requires Bell Operating Companies ("BOCs") to provide access and interconnection to one or more unaffiliated competing providers of telephone exchange service. BOCs must offer the following interconnection services on a non-discriminatory basis: interconnection and unbundled access; access to poles, ducts, conduits and rights-of-way owned or controlled by BOCs; unbundled local loops; unbundled local transport; unbundled local switching; access to emergency 911, directory assistance, operator call completion and white pages; access to telephone numbers, databases and signaling for call routing and completion; number portability; local dialing parity; reciprocal compensation; and resale.

  The 1996 Act permits BOCs immediately to provide "incidental" interLATA services including the provision of CMRS. The FCC intends to open a proceeding to assess under what conditions BOCs that provide CMRS, including PCS, can provide long distance services over their CMRS networks.

  BOC commercial mobile joint marketing. Under the 1996 Act, BOCs and any other company may jointly market and sell commercial mobile services, including cellular and PCS, together with telephone exchange service, exchange access, intraLATA telecommunications service, interLATA telecommunications service and information services. A BOC, however, may not jointly market telephone exchange service and any long distance service until certain conditions have been met.

  Wireless facilities siting. Under the 1996 Act, states and localities cannot regulate the placement of wireless facilities so as to "prohibit" the provision of wireless services or to "discriminate" among providers of such services. In addition, so long as a wireless system complies with the FCC's rules, the 1996 Act prohibits states and localities from using environmental effects as a basis to regulate the placement, construction or operation of wireless facilities.

  Equal access. Under the 1996 Act, wireless providers are not required to provide equal access to common carriers for toll services. However, the FCC is authorized to require unblocked access to toll carriers subject to certain conditions.

  Deregulation. The 1996 Act requires the FCC to forebear from applying any statutory or regulatory provision if it is not necessary to keep telecommunications rates and terms reasonable or to protect customers. Correspondingly, a state may not apply a statutory or regulatory provision that the FCC decides not to apply. In addition, the FCC must review its telecommunications regulations every two years to determine if any can be eliminated or modified as no longer in the public interest as a result of increased competition.

  Elimination of alien officer/director restrictions. The 1996 Act eliminates the existing restrictions on the number of alien officers and directors of FCC licensee companies and companies controlling FCC licensees.

FACILITIES AND EMPLOYEES

  As of March 31, 1996, the Company occupied approximately 47,000 square feet of leased headquarters space in Kansas City, Missouri. The Company is planning to relocate its headquarters to new leased space of approximately 156,000 square feet in Kansas City this summer. The Company believes that this new facility should serve its needs adequately for the foreseeable future. The Company currently has leased 33 MTA offices (approximately 486,000 square feet in aggregate) and expects that additional facilities will be needed eventually to house customer service and network monitoring personnel. Management believes that the Company will be able to lease office space as needed on acceptable terms. The Company is also leasing space for base station towers and switch sites as it constructs its nationwide network. As of June 14, 1996, the Company had leased or purchased 39 switch sites and had entered into leases or options for a total of 2,705 cell sites. The Company anticipates leasing, acquiring or otherwise obtaining up to a total of approximately 5,700 such sites in preparation for initial commercial launch.

  At May 31, 1996, the Company had no employees; Holdings, however, employed 1,600 personnel, all of whom are working on behalf of the Company. Pursuant to a services agreement, the Company reimburses Holdings for the payroll expense and benefits associated with all 1,600 employees. None of Holdings employees is represented by a labor union. Management believes that Holdings' employee relations are good. The Company and Holdings are engaging independent contractors to perform a variety of functions, including construction and maintenance of the Company's network, research, advertising, accounting and data processing.

TRADEMARKS

  The Company does not currently own any trademarks or patents, though it expects to apply for and develop trademarks, service marks and patents in the ordinary course of business. Sprint is a registered trademark of Sprint Communications Company, L.P. ("Sprint Communications") and is licensed to Holdings on a royalty-free basis pursuant to a trademark license agreement between Sprint Communications and Holdings. Sprint Communications may terminate this agreement (i) upon the dissolution and winding up of the Company, (ii) upon the bankruptcy of the Company, (iii) upon the failure of the Company to perform in accordance with the material terms of the agreement or for a breach of its representations and warranties or (iv) if the Company challenges Sprint's rights to the Sprint trademark and the associated logo. The Company may terminate the agreement (i) if Sprint Communications abandons or fails to support its trademark and associated logo, (ii) upon the bankruptcy of Sprint Communications, (iii) if Sprint conflicts with the Company's rights to use the trademark and associated logo or (iv) if Sprint Communications breaches its covenant to license the trademark and associated logo to additional licensees in accordance with the terms of the agreement. Subject to certain conditions, each of the Company and Sprint Communications may terminate the agreement if a controlled affiliate of Sprint ceases to own any equity interest in Holdings. Within thirty days of termination, or, in certain circumstances on a specified termination date, the Company's rights to use the trademark and associated logo will cease.

  Pursuant to certain of its third party supplier contracts, Sprint Spectrum has certain rights to use third party supplier trademarks in connection with the buildout, marketing and operation of its network.

LEGAL PROCEEDINGS

  On March 14, 1996, the Company filed a lawsuit against the City of Medina, Washington in the United States District Court for the Western District of Washington. The Medina City Council passed a resolution on

February 13, 1996 creating a six-month moratorium (which may be extended) on approval of permits for wireless communication facilities in the City of Medina. The Company is seeking injunctive and declaratory relief against this resolution under the 1996 Act. The Court denied the Company's motion for preliminary injunctive relief in May 1996. Although the ultimate outcome of this litigation is uncertain, the Company is confident that adjudication of this matter will not delay the introduction of service in the Seattle, Washington MTA. See "Business--Regulation."

  The Company is involved in various legal proceedings incidental to the conduct of its business. While it is not possible to determine the ultimate disposition of each of these proceedings, the Company believes that the outcome of such proceedings, individually and in the aggregate, will not have a material adverse effect on the Company's financial condition or results of operations.

                                  MANAGEMENT

EXECUTIVE OFFICERS OF THE ISSUERS AND HOLDINGS PARTNERSHIP BOARD
REPRESENTATIVES

  The executive officers of the Issuers and their respective positions with Sprint Spectrum and FinCo are set forth below. In addition, the representatives of the Partnership Board of Holdings are set forth below. Sprint Spectrum does not have a partnership board but is managed by Holdings in its capacity as general partner. The Board of Directors of FinCo is comprised of Ronald T. LeMay, Robert M. Neumeister, Jr. and Joseph M. Gensheimer. The ages of the individuals set forth below are as of June 1, 1996.

        NAME                    AGE                  POSITIONS
        ----                    ---                  ---------
Ronald T. LeMay*...............  50 Chief Executive Officer and President of
                                     Sprint Spectrum; President of FinCo;
                                     Chairman of the Partnership Board of
                                     Holdings
Arthur A. Kurtze...............  51 Chief Technology Officer of Sprint Spectrum
Bernard A. Bianchino...........  47 Chief Business Development Officer of
                                     Sprint Spectrum
Robert M. Neumeister, Jr.......  46 Chief Financial Officer of Sprint Spectrum;
                                     Vice President and Treasurer of FinCo
F. Edward Mattix...............  43 Chief Public Relations Officer of Sprint
                                     Spectrum
Joseph M. Gensheimer...........  44 General Counsel and Secretary of Sprint
                                     Spectrum; Secretary of FinCo
William T. Esrey...............  56 Holdings Partnership Board Representative
Gary D. Forsee.................  46 Holdings Partnership Board Representative
Gerald W. Gaines...............  40 Holdings Partnership Board Representative
Arthur B. Krause...............  54 Holdings Partnership Board Representative
James O. Robbins...............  53 Holdings Partnership Board Representative
Lawrence S. Smith..............  48 Holdings Partnership Board Representative

- - --------

* Mr. LeMay has returned to Sprint as President and Chief Operating Officer, although he is continuing to serve as Chief Executive Officer and President until a successor is named.


RONALD T. LEMAY, CHIEF EXECUTIVE OFFICER AND PRESIDENT

  Ronald T. LeMay is Chief Executive Officer and President of the Company and President and Chief Operating Officer of Sprint. Mr. LeMay began his telephony career with Southwestern Bell Telephone Company in 1972. In 1983, Mr. LeMay was appointed Regional Vice President of External Affairs for AT&T Communications in Kansas City and in February 1985, he was named Vice President and Comptroller for AT&T Communications where he served until July 1985 when he joined United Telephone System, Inc. (a Sprint company) as Vice President and General Counsel. In 1986, Mr. LeMay became Senior Vice President of Operations for the United Telephone System. He became Executive Vice President of Corporate Affairs for Sprint in 1987 and Executive Vice President of Staff for the Long Distance Division in November 1988. In October of 1989, Mr. LeMay was appointed President and Chief Operating Officer for the Long Distance Division, a position he held until assuming responsibility for the Company in March 1995. Mr. LeMay is the Vice Chairman of the Board of Directors of Sprint and a director of the Mercantile Bank of Kansas City and Yellow Corporation.

ARTHUR A. KURTZE, CHIEF TECHNOLOGY OFFICER

  Arthur A. Kurtze was appointed Chief Technology Officer of the Company in June 1995. Prior to joining the Company, Mr. Kurtze was Senior Vice President--Operations for Sprint's Local Telecommunications Division. Prior to joining Sprint in March 1993, Mr. Kurtze was Executive Vice President in charge of strategic planning and corporate development for Centel Corp.
Mr. Kurtze joined Centel in 1972 and served in various positions there, including Vice President of Centel Communications Co., Vice President--Staff of Centel Business Systems, Vice President--Market Planning for Centel Corp., Group Vice President of Centel Cable Television Co. and Senior Vice President--Planning and Technology.

BERNARD A. BIANCHINO, CHIEF BUSINESS DEVELOPMENT OFFICER

  Bernard A. Bianchino was appointed Chief Business Development Officer of the Company in September 1995. Most recently, Mr. Bianchino was Executive Vice President, General Counsel and External Affairs for Qwest Communications Corporation. He served as Vice President--Law, General Business for Sprint from 1992 to 1994 and as General Attorney; Vice President and Associate General Counsel for US Sprint Communications Company from 1986 to 1992. From 1978 to 1986, Mr. Bianchino was counsel to a number of affiliates of Exxon Corporation in its Enterprises Group, including Reliance Comm/Tec (now RELTEC) and Exxon Office Systems. Prior to joining Exxon, he was an attorney with the United States Department of Energy.

ROBERT M. NEUMEISTER, JR., CHIEF FINANCIAL OFFICER

  Robert M. Neumeister, Jr. was named Chief Financial Officer of the Company in September 1995. Prior to joining the Company, Mr. Neumeister served in various capacities at Northern Telecom Ltd., which he joined in 1978. In June 1991, Mr. Neumeister was named Vice President of Finance and Information Services for Northern Telecom--Canada. He continued with Northern Telecom as Senior Vice President and Chief Financial Officer of Motorola Nortel Communications Co., Vice President of Finance--Americas, Vice President-- Broadband Networks, Customer Network Solutions and Vice President of Finance.

F. EDWARD MATTIX, CHIEF PUBLIC RELATIONS OFFICER

  F. Edward Mattix was named Chief Public Relations Officer of the Company in April 1996. Prior to joining the Company, he was Vice President--Public Relations for U S WEST Communications, Inc. Mr. Mattix served in various management level positions relating to public relations or governmental affairs since joining U S WEST, Inc. in 1976.

JOSEPH M. GENSHEIMER, GENERAL COUNSEL AND SECRETARY

  Joseph M. Gensheimer was named General Counsel of the Company in October 1995. Mr. Gensheimer is responsible for all legal and regulatory functions. Prior to joining the Company, he was Senior Counsel for IBM's mainframe and supercomputer divisions. Prior to joining IBM in 1988, he was General Counsel and Secretary of RealCom Communications Corporation, a telecommunications services provider. From 1982 to 1984, Mr. Gensheimer was Senior Attorney and Assistant Secretary for GTE Corporation. Prior to joining GTE, he was an associate at Morgan, Lewis & Bockius and an attorney for the United States Department of Justice.

WILLIAM T. ESREY, REPRESENTATIVE

  William T. Esrey was appointed as a representative of the Partnership Board in March 1995. He has been the Chairman of Sprint since 1990 and its Chief Executive Officer since 1985. Mr. Esrey is also a director of Sprint, Equitable Life Assurance Society of America, General Mills, Inc., PanEnergy Corporation and Everen Capital Corporation. Mr. Esrey currently serves on the compensation committee of each of PanEnergy Corporation and Everen Capital Corporation.

GARY D. FORSEE, REPRESENTATIVE

  Gary D. Forsee was appointed as a representative of the Partnership Board in March 1995. He has been the President--Long Distance Division of Sprint since March 1995. Prior to such appointment, Mr. Forsee served for more than five years in other capacities at Sprint, including President--Government Systems Division, President--Business Services Group and Chief of Staff--Long Distance Division.

GERALD W. GAINES, REPRESENTATIVE

  Gerald W. Gaines was appointed as a representative of the Partnership Board in March 1995. He has been the President of TCI Telephony Services, Inc. and Senior Vice President of TCI Communications, Inc. since 1994. Prior to joining TCI Communications, Mr. Gaines founded GCG, Inc. a management services firm advising the telecommunications industry. From 1986 to 1991, Mr. Gaines served as a senior-level executive of U S WEST, Inc. as President and Chief Executive Officer for U S WEST Service Link. Mr. Gaines is a director of Teleport Communications Group Inc.

ARTHUR B. KRAUSE, REPRESENTATIVE

  Arthur B. Krause was appointed as a representative of the Partnership Board in March 1995. He is the Executive Vice President and Chief Financial Officer of Sprint, positions which he has held since 1988. Prior to such appointment, Mr. Krause served in other management capacities at Sprint, including President of United Telephone-Eastern Group.

JAMES O. ROBBINS, REPRESENTATIVE

  James O. Robbins was appointed as a representative of the Partnership Board in March 1995. He has served as President of Cox since September 1985, and as Chief Executive Officer since May 1994. Mr. Robbins joined Cox in September 1983 and has served as Vice President, Cox Cable New York City and as Senior Vice President, Operations of Cox. Prior to joining Cox, Mr. Robbins held management and executive positions with Viacom Communications, Inc. and Continental Cablevision. Mr. Robbins is a director of Telewest Plc, Teleport Communications Group Inc. and Cox.

LAWRENCE S. SMITH, REPRESENTATIVE

  Lawrence S. Smith was appointed as a representative of the Partnership Board in March 1995. He has been Executive Vice President of Comcast since December 1995. Prior to that time, Mr. Smith served as Senior Vice President of Comcast for more than five years. Mr. Smith is the Principal Accounting Officer of Comcast. Mr. Smith is a Director of Comcast UK Cable Partners Limited.

COMMITTEES OF THE PARTNERSHIP BOARD; COMPENSATION; COMMITTEE INTERLOCKS

  There are no standing committees of the Partnership Board. Representatives receive no compensation for serving on the Partnership Board. There are no compensation committee interlocks between Holdings and any affiliated entity.

EXECUTIVE COMPENSATION

  Summary Compensation of Executive Officers. The following table sets forth certain information regarding the compensation of the Company's Chief Executive Officer and the four most highly compensated executive officers other than the Chief Executive Officer whose total salary and bonus exceeded $100,000 during the year ended December 31, 1995 (the "Named Executives"). In each case, Sprint paid each Named Executive and Holdings reimbursed Sprint for such costs. The amounts set forth below are for only that portion of 1995 that the Named Executives were employed by Holdings. See "--Executive Officers and Partnership Board Representatives of the Issuers and Holdings" for the month during which each Named Executive commenced employment with Holdings.

                          SUMMARY COMPENSATION TABLE

                                    ANNUAL COMPENSATION
                                 --------------------------     LONG TERM
  NAME AND PRINCIPAL POSITION     SALARY   BONUS    OTHER      COMPENSATION
  ---------------------------    -------- -------- --------    ------------
  Ronald T. LeMay............... $408,333 $313,250 $    --       $514,383(1)(2)
   Chief Executive Officer
  Arthur A. Kurtze..............  171,320  107,500      --         40,769(1)(3)
   Chief Technology Officer
  Bernard Bianchino.............   58,741   68,300   17,718(4)        --
   Chief Business Development
   Officer
  Robert M. Neumeister, Jr. ....   79,023   35,950   34,822(5)        --
   Chief Financial Officer
  Joseph M. Gensheimer..........   78,161   31,150  233,381(6)        --
   General Counsel

- - --------
(1) Messrs. LeMay and Kurtze were employed by Sprint Corporation immediately prior to their employment by Holdings, and as former employees, they participated in certain long-term incentive plans at Sprint Corporation not available to the other executives listed in this table.
(2) Of the $514,383 shown as long-term compensation, $97,008 represents a cash pay-out and $417,375 represents stock options granted with respect to Sprint Corporation stock.
(3) Of the $40,769 shown as long-term compensation, $18,351 represents a cash pay-out and $22,418 represents stock options granted with respect to Sprint Corporation stock.
(4) Of the $17,718 shown as other compensation, $16,684 represents relocation expenses paid on behalf of Mr. Bianchino.
(5) Of the $34,822 shown as other compensation, $31,818 represents relocation expenses paid on behalf of Mr. Neumeister.
(6) Of the $233,381 shown as other compensation, $83,287 represents relocation expenses paid on behalf of Mr. Gensheimer and $150,000 represents foregone incentive compensation from his former employer.

LONG-TERM COMPENSATION PLAN

  The Company intends to adopt a long-term compensation plan for the benefit of specified employees.

SHORT-TERM INCENTIVE PLAN SUMMARY

  The Partnership Board has adopted a Short-Term Incentive Compensation Plan (the "Plan"). The Plan is administered by the Partnership Board, which is authorized to interpret Plan provisions, determine membership, approve incentive targets and payouts and otherwise manage the Plan. The Plan has no specified termination date and may be amended or terminated without constraint.

  The Partnership Board selects eligible employees to participate in the Plan. Eligibility is limited to employees within exempt salary bands. Participation in the Plan precludes participation in any other short-term compensation plans.

  Payouts are granted based on pre-set targeted opportunities. Performance periods are one year long and incentive targets ("Incentive Targets") are approved by the Partnership Board for each performance period. An Incentive Target is established for each position based on the Company's overall compensation strategy. Incentive Targets contain unit objective, Company objective, and personal components, which are approved by the Chief Executive Officer, the Partnership Board and the Chief Officer of the relevant operating unit, respectively. Maximum earnings for the Company objective and unit objective components are determined by the Board for each performance period. Participants may earn a maximum of 120% of the incentive opportunity allocated to the personal objective component. However, a minimum level of performance may be required to generate a payout for the personal objective component.

  Payouts for employees selected to participate in the Plan after the start of a performance period are prorated as are certain payouts for Plan participants whose employment with the Company terminates prior to the end of a performance period. Payouts for Plan participants who change positions during a performance period will be prorated according to the opportunities applicable to the positions which were held. Notwithstanding the above, employees may not begin participation in the Plan within two calendar months prior to the completion of a performance period.

  The 1996 Incentive Targets are based on, among other things, the following factors (i) markets launched by November 1, 1996, (ii) markets that are launched or are positioned to launch during the period from November 1, 1996 through February 15, 1997, (iii) population covered by the markets launched and (iv) expense control.

  Participation in the Plan is terminated upon the transfer to a nonparticipating position in the Company, employment by a Partner, death, disability or separation from the Company for lack of work. Terminated participants are eligible for a prorated payment based upon the time served under the Plan. If a participant is terminated for any but the aforementioned reasons, that participant's Plan payment is deemed forfeited. Participants who complete a performance period will be eligible to receive a Plan payment regardless of the reason for termination.

SAVINGS AND RETIREMENT PLAN

  The Company maintains a savings and retirement program (the "Savings Plan") for certain of its employees, which is qualified under Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"). Most permanent full-time, and certain part-time, employees are eligible to become participants in the plan. Participants make contributions to a basic before tax account and a supplemental before tax account. The maximum contribution for any participant for any year is 16% of such participant's compensation--up to six percent of which may be contributed to the basic tax account--subject to maximum amounts set by federal taxation law and certain additional limitations for Highly Compensated Individuals (as defined in the Savings Plan). For each eligible employee who elects to participate in the Savings Plan and makes a contribution to the basic before tax account, the Company makes a matching contribution equal to 50% of the amount of the basic before tax contribution of each participant up to 6% of such employee's contribution. In addition, the Company makes contributions to the Plan for each participant based on compensation, attained age and number of completed years of the vesting period, as well as certain additional qualified contributions for the accounts of participants who are not Highly Compensated Employees. Contributions to the Savings Plan are paid into a trust fund that is held in trust by the trustee under the trust established pursuant to the Saving Plan. Contributions to the Savings Plan are invested, at the participant's direction, in several designated investment funds. Distributions from the Savings Plan generally will be made only upon retirement or other termination of employment, unless deferred by the participant.

PROFIT SHARING PLAN (RETIREMENT COMPONENT)

  Employees become eligible to participate in the Profit Sharing Plan after completing 12 consecutive months of service. The Company's profit sharing contribution will be based on eligible compensation (as defined by the plan). A combination of age and years of service will determine the amount contributed, which will range from two to ten percent of eligible compensation. It will be deposited into individual accounts of the Company sponsored 401(k) plan. Such accounts will be established for employees who do not participate in the 401(k) plan. For employees that do participate in the 401(k) plan, the contribution will be subject to the applicable 401(k) investment percentage criteria. The contribution vests after completion of five years of service; once vested the plan is considered portable.

EMPLOYMENT AGREEMENTS

  Holdings has entered into an employment agreement with Joseph M. Gensheimer. In connection with the Reorganization, Holdings assigned such employment agreement to Sprint Spectrum. The agreement provides for an annual base salary of $300,000, as well as a short-term incentive opportunity of $125,000 per annum. In addition, under the long-term incentive plan, which the Company intends to adopt, Mr. Gensheimer will be entitled to an annualized long-term target opportunity of $200,000. Mr. Gensheimer received a payment of $150,000 in 1995 and, subject to continued employment with the Company, will receive an additional $150,000 from Sprint Spectrum on the first anniversary of employment with Sprint Spectrum for foregone stock options and 1995 incentive compensation related to his previous employer.

  Sprint Spectrum may terminate Mr. Gensheimer's employment for any reason at any time, provided, however, that if termination is other than for cause, total disability or the voluntary resignation of Mr. Gensheimer, Sprint Spectrum shall be required to pay special compensation which includes, among other things, (i) bi-weekly compensation for a period of 18 months (the "Severance Period"), (ii) subject to certain conditions, a bonus under any short-term incentive plan maintained during the Severance Period, (iii) a prorated award under any long-term incentive plan in which Mr. Gensheimer participates, (iv) life, medical and retirement benefits throughout the Severance Period and (v) outplacement counseling.

  Pursuant to the terms of his employment agreement, Mr. Gensheimer has agreed that for 18 months following termination of employment for any reason he will not accept any position where, within any 90-day period, he dedicates his time and efforts principally to the Wireless Business (as defined) anywhere in the United States.

  Sprint Spectrum expects to enter into employment agreements, on terms substantially similar to those contained in Mr. Gensheimer's agreement, with Messrs. Kurtze, Bianchino and Neumeister.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  The general partner of Sprint Spectrum is Holdings, which has a greater than 99% general partnership interest in Sprint Spectrum. There are four general partners of Holdings, Sprint Enterprises, L.P., which has a 40% partnership interest, TCI Telephony Services, Inc. which has a 30% partnership interest, and Comcast Telephony Services and Cox Telephony Partnership, each of which has a 15% partnership interest. Each of the Partners is a subsidiary of Sprint, TCI, Cox or Comcast, as the case may be. See "Principal Security Holders." Sprint is a leading provider of domestic and international long distance and local exchange telecommunications services. In March 1996, Sprint divested its cellular unit in a spin-off to its shareholders due to overlapping cellular and PCS territories which is prohibited by the FCC. TCI is one of the largest cable television operators in the United States in terms of numbers of basic subscribers served, with consolidated systems serving approximately 13.0 million basic subscribers as of March 31, 1996. Comcast is engaged in the development, management and operation of cable and cellular telephone communications systems and the production and distribution of cable programming and has approximately 3.5 million subscribers in the United States. Comcast also provides cellular telephone communications services in markets with an aggregate population of over 7.9 million, including the area in and around Philadelphia and parts of Delaware and New Jersey. Cox is a fully integrated, diversified media and broadband communications company with operations and investments in U.S. cable televisions systems (3.3 million wholly-owned and affiliated subscribers), international cable television systems, programming and telecommunications and technology.

  The Company and Holdings expect to have extensive relationships with the Partners and their affiliates, including the Parents. The Holdings Partnership Agreement sets forth guidelines for business dealings between the Company and/or Holdings and the Partners and their affiliates, including the Parents. The Holdings Partnership Agreement permits Holdings and its subsidiaries, including the Company, to enter into transactions with the Partners and their affiliates in the normal course of their respective businesses; provided, however, that the Partnership Board has determined that the price and terms of such transaction are fair to Holdings and its subsidiaries, including the Company, and that the price and terms of such transaction are no less favorable than comparable transactions involving non-affiliates. Subject to certain conditions, including, without limitation, unanimous approval of appropriate procedures, the Partnership Board may elect from time to time to provide rights of first opportunity to various Partners or their affiliates. In addition, the Holdings Partnership Agreement contains other provisions relating to transactions between Holdings and its subsidiaries, including the Company, on the one hand, and the Partners and their affiliates, on the other hand.

  Holdings reimburses Sprint for certain accounting, data processing, and other related services, and for certain cash payments made by Sprint on behalf of Holdings and the Company. The costs of such services are allocated based on direct usage. The aggregate amount of such expenses was approximately $2,646,000 for 1995. No reimbursement was made through December 31, 1994.

  PhillieCo and a Cox affiliate were formed by certain Partners, individually and collectively, for the purposes of providing PCS wireless services in Philadelphia and Los Angeles-San Diego, respectively. Holdings, having made certain cash payments on behalf of PhillieCo and Cox's affiliate, will receive reimbursements for direct costs incurred plus an amount for management services provided to PhillieCo and Cox's affiliate. The aggregate amount of such services provided as of December 31, 1995 was $183,225 and $156,528, due from PhillieCo and Cox's affiliate, respectively.

  Subject to certain exceptions, the Holdings Partnership Agreement restricts any Partner and its controlled affiliates from bidding on, acquiring or, directly or indirectly, owning, managing, operating, joining, controlling or financing, or participating in the management, operation, control or financing of, or being connected as a principal, agent, representative, consultant, beneficial owner of an interest in any person or entity, or otherwise with, or use or permit its name to be used in connection with, any business that engages in the bidding for or acquisition of any Wireless Business license or engages in any Wireless Business or provides, offers, promotes or brands services that are within Holdings' core business. Unless approved by a unanimous vote of the Partners and subject to certain provisions, (i) as a result of Comcast's ownership of a PCS license for the Philadelphia MTA, Holdings and its subsidiaries (including the Company) are prohibited from engaging in any of the activities listed in the preceding sentence, including bidding for or acquiring any PCS license, in Philadelphia and (ii) no Partner or controlling affiliate may bid in a PCS auction for any Wireless Business license, and at no time may any Partner bid for or acquire a Wireless Business if such bid or acquisition would violate or cause the Partnership or other Partners to violate any rules of the FCC.

  The Holdings Partnership Agreement provides that the marketing channels of the Company will include each of the Partners and certain of their affiliates. Each of the Partners will be non-exclusive sales agents for the Company's services, and the Company will be a non-exclusive sales agent for those services Sprint and the Cable Parents make available to the Company. No agency agreements formalizing the specific terms of these arrangements between the Company and the Partners have been signed. Any commissions payable as a result of the sales agency relationships between and among the Company and the Partners are required to be no less favorable to the agent than those for comparable agency arrangements with third parties. The Company's services will be offered, promoted and packaged solely under the Sprint trademark and the logo used in connection therewith. Nothing in the Holdings Partnership Agreement, however, precludes or prohibits the Partners and their affiliates from marketing, selling or distributing their own products and services.

  The Holdings Partnership Agreement provides that each Partner and its controlled affiliates and Holdings, as a whole will cause their respective agents to keep secret and maintain in confidence all confidential and proprietary information and data of Holdings, the Partners and such affiliates. Subject to such confidentiality restrictions, Holdings, and its subsidiaries will grant each Partner and its controlled affiliates access to technical information of Holdings and its subsidiaries.

  Pursuant to the Holdings Partnership Agreement, each Partner has agreed to provide certain services to the Company in connection with the operation of the network, including antenna sites and/or strand mounting of RF and transmission equipment, transmission facilities between cell sites and designated switching locations and provision of primary power, standby power and maintenance. The provisions of any such services by Comcast within the Philadelphia MTA and certain surrounding areas in Pennsylvania, New Jersey, Delaware and Maryland is not required.

                          PRINCIPAL SECURITY HOLDERS

  The following table sets forth, as of March 31, 1996, the ownership of the Issuers and Holdings. For a more detailed discussion of certain ownership interests, see "Business" and "Certain Relationships and Related
Transactions."

    NAME AND ADDRESS                                                 PERCENTAGE
   OF BENEFICIAL OWNER                           TYPE OF INTEREST     INTEREST
   -------------------                           ----------------    ----------
   Sprint Spectrum Holding Company, L.P.
     Sprint Enterprises, L.P.(1)................ Partnership(2)          40%
     2330 Shawnee Mission Parkway
     Westwood, Kansas 66205
     TCI Telephony Services, Inc.(3)............ Partnership(2)          30%
     5619 DTC Parkway
     Englewood, Colorado 80111
     Comcast Telephony Services(4).............. Partnership(2)          15%
     1500 Market Street
     Philadelphia, Pennsylvania 19102-2148
     Cox Telephony Partnership(5)............... Partnership(2)          15%
     1400 Lake Hearn Drive
     Atlanta, Georgia 30319-1464
   Sprint Spectrum L.P.
     Sprint Spectrum Holding Company, L.P.(6)... General Partnership     99%
     4717 Grand Avenue--Fifth Floor
     Kansas City, Missouri 64112
     MinorCo, L.P.(6)........................... Limited Partnership      1%
     4717 Grand Avenue--Fifth Floor
     Kansas City, Missouri 64112
   Sprint Spectrum Finance Corporation
     Sprint Spectrum L.P........................ Common Stock           100%
     4717 Grand Avenue--Fifth Floor
     Kansas City, Missouri 64112

- - --------

(1) An indirect wholly-owned subsidiary of Sprint Corporation.

(2) Each Partner is both a general partner and a limited partner and holds 99% of its partnership interest as a general partner and 1% as a limited partner.

(3) A subsidiary of Tele-Communications, Inc. Interest was originally held by TCI Network Services and subsequently transferred to TCI Telephony Services, Inc.

(4) A wholly-owned subsidiary of Comcast Corporation.

(5) A wholly-owned subsidiary of Cox Communications, Inc.

(6) As of March 31, 1996, Holdings, the sole general partner of Sprint Spectrum, owned a greater than 99.75% partnership interest in Sprint Spectrum, and MinorCo, the sole limited partner, owned a partnership interest equal to less than 0.25%. The interests held by each of Holdings and MinorCo fluctuate based on the amount of equity contributed by Holdings to Sprint Spectrum because MinorCo's limited partnership interest is equal to the ratio of $5.0 million (its investment in Sprint Spectrum) to the total contributed equity in Sprint Spectrum.

                          THE PARTNERSHIP AGREEMENTS

  The following sets forth a summary of certain provisions of the Amended and Restated Agreement of Limited Partnership of Holdings (the "Holdings Partnership Agreement") and the Agreement of Limited Partnership of Sprint Spectrum (the "Sprint Spectrum Partnership Agreement" and together with the Holdings Partnership Agreement, the "Partnership Agreements"). The Partnership Agreements are included as exhibits to the Registration Statement of which this Prospectus constitutes a part. The following discussion is qualified in its entirety by reference to the Partnership Agreements.

SPRINT SPECTRUM PARTNERSHIP AGREEMENT

  Sprint Spectrum was formed as a limited partnership pursuant to the provisions of the Delaware Revised Uniform Limited Partnership Act, as amended (the "Partnership Act"). A certificate of limited partnership of Sprint Spectrum was filed with the Secretary of State of the State of Delaware on March 28, 1995. Sprint Spectrum will continue until its dissolution and winding up in accordance with the terms of the Sprint Spectrum Partnership Agreement. See "--Dissolution and Winding Up." The general partner (the "General Partner") of Sprint Spectrum is Holdings, which holds a greater than 99% general partnership interest. The remaining limited partnership interest is owned by MinorCo (the "Limited Partner"). See "Business--General".

  The purposes of Sprint Spectrum are (i) to engage, through one or more subsidiaries, in wireless communications services utilizing radio spectrum for cellular, PCS, ESMR, paging, mobile communications and any other voice or data wireless services (collectively, the "Wireless Business") and to provide certain services related thereto; (ii) to act as the general partner for WirelessCo; (iii) to make capital contributions to, and receive distributions from, WirelessCo; and (iv) to perform such activities in furtherance of the foregoing as may be determined to be necessary from time to time by the General Partner. The General Partner appoints the senior management of Sprint Spectrum.

  The General Partner will conduct the business and affairs of Sprint Spectrum, and all powers of Sprint Spectrum, except those specifically reserved to the Limited Partner by the Partnership Act, have been granted to and vested in the General Partner.

  Limitation on Liability and Indemnification. The Sprint Spectrum Partnership Agreement provides that any partner or former partner, or any affiliate thereof, any partner, shareholder, director, officer, employee or agent of any of the foregoing, or any officer or employee of Sprint Spectrum will not be liable in damages for any act or failure to act in such person's capacity as a partner or otherwise on behalf of Sprint Spectrum or any of its subsidiaries unless such act or omission constituted bad faith, gross negligence, fraud or willful misconduct of such person or a violation of the Sprint Spectrum Partnership Agreement or any agreement between such person and Sprint Spectrum or any of its subsidiaries. In addition, each partner or former partner, or each affiliate thereof, each partner, shareholder, director, officer, employee or agent or any of any of the foregoing, and each officer and employee of Sprint Spectrum will be indemnified and held harmless by Sprint Spectrum from and against any liability for damages and expenses, including reasonable attorney's fees and disbursements and amounts paid in settlement, resulting from any threatened, pending or completed action, suit or proceeding relating to or arising out of such person's acts or omissions in such person's capacity as a partner or otherwise involving such person's activities on behalf of Sprint Spectrum or any of its subsidiaries, except to the extent that such damages or expenses result from bad faith, gross negligence, fraud or willful misconduct of such person or a violation of the Sprint Spectrum Partnership Agreement or any agreement between such person and Sprint Spectrum or any of its subsidiaries.

  Dissolution and Winding Up. Sprint Spectrum will dissolve and commence winding up and liquidation upon the first to occur of (i) the sale of all or substantially all of its property; (ii) the sale of WirelessCo or all or substantially all of its property and the distribution of the net proceeds therefrom to Sprint Spectrum; (iii) the written consent of all of the partners to dissolve, wind up and liquidate Sprint Spectrum; or (iv) subject to certain conditions, the withdrawal of a general partner, the assignment by a general partner of its entire partnership interest or any other event that causes a general partner to cease to be a general partner under the Partnership

Act. Upon the occurrence of any such event, the General Partner shall be responsible for overseeing the dissolution and winding up of Sprint Spectrum.

HOLDINGS PARTNERSHIP AGREEMENT

  Holdings was formed as a limited partnership by Sprint Enterprises, L.P., TCI Telephony Services, Inc., Comcast Telephony Services and Cox Telephony Partnership (TCI Telephony Services, Inc., Comcast Telephony Services and Cox Telephony Partnership are herein collectively referred to as the "Cable Partners") pursuant to the provisions of the Partnership Act. Each Partner is both a general partner (in such capacity a "General Partner") holding 99% of its interest as a general partner and a limited partner (in such capacity, a "Limited Partner") holding 1% of its interest as a limited partner.

  A certificate of limited partnership of Holdings was filed with the Secretary of State of the State of Delaware on March 28, 1995. Holdings will continue until its winding up and liquidation in accordance with the terms of the Holdings Partnership Agreement. See "--Dissolution and Winding Up."

  The purposes of Holdings, as set forth in the Holdings Partnership Agreement, are (i) to engage in the Wireless Business and to provide certain services related thereto, either directly or through one or more subsidiaries, and (ii) to perform any activities in the furtherance of such Wireless Business and the provision of such related services as may be approved from time to time by the Partnership Board.

  Capital Contributions. Each of the Partners has made an initial capital contribution ("Initial Capital Contribution") of both cash and property that total $ 2.4 billion in the aggregate for all four Partners. The initial percentage interest (the "Percentage Interest") of each of Sprint Enterprises, L.P., TCI Telephony Services, Inc., Comcast Telephony Services and Cox Telephony Partnership is 40%, 30%, 15% and 15%, respectively. Each Partner is required, subject to the limitations described below, to make additional capital contributions ("Additional Capital Contributions") in cash and, in the case of Cox, the Omaha MTA PCS license and an undivided fractional interest in the PCS license for the Los Angeles-San Diego MTA that ultimately will be held by Cox-California (the "Licenses"), in an amount up to its initial Percentage Interest times an amount equal to $4.2 billion plus the agreed upon value of the Licenses (together, the "Total Mandatory Contributions").

  The Partnership Board and, under certain circumstances, the Chief Executive Officer, may request that the Partners make Additional Capital Contributions of cash to fund the needs of Holdings for the ensuing six months or for such shorter period as may be determined by the Partnership Board and as such needs are reflected in the applicable annual budget. Such contributions, in the aggregate, may not exceed the cumulative amount of Additional Capital Contributions contemplated in the annual budget for the fiscal year, unless otherwise approved by the Partnership Board. In addition, if such fiscal year falls within the initial two-year period (January 1, 1996 to December 31, 1997), such Additional Capital Contribution shall not exceed (i) with respect to the first fiscal year in the initial two-year period, the product of 150% times the planned capital amount for such fiscal year as set forth in the annual budget ($1,131 million for fiscal 1996), and (ii) with respect to the second fiscal year in the initial two-year period, the product of 150% times the planned capital amount for such fiscal year ($767 million for fiscal 1997) (less any portion of such planned capital amount for which Additional Capital Contributions were requested in the first fiscal year in the initial two-year period) plus any portion of the planned capital amount for the first fiscal year in the initial two-year period for which Additional Capital Contributions were not requested, in each case unless otherwise approved by a unanimous vote of the Partnership Board. The amount so requested from each Partner by the Partnership Board or the Chief Executive Officer, as the case may be, shall be equal to such Partner's pro rata share of such Additional Capital Contribution based upon its initial Percentage Interest.

  No Partner may decline a request to make an Additional Capital Contribution at any time prior to December 31, 1999, except to the extent such Additional Capital Contribution, when added to the aggregate amount of such Partner's capital contributions prior to the time of such Additional Capital Contribution, exceeds such Partner's share of the Total Mandatory Contribution. After the earlier of (i) December 31, 1999 or (ii) such time as the aggregate amount of Initial Capital Contributions and Additional Capital Contributions made or requested to be made by the Partners first equals or exceeds the Total Mandatory Contributions (the "Cut-Off Time"), such Partner may decline a request for an Additional Capital Contribution during any fiscal year provided that none of such Partner's Representatives (as defined below) voted in favor of the fiscal year's budget calling for the Additional Capital Contributions and none of such Representatives voted in favor of requesting such Additional Capital Contributions. In the event of a shortfall due to a partner declining (a "Declining Partner") to make such an Additional Capital Contribution, however, the Chief Executive Officer will request that each Partner that made its respective Additional Capital Contribution in full make Additional Capital Contributions in an aggregate amount equal to the amount not contributed by the Declining Partner. Each Partner that is willing to fund the shortfall may do so up to 100% of such shortfall and if the amount committed by all Partners agreeing to fund the shortfall exceeds 100%, except as otherwise provided in the following sentence, each such Partner will be entitled to contribute that amount equal to the same percentage of the shortfall as such Partner's Percentage Interest. If the Declining Partner is a Cable Partner, and no Cable Partner's Percentage Interest is equal to or greater than Sprint's Percentage Interest, the shortfall first shall be allocated among the Cable Partners that committed to fund the shortfall as if Sprint had not so committed, until such time as at least one Cable Partner's Percentage Interest is equal to Sprint's Percentage Interest, after which such shortfall shall be allocated pro rata among all Partners that committed to fund such shortfall in accordance with their respective Percentage Interests.

  If any Partner declines a request for an Additional Capital Contribution relating to the first $800 million of Additional Capital Contributions requested after the Cut-Off Time (a "Second Tranche Call") and the Partnership Board determines that the Partners' aggregate adjusted net equity in Holdings is less than the aggregate amount of capital contributions previously made by the Partners, the Partnership Board may elect to convert such Second Tranche Call to a "Premium Call," pursuant to which the Partners, including the Declining Partner, will be given another opportunity to make the Additional Capital Contributions requested pursuant to such Second Tranche Call. If any Partner then declines to make its Additional Capital Contribution, all amounts contributed by the other Partners pursuant to such Second Tranche Call shall be treated as "Premium Dollars," meaning that, for purposes of adjusting the contributing Partners' Percentage Interests, each such dollar will be valued on the basis of adjusted net equity divided by the sum of all previously made Initial Capital Contributions and Additional Capital Contributions, thereby increasing the dilutive impact on the Declining Partner's Percentage Interest.

  In the event that any Partner fails to make all or any portion of an Additional Capital Contribution (other than an Additional Capital Contribution that such Partner is entitled to decline to make under the circumstances described above), a penalty will accrue with respect to such unpaid amount at the applicable floating rate from and including the date of the requested Additional Capital Contribution until such unpaid amount and the penalty imposed thereon are paid or until the period during which such Partner may cure its failure to make such unpaid amount, and the penalty imposed thereon, has expired. In the event such Partner fails to make the requested Additional Capital Contribution and to pay the related penalty within ten days after the date such Additional Capital Contribution was due, the Chief Executive Officer will request that each Partner that made its respective Additional Capital Contribution in full make loans to Holdings in an aggregate amount equal to the amount of the Additional Capital Contribution that such delinquent Partner failed to make. The amount of the loan that each such Partner shall be entitled to make will be determined in the same manner as described above with respect to the Additional Capital Contributions that the Partners are entitled to make with respect to a shortfall caused by a Declining Partner. Any such delinquent Partner may cure its default within 90 days from the date of the above-referenced loans by transferring to an account of Holdings the amount of the unpaid amount and the unpaid penalty. The failure of such delinquent Partner to cure such default would constitute an Adverse Act (as defined), which would permit the Partnership Board to elect (i) to commence procedures to allow the other Partners to purchase such delinquent Partner's interest in Holdings at a discount or (ii) to cause Holdings to seek to obtain specific performance of such delinquent Partner's obligations or to sue for money damages.

  Each Partner also may contribute from time to time such additional cash or property as the Partnership Board approves.

  The Percentage Interests of the Partners will be adjusted from time to time to reflect the failure of any Partner to make an Additional Capital Contribution. Percentage Interests will be adjusted as follows: (i) with respect to Additional Capital Contributions requested prior to the time that the aggregate amount of Initial Capital Contributions and Additional Capital Contributions made or requested to be made exceeds the Total Mandatory Contributions, Percentage Interests will be adjusted on a pro rata basis to give effect to the aggregate Initial Capital Contribution and Additional Capital Contributions made by each Partner, (ii) with respect to an Additional Capital Contribution that is converted to a Premium Call, Percentage Interests shall be adjusted based upon the Premium Dollars procedures described above, and (iii) with respect to an Additional Capital Contribution requested after the time that the aggregate amount of Initial Capital Contributions and Additional Capital Contributions made or requested to be made exceeds $5 billion, Percentage Interests will be adjusted on a pro rata basis to give effect to each Partner's adjusted net equity in its interest in Holdings (taking into account the Additional Capital Contribution made by such Partner with respect to the requested Additional Capital Contribution to which such adjustment of Percentage Interests relates).

  Management. The General Partners of Holdings conduct the business and affairs of Holdings and have all the powers of Holdings except for those specifically reserved to all of the general and limited partners by the Partnership Act or the Holdings Partnership Agreement. The General Partners conduct such business and exercise such powers through their representatives on the Partnership Board (the "Representatives"). The Partnership Board currently has six voting Representatives, three of whom are designated by Sprint and one of whom is designated by each of the Cable Partners. The Chief Executive Officer is a non-voting member of the Partnership Board. In the event that the Percentage Interests change, the Holdings Partnership Agreement provides for different allocations of Representatives among the Partners and, in certain situations, a change in the size of the Partnership Board, provided, however, that Sprint will be entitled to designate two Representatives as long as its Percentage Interest is at least 20%.

  If any Partner becomes an "Adverse Partner" through, among other things, default, disposition of its Partnership Interest other than in accordance with the Holdings Partnership Agreement or a material breach of a material covenant (each, an "Adverse Act"), such Partner shall forfeit the right to designate a member of the Partnership Board, and any existing Representatives of such Partner shall cease to be members of the Partnership Board.

  The Representative or Representatives designated by each General Partner have voting power equal to the voting Percentage Interest of the Partner appointing him or them. If a General Partner designates more than one Representative such Representatives are required to vote the entire voting power held by such General Partner as a single unit. Except for Partners that are controlled affiliates of the same parent, none of the Partners may enter into any agreements with any other Partner (or its controlled affiliates) regarding the voting of their respective Representatives on the Partnership Board.

  Each Representative holds his or her office at the pleasure of the General Partner that designated such Representative. Any General Partner may at any time, and from time to time, remove any or all of its Representatives and appoint substitute Representatives. Representatives are not entitled to compensation from Holdings for serving in such capacity and the costs incurred by each Representative are borne by the Partner designating such Representative.

  Except as set forth below, all actions required or permitted to be taken by the Partnership Board must be approved by the affirmative vote of Representatives having voting power of 75% or more of the Percentage Interests entitled to vote on such action (other than those required to abstain pursuant to the terms of the Holdings Partnership Agreement). The decision to convert a Second Tranche Call to a Premium Call and certain related matters requires a simple majority vote of more than 50% of the voting Percentage Interest of all Partners whose Representatives are not required to abstain. The unanimous vote of the Partnership Board is required for specified matters including, but not limited to, admission of new Partners or equity holders, actions that would result in voluntary bankruptcy or the dissolution of Holdings or any subsidiary, approval of transactions which would subject Holdings to certain restrictions relating to FCC regulatory oversight, actions relating to the incurrence of indebtedness that is recourse to the Partners, certain acquisitions and dispositions of assets and the approval of a request for withdrawal by a General Partner.

  The unanimous consent of all of the Partners (other than those required to abstain pursuant to the terms of the Holdings Partnership Agreement) is required for any amendment to, or material deviation from, the Initial Business Plan (as defined in the Holdings Partnership Agreement) during the fiscal year ending December 31, 1996, engagement by Holdings in businesses outside those specified in the Holdings Partnership Agreement or the conducting of business by Holdings or its subsidiaries in the Philadelphia MTA, the loan or advancement by Holdings or any subsidiary of funds to, or the guarantee of any obligations of, a Partner or any affiliate thereof, the making of any non-pro rata cash or in-kind distributions to a Partner other than in accordance with the terms of the Holdings Partnership Agreement, the approval of, amendment, modification or supplement to, procedures relating to the winding up of the affairs of Holdings and, subject to certain exceptions, the incurrence of any debt for loans made by a Partner or affiliate thereof and any amendment, modification or supplement to the Holdings Partnership Agreement. If any such action is not so approved solely due to the failure of one or more Partners who is not entitled to representation on the Partnership Board to consent, the Holdings Partnership Agreement provides means by which the consenting Partners may purchase all of such non-consenting Partner's interest.

  The Partnership Board is responsible for appointing the senior management of Holdings and its subsidiaries and for establishing policies and guidelines for the hiring of employees by Holdings and its subsidiaries. The Partnership Board may delegate authority to officers, employees, agents and representatives as it deems appropriate and each Representative may authorize by proxy another person to vote for such Representative at a Partnership Board meeting. The Partnership Board has delegated to the Chief Executive Officer the responsibility for appointing the senior management of Holdings and its subsidiaries.

  The Chief Executive Officer shall submit annually to the Partnership Board, within 90 days of the start of a fiscal year, both a proposed budget for the upcoming fiscal year and a proposed business plan covering such fiscal year and the succeeding four fiscal years. The day-to-day business and operations of the Partnership and its subsidiaries shall be conducted in accordance with the approved business plan and annual budget then in effect and the policies, strategies and standards established by the Partnership Board.

  Liability of Partners, Representatives and Partnership Employees. The Holdings Partnership Agreement provides that no Partner or former Partner, Representative or former Representative, no Affiliate (as defined in the Holdings Partnership Agreement) of any thereof, no partner, shareholder, director, officer, employee or agent of any of the foregoing, nor any officer or employee of Holdings, will be liable in damages for any act or failure to act in such person's capacity as a Partner or Representative or otherwise on behalf of Holdings or any of its subsidiaries unless such act or omission constituted bad faith, gross negligence, fraud or willful misconduct of such person or a violation by such person of the Holdings Partnership Agreement or an agreement between such person and Holdings or a subsidiary thereof. Subject to certain conditions, each Partner, former Partner, Representative and former Representative, each Affiliate of any thereof, each partner, shareholder, director, officer, employee and agent of any of the foregoing, and each officer and employee of Holdings, will be indemnified and held harmless by Holdings, from and against any liability for damages and expenses, including reasonable attorneys' fees and disbursements and amounts paid in settlement, resulting from any threatened, pending or completed action, suit or proceeding relating to or arising out of such person's acts or omissions in such person's capacity as a Partner or Representative or otherwise involving such person's activities on behalf of the partnership or any of its subsidiaries, except to the extent that such damages or expenses result from the bad faith, gross negligence, fraud or willful misconduct of such person or a violation by such person of the Holdings Partnership Agreement or an agreement between such person and Holdings or any of its subsidiaries. Any indemnity by Holdings will be provided out of, and to the extent of partnership property only.

  Conversion to Corporate Form. The Holdings Partnership Agreement provides that in the event the Partnership Board determines that it is desirable for the business of Holdings to be conducted in a corporate form, the Partnership Board shall incorporate Holdings in the state of Delaware. In the event of such a conversion, Holdings and MinorCo shall be consolidated, and the Partners will receive, in exchange for their respective Holdings and MinorCo interests, shares of capital stock of such corporation in the same relative economic interests--defined in terms of net equity--as such Partners hold in Holdings. Upon conversion to corporate form, the corporate successor shall grant to each of the Partners certain rights to require such successor to register under the Securities Act the shares of capital stock received by the Partners in exchange for their interests in Holdings. After August 1, 2003, the Partners have certain rights either to cause Holdings to convert to corporate form or to have their Partnership Interests purchased by the other Partners.

  Competition with Partners. Subject to certain exceptions, the Holdings Partnership Agreement restricts any Partner and its controlled affiliates from bidding on, acquiring or, directly or indirectly, owning, managing, operating, joining, controlling or financing, or participating in the management, operation, control or financing of, or being connected as a principal, agent, representative, consultant, beneficial owner of an interest in any person or entity, or otherwise with, or use or permit its name to be used in connection with, any business that engages in the bidding for or acquisition of any Wireless Business license or engages in any Wireless Business or provides, offers, promotes or brands services that are within Holdings' core business. Unless approved by a unanimous vote of the Partners and subject to certain provisions, (i) within the Philadelphia MTA Holdings is prohibited from engaging in any of the activities listed in the preceding sentence, including bidding for or acquiring any PCS licenses and (ii) no Partner or its controlled affiliate shall bid in a PCS auction for any Wireless Business license, and at no time may any Partner bid for or acquire a Wireless Business if such bid or acquisition would violate or cause the Partnership or other Partners to violate any rules of the FCC.

  The Holdings Partnership Agreement permits Holdings and its subsidiaries to enter into transactions with the Partners and their affiliates in the normal course of their respective businesses provided, however, that the Partnership Board has determined that the price and terms of such transaction are fair to Holdings and its subsidiaries and that the price and terms of such transaction are no less favorable than comparable transactions involving non-affiliates. Subject to certain conditions, including without limitation, unanimous approval of appropriate procedures, the Partnership Board may elect from time to time to provide rights of first opportunity to various Partners or their affiliates. In addition, any transaction between Holdings and its subsidiaries on the one hand and the Partners and their affiliates (including the Parents) on the other hand shall be approved by the Partnership Board by the requisite affirmative vote of the Representatives of the disinterested Partners.

  Business Relationship with Partners. The Holdings Partnership Agreement provides that the marketing channels of the Company will include each of the Partners and certain of their affiliates. Each of the Partners will be non-exclusive sales agents for the Company's services and the Company will be a non-exclusive sales agent for those services Sprint and the Cable Parents make available to the Company As of the date of this Prospectus, no agency agreements formalizing the specific terms of these arrangements between the Company and the Partners have been signed. Any commissions payable as a result of the sales agency relationships between and among the Company and the Partners are required to be no less favorable to the agent than those for comparable agency arrangements with third parties. The Company's services will be offered, promoted and packaged solely under the Sprint trademark and the logo used in connection therewith. Nothing in the Holdings Partnership Agreement, however, precludes or prohibits the Partners and their affiliates from marketing, selling or distributing their own products and services.

  The Holdings Partnership Agreement provides that each Partner and its controlled affiliates and Holdings, as a whole shall cause their respective agents to keep secret and maintain in confidence all confidential and proprietary information and data of Holdings, the Partners and such affiliates. Subject to such confidentiality restrictions, Holdings and its subsidiaries shall grant each Partner and its controlled affiliates access to technical information of Holdings and its subsidiaries.

  Pursuant to the Holdings Partnership Agreement, each Partner has agreed to provide certain services to the Company in connection with the operation of the network, including antenna sites and/or strand mounting of RF and transmission equipment, transmission facilities between cell sites and designated switching locations and provision of primary power, standby power and maintenance. The provisions of any such services by Comcast within the Philadelphia MTA and certain surrounding areas in Pennsylvania, New Jersey, Delaware and Maryland is not required.

  The Partnership Agreement also provides that the Partners and the Company will coordinate, to the extent permitted by law and as is commercially reasonably, their respective buying efforts from third party vendors.

  Dispositions of Interests. Subject to certain restrictions, a Partner may at any time transfer all or a portion of its interest (i) to any controlled affiliate of such Partner, (ii) in connection with certain permitted transactions involving such Partner, (iii) to the administrator or trustee of such Partner to whom such interest is transferred in an involuntary bankruptcy, (iv) pursuant to and in compliance with certain sections of the Holdings Partnership Agreement, including sections relating to Adverse Acts, rights of first refusal, tag-along rights, offer and registration rights and rights of first offer and buy-sell arrangements and (v) with the prior written consent of the other Partners.

  After March 1, 2000, a Partner may transfer all or any portion of its partnership interest to a person that is not a controlled affiliate of such Partner (a "Purchaser") provided that such Partner first offers to sell such partnership interest or portion thereof to the other Partners and provided that such transfer would not result in the occurrence of an Adverse Act. If such Purchaser after such transfer would own more than 55% of the Percentage Interests, then the transfer will not be permitted unless such Purchaser offers to purchase the entire interest of any other Partner wishing to sell its interest.

  Termination of Status as General Partner. A General Partner will cease to be a General Partner upon (i) the permitted transfer of such Partner's entire interest as a Partner, (ii) the unanimous vote of the Partnership Board approving a request by such General Partner to withdraw, (iii) any Adverse Act with respect to such Partner, (iv) such Partner's failure to satisfy an 8% minimum ownership requirement or (v) in the case of Comcast only, the occurrence of specified events that cause Comcast to become solely a limited partner.

  Dissolution and Winding Up. Holdings will be dissolved upon the earliest to occur of (i) the sale of all or substantially all of the property of Holdings,
(ii) a unanimous vote of the Partnership Board to dissolve, wind up, and liquidate Holdings in accordance with the terms of the Holdings Partnership Agreement, (iii) the failure of the General Partners to resolve a "Deadlock Event," which is deemed to occur if the Partnership Board fails to approve a proposed annual budget or business plan for two consecutive fiscal years or if the position of Chief Executive Officer remains vacant for 60 days after a candidate has been proposed by at least two Partners with an aggregate of at least 33% of the voting Percentage Interests and (iv) the withdrawal of a General Partner, the assignment by a General Partner of its entire interest or any other event that causes a General Partner to cease to be a general partner under the Partnership Act; provided, that upon the occurrence of the events set forth in clause (iv) above, Holdings will not be dissolved or required to be wound up if (x) at the time of such event there is at least one remaining General Partner, or (y) if there is not at least one remaining General Partner, within 90 days after such event all remaining Partners agree in writing to continue the business of Holdings and to the appointment, effective as of the date of such event, of one or more additional General Partners.

  Upon the occurrence of the events described in clauses (ii), (iii) and (iv) above, and subject to the satisfaction of certain conditions, the Holdings Partnership Agreement provides for buy/sell arrangements pursuant to which a General Partner or a group of General Partners may purchase all of the partnership interests thereby preventing the winding up and liquidation. In the event such procedures fail to cause the sale of such partnership interests in accordance with the buy/sell provisions, the Partnership Board shall be responsible for overseeing the dissolution and winding up of Holdings, shall cause the Holdings's property to be liquidated and shall apply and distribute the proceeds therefrom in accordance with the terms of the Holdings Partnership Agreement.

                 DESCRIPTION OF VENDOR CONTRACTS AND FINANCING

VENDOR CONTRACTS

  In connection with the construction of its PCS network and the preparation for launch of commercial service, the Company has entered into numerous contracts with various of its vendors. The most significant of these are summarized below.

 Procurement Contracts

  In connection with the network buildout, Holdings has entered into Procurement Contracts with each of Nortel and Lucent, pursuant to which each of Nortel and Lucent will provide certain of the fundamental infrastructure products and services required for the establishment of the Company's PCS network. The Procurement Contracts are non-recourse to the Parents and the Partners or any intermediary partnership and have been assigned to the Company in connection with the Reorganization. The Vendors may select and retain subcontractors for performance of their obligations provided that such subcontractors meet the standards and requirements as set forth in the Procurement Contracts.

  The initial term of each of the Procurement Contracts is 10 years subject to extension by annual renewals. The Procurement Contracts generally require payment for construction on a current basis and, for equipment and software on every PCS system, 15-25% on delivery, 58-65% upon substantial completion and 18-20% on final acceptance, in each case with payment due within 30-45 days from invoice. The amount of such contract price will be reduced by all amounts saved as a result of certain engineering changes suggested by the Company that are incorporated into the specifications by the Vendors; provided that the Vendors reasonably believe that such changes would not make it impossible or impracticable for the Vendors to comply with their obligations under the Procurement Contracts. If at any time a Vendor is in material breach of the Procurement Contract with respect to any PCS system, the Company shall have no obligation to make any payment for work done in addition to those amounts previously paid until and unless such breach is cured or waived by the Company.

  The minimum purchase commitments for the initial term are $0.8 billion and $1.0 billion for Lucent and Nortel, respectively, which include, but are not limited to, all CDMA equipment required for the establishment and installation of the Network.

  The Procurement Contracts provide for warranties of generally one to three years from the final acceptance of equipment, services and PCS systems provided by the applicable Vendor and warranty damages for the breach thereof. Each Vendor has agreed to provide substantial training at no extra cost and "most favored customer" status is generally applicable to all terms including pricing, availability and payment terms. Payment for a majority of the infrastructure costs is delayed until the Vendors achieve substantial completion and deliver a functional system within their allocated MTAs. These substantially turnkey arrangements as well as the liquidated damages discussed below place the impetus for timely, high-quality network completion on the Vendors and reduce the Company's exposure to buildout delays and technology concerns.

  The Procurement Contracts provide for significant liquidated damages for interim project milestone delays and PCS system completion delays. Liquidated damages are triggered by non-performance, inadequate performance or late performance of the Vendor's obligations. Damages are calculated as a specified percentage of the contract value and are subject to certain caps. Damages may be offset against amounts owed by the Company to such Vendor and the Vendors have defined cure periods to reach the appropriate milestone or system completion date to avoid damages being assessed.

  The Procurement Contracts contain various termination provisions. Once the Company has purchased the minimum amount of Vendor products and services that it had committed to purchase, it may terminate the contracts at its sole option at any time, without cause. the Company may terminate the Procurement Contracts for cause, without penalty, if the Vendor defaults. Vendor defaults include, but are not limited to, (i) events of bankruptcy or otherwise seeking relief from creditors, (ii) violations of applicable laws or permits, (iii) failure to keep PCS systems free of liens and encumbrances, (iv) failure to meet construction and/or payment requirements, (v) material breaches of the contract, (vi) failure to comply with the contract's change of control provision or (vii) persistent material failure to correct defects and deficiencies in a timely manner. The Vendor may cure any event of default except bankruptcy within a defined cure period.

  Upon the Company's termination of the Procurement Contract, the Vendor is due only undisputed amounts due and payable. If the termination results from a Vendor event of default, the Vendor must pay to the Company the costs of completing the project above the contract price, notwithstanding any liquidated damages owed by Vendor to the Company.

  The Vendors may terminate the Procurement Contracts upon the Company's default. The events of default applicable to the Company are (i) events of bankruptcy or otherwise seeking relief from creditors, (ii) the Company's failure to make undisputed payments that are more than 60 days overdue to the Vendor after an appropriate period of notice, (iii) failure of the Company's to meet its initial commitments within five years of January 31, 1996, where such failure is not due to site acquisition difficulties, microwave relocations, force majeure events or the Vendor's acts or omissions or (iv) the Company's materially breaches the contract and the breach does not involve site acquisition, microwave relocation and/or network interconnection.

  The Procurement Contracts also include special termination provisions implicated by a failure of buildout financing or changes in law. The Company may terminate the Procurement Contracts if acceptable financing with the Vendors for the initial phase of the national buildout has not been finalized within 180 days of January 31, 1996. Nortel may terminate the agreement at any time within the same 180 day period if Nortel reasonably believes that financing for the national buildout will not be finalized within that 180 day period. The Company may also terminate the contract, in whole or in part, if there is a change in applicable law or the interpretation thereof, or there is a decision by a judicial or administrative body, such that the Company reasonably believes that operating a PCS system would be illegal or onerous. Before terminating a Procurement Contract subject to this provision, the Company must use its best efforts to ameliorate the effects of such a change.

 Handset Agreement

  Sprint Spectrum has entered into a three-year purchase and supply agreement for CDMA handsets with Qualcomm Personal Electronics, which is a partnership formed by Qualcomm and Sony Electronics Inc. (the "Handset Agreement"). Under the Handset Agreement, Sprint Spectrum is entitled to resell the handsets through its own retail outlets as well as other retail and direct sales distribution channels. In addition, under the Handset Agreement Sprint Spectrum receives most favored customer status. Sprint Spectrum is obligated to make certain purchases during each year of the contract, provided that Sprint Spectrum may buy-down its commitments if it should choose to do so. Subject to certain conditions, the vendor will warrant the handsets for two years from delivery to the Company and for one or two years (at Sprint Spectrum's option) after the purchase of the handset by a consumer. In addition, the vendor will provide sales training for the marketing and sales personnel of the Company. In the event Sprint Spectrum fails to make the minimum purchases, Sprint Spectrum will be liable for liquidated damages.

VENDOR FINANCING

  The Company has obtained financing commitments from Nortel for $1.3 billion and from Lucent for $1.8 billion of multiple drawdown term loan facilities. The proceeds of such facilities will be used to finance the purchase price of goods and services provided by the Vendors under the Procurement Contracts. The Vendor Financing will be non-recourse to the Parents and the Partners.

  Borrowings under the Vendor Financing will be secured by a perfected first priority lien (the "Shared Lien") on (i) all of the partnership interests in WirelessCo, RealtyCo and EquipmentCo, (ii) intangible property assets on which a lien can be perfected by certain Uniform Commercial Code and/or federal filings and (iii) any real property having a value greater than $15.0 million. The Shared Lien will secure equally and ratably the Bank

Credit Facility, the Vendor Financing, other indebtedness of Sprint Spectrum for borrowed money and interest rate swaps, indebtedness of Sprint Spectrum not to exceed a designated basket at any time outstanding and any refinancing of the foregoing (collectively, the "Secured Debt"). See "--Bank Credit Facility." The Secured Debt will be unconditionally guaranteed by WirelessCo, RealtyCo and EquipmentCo on a joint and several, pari passu basis.

  Loans made under the Vendor Financing will amortize quarterly over a five-year period commencing on the date which is 39 months after the end of the one-year period during which such loans were made. Under the Vendor Financing, subject to certain conditions, the Company will be required to make mandatory prepayments of 100% of the net cash proceeds of any sale or disposition of subsidiaries or any sale of material assets that are not reinvested in the Company's wireless telecommunications business.

  The Company will be able to elect that all or a portion of the borrowings under the Vendor Financing bear interest at a rate per annum equal to either
(i) the ABR plus an applicable margin or (ii) the Eurodollar rate (LIBOR) plus an applicable margin. The ABR is the higher of (x) the rate of interest publicly announced by a commercial bank to be determined as its prime rate in effect at its principal office in New York City and (y) the federal funds effective rate plus 0.5%.

  The Nortel Financing requires, as a condition to funding, the commitment of additional financing from third-parties, including the Offering, the Bank Credit Facility or other debt financing, and equity financing. The Vendor Financing will contain customary conditions which must be satisfied in order for the Company to access funds.

  The Vendor Financing will contain a number of significant covenants that, among other things, limit the ability of the Company to incur additional indebtedness (beyond specified amounts), create liens and other encumbrances, make guarantee obligations, make certain payments and investments, sell or otherwise dispose of assets, make capital expenditures, make distributions to partners and repurchases of equity, make acquisitions, investments, loans and advances, merge or consolidate with another entity or engage in any business other than the telecommunications business and related businesses as well as restrictions on the ability of WirelessCo, RealtyCo and EquipmentCo to incur liabilities or engage in non-designated activities. In addition, the Vendor Financing will require the maintenance of certain specified financial and operating covenants, including, without limitation, ratios of total debt to total capitalization, total debt to EBITDA, EBITDA to interest expense and capital expenditure limitations.

  The Vendor Financing will contain representations, warrants, covenants, conditions and events of default customary for such senior credit facilities of similar size and nature, including without limitation, the delivery and execution of definitive documentation relating thereto. In addition, the Vendor Financing will contain change of control provisions regarding Sprint's ownership of a direct or indirect interest in the Company. The loss of the Company's right to use the Sprint trademark under the trademark license agreement will constitute an event of default under the Vendor Financing.

BANK CREDIT FACILITY

  Sprint Spectrum has received a commitment from Chemical Bank to provide a fully underwritten senior credit facility in the amount of $2.0 billion. The proceeds of the loans under the Bank Credit Facility will be used to finance capital expenditures, operating losses, the working capital needs of the Company and for partnership purposes.

  The Bank Credit Facility will consist of three separate tranches of debt in the amounts of $750 million, $750 million and $500 million.

  Borrowings under the Bank Credit Facility will be unconditionally guaranteed by WirelessCo, RealtyCo and EquipmentCo. In addition, borrowings under the Bank Credit Facility will be secured by the Shared Lien. See "--Vendor Financing." The Bank Credit Facility will be non-recourse to, and will not be guaranteed by, the Parents or the Partners.

  Outstanding amounts under the Bank Credit Facility will reduce quarterly commencing five years and three months following the closing date and ending nine years after the closing date. Under the Bank Credit Facility, subject to certain conditions, the Company will be required to make mandatory prepayments of 100% of the net cash proceeds of any sale or disposition of subsidiaries or any material assets that are not reinvested in the Wireless Business. In addition, beginning in the fiscal year ended 2000, Sprint Spectrum will be required to apply a portion of excess cash flow to ratably reduce commitments under the Bank Credit Facility and prepay loans under the Vendor Financing.

  The Company will be able to elect that all or a portion of the borrowings under the Bank Credit Facility bear interest at a rate per annum equal to (i) the ABR plus an applicable margin or (ii) the Eurodollar Rate (LIBOR) plus an applicable margin. The ABR is the higher of (x) the rate of interest publicly announced by the administrative agent as its prime rate in effect at its principal office in New York City and (y) the federal funds effective rate from time to time plus 0.5%.

  In connection with the Bank Credit Facility, Sprint Spectrum will pay a commitment fee on the average daily unused and available amounts under the Bank Credit Facility which fee will be determined based on specified tests and payable quarterly in arrears.

  The Bank Credit Facility will contain a number of significant covenants that, among other things, limit the ability of Sprint Spectrum to incur additional indebtedness, create liens and other encumbrances, make guarantee obligations, make certain payments and investments, sell or otherwise dispose of assets, make capital expenditures, make distributions to partners and repurchases of equity, make acquisitions, investments, loans and advances, merge or consolidate with another entity or engage in any business other than the telecommunications business and related businesses as well as restrictions on the ability of WirelessCo, RealtyCo and EquipmentCo to incur liabilities or engage in non-designated activities. In addition, the Bank Credit Facility is expected to require the maintenance of certain specified financial and operating covenants, including, without limitation, capital expenditure limitations and ratios of total debt to total capitalization, total debt to EBITDA and EBITDA to interest expense.

  The Bank Credit Facility will contain representations, warranties, covenants, conditions and events of default customary for senior credit facilities of similar size and nature, including, without limitation, the delivery and execution of definitive documentation relating thereto. The loss of the Company's right to use the Sprint trademark under the trademark license agreement will constitute an event of default under the Bank Credit Facility.

                           DESCRIPTION OF THE NOTES

  The Senior Notes will be issued under an Indenture (the "Senior Notes
Indenture") to be dated as of    , 1996 among Sprint Spectrum L.P. ("Sprint
Spectrum") and Sprint Spectrum Finance Corporation ("FinCo" and, together with Sprint Spectrum, the "Issuers"), as joint and several obligors, and The Bank of New York, as trustee (the "Senior Notes Trustee"). The Senior Discount Notes will be issued under an Indenture (the "Senior Discount Notes Indenture" and, together with the Senior Notes Indenture, the "Indentures") to be dated
as of    , 1996 among the Issuers, as joint and several obligors, and The Bank of New York, as trustee (the "Senior Discount Notes Trustee" and, together with the Senior Notes Trustee, the "Trustees"). The Senior Notes and the Senior Discount Notes are referred to together herein as the "Notes." A copy of the form of each Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The following summary of certain provisions of the Indentures does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), and to all of the provisions of the Indentures, including the definitions of certain terms therein and those terms made a part of the Indentures by reference to the Trust Indenture Act, as in effect on the date of the Indentures. The definitions of certain capitalized terms used in the following summary are set forth below under "-- Certain Definitions."

GENERAL

  The Notes will be issued only in registered form, without coupons, in denominations of $1,000 and integral multiples of $1,000. The Issuers will appoint The Bank of New York to serve as registrar and paying agent under the Indentures at its offices at 101 Barclay Street, New York, New York 10281. No service charge will be made for any registration of transfer or exchange of the Notes, except for any tax or other governmental charge that may be imposed in connection therewith.

MATURITY, INTEREST AND PRINCIPAL OF THE SENIOR NOTES

  The Senior Notes will be senior obligations of the Issuers, limited to
$150,000,000 aggregate principal amount, and will mature on    , 2006. Cash
interest on the Senior Notes will accrue at a rate of  % per annum and will be
payable semi-annually in arrears on each     and    , commencing    , 1997, to
the holders of record of Senior Notes at the close of business on     and    ,
respectively, immediately preceding such interest payment date. Cash interest will accrue from the most recent interest payment date to which interest has
been paid or, if no interest has been paid, from    , 1996. Interest will be
computed on the basis of a 360-day year of twelve 30-day months. Interest on overdue principal and on overdue installments of interest will accrue at the rate of interest borne by the Senior Notes.

MATURITY, INTEREST AND PRINCIPAL OF THE SENIOR DISCOUNT NOTES

  The Senior Discount Notes will be senior obligations of the Issuers, limited
to $    principal amount at maturity, and will mature on    , 2006. The Senior
Discount Notes will be issued at a discount to their aggregate principal amount at maturity and will generate gross proceeds to the Issuers of approximately $500,000,000. Based on the issue price thereof, the yield to
maturity of the Senior Discount Notes is   % (computed on a semi-annual bond
equivalent basis), calculated from    , 1996. See "Certain Federal Income Tax
Consequences."

  Cash interest will not accrue or be payable on the Senior Discount Notes
prior to    , 2001. Thereafter, cash interest on the Senior Discount Notes
will accrue at a rate of   % per annum and will be payable semi-annually in
arrears on each     and    , commencing on    , 2002, to the holders of record
of the Senior Discount Notes at the close of business on the     and    ,
respectively, immediately preceding such interest payment date. Cash interest will accrue from the most recent interest payment date to which interest has
been paid or, if no interest has been paid, from    , 2001. Interest will be
computed on the basis of a 360-day year of twelve 30-day months. Interest on overdue principal and on overdue installments of interest will accrue at the rate of interest borne by the Senior Discount Notes.

OPTIONAL REDEMPTION

  Optional Redemption of Senior Notes. The Senior Notes will be redeemable at
the option of the Issuers, in whole or in part, at any time on or after    ,
2001, at the redemption prices (expressed as a percentage of principal amount) set forth below, plus accrued and unpaid interest, if any, to the redemption
date, if redeemed during the 12 month period beginning on     of the years
indicated below:

                                               REDEMPTION
            YEAR                                 PRICE
            ----                               ----------
            2001..............................       %
            2002..............................       %
            2003..............................       %
            2004 and thereafter...............    100%

  In addition, prior to    , 1999, the Issuers may redeem up to 35% of the
originally issued principal amount of Senior Notes at a redemption price equal
to   % of the principal amount of the Senior Notes so redeemed, plus accrued and unpaid interest, if any, to the redemption date with the net proceeds of one or more Public Equity Offerings of Common Equity Interests of (i) Sprint Spectrum, (ii) Holdings or (iii) a special purpose corporation (a "Special Purpose Corporation") formed to own Common Equity Interests of Sprint Spectrum or Holdings, in any such case, resulting in gross proceeds of at least $100 million in the aggregate; provided that at least 65% of the originally issued principal amount of Senior Notes would remain outstanding immediately after giving effect to such redemption.

  Optional Redemption of Senior Discount Notes. The Senior Discount Notes will be redeemable at the option of the Issuers, in whole or in part, at any time
on or after    , 2001, at the redemption prices (expressed as a percentage of principal amount) set forth below, plus accrued and unpaid interest, if any, to the redemption date, if redeemed during the 12 month period beginning on of the years indicated below:

                                               REDEMPTION
            YEAR                                 PRICE
            ----                               ----------
            2001..............................       %
            2002..............................       %
            2003..............................       %
            2004 and thereafter...............    100%

  In addition, prior to    , 1999, the Issuers may redeem up to 35% of the
originally issued principal amount at maturity of Senior Discount Notes at a
redemption price equal to    % of the Accreted Value at the redemption date of
the Senior Discount Notes so redeemed with the net proceeds of one or more Public Equity Offerings (as defined) of Common Equity Interests of (i) Sprint Spectrum, (ii) Holdings or (iii) a Special Purpose Corporation, in any such case, resulting in gross proceeds of at least $100 million in the aggregate; provided that at least 65% of the originally issued principal amount at maturity of Senior Discount Notes would remain outstanding immediately after giving effect to such redemption.

  Selection and Notice of Redemption. In the event that less than all of the Senior Notes or the Senior Discount Notes are to be redeemed at any time, selection of such Notes for redemption will be made by the applicable Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such Notes are listed or, if such Notes are not then listed on a national securities exchange, on a pro rata basis, by lot or by such method as the applicable Trustee shall deem fair and appropriate; provided that no Notes of a principal amount or principal amount at maturity, as the case may be, of $1,000 or less shall be redeemed in part; provided, further, that if a partial redemption is made with the proceeds of an Initial Public Offering, selection of the Notes or portions thereof for redemption shall be made by the applicable Trustee only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to the procedures of The Depository Trust Company), unless such method is otherwise prohibited. Notice of redemption shall be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of Senior Notes or Senior Discount Notes, as the case may be, to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount or principal amount at maturity, as the case may be, thereof to be redeemed. A new Senior Note or Senior Discount

Note, as the case may be, in a principal amount or principal amount at maturity, as the case may be, equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption as long as the Issuers have deposited with the applicable paying agent for the Notes funds in satisfaction of the applicable redemption price pursuant to the applicable Indenture.

CERTAIN COVENANTS

  Set forth below are certain covenants that will be contained in the Indentures.

  Limitation on Additional Indebtedness. The Indentures will provide that Sprint Spectrum will not, and will not permit any Restricted Subsidiary to, create, incur, assume, issue, guarantee or in any other manner become directly or indirectly liable, contingently or otherwise, for or with respect to (in any such case, to "incur") any Indebtedness (including any Acquired Indebtedness); provided that the Issuers and the Restricted Subsidiaries may incur Indebtedness (including Acquired Indebtedness) if after giving pro forma effect to such incurrence (including the application or use of the net proceeds therefrom to repay Indebtedness or make any Restricted Payment), either (a) the ratio of (x) Total Consolidated Indebtedness to (y) Annualized Pro Forma Consolidated Operating Cash Flow would be less than (A) 7.0 to 1.0, if the Indebtedness is to be incurred prior to July 1, 2002, or (B) 6.0 to 1.0, if the Indebtedness is to be incurred on or after July 1, 2002, or (b) in the case of any incurrence of Indebtedness prior to July 1, 2002 only, Total Consolidated Indebtedness would be equal to or less than 70% of Total Invested Capital.

  Notwithstanding the foregoing, the Issuers and, to the extent specified, the Restricted Subsidiaries will be permitted to incur each and all of the following (each of which shall be given independent effect):

    (a) Indebtedness under the Notes and the Indentures;

    (b) Indebtedness of the Issuers and the Restricted Subsidiaries outstanding from time to time pursuant to any of the Vendor Credit Facilities;

    (c) Indebtedness of the Issuers and the Restricted Subsidiaries outstanding from time to time pursuant to the Bank Credit Facility in an aggregate principal amount at any one time outstanding not to exceed $2.0 billion;

    (d) Indebtedness of an Issuer or a Restricted Subsidiary owed to and held by an Issuer or another Restricted Subsidiary so long as any such Indebtedness owing by an Issuer is unsecured and subordinated in right of payment to the Notes, except that (x) any direct or indirect transfer of such Indebtedness by an Issuer or a Restricted Subsidiary (other than to an Issuer or a Restricted Subsidiary), as the case may be, or (y) any direct or indirect sale, transfer or other disposition by an Issuer or a Restricted Subsidiary of Equity Interests of a Restricted Subsidiary that is owed Indebtedness of an Issuer or a Restricted Subsidiary such that it ceases to be a Restricted Subsidiary shall, in each such event, be an incurrence of Indebtedness by the Issuer or such Restricted Subsidiary, as the case may be, subject to the other provisions of this covenant;

    (e) Interest Rate Protection Obligations of an Issuer or a Restricted Subsidiary relating to Indebtedness of an Issuer or a Restricted Subsidiary otherwise permitted under the Indentures that are entered into for the purpose of protecting against fluctuations in interest rates in respect of such Indebtedness and not for speculative purposes;

    (f) Indebtedness of an Issuer or a Restricted Subsidiary under Currency Agreements; provided that (x) such Currency Agreements relate to Indebtedness otherwise permitted under the Indentures or the purchase price of goods purchased or sold by an Issuer or a Restricted Subsidiary in the ordinary course of its business and (y) such Currency Agreements do not increase the Indebtedness or other obligations of an Issuer or a Restricted Subsidiary outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

    (g) Indebtedness of an Issuer or a Restricted Subsidiary represented by letters of credit for the account of an Issuer or a Restricted Subsidiary in order to provide security for workers' compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business;

    (h) other Indebtedness of the Issuers and the Restricted Subsidiaries in an aggregate principal amount not to exceed $100 million at any one time outstanding; and

    (i) Refinancing Indebtedness.

  Indebtedness of a person existing at the time such person becomes a Restricted Subsidiary or which is secured by a Lien on an asset acquired by Sprint Spectrum or a Restricted Subsidiary (whether or not such Indebtedness is assumed by the acquiring person) shall be deemed incurred at the time the person becomes a Restricted Subsidiary or at the time of the asset acquisition, as the case may be.

  Limitation on Restricted Payments. The Indentures will provide that Sprint Spectrum will not, and will not permit any of the Restricted Subsidiaries to, make, directly or indirectly, any Restricted Payment on or prior to December 31, 1999; and, thereafter, will not, and will not permit any of the Restricted Subsidiaries to, make, directly or indirectly, any Restricted Payment unless:

    (i) no Default shall have occurred and be continuing at the time of or after giving effect to such Restricted Payment;

    (ii) immediately after giving effect to such Restricted Payment, Sprint Spectrum would be able to incur $1.00 of additional Indebtedness under clause (a) of the proviso to the first paragraph of the covenant described under "--Limitation on Additional Indebtedness"; and

    (iii) immediately after giving effect to such Restricted Payment, the aggregate amount of all Restricted Payments declared or made on or after the Issue Date (including any Designation Amount) would not exceed an amount equal to the sum of, without duplication, (1) the amount of (x) the Available Operating Cash Flow of Sprint Spectrum after December 31, 1999 through the end of the latest full fiscal quarter for which consolidated financial statements of Sprint Spectrum are available preceding the date of such Restricted Payment (treated as a single accounting period) less (y) 150% of the cumulative Consolidated Interest Expense of Sprint Spectrum after December 31, 1999 through the end of the latest full fiscal quarter for which consolidated financial statements of Sprint Spectrum are available preceding the date of such Restricted Payment (treated as a single accounting period), plus (2) the aggregate net cash proceeds (other than Excluded Cash Proceeds) received by Sprint Spectrum as a capital contribution in respect of existing Equity Interests (other than Disqualified Equity Interests) of Sprint Spectrum made after the Issue Date or from the issue or sale (other than to a Restricted Subsidiary) by Sprint Spectrum of its Equity Interests (other than Disqualified Equity Interests) made after the Issue Date, plus (3) the aggregate net cash proceeds received by Sprint Spectrum or any Restricted Subsidiary from the sale, disposition or repayment (other than to Sprint Spectrum or a Restricted Subsidiary) of any Investment (other than an Investment made pursuant to clause (vi) of the following paragraph) made after the Issue Date and constituting a Restricted Payment in an amount equal to the lesser of (x) the return of capital with respect to such Investment and (y) the initial amount of such Investment, in either case, less the cost of disposition of such Investment, plus (4) an amount equal to the consolidated net Investment on the date of Revocation made by Sprint Spectrum and/or any of the Restricted Subsidiaries in any Subsidiary that has been designated as an Unrestricted Subsidiary after the Issue Date upon its redesignation as a Restricted Subsidiary in accordance with the covenant described under "-- Limitation on Designations of Unrestricted Subsidiaries." For purposes of the preceding clause (2), the value of the aggregate net cash proceeds received by Sprint Spectrum upon the issuance of Equity Interests either upon the conversion of convertible Indebtedness or in exchange for outstanding Indebtedness or upon the exercise of options, warrants or rights will be the net cash proceeds received upon the issuance of such Indebtedness, options, warrants or rights plus the incremental amount received by Sprint Spectrum upon the conversion, exchange or exercise thereof.

  For purposes of determining the amount expended for Restricted Payments, cash distributed shall be valued at the face amount thereof and property other than cash shall be valued at its Fair Market Value.

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


  The provisions of this covenant shall not prohibit (i) the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at such date of declaration such payment would comply with the provisions of the applicable Indenture; (ii) so long as no Default shall have occurred and be continuing, the purchase, redemption, retirement or other acquisition of any Equity Interests of Sprint Spectrum out of the net cash proceeds of the substantially concurrent capital contribution in respect of existing Equity Interests (other than Disqualified Equity Interests) of Sprint Spectrum or from the issue or sale (other than to a Restricted Subsidiary) of Equity Interests (other than Disqualified Equity Interests) of Sprint Spectrum; provided that any such net cash proceeds are excluded from clause (iii)(2) of the second preceding paragraph; (iii) so long as no Default shall have occurred and be continuing, the purchase, redemption, retirement, defeasance or other acquisition of Subordinated Indebtedness of an Issuer made by exchange for or conversion into, or out of the net cash proceeds of, a concurrent issue and sale (other than to a Restricted Subsidiary) of (a) Equity Interests (other than Disqualified Equity Interests) of Sprint Spectrum (provided that any such net cash proceeds are excluded from clause (iii)(2) of the second preceding paragraph) or (b) other Subordinated Indebtedness of an Issuer that has an Average Life to Stated Maturity equal to or greater than the Average Life to Stated Maturity of the Subordinated Indebtedness being purchased, redeemed, retired, defeased or otherwise acquired; (iv) so long as no Default shall have occurred and be continuing, the making of a direct or indirect Investment constituting a Restricted Payment out of the proceeds of a concurrent capital contribution in respect of existing Equity Interests (other than Disqualified Equity Interests) of Sprint Spectrum or from the issue or sale (other than to a Restricted Subsidiary) of Equity Interests (other than Disqualified Equity Interests) of Sprint Spectrum; provided that any such net cash proceeds are excluded from clause (iii)(2) of the second preceding paragraph; (v) so long as no Default shall have occurred or be continuing and provided Sprint Spectrum is then a partnership for federal income tax purposes, distributions in respect of, and repurchases of, Equity Interests of Sprint Spectrum owned by the Partners, to the extent necessary to pay current tax liabilities payable in respect of income of Sprint Spectrum in an amount not to exceed in any calendar year the product of (a) the ordinary income from trade or business activities and giving effect to other items of income, loss and deduction reported by Sprint Spectrum for the most recently ended tax year for federal income tax purposes multiplied by (b) a percentage equal to the sum of (x) the highest applicable federal corporate income tax rate for such tax year (expressed as a percentage) plus (y) 5% multiplied by the excess of 100% over the highest applicable federal corporate income tax rate for such tax year (expressed as a percentage); provided that nothing in this clause (v) shall be deemed to permit any such distribution or repurchase to pay any tax liabilities of Sprint Spectrum's partners resulting from the conversion of Sprint Spectrum from partnership to corporate form; (vi) so long as no Default shall have occurred and be continuing, any direct or indirect Investment constituting a Restricted Payment by Sprint Spectrum or any Restricted Subsidiary in any person (including any Unrestricted Subsidiary) whose operations consist principally of, or has been formed principally to operate, a Permitted Business in an amount not to exceed $100 million in the aggregate at any time outstanding or (vii) any transfer of any Investment in APC held by Sprint Spectrum or any Restricted Subsidiary to Holdings or any Wholly-Owned Subsidiary of Holdings; provided APC has not been made a Restricted Subsidiary under the covenant described under "--Limitation on Designations of Unrestricted Subsidiaries."

  Restricted Payments made pursuant to clause (i) of the immediately preceding paragraph shall be included in making the determination of available amounts under clause (iii) of the third preceding paragraph and Restricted Payments made pursuant to clauses (ii), (iii), (iv), (v) and (vii) of the immediately preceding paragraph shall not be included in making the determination of available amounts under clause (iii) of the third preceding paragraph.

  Limitation on Issuances of Certain Guarantees by, and Debt Securities of, Restricted Subsidiaries. The Indentures will provide that Sprint Spectrum will not permit (i) any Restricted Subsidiary to, directly or indirectly, guarantee any Debt Securities of any of the Issuers or (ii) any Restricted Subsidiary to issue any Debt Securities, unless, in either such case, such Restricted Subsidiary simultaneously executes and delivers a guarantee (a "Subsidiary Guarantee") of the Senior Notes and the Senior Discount Notes. Any such Subsidiary Guarantee shall not be subordinate in right of payment to any Indebtedness of the Restricted Subsidiary providing the Subsidiary Guarantee.

  Limitation on Liens Securing Certain Indebtedness. The Indentures will provide that Sprint Spectrum will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Liens upon any property or assets of Sprint Spectrum or any Restricted Subsidiary securing either (i) Subordinated Debt Securities unless the Notes and the Subsidiary Guarantees, as applicable, are secured by a Lien on such property or assets that is senior in priority to the Liens securing such Subordinated Debt Securities or (ii) Pari Passu Debt Securities unless the Notes and the Subsidiary Guarantees, as applicable, are equally and ratably secured with the Liens securing such Pari Passu Debt Securities.

  Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries. The Indentures will provide that Sprint Spectrum will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise enter into or cause to become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to (i) pay dividends, in cash or otherwise, or make any distributions on its Equity Interests or any other interest or participation in, or measured by, its profits owned by Sprint Spectrum or any Restricted Subsidiary, (ii) pay any Indebtedness owed to Sprint Spectrum or a Restricted Subsidiary, (iii) make any Investment in Sprint Spectrum or any Restricted Subsidiary or (iv) transfer any of its property or assets to Sprint Spectrum or any Restricted Subsidiary, except for (a) any such customary encumbrance or restriction contained in a security document creating a Lien permitted under the Indentures to the extent relating to the property or asset subject to such Lien (including, without limitation, customary restrictions relating to assets securing any indebtedness under any of the Vendor Credit Facilities or the Bank Credit Facility under the applicable security documents), (b) any such encumbrance or restriction with respect to a Restricted Subsidiary that is not a Restricted Subsidiary on the Issue Date which encumbrance or restriction is in existence at the time such person becomes a Restricted Subsidiary but not created in contemplation thereof and which encumbrance or restriction pertains only to that Restricted Subsidiary and (c) any such encumbrance or restriction imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Equity Interests or assets of such Restricted Subsidiary.

  Limitation on Ownership of Equity Interests of Restricted Subsidiaries. The Indentures will provide that, notwithstanding any other provision of the Indentures to the contrary, (i) each of WirelessCo, RealtyCo, EquipmentCo and FinCo shall at all times remain a direct Wholly-Owned Restricted Subsidiary of Sprint Spectrum (except that FinCo may be merged with and into Sprint Spectrum or a Wholly-Owned Restricted Subsidiary if Sprint Spectrum or such Wholly-Owned Restricted Subsidiary is then a corporation) and (ii) none of WirelessCo, RealtyCo or EquipmentCo will, directly or indirectly, sell, convey, transfer, lease or otherwise dispose of any assets or property used or useful in the operation of the business of the Company and the Restricted Subsidiaries in the geographic areas for which Sprint Spectrum or a Restricted Subsidiary owns or holds a Federal Communications Commission license for the transmission of wireless telecommunications services on the Issue Date other than, in the case of this clause (ii), to a person not an Affiliate of Sprint Spectrum or any of the Restricted Subsidiaries or to a Wholly-Owned Subsidiary if all of the outstanding Equity Interests of such Wholly-Owned Subsidiary are concurrently sold to a person that is not an Affiliate of Sprint Spectrum or any of the Restricted Subsidiaries, in each case in compliance with the covenant described under "--Disposition of Proceeds of Asset Sales." Notwithstanding the foregoing, WirelessCo, RealtyCo, EquipmentCo and FinCo may issue Disqualified Equity Interests that do not entitle the holders thereof to participate in the earnings, profits or cash flow of such Restricted Subsidiary pursuant to and in compliance with the covenant described under "-- Limitation on Additional Indebtedness."

  Limitation on Transactions with Equityholders and Affiliates. The Indentures will provide that Sprint Spectrum will not, and will not permit, cause, or suffer any Restricted Subsidiary to, conduct any business or enter into, renew or extend any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with or for the benefit of any of their respective Affiliates or any beneficial holder of 5% or more of any class of Equity Interests of Sprint Spectrum (each an "Affiliate Transaction"), except on terms that are no less favorable to the Company or such Restricted Subsidiary than those that could reasonably be obtained in a comparable arm's-length transaction with a person that is not such a holder or Affiliate. Each Affiliate Transaction involving aggregate payments or other Fair Market Value in excess of $15.0 million shall be approved by (i) if Sprint Spectrum is a Wholly-Owned Subsidiary of Holdings, either (a) if the current provisions of Section 8.6 ("Interested Party Transactions")

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


of the Holdings Partnership Agreement are in effect, members of the Holdings' Partnership Board exercising votes representing at least a majority (or such other percentage vote as required by the Holdings Partnership Agreement) of votes entitled to be exercised by members of such Board selected by the Partners not having any financial interest in any such Affiliate Transaction, or (b) if the current provisions of Section 8.6 ("Interested Party Transactions") of the Holdings Partnership Agreement are not in effect, a majority of the Disinterested Directors of Holdings, in each case, as evidenced by a Resolution of the Board of Holdings and (ii) if Sprint Spectrum is not a Wholly-Owned Subsidiary of Holdings, a majority of the Disinterested Directors of Sprint Spectrum as evidenced by a Resolution of Sprint Spectrum. In the event Sprint Spectrum obtains a written opinion from an Independent Financial Advisor stating that the terms of an Affiliate Transaction are fair to Sprint Spectrum or a Restricted Subsidiary, as the case may be, from a financial point of view, it will conclusively meet the requirements of the first sentence of this paragraph and there shall be no need to comply with the second sentence of this paragraph.

  Notwithstanding the foregoing, the restrictions set forth in this covenant shall not apply to (i) transactions between or among Sprint Spectrum and/or any of the Restricted Subsidiaries, (ii) any dividend or distribution permitted by the covenant described under "--Limitation on Restricted Payments," (iii) directors' fees, indemnification and similar arrangements, officers' indemnification, employee stock option or employee benefit plans and employee salaries and bonuses paid or created in the ordinary course of business, (iv) any Affiliate Transaction pursuant to the Services Agreements or any other agreement in effect on the Issue Date, as the same shall be amended from time to time; provided that any material amendment shall be required to comply with the provisions of the preceding paragraph of this covenant, (v) transactions involving the marketing of products and services of Sprint Spectrum or any Restricted Subsidiary jointly with products and services of an Affiliate of Sprint Spectrum or a beneficial holder of 5% or more of any class of Equity Interests of Sprint Spectrum (such holder or Affiliate being a "Related Party"); provided all payments made by Sprint Spectrum or any Restricted Subsidiary to the Related Party are made to reimburse the Related Party for its share of any expenses incurred by the Related Party on behalf of Sprint Spectrum or any Restricted Subsidiary, (vi) transactions involving the leasing or sharing or other use by Sprint Spectrum or any Restricted Subsidiary of communications network facilities (including, without limitation, cable or fiber lines, equipment or transmission capacity) of a Related Party on terms that are no less favorable (when taken as a whole) to Sprint Spectrum or such Restricted Subsidiary, as applicable, than those available from such Related Party to unaffiliated third parties, (vii) transactions involving the provision of telecommunication services by a Related Party in the ordinary course of its business to Sprint Spectrum or any Restricted Subsidiary, or by Sprint Spectrum or any Restricted Subsidiary to a Related Party, on terms that are no less favorable (when taken as a whole) to Sprint Spectrum or such Restricted Subsidiary, as applicable, than those available from such Related Party to unaffiliated third parties, and (viii) any sales agency agreements pursuant to which a Partner or any of its Affiliates has the right to market any or all of the products or services of Sprint Spectrum or any of the Restricted Subsidiaries on a "most favored nation" basis (without regard to volume), as contemplated by the Holdings Partnership Agreement as in effect on the Issue Date.

  Limitation on Activities of the Issuers and the Restricted Subsidiaries. The Indentures will provide that (i) Sprint Spectrum will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Permitted Business and (ii) FinCo will not own any operating assets or other properties or conduct any business other than to serve as an Issuer and obligor on the Notes and other Indebtedness permitted under the Indentures.

  Change of Control. The Indentures will provide that following the occurrence of a Change of Control (the date of such occurrence being the "Change of Control Date"), the Issuers shall notify the holders of the Notes, in the manner prescribed by the Indentures, of such occurrence and shall make an offer to purchase (a "Change of Control Offer"), on a business day (the "Change of Control Payment Date") not later than 60 days following the Change of Control Date, all Notes then outstanding at a purchase price equal to (i) 101% of the principal amount thereof, in the case of the Senior Notes, plus accrued and unpaid interest, if any, thereon to any Change of Control Payment Date and (ii) (a) 101% of the Accreted Value on the Change of Control Payment Date, in the case of the Senior Discount Notes, if the Change of Control
Payment Date is on or before    , 2001, and (b) 101% of the principal amount
at maturity of the Senior Discount Notes, plus accrued and unpaid interest, if
any, thereon to the Change of Control Payment Date, if such date is after    ,
2001. Notice of a Change of

Control Offer shall be given to holders of Notes not less than 30 days nor more than 60 days before the Change of Control Payment Date. The Change of Control Offer is required to remain open for at least 20 business days or such longer period as may be required by law and until the close of business on the Change of Control Payment Date. The Issuers' obligations may be satisfied if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements applicable to a Change of Control Offer made by the Issuers and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

  If a Change of Control Offer is made, there can be no assurance that the Issuers will have available funds sufficient to pay for all of the Notes that might be delivered by holders of Notes seeking to accept the Change of Control Offer.

  If the Issuers make a Change of Control Offer, the Issuers will comply with all applicable tender offer laws and regulations, including, to the extent applicable, Section 14(e) and Rule 14e-1 under the Exchange Act, and any other applicable Federal or state securities laws and regulations and any applicable requirements of any securities exchange on which the Notes are listed.

  Disposition of Proceeds of Asset Sales. The Indentures will provide that Sprint Spectrum will not, and will not permit any Restricted Subsidiary to, make any Asset Sale unless (i) Sprint Spectrum or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed of and (ii) at least 80% of such consideration consists of cash or Cash Equivalents; provided that the amount of any liabilities of the Company or such Restricted Subsidiary that are assumed (and from which Sprint Spectrum or such Restricted Subsidiary is unconditionally released) in connection with such Asset Sale by the transferee or purchaser of such assets or on behalf of such transferee or purchaser by a third party shall be deemed to be cash for purposes of this clause (ii); provided, further, that up to $25.0 million of consideration in the aggregate that is not in the form of cash or Cash Equivalents may be received in excess of the amount permitted by the foregoing provisions during the term of the Notes. Sprint Spectrum or the applicable Restricted Subsidiary, as the case may be, may (i) apply such Net Cash Proceeds within 365 days of receipt thereof to repay Indebtedness (other than Subordinated Indebtedness of an Issuer or any Subsidiary Guarantor) of Sprint Spectrum or a Restricted Subsidiary and elect to permanently reduce the commitments thereunder by the amount of such Indebtedness so repaid or (ii) apply such Net Cash Proceeds within 365 days of receipt thereof to an investment in properties and assets that will be used in a Permitted Business (or in Equity Interests of any person that will become a Restricted Subsidiary as a result of such investment to the extent such person's operations consist of Permitted Businesses) of Sprint Spectrum or any Restricted Subsidiary ("Replacement Assets"). Net Cash Proceeds from any Asset Sale that are neither used to repay, and permanently reduce the commitments under, any Indebtedness (other than Subordinated Indebtedness of an Issuer or any Subsidiary Guarantor) of Sprint Spectrum or a Restricted Subsidiary nor invested in Replacement Assets within such 365-day period shall constitute "Excess Proceeds" subject to disposition as provided below.

  When the aggregate amount of Excess Proceeds equals or exceeds $20.0 million, the Issuers shall make an offer to purchase Notes (an "Asset Sale Offer"), from all holders of Notes, at a price in cash equal to (i) 100% of the principal amount of Senior Notes, plus accrued and unpaid interest, if any, to the purchase date and (ii) (a) 100% of the Accreted Value on the purchase date in the case of the Senior Discount Notes, if such purchase date
is on or before    , 2001, and (b) 100% of the principal amount of the Senior
Discount Notes, plus accrued and unpaid interest, if any, thereon to the
purchase date, if such date is after    , 2001. Each Asset Sale Offer shall
remain open for a period of 20 business days or such longer period as may be required by law. To the extent that the aggregate purchase price for the Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds available for such offer, Sprint Spectrum and the Restricted Subsidiaries may use such deficiency for general corporate purposes. If the aggregate purchase price for the Notes validly tendered and not withdrawn by holders thereof exceeds the Excess Proceeds available for such offer, the Senior Notes and Senior Discount Notes to be purchased will be selected on a pro rata basis among the holders of Notes (based upon the principal amount of Senior Notes and Accreted Value of Senior Discount Notes tendered by each holder); provided that (i) the Senior Notes Pro Rata Share of any Excess Proceeds required to be used to repurchase Notes pursuant to such Asset Sale Offer shall be applied to repurchase Senior Notes tendered pursuant to such Asset Sale Offer prior to such Excess Proceeds being used to repurchase Senior Discount Notes and (ii) the Senior Discount Notes Pro Rata Share of any Excess Proceeds required to be used to repurchase Notes pursuant to such Asset Sale Offer shall be applied to repurchase Senior Discount Notes prior to such Excess Proceeds being used to repurchase Senior Notes. Upon completion of such Asset Sale Offer, the amount of Excess Proceeds shall be reset to zero.

  Notwithstanding the two immediately preceding paragraphs, Sprint Spectrum and the Restricted Subsidiaries will be permitted to consummate an Asset Sale without complying with such paragraphs to the extent (i) at least 80% of the consideration for such Asset Sale consists of cash, Cash Equivalents and/or Permitted Assets and (ii) such consideration at the time of such Asset Sale is at least equal to the Fair Market Value of the assets sold or otherwise disposed of; provided that (x) any Net Cash Proceeds received by Sprint Spectrum or any of the Restricted Subsidiaries in connection with any such Asset Sale shall be subject to the provisions of the two immediately preceding paragraphs and (y) if any of the assets disposed of are assets otherwise required to be held by WirelessCo, RealtyCo or EquipmentCo under the covenant described under""--Limitation on Ownership of Equity Interests of Restricted Subsidiaries," the Permitted Assets received shall be held by, or promptly transferred to, WirelessCo, RealtyCo or EquipmentCo.

  If the Issuers are required to make an Asset Sale Offer, the Issuers will comply with all applicable tender offer laws and regulations, including, to the extent applicable, Section 14(e) and Rule 14e-1 under the Exchange Act, and any other applicable Federal or state securities laws and regulations and any applicable requirements of any securities exchange on which the Notes are listed.

  Reports. So long as any of the Notes are outstanding, Sprint Spectrum will file with the Commission the annual reports, quarterly reports and other documents that Sprint Spectrum would have been required to file with the Commission pursuant to Sections 13(a) and 15(d) of the Exchange Act whether or not Sprint Spectrum is then obligated to file reports pursuant to such Sections, and Sprint Spectrum will promptly provide to all registered holders of the Notes and file, within 30 days of filing with the Commission, with each Trustee copies of such reports and documents.

  Limitation on Designations of Unrestricted Subsidiaries. The Indentures will provide that Sprint Spectrum may designate any Subsidiary of Sprint Spectrum (other than FinCo, WirelessCo, RealtyCo and EquipmentCo) as an "Unrestricted Subsidiary" under the Indentures (a "Designation") only if:

    (i) no Default shall have occurred and be continuing at the time of or after giving effect to such Designation; and

    (ii) Sprint Spectrum would be permitted under the Indentures to make an Investment at the time of Designation (assuming the effectiveness of such Designation) in an amount (the "Designation Amount") equal to the Fair Market Value of the aggregate amount of its Investments in such Subsidiary on such date; and

    (iii) except in the case of a Subsidiary in which an Investment is being made pursuant to and as permitted by the third paragraph of the covenant "Limitation on Restricted Payments," Sprint Spectrum would be permitted to incur $1.00 of additional Indebtedness pursuant to clause (a) of the proviso to the first paragraph of the covenant described under "-- Limitation on Additional Indebtedness" at the time of Designation (assuming the effectiveness of such Designation).

  In the event of any such Designation, Sprint Spectrum shall be deemed to have made an Investment constituting a Restricted Payment pursuant to the covenant described under "--Limitation on Restricted Payments" for all purposes of the Indentures in the Designation Amount. The Indentures will further provide that Sprint Spectrum shall not, and shall not permit any Restricted Subsidiary to, at any time (x) provide direct or indirect credit support for or a guarantee of any Indebtedness of any Unrestricted Subsidiary (including of any undertaking, agreement or instrument evidencing such Indebtedness), (y) be directly or indirectly liable for any Indebtedness of any Unrestricted Subsidiary or (z) be directly or indirectly liable for any Indebtedness which provides that the holder thereof may (upon notice, lapse of time or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity upon the occurrence of a default with respect to any Indebtedness of any Unrestricted Subsidiary (including any right to take enforcement action

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

against such Unrestricted Subsidiary), except, in the case of clause (x) or
(y), to the extent permitted under the covenant described under "--Limitation on Restricted Payments."

  Notwithstanding anything herein to the contrary, APC shall not, at any time, be considered a Restricted Subsidiary absent a Revocation in compliance with the following paragraph.

  The Indentures will further provide that Sprint Spectrum may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a "Revocation"), whereupon such Subsidiary shall then constitute a Restricted Subsidiary, if:

    (a) no Default shall have occurred and be continuing at the time of and after giving effect to such Revocation; and

    (b) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if incurred at such time, have been permitted to be incurred for all purposes of the Indentures.

  All Designations and Revocations must be evidenced by Resolutions of Sprint Spectrum delivered to the Trustees certifying compliance with the foregoing provisions.

CONSOLIDATION, MERGER, SALE OF ASSETS, ETC.

  The Indentures will provide that Sprint Spectrum will not, in any transaction or series of transactions, merge or consolidate with or into, or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets as an entirety to, any person or persons, and Sprint Spectrum will not permit any of the Restricted Subsidiaries to enter into any such transaction or series of transactions if such transaction or series of transactions, in the aggregate, would result in a sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of Sprint Spectrum and the Restricted Subsidiaries, taken as a whole, to any other person or persons, unless at the time of and after giving effect thereto (i) either (a) if the transaction or series of transactions is a merger or consolidation, Sprint Spectrum shall be the surviving person of such merger or consolidation, or (b) the person formed by any such consolidation or into which Sprint Spectrum or such Restricted Subsidiary is merged or to which the properties and assets of Sprint Spectrum and/or any Restricted Subsidiary, as the case may be, are transferred (any such surviving person or transferee person being a "Surviving Entity") shall be a partnership or corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and shall expressly assume by a supplemental indenture executed and delivered to each of the Trustees, in form reasonably satisfactory to the Trustees, all the obligations of Sprint Spectrum under the Notes and the Indentures, and, in each case, the Indentures shall remain in full force and effect; (ii) immediately before and immediately after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), no Default shall have occurred and be continuing; and (iii) immediately after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), Sprint Spectrum or the Surviving Entity, as the case may be, could incur $1.00 of additional Indebtedness pursuant to the proviso to the first paragraph of the covenant described under "--Certain Covenants-- Limitation on Additional Indebtedness"; provided that in the event of a conversion of Sprint Spectrum from partnership to corporate form in a transaction the primary purpose of which is to effect such conversion and in which no additional Indebtedness is incurred or anticipated to be incurred by Sprint Spectrum, the Surviving Entity or any Restricted Subsidiary, the Surviving Entity shall not be required to be able to incur such $1.00 of additional Indebtedness.

  In connection with any consolidation, merger, transfer, lease, assignment or other disposition contemplated hereby, Sprint Spectrum shall deliver, or cause to be delivered, to the Trustees, in form and substance reasonably satisfactory to the Trustees, an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, transfer, lease, assignment or other disposition and the supplemental indentures in respect thereof comply with the requirements under the Indentures.


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

  The Indentures will provide that for all purposes of the Indentures and the Notes (including the provisions of this covenant and the covenants described under "--Certain Covenants--Limitation on Additional Indebtedness," "--Certain Covenants--Limitation on Restricted Payments" and "--Certain Covenants-- Limitation on Liens Securing Certain Indebtedness"), Subsidiaries of any Surviving Entity will, upon such transaction or series of transactions, become Restricted Subsidiaries or Unrestricted Subsidiaries as provided pursuant to the covenant described under "--Certain Covenants--Limitation on Designations of Unrestricted Subsidiaries" and all Indebtedness, and all Liens on property or assets, of Sprint Spectrum and the Restricted Subsidiaries immediately prior to such transaction or series of transactions will be deemed to have been incurred upon such transaction or series of transactions; provided that in the event of a conversion of Sprint Spectrum from partnership to corporate form in a transaction the purpose of which is to effect such conversion and in which no additional Indebtedness is incurred or anticipated to be incurred by Sprint Spectrum, the Surviving Entity or any Restricted Subsidiary, no Indebtedness of Sprint Spectrum and the Restricted Subsidiaries shall be deemed to have been incurred upon such transaction or series of transactions.

  The Indentures will provide that upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of a person subject to, and in accordance with, the foregoing, the Surviving Entity shall succeed to, and be substituted for, and may exercise every right and power of Sprint Spectrum under the Indentures with the same effect as if such Surviving Entity had been named as such; provided that, solely for purposes of computing Available Operating Cash Flow for purposes of clause (iii) of the first paragraph of the covenant described under "--Certain Covenants--Limitation on Restricted Payments," the Available Operating Cash Flow of any persons other than Sprint Spectrum and the Restricted Subsidiaries shall only be included for periods subsequent to the effective time of such consolidation, combination, merger or transfer of assets.

EVENTS OF DEFAULT

  The following are "Events of Default" under each of the Indentures:

    (i) default in the payment of the principal of, or premium, if any, on the applicable Notes when due, at maturity, upon redemption or otherwise (including pursuant to a Change of Control Offer or an Asset Sale Offer); or

    (ii) default in the payment of interest on the applicable Notes when it becomes due and payable and continuance of such default for a period of 30 days; or

    (iii) default in the performance, or breach, of any covenant described under "--Consolidation, Merger, Sale of Assets, Etc."; or

    (iv) default in the performance of or compliance with, or breach of, any term, covenant, condition or provision of the applicable Notes or the applicable Indenture (other than those specified in clause (i) or (ii) above) and such default continues for a period of 30 days after written notice to Sprint Spectrum thereof by the applicable Trustee or holders of at least 25% of the aggregate principal amount of the Senior Notes or holders of 25% of the aggregate principal amount at maturity of the Senior Discount Notes, as the case may be, then outstanding; or

    (v) either (a) one or more default or defaults in the payment of any principal under one or more agreements, instruments, mortgages, bonds, debentures or other evidences of Indebtedness (each, a "Debt Instrument") under which Sprint Spectrum or one or more Restricted Subsidiaries or Sprint Spectrum and one or more Restricted Subsidiaries then have outstanding Indebtedness in excess of $50.0 million, individually or in the aggregate, or (b) any other default or defaults under one or more Debt Instruments under which Sprint Spectrum or one or more Restricted Subsidiaries or Sprint Spectrum and one or more Restricted Subsidiaries then have outstanding Indebtedness in excess of $50.0 million, individually or in the aggregate, and, in the case of this clause (b), either (x) such Indebtedness is already due and payable in full by its terms or (y) such default or defaults have resulted in the acceleration of the maturity of such Indebtedness; or

    (vi) one or more judgments, orders or decrees of any court or regulatory or administrative agency of competent jurisdiction for the payment of money in excess of $50.0 million, either individually or in the aggregate, shall be entered against Sprint Spectrum or any Restricted Subsidiary or any of their respective properties and shall not be discharged or fully bonded and there shall have been a period of 60 days after the date on which any period for appeal has expired and during which a stay of enforcement of such judgment, order or decree shall not be in effect; or

    (vii) any holder of at least $50.0 million in aggregate principal amount of Indebtedness of Sprint Spectrum or any of the Restricted Subsidiaries, or its trustee, agent or representative, shall commence (or have commenced on its behalf) judicial proceedings to foreclose upon assets of Sprint Spectrum or any of the Restricted Subsidiaries having an aggregate Fair Market Value, individually or in the aggregate, in excess of $50.0 million or shall have exercised any right under applicable law or applicable security documents to take ownership of any such assets in lieu of foreclosure; or

    (viii) any Subsidiary Guarantee ceases to be in full force and effect or is declared null and void or a Subsidiary Guarantor denies that it has any further liability under its Subsidiary Guarantee or gives notice to such effect; or

    (ix) certain events of bankruptcy, dissolution, insolvency, reorganization, administration, sequestration or similar proceedings involving an Issuer or a Material Restricted Subsidiary.

  If an Event of Default (other than an Event of Default specified in clause
(ix) with respect to an Issuer) occurs and is continuing, the applicable Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Senior Notes or holders of at least 25% in aggregate principal amount at maturity of the outstanding Senior Discount Notes, as the case may be, may declare the principal of all the outstanding Senior Notes or the Accreted Value of all the outstanding Senior Discount Notes, as the case may be, to be due and payable immediately, together with all accrued and unpaid interest and premium, if any, thereon. Upon any such declaration, such amount shall become due and payable immediately. If an Event of Default specified in clause (ix) with respect to an Issuer occurs and is continuing, then such amount will ipso facto become and be immediately due and payable without any declaration or other act on the part of the applicable Trustee or any holder of Notes.

  After a declaration of acceleration, the holders of a majority in aggregate principal amount of outstanding Senior Notes or the holders of a majority in aggregate principal amount at maturity of outstanding Senior Discount Notes, as the case may be, may, by notice to the applicable Trustee, rescind such declaration of acceleration if all existing Events of Default under the applicable Indenture, other than nonpayment of the principal of or Accreted Value of, and accrued and unpaid interest, if any, on, the applicable Notes that has become due solely as a result of such acceleration, have been cured or waived and if the rescission of acceleration would not conflict with any judgment or decree. The holders of a majority in principal amount of the outstanding Senior Notes or the holders of a majority in aggregate principal amount at maturity of the outstanding Senior Discount Notes, as the case may be, also have the right to waive past defaults under the applicable Indenture, except a default in the payment of the principal of or Accreted Value of, or any interest on, any outstanding applicable Note, or in respect of a covenant or a provision that cannot be modified or amended without the consent of all holders of the applicable Notes.

  No holder of any of the Notes has any right to institute any proceeding with respect to the applicable Indenture or any remedy thereunder, unless the holders of at least 25% in principal amount of the outstanding Senior Notes or the holders of at least 25% in principal amount at maturity of the outstanding Senior Discount Notes, as the case may be, have made written request, and offered reasonable indemnity, to the applicable Trustee to institute such proceeding, and the applicable Trustee has failed to institute such proceeding within 30 days after receipt of such notice and such Trustee has not within such 30-day period received directions inconsistent with such written request by holders of a majority in principal amount of the outstanding Senior Notes or the holders of a majority in aggregate principal amount at maturity of the outstanding Senior Discount Notes, as the case may be. Such limitations do not apply, however, to a suit instituted by a holder of a Note for the enforcement of the payment of the principal of, or any accrued and unpaid interest on, such Note on or after the respective due dates expressed in such Note.

  During the existence of an Event of Default under the applicable Indenture, the applicable Trustee is required to exercise such rights and powers vested in it under such Indenture and use the same degree of care and skill in its exercise thereof as a prudent person would exercise under the circumstances in the conduct of such person's own affairs. Subject to the provisions of the Indentures relating to the duties of the Trustees, if an Event of Default under the applicable Indenture shall occur and be continuing, the applicable Trustee is not under any obligation to exercise any of its rights or powers under the applicable Indenture at the request or direction of any of the holders of the applicable Notes unless such holders shall have offered to such Trustee reasonable security or indemnity. Subject to certain provisions concerning the rights of the Trustees, the holders of a majority in principal amount of the outstanding Senior Notes or the holders of a majority in principal amount at maturity of the outstanding Senior Discount Notes, as the case may be, have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable Trustee, or exercising any trust or power conferred on such Trustee.

  Each of the Indentures provides that the applicable Trustee will, within 30 days after the occurrence of any Default under the applicable Indenture, give to the holders of the applicable Notes notice of such Default known to it, unless such Default shall have been cured or waived; provided that, except in the case of a Default in payment of principal of or interest on any Note, the applicable Trustee shall be protected in withholding such notice if it determines in good faith that the withholding of such notice is in the interest of such holders.

  Sprint Spectrum is required to furnish to the Trustees annually a statement as to compliance with all conditions and covenants under the Indentures.

DEFEASANCE OR COVENANT DEFEASANCE OF INDENTURES

  The Issuers may, at their option and at any time, terminate the obligations of the Issuers and any Subsidiary Guarantor with respect to the applicable outstanding Notes and Subsidiary Guarantees ("defeasance"). Such defeasance means that the Issuers shall be deemed to have paid and discharged the entire Indebtedness represented by the applicable outstanding Notes, except for (a) the rights of holders of such outstanding Notes to receive payment in respect of the principal of, premium, if any, and interest on such Notes when such payments are due, (b) the Issuers' obligations to issue temporary Notes, register the transfer or exchange of any Notes, replace mutilated, destroyed, lost or stolen Notes and maintain an office or agency for payments in respect of the Notes, (c) the rights, powers, trusts, duties and immunities of the applicable Trustee, and (d) the defeasance provisions of the applicable Indenture. In addition, the Issuers may, at their option and at any time, elect to terminate the obligations of the Issuers and any Subsidiary Guarantors with respect to certain covenants that are set forth in the applicable Indenture, some of which are described under "--Certain Covenants" above and any subsequent failure to comply with such obligations shall not constitute a Default or an Event of Default with respect to the applicable Notes ("covenant defeasance").

  In order to exercise either defeasance or covenant defeasance, (a) the Issuers must irrevocably deposit with the applicable Trustee, in trust, for the benefit of the holders of the applicable Notes, cash in United States dollars, United States government obligations, or a combination thereof, in such amounts as will be sufficient to pay the principal of, premium, if any, and interest on the applicable outstanding Notes to redemption or maturity (except lost, stolen or destroyed Notes which have been replaced or paid); (b) the Issuers shall have delivered to the applicable Trustee an opinion of counsel to the effect that the holders of the applicable outstanding Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred (in the case of defeasance, such opinion must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable Federal income tax laws); (c) no Default under the applicable Indenture shall have occurred and be continuing on the date of such deposit; (d) such defeasance or covenant defeasance shall not cause the applicable Trustee to have a conflicting interest with respect to any securities of the Issuers; (e) such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, any agreement or instrument to which Sprint Spectrum or any of its Subsidiaries is a party or by which it is bound; (f) the Issuers shall have delivered to the applicable Trustee an opinion of counsel to the effect that after the 91st day following their deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally or to the rights of any creditor of the Issuers or any Subsidiary Guarantor other than those continuing rights of the applicable holders of Notes; and (g) the Issuers shall have delivered to the applicable Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent under the applicable Indenture to either defeasance or covenant defeasance, as the case may be, have been complied with.

SATISFACTION AND DISCHARGE

  The Senior Notes Indenture or the Senior Discount Notes Indenture, as the case may be, will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the applicable Notes) as to all outstanding Senior Notes or Senior Discount Notes, as the case may be, when either (i) all such Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust with the applicable Trustee and thereafter repaid to the Issuers or discharged from such trust) have been delivered to the applicable Trustee for cancellation; or (ii)(a) all such Notes not theretofore delivered to the applicable Trustee for cancellation have become due and payable by their terms and the Issuers have irrevocably deposited or caused to be deposited with the applicable Trustee as trust funds an amount of money in U.S. dollars sufficient to pay and discharge the entire Indebtedness on such Notes not theretofore delivered to the applicable Trustee for cancellation, for the principal amount, premium, if any, and accrued and unpaid interest to the date of such deposit; (b) the Issuers have paid all other sums payable by them under the applicable Indenture; and (c) the Issuers have delivered irrevocable instructions to the applicable Trustee to apply the deposited money toward the payment of such Notes at maturity or redemption, as the case may be. In addition, the Issuers must deliver to the applicable Trustee an officers' certificate and an opinion of counsel stating that all conditions precedent to satisfaction and discharge have been complied with.

AMENDMENT AND WAIVERS

  From time to time the Issuers and any Subsidiary Guarantor, when authorized by Resolutions of their respective Boards, and the applicable Trustee, without the consent of the holders of the Notes, may amend, waive or supplement the Indentures, the Notes and any Subsidiary Guarantee for certain specified purposes, including, among other things, curing ambiguities, defects or inconsistencies, maintaining the qualification of an Indenture under the Trust Indenture Act or making any change that does not adversely affect the rights of any holder of Notes. Other amendments and modifications of the Indentures, the Notes and any Subsidiary Guarantee may be made by the Issuers, any Subsidiary Guarantor and the applicable Trustee with the consent of the holders of not less than a majority of the aggregate principal amount of the outstanding Senior Notes or holders of not less than a majority of the aggregate principal amount at maturity of the outstanding Senior Discount Notes, as the case may be; provided that no such modification or amendment may, without the consent of the holder of each outstanding Note affected thereby, (i) reduce the principal amount of or Accreted Value of, extend the fixed maturity of, or alter the redemption provisions of, the Notes, (ii) change the currency in which any Notes or any premium or the accrued interest thereon is payable, (iii) reduce the percentage in principal amount of outstanding Notes which must consent to an amendment, supplement or waiver or consent to take any action under the Indentures, the Notes or any Subsidiary Guarantees, (iv) impair the right to institute suit for the enforcement of any payment on or with respect to the Notes, (v) waive a default in payment with respect to the Notes, (vi) reduce the rate or extend the time for payment of interest on the Notes or amend the rate of accretion on the Senior Discount Notes or amend the definition of Accreted Value, (vii) alter the obligation to purchase the Notes in accordance with the Indentures following the occurrence of an Asset Sale or a Change of Control or waive any default in the performance thereof, or (viii) adversely affect the ranking of the Notes or any Subsidiary Guarantee.

REGARDING THE TRUSTEES

  The Bank of New York will serve as the Senior Notes Trustee and the Senior Discount Notes Trustee. The Indentures provide that, except during the continuance of an Event of Default under the applicable Indenture, the

Trustee thereunder will perform only such duties as are specifically set forth in such Indenture. If an Event of Default has occurred and is continuing, the Trustee will exercise such rights and powers vested in it under the applicable Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

  The Indentures and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the Trustee thereunder, should it become a creditor of an Issuer to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. Each Trustee is permitted to engage in other transactions; provided that if a Trustee acquires any conflicting interest (as defined) it must eliminate such conflict or resign.

NON-RECOURSE TO HOLDINGS, PARTNERS OR THE PARENTS

  The Senior Notes and the Senior Discount Notes are non-recourse to Holdings, the Partners or the Parents.

CERTAIN DEFINITIONS

  Set forth below are certain defined terms to be used in the Indentures.

  "Accreted Value" as of any date (the "Specified Date") means, with respect to each $1,000 principal amount at maturity of Senior Discount Notes:

  (i) if the Specified Date is one of the following dates (each a "Semi-Annual Accrual Date"), the amount set forth opposite such date below:

            SEMI-ANNUAL                         ACCRETED
            ACCRUAL DATE                         VALUE
            ------------                       ----------
            Issue Date........................ $
               , 1997.........................
               , 1997.........................
               , 1998.........................
               , 1998.........................
               , 1999.........................
               , 1999.........................
               , 2000.........................
               , 2000.........................
               , 2001.........................
               , 2001......................... $1,000.00;

    (ii) if the Specified Date occurs between two Semi-Annual Accrual Dates, the sum of (a) the Accreted Value for the Semi-Annual Accrual Date immediately preceding the Specified Date and (b) an amount equal to the product of (x) the Accreted Value for the immediately following Semi-Annual Accrual Date less the Accreted Value for the immediately preceding Semi-Annual Accrual Date and (y) a fraction, the numerator of which is the number of days actually elapsed from the immediately preceding Semi-Annual Accrual Date to the Specified Date and the denominator of which is 180; and

    (iii) if the Specified Date is after    , 2001, $1,000.

  "Acquired Indebtedness" means Indebtedness of a person existing at the time such person becomes a Restricted Subsidiary or assumed in connection with an Asset Acquisition by such person and not incurred in connection with, or in anticipation of, such person becoming a Restricted Subsidiary or such Asset Acquisition.

  "Affiliate" of any specified person means any other person which, directly or indirectly, controls, is controlled by or is under direct or indirect common control with, such specified person. For the purposes of this definition, (i) "control" when used with respect to any person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing and (ii) each of the Partners shall be deemed an Affiliate of Sprint Spectrum.

  "Affiliate Transaction" has the meaning set forth under "--Certain Covenants--Limitation on Transactions with Equityholders and Affiliates."

  "Annualized Pro Forma Consolidated Operating Cash Flow" means Consolidated Operating Cash Flow for the latest two full fiscal quarters for which consolidated financial statements of Sprint Spectrum are available multiplied by two. For purposes of calculating "Consolidated Operating Cash Flow" for any period for purposes of this definition only, (i) any Subsidiary of Sprint Spectrum that is a Restricted Subsidiary on the date of the transaction giving rise to the need to calculate "Annualized Pro Forma Consolidated Operating Cash Flow" (the "Transaction Date") shall be deemed to have been a Restricted Subsidiary at all times during such period and (ii) any Subsidiary of Sprint Spectrum that is not a Restricted Subsidiary on the Transaction Date shall be deemed not to have been a Restricted Subsidiary at any time during such period. In addition to and without limitation of the foregoing, for purposes of this definition only, "Consolidated Operating Cash Flow" shall be calculated after giving effect on a pro forma basis for the applicable period to, without duplication, any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of Sprint Spectrum or one of the Restricted Subsidiaries (including any person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness) occurring during the period commencing on the first day of such two fiscal quarter period to and including the Transaction Date (the "Reference Period"), as if such Asset Sale or Asset Acquisition occurred on the first day of the Reference Period.

  "Asset Acquisition" means (i) any purchase or other acquisition (by means of transfer of cash or other property to others or payment for property or services for the account or use of others, or otherwise) of Equity Interests of any person by Sprint Spectrum or any Restricted Subsidiary, in either case, pursuant to which such person shall become a Restricted Subsidiary or shall be merged with or into Sprint Spectrum or any Restricted Subsidiary or (ii) any acquisition by Sprint Spectrum or any Restricted Subsidiary of the assets of any person which constitute substantially all of an operating unit or line of business of such person.

  "Asset Sale" means any direct or indirect sale, conveyance, transfer, lease or other disposition to any person other than Sprint Spectrum or a Wholly-Owned Restricted Subsidiary, in one transaction or a series of related transactions, of (i) any Equity Interests of any Restricted Subsidiary, (ii) any FCC license for the provision of wireless telecommunications services held by Sprint Spectrum or any Restricted Subsidiary (whether by sale of Equity Interests or otherwise) or (iii) any other property or asset of Sprint Spectrum or any Restricted Subsidiary outside of the ordinary course of business. For the purposes of this definition, the term "Asset Sale" shall not include any disposition of properties or assets of Sprint Spectrum or one or more of the Restricted Subsidiaries in a transaction that either (x) involves aggregate consideration of $5.0 million or less or (y) is governed by and complies with the covenant described under "--Consolidation, Merger, Sale of Assets, Etc."

  "Asset Sale Offer" has the meaning set forth under "--Certain Covenants-- Disposition of Proceeds of Asset Sales."

  "Available Operating Cash Flow" means, for any period, the positive cumulative Consolidated Operating Cash Flow realized during such period or, if such cumulative Consolidated Operating Cash Flow for such period is negative, the negative amount by which cumulative Consolidated Operating Cash Flow is less than zero.

  "Average Life to Stated Maturity" means, with respect to any Indebtedness, as at any date of determination, the quotient obtained by dividing (i) the sum of the products of (a) the number of years (or any fraction thereof) from such date to the date or dates of each successive scheduled principal payment (including, without limitation, any sinking fund requirements) of such Indebtedness multiplied by (b) the amount of each such principal payment by
(ii) the sum of all such principal payments.

  "Bank Credit Facility" means the credit facilities contemplated by the Commitment Letter dated June 7, 1996 among Sprint Spectrum and Chase Securities Inc. and Chemical Bank, as the same may be amended, modified, renewed, refunded, replaced or refinanced from time to time.

  "Board" of any person means the board of directors, management committee or other governing body of such person. For purposes of this definition, while Sprint Spectrum is a partnership, "Board" shall mean, with respect to Sprint Spectrum, the Partnership Board established under the Holdings Partnership Agreement and any person to whom appropriate authority has been delegated by such Partnership Board.

  "Capitalized Lease Obligation" means any obligation to pay rent or other amounts under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed) that is required to be classified and accounted for as a capital lease obligation under GAAP and, for the purpose of the Indentures, the amount of such obligation at any date shall be the capitalized amount thereof at such date, determined in accordance with GAAP.

  "Cash Equivalents" means (i) any evidence of Indebtedness with a maturity of 365 days or less issued by or directly, fully and unconditionally guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof); (ii) deposits, certificates of deposit or acceptances with a maturity of 365 days or less of any institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500.0 million; (iii) commercial paper with a maturity of 365 days or less issued by a corporation (other than an Affiliate of Sprint Spectrum) incorporated or organized under the laws of the United States or any state thereof or the District of Columbia and rated at least "A-1" by S&P or "P-1" by Moody's; (iv) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued by or directly, fully and unconditionally guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof), in each case, maturing within 365 days from the date of acquisition and (v) any "Cash Equivalents" as defined in the Bank Credit Facility as in effect on the Issue Date.

  "Change of Control" means the occurrence of any of the following events: (i) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) other than a Permitted Holder or Permitted Holders or a person or group controlled by a Permitted Holder or Permitted Holders is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time, upon the happening of an event or otherwise), directly or indirectly, of more than 40% of the total Voting Equity Interests of Sprint Spectrum or Holdings; provided a Permitted Holder or Permitted Holders or a group controlled by a Permitted Holder or Permitted Holders does not own a greater percentage of the total Voting Equity Interests of Sprint Spectrum or Holdings; (ii) Sprint Spectrum or Holdings consolidates with, or merges with or into, another person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any person, or any person consolidates with, or merges with or into, Sprint Spectrum or Holdings, in any such event pursuant to a transaction in which the outstanding Voting Equity Interests of Sprint Spectrum or Holdings are converted into or exchanged for cash, securities or other property, and immediately after such transaction a "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) other than a Permitted Holder or Permitted Holders or a person or group controlled by a Permitted Holder or Permitted Holders is the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time, upon the happening of an event or otherwise), directly or indirectly, of more than 40% of the total Voting Equity Interests of the surviving or transferee person; provided a Permitted Holder or Permitted Holders or a person or group controlled by a Permitted Holder or Permitted Holders does not own a greater percentage of the total Voting Equity Interests of such person; and (iii) the approval by the holders of Equity Interests of Sprint Spectrum or Holdings of any plan or proposal for the liquidation or dissolution of Sprint Spectrum or Holdings.

  "Change of Control Date" has the meaning set forth under "--Certain Covenants--Change of Control."

  "Change of Control Offer" has the meaning set forth under "--Certain Covenants--Change of Control."

  "Change of Control Payment Date" has the meaning set forth under "--Certain Covenants--Change of Control."

  "Commission" means the Securities and Exchange Commission.

  "Common Equity Interests" means (i) with respect to a person which is a corporation, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or nonvoting) of, such person's common stock and includes, without limitation, all series and classes of such common stock and (ii) with respect to a person which is not a corporation, Equity Interests which have characteristics similar in all material respects to those of common stock of a corporation.

  "Consolidated Income Tax Expense" means, with respect to any period, the provision for Federal, state, local, foreign and other income taxes of Sprint Spectrum and the Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

  "Consolidated Interest Expense" means, with respect to any period, without duplication, the sum of (i) the interest expense of Sprint Spectrum and the Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP and shall, in any event, include, without limitation,
(a) any amortization of debt discount, (b) the net cost or net benefit, as the case may be, under any Currency Agreements and Interest Rate Protection Obligations (including any amortization of discounts), (c) the interest portion of any deferred payment obligation, (d) all commissions, discounts and other fees and charges owed with respect to letters of credit, bills of exchange, promissory notes and bankers' acceptance financing and (e) all accrued interest, (ii) all but the principal component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by Sprint Spectrum and the Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP and (iii) the aggregate amount of dividends and distributions paid or accrued during such period in respect of Preferred Equity Interests of Sprint Spectrum and the Restricted Subsidiaries (other than such dividends or distributions paid or accrued on or with respect to Preferred Equity Interests owned by Sprint Spectrum or a Wholly-Owned Restricted Subsidiary) determined on a consolidated basis in accordance with GAAP.

  "Consolidated Net Income" means, with respect to any period, the net income
(loss) of Sprint Spectrum and the Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, adjusted, to the extent included in calculating such net income, by excluding, without duplication, (i) all extraordinary gains or losses, (ii) the portion of net income (but not losses) of Sprint Spectrum allocable to minority interests in unconsolidated persons, except to the extent that cash dividends or distributions have actually been received by Sprint Spectrum or any Restricted Subsidiary, (iii) net income (or loss) of any person combined with Sprint Spectrum or a Restricted Subsidiary on a "pooling of interests" basis attributable to any period prior to the date of combination, (iv) gains in respect of any Asset Sales, (v) the net income of any Unrestricted Subsidiary, except to the extent that cash dividends or distributions have actually been received by Sprint Spectrum or a Restricted Subsidiary, (vi) the portion of net income (but not losses of Sprint Spectrum allocable to minority interests in Restricted Subsidiaries (other than a Subsidiary Guarantor) of such person and (vii) the net income of any Restricted Subsidiary (other than a Subsidiary Guarantor) for such period to the extent the declaration of dividends or similar distributions by that Restricted Subsidiary is not at the time permitted, directly or indirectly, by the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or regulation applicable to that Restricted Subsidiary.

  "Consolidated Operating Cash Flow" means, with respect to any period, the Consolidated Net Income of Sprint Spectrum and the Restricted Subsidiaries for such period (i) increased by (to the extent included in computing Consolidated Net Income) the sum of (a) Consolidated Income Tax Expense for such period;
(b) Consolidated Interest Expense for such period; (c) depreciation of Sprint Spectrum and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; (d) amortization of Sprint Spectrum and the Restricted Subsidiaries for such period, including, without limitation and without duplication, amortization of any Consolidated Interest Expense, amortization of capitalized debt issuance costs for such period, all determined on a consolidated basis in accordance with GAAP; and (e) any other non-cash charges that were deducted in computing Consolidated Net Income (excluding any non-cash charge which requires an accrual or reserve for cash charges for any future period) of Sprint Spectrum and the Restricted

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Subsidiaries for such period in accordance with GAAP and (ii) decreased by any non-cash gains that were included in computing Consolidated Net Income.

  "covenant defeasance" has the meaning set forth under "--Defeasance or Covenant Defeasance of Indentures."

  "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect against fluctuations in currency values.

  "Debt Instrument" has the meaning set forth under "--Events of Default."

  "Debt Securities" means any debt securities (including any guarantee of such securities) issued by any Issuer and/or any Restricted Subsidiary in connection with a public offering (whether or not underwritten) or a private placement (provided such private placement is underwritten for resale pursuant to Rule 144A, Regulation S or otherwise under the Securities Act or sold on an agency basis by a broker-dealer or one of its affiliates to 10 or more beneficial holders); it being understood that the term "Debt Securities" shall not include any evidence of indebtedness under any of the Vendor Credit Facilities or the Bank Credit Facility or any other commercial bank borrowings or similar borrowings, recourse transfers of financial assets, capital leases or other types of borrowings incurred in a manner not customarily viewed as a "securities offering."

  "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default as set forth under "--Events of Default."

  "defeasance" has the meaning set forth under "--Defeasance or Covenant Defeasance of Indentures."

  "Designation" has the meaning set forth under "--Certain Covenants-- Limitation on Designations of Unrestricted Subsidiaries."

  "Designation Amount" has the meaning set forth under "--Certain Covenants-- Limitation on Designations of Unrestricted Subsidiaries."

  "Disinterested Director" means, with respect to any transaction or series of transactions, a member of the Board of Sprint Spectrum or Holdings, as the case may be, other than any such Board member who has any material direct or indirect financial interest in or with respect to such transaction or series of transactions.

  "Disqualified Equity Interest" means, with respect to any person, any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is mandatorily exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is exchangeable for Indebtedness at the option of the holder thereof, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the final maturity date of the Notes.

  "EquipmentCo" means Sprint Spectrum Equipment Company, L.P., a Delaware limited partnership.

  "Equity Interest" in any person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) corporate stock or other equity participations, including partnership interests, whether general or limited, in such person.

  "Excess Proceeds" has the meaning set forth under "--Certain Covenants-- Disposition of Proceeds of Asset Sales."

  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

  "Excluded Cash Proceeds" means (i) any net cash proceeds used to make a concurrent Investment constituting a Restricted Payment pursuant to clause
(iv) of the third paragraph of the covenant described under

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"--Certain Covenants--Limitation on Restricted Payments" and (ii) the first
$1.4 billion of net cash proceeds received by Sprint Spectrum after December 31, 1995 from capital contributions in respect of existing Equity Interests (other than Disqualified Equity Interests) of Sprint Spectrum or from the issue or sale (other than to a Restricted Subsidiary) of Equity Interests (other than Disqualified Equity Interests) of Sprint Spectrum; provided that
(A) net cash proceeds referred to in the immediately preceding clause (i), (B) net cash proceeds used to make an Investment in APC or (C) net cash proceeds used to make an investment pursuant to clauses (ii) or (iii)(a) of the third paragraph of the covenant described under "--Certain Covenants--Limitation on Restricted Payments" shall not be included as part of the first $1.4 billion referred to in this clause (ii).

  "Fair Market Value" means, with respect to any asset or property, the price that could be negotiated in an arms'-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under pressure or compulsion to complete the transaction. Unless otherwise specified in the applicable Indenture, Fair Market Value shall be determined by the Board of Sprint Spectrum acting in good faith.

  "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States of America, which are applicable on the Issue Date.

  "guarantee" means, as applied to any obligation, (i) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), directly or indirectly, in any manner, of any part or all of such obligation and (ii) an agreement, direct or indirect, contingent or otherwise, the effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation (other than agreement to make a capital contribution that otherwise is permitted by the covenant described under "-- Certain Covenants--Limitation on Restricted Payments"), including, without limiting the foregoing, the payment of amounts drawn down under letters of credit.

  "Holdings" means Sprint Spectrum Holding Company, L.P., a Delaware limited partnership.

  "Holdings Partnership Agreement" means the Amended and Restated Agreement of Limited Partnership of Holdings dated as of January 31, 1996.

  "incur" has the meaning set forth under "--Certain Covenants--Limitation on Additional Indebtedness."

  "Indebtedness" means, with respect to any person, without duplication, (i) any liability, contingent or otherwise, of such person (a) for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such person or only to a portion thereof), whether as a cash advance, bill, overdraft or money market facility loan, or (b) evidenced by a note, debenture or similar instrument or letters of credit (including a purchase money obligation) or by any book-entry mechanism or (c) for the payment of money relating to a Capitalized Lease Obligation or other obligation relating to the deferred purchase price of property or (d) in respect of any Interest Rate Protection Obligation or any Currency Agreement; (ii) any liability of others of the kind described in the preceding clause (i) which the person has guaranteed or which is otherwise its legal liability; (iii) any obligation secured by a Lien to which the property or assets of such person are subject, whether or not the obligations secured thereby shall have been assumed by or shall otherwise be such person's legal liability; and (iv) the greater of the maximum repurchase or redemption price or liquidation preference of any Disqualified Equity Interests of such person or, with respect to any Restricted Subsidiary of such person, of any Equity Interests (other than Common Equity Interests) of such Restricted Subsidiary. In no event shall "Indebtedness" include trade payables incurred in the ordinary course of business. For purposes of the covenant described under "--Certain Covenants-- Limitation on Additional Indebtedness" and for purposes of "--Events of Default," in determining the principal amount of any Indebtedness (l) to be incurred by Sprint Spectrum or a Restricted Subsidiary or which is outstanding at any date, (x) the principal amount of any Indebtedness which provides that an amount less than the principal amount thereof shall be due upon any declaration of acceleration thereof shall

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

be the accreted value thereof at the date of determination and (y) effect shall be given to the impact of any Currency Agreements with respect to such Indebtedness and (2) outstanding at any time under any Currency Agreement of Sprint Spectrum or any Restricted Subsidiary, the principal amount shall be the net payment obligation under such Currency Agreement at such time.

  "Independent Financial Advisor" means an investment banking firm of national standing in the United States which, in the good faith judgment of the Board of Sprint Spectrum, is independent with respect to Sprint Spectrum and its Affiliates and qualified to perform the task for which it is to be engaged.


  "Interest Rate Protection Obligation" means the obligation of any person pursuant to any arrangement with any other person whereby, directly or indirectly, such person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include without limitation, interest rate swaps, caps, floors, collars, forward interest rate agreements and similar agreements.

  "Investment" means, with respect to any person, any advance, loan or other extension of credit (including, without limitation, by means of any guarantee) or any capital contribution to (by means of transfer of property to others, payment for property or services for the account or use of others, or otherwise), or any purchase or other acquisition of any Equity Interests, bonds, notes, debentures or other securities of, any other person. In addition, any foreign exchange contract, currency swap agreement or other similar agreement made or entered into by any person shall constitute an Investment by such person.

  "Issue Date" means the original date of issuance of the Notes.

  "Lien" means any mortgage, charge, pledge, lien (statutory or other), security interest, hypothecation or assignment for security.

  "Lucent Credit Facility" means the credit facility contemplated by the commitment letter dated June 21, 1996 between Sprint Spectrum and Lucent Technologies, Inc., as the same may be amended, modified, renewed, refunded, replaced or refinanced from time to time.

  "Material Restricted Subsidiary" means any Restricted Subsidiary which, at any date of determination, is (i) a "Significant Subsidiary" (as that term is defined in Regulation S-X, as in effect on the Issue Date, issued under the Securities Act) and/or (ii) holds any FCC license for the transmission of wireless telecommunications services and/or (iii) any of WirelessCo, RealtyCo or EquipmentCo.

  "Moody's" means Moody's Investors Service, Inc.

  "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds therefrom in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents, net of (i) brokerage commissions and other fees and expenses (including fees and expenses of legal counsel and investment bankers) related to such Asset Sale, (ii) provisions for all taxes payable as a result of such Asset Sale, (iii) amounts required to be paid to any person (other than Sprint Spectrum or any Restricted Subsidiary) owning a beneficial interest in or having a Lien on the assets subject to the Asset Sale and (iv) appropriate amounts to be provided by Sprint Spectrum or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any liabilities associated with such Asset Sale and retained by Sprint Spectrum or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities and liabilities under any indemnification obligations associated with such Asset Sale.

  "Nortel Credit Facility" means the credit facility contemplated by the commitment letter dated June 11, 1996 between Sprint Spectrum and Northern Telecom Inc., as the same may be amended, modified, renewed, refunded, replaced or refinanced from time to time.

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  "Pari Passu Debt Securities" means any Debt Securities (and any guarantee of any Debt Security) which would not constitute Subordinated Indebtedness.

  "Partners" means, collectively, Sprint Enterprises, L.P., TCI Telephony Services, Inc. Comcast Telephony Services and Cox Telephony Partnership, to the extent they are Partners in Holdings, and any permitted transferee of such Partner's interest pursuant to the Holdings Partnership Agreement.

  "Permitted Assets" means property or assets that will be used in a Permitted Business referred to in clause (i) of the definition of "Permitted Business" (or Equity Interests of any person that will become a Restricted Subsidiary as a result of the applicable Asset Sale to the extent such person's operations consist of such a Permitted Business).

  "Permitted Business" means (i) the delivery or distribution of telecommunications, voice, data or video services, (ii) any business or activity reasonably related thereto, including, without limitation, any business conducted by Sprint Spectrum or any Restricted Subsidiary on the Issue Date and the acquisition, holding or exploitation of any license relating to the delivery of the services described in clause (i) of this definition or(iii) any other business or activity in which Sprint Spectrum and the Restricted Subsidiaries are expressly contemplated to be engaged in pursuant to the provisions of the Holdings Partnership Agreement as in effect on the Issue Date.

  "Permitted Holder" means (i) each of Sprint Corporation, Tele-Communications, Inc., Comcast Corporation and Cox Communications, Inc. and the respective successors (by merger, consolidation, transfer or otherwise) to all or substantially all of the respective businesses and assets of any of the foregoing, (ii) any transferee of the assets resulting from a Permitted Transaction and (iii) each person controlled by one or more persons identified in clause (i) or (ii) of this definition.

  "Permitted Investments" means any of the following: (i) Investments in any Restricted Subsidiary (including any person that pursuant to such Investment becomes a Restricted Subsidiary) and any person that is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, Sprint Spectrum or any Restricted Subsidiary at the time such Investment is made; (ii) Investments in Cash Equivalents;(iii) Investments in Currency Agreements and Interest Rate Protection Agreements permitted by the covenant described under "--Certain Covenants--Limitation on Additional Indebtedness";
(iv) loans or advances to officers or employees of Sprint Spectrum and the Restricted Subsidiaries in the ordinary course of business for bona fide business purposes of Sprint Spectrum and the Restricted Subsidiaries (including travel and moving expenses) not in excess of $5.0 million in the aggregate at any one time outstanding, (v) Investments in evidences of Indebtedness, securities or other property received from another person by Sprint Spectrum or any of the Restricted Subsidiaries in connection with any bankruptcy proceeding or by reason of a composition or readjustment of debt or a reorganization of such person or as a result of foreclosure, perfection or enforcement of any Lien in exchange for evidences of Indebtedness, securities or other property of such person held by Sprint Spectrum or any of the Restricted Subsidiaries, or for other liabilities or obligations of such other person to Sprint Spectrum or any of the Restricted Subsidiaries that were created in accordance with the terms of the Indentures; and (vi) Investments made by Sprint Spectrum and the Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with the covenant described under "--Certain Covenants--Disposition of Proceeds of Asset Sales."

  "Permitted Transaction" with respect to a Partner means a transaction or series of related transactions in which (i) such Partner ceases to be a Subsidiary of its Parent or such Partner Transfers its Interest to a Person that is not a Controlled Affiliate of such Partner and (ii) the new Parent of such Partner (or such Partner if it is its own Parent) or the Parent of the transferee of the Interest after giving effect to such transaction, or the last transaction in a series of related transactions, owns, directly and indirectly through its Controlled Affiliates, all or a Substantial Portion of the cable television system assets (in the case of a Cable Partner) or long distance telecommunications business assets (in the case of Sprint) owned by the Parent of such Partner, directly and indirectly through its Controlled Affiliates, immediately prior to the commencement of such transaction or series of transactions. As used herein, "Substantial Portion" means (x) in the case of a Cable Partner, cable television

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systems serving 75% or more of the aggregate number of basic subscribers served by cable television systems in the United States of America (including its territories and possessions other than Puerto Rico) owned by the Parent of such Cable Partner, directly and indirectly through its Controlled Affiliates, and (y) in the case of Sprint, long distance telecommunications business assets serving 75% or more of the aggregate number of customers served by the long distance telecommunications business in the United States of America (including its territories and possessions other than Puerto Rico) owned by the Parent of Sprint, directly and indirectly through its Controlled Affiliates. All capitalized terms used in this definition shall have the meanings ascribed to them in the Holdings Partnership Agreement as in effect on the Issue Date.

  "Public Equity Offering" means an underwritten public offering of Common Equity Interests made on a primary basis by Sprint Spectrum, Holdings or a Special Purpose Corporation pursuant to a registration statement filed with, and declared effective by, the Commission in accordance with the Securities Act; provided that Holdings or the Special Purpose Corporation, as the case may be, will be required to contribute as equity to, or purchase Common Equity Interests in, Sprint Spectrum with proceeds from the Initial Public Offering of not less than the greater of (x) $100.0 million or (y) the amount required to effect any redemption pursuant to the second paragraphs under "--Optional Redemption--Optional Redemption of Senior Notes" and "--Optional Redemption of Senior Discount Notes."

  "RealtyCo" means Sprint Spectrum Realty Company, L.P., a Delaware limited partnership.

  "Refinancing Indebtedness" means (i) Indebtedness of Sprint Spectrum to the extent the proceeds thereof are used solely to refinance (whether by amendment, renewal, extension or refunding) Indebtedness of Sprint Spectrum or any of the Restricted Subsidiaries and (ii) Indebtedness of any Restricted Subsidiary to the extent the proceeds thereof are used solely to refinance (whether by amendment, renewal, extension or refunding) Indebtedness of such Restricted Subsidiary, in each such event, incurred under the first paragraph of the covenant described under--Certain Covenants--Limitation on Additional Indebtedness" or clause (a) of the second paragraph of such covenant; provided that (a) the principal amount of Refinancing Indebtedness incurred pursuant to this definition (or, if such Refinancing Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof, the accreted value of such Indebtedness) shall not exceed the principal amount or accreted value, as the case may be, of the Indebtedness refinanced, plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of such Indebtedness or the amount of any premium reasonably determined by the Board of Sprint Spectrum as necessary to accomplish such refinancing by means of a tender offer or privately negotiated purchase, plus the amount of reasonable expenses in connection therewith and (b) in the case of Refinancing Indebtedness incurred by an Issuer or a Subsidiary Guarantor, such Indebtedness has an Average Life to Stated Maturity greater than or equal to either (A) the Average Life to Stated Maturity of the Indebtedness refinanced or (B) the remaining Average Life to Stated Maturity of the Notes and (iii) if the Indebtedness to be refinanced is Subordinated Indebtedness of an Issuer or a Subsidiary Guarantor, the Indebtedness to be incurred pursuant to this definition shall also be Subordinated Indebtedness of the Issuer or the Subsidiary Guarantor, as applicable, whose Indebtedness is to be refinanced.

  "Replacement Assets" has the meaning set forth under "--Certain Covenants-- Disposition of Proceeds of Asset Sales."

  "Resolution" means, with respect to any person, a copy of a resolution certified by the Secretary or Assistant Secretary of such person to have been duly adopted by its Board and to be in full force and effect on the date of such certification, and delivered to the applicable Trustee.

  "Restricted Payment" means any of the following: (i) the declaration or payment of any dividend or distribution on Equity Interests of Sprint Spectrum or any Restricted Subsidiary or any payment made to the direct or indirect holders (in their capacities as such), including any Special Purpose Corporation, of Equity Interests of Sprint Spectrum or any Restricted Subsidiary (other than dividends or distributions (a) payable solely in Equity Interests (other than Disqualified Equity Interests) of Sprint Spectrum or in options, warrants or other rights to purchase Equity Interests (other than Disqualified Equity Interests) of Sprint Spectrum, (b) paid to Sprint Spectrum or a Wholly-Owned Restricted Subsidiary or (c) paid in respect of Equity Interests of a Restricted

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Subsidiary to persons other than Sprint Spectrum or Wholly-Owned Restricted
Subsidiaries on not more favorable than a pro rata basis with dividends or distributions then being paid in respect of Equity Interests held by Sprint Spectrum or a Wholly-Owned Restricted Subsidiary); (ii) the purchase, redemption or other acquisition or retirement for value of any Equity Interests of Sprint Spectrum or a Restricted Subsidiary (other than any such Equity Interests owned by Sprint Spectrum or a Wholly-Owned Restricted Subsidiary); (iii) the making of any principal payment on, or the purchase, redemption, defeasance or other acquisition or retirement for value, prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, of any Subordinated Indebtedness of an Issuer or any Subsidiary Guarantor (other than any such Subordinated Indebtedness owned by Sprint Spectrum or a Restricted Subsidiary); or (iv) the making of any Investment (other than a Permitted Investment) in any person (other than an Investment by a Restricted Subsidiary in Sprint Spectrum or an Investment by Sprint Spectrum or a Restricted Subsidiary in either (x) a Restricted Subsidiary or (y) a person that becomes a Restricted Subsidiary as a result of such Investment).

  "Restricted Subsidiary" means any Subsidiary of Sprint Spectrum that has not been designated by the Board of the Company, by a Resolution delivered to the applicable Trustee, as an Unrestricted Subsidiary pursuant to and in compliance with the covenant described under "--Certain Covenants--Limitation on Designations of Unrestricted Subsidiaries." Any such Designation may be revoked by a Resolution of Sprint Spectrum delivered to the applicable Trustee, subject to the provisions of such covenant.

  "Revocation" has the meaning set forth under "--Certain Covenants-- Limitation on Designations of Unrestricted Subsidiaries."

  "S&P" means Standard & Poor's Corporation.

  "Securities Act" means the Securities Act of 1933, as amended.

  "Senior Discount Notes Pro Rata Share" means the amount of the applicable Excess Proceeds obtained by multiplying the amount of such Excess Proceeds by a fraction, (i) the numerator of which is the aggregate Accreted Value of all Senior Discount Notes outstanding at the time of the applicable Asset Sale Offer and (ii) the denominator of which is the sum of (a) the aggregate Accreted Value of all Senior Discount Notes outstanding at the time of the applicable Asset Sale Offer, (b) the aggregate principal amount of all Senior Notes outstanding at the time of the applicable Asset Sale Offer and (c) the aggregate principal amount or the aggregate accreted value, as the case may be, of all other Indebtedness (other than Subordinated Indebtedness of an Issuer or a Subsidiary Guarantor) outstanding at the time of the applicable Asset Sale Offer with respect to which an Issuer or a Restricted Subsidiary, as the case may be, is required to use the applicable Excess Proceeds to offer to repay or make an offer to purchase.

  "Senior Notes Pro Rata Share" means the amount of the applicable Excess Proceeds obtained by multiplying the amount of such Excess Proceeds by a fraction, (i) the numerator of which is the aggregate principal amount of all Senior Notes outstanding at the time of the applicable Asset Sale Offer and
(ii) the denominator of which is the sum of (a) the aggregate principal amount of all Senior Notes outstanding at the time of the applicable Asset Sale Offer, (b) the aggregate Accreted Value of all Senior Discount Notes outstanding at the time of the applicable Asset Sale Offer and (c) the aggregate principal amount or the aggregate accreted value, as the case may be, of all other Indebtedness (other than Subordinated Indebtedness of an Issuer or a Subsidiary Guarantor) outstanding at the time of the applicable Asset Sale Offer with respect to which an Issuer or a Restricted Subsidiary, as the case may be, is required to use the applicable Excess Proceeds to offer to repay or make an offer to purchase.

  "Subordinated Debt Securities" means any Debt Securities (and any guarantee of any Debt Security) that would constitute Subordinated Indebtedness.

  "Subordinated Indebtedness" of any person means any Indebtedness of such person that is expressly subordinated in right of payment to any other Indebtedness of such person.

  "Subsidiary" means, with respect to any person, (i) any corporation of which the outstanding Equity Interests having at least a majority of the votes entitled to be cast in the election of directors shall at the time be

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

owned, directly or indirectly, by such person, or (ii) any other person of which at least a majority in value of Equity Interests or Voting Equity Interests are at the time, directly or indirectly, owned by such person.

  "Subsidiary Guarantor" means a Restricted Subsidiary that issues a Subsidiary Guarantee pursuant to the covenant described under "--Certain Covenants--Limitation on Issuance of Certain Guarantees by, and Debt Securities of, Restricted Subsidiaries."

  "Subsidiary Guarantee" has the meaning set forth under "--Certain Covenants--Limitation on Issuances of Certain Guarantees by, and Debt Securities of, Restricted Subsidiaries."

  "Surviving Entity" has the meaning set forth under "--Consolidation, Merger, Sale of Assets, Etc."

  "Total Consolidated Indebtedness" means, at any date of determination, an amount equal the aggregate principal amount of all Indebtedness of Sprint Spectrum and the Restricted Subsidiaries outstanding as of the date of determination.

  "Total Invested Capital" means, at any time of determination, the sum of, without duplication, (i) the total amount of equity contributed to Sprint Spectrum as of the Issue Date (as set forth on the March 31, 1996 consolidated balance sheet of Sprint Spectrum), plus (ii) the aggregate net cash proceeds received by Sprint Spectrum from capital contributions or the issuance or sale of Equity Interests (other than Disqualified Equity Interests but including Equity Interests issued upon the conversion of convertible Indebtedness or from the exercise of options, warrants or rights to purchase Equity Interests (other than Disqualified Equity Interests)) subsequent to the Issue Date, other than to a Restricted Subsidiary, plus (iii) the aggregate net cash proceeds received by Sprint Spectrum or any Restricted Subsidiary from the sale, disposition or repayment of any Investment made after the Issue Date and constituting a Restricted Payment in an amount equal to the lesser of (a) the return of capital with respect to such Investment and (b) the initial amount of such Investment, in either case, less the cost of the disposition of such Investment, plus (iv) an amount equal to the consolidated net Investment on the date of Revocation made by Sprint Spectrum and/or any of the Restricted Subsidiaries in any Subsidiary that has been designated as an Unrestricted Subsidiary after the Issue Date upon its redesignation as a Restricted Subsidiary in accordance with the covenant described under "--Certain Covenants--Limitation on Designations of Unrestricted Subsidiaries," plus (v) Total Consolidated Indebtedness minus (vi) the aggregate amount of all Restricted Payments (including any Designation Amount, but other than a Restricted Payment of the type referred to in clause (iii)(b) of the second paragraph of the covenant described under "--Certain Covenants--Limitation on Restricted Payments") declared or made from and after the Issue Date.

  "Unrestricted Subsidiary" means any Subsidiary of Sprint Spectrum (other than FinCo, WirelessCo, RealtyCo and EquipmentCo) designated after the Issue Date as such pursuant to and in compliance with the covenant described under "--Certain Covenants--Limitation on Designations of Unrestricted Subsidiaries." Any such designation may be revoked by a Resolution of Sprint Spectrum delivered to the applicable Trustee, subject to the provisions of such covenant.

  "Vendor Credit Facilities" means, collectively, (i) the Lucent Credit Facility; (ii) the Nortel Credit Facility; and (iii) any other credit facility entered into with any vendor or supplier (or any financial institution acting on behalf of such a vendor or supplier); provided that, in the case of each of clauses (i), (ii) and (iii), the Indebtedness thereunder is incurred solely for the purpose of financing the cost (including the cost of design, development, site acquisition, construction, integration, handset manufacture or acquisition or microwave relocation) of wireless telecommunications networks or systems or for which Sprint Spectrum or any Restricted Subsidiary has obtained the applicable licenses or authorizations to utilize the radio frequencies necessary for the operation of such systems or networks.

  "Voting Equity Interests" means, with respect to any person, Equity Interests of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such person.

  "Wholly-Owned Restricted Subsidiary" means any Restricted Subsidiary of which 100% of the outstanding Equity Interests is owned by Sprint Spectrum or another Wholly-Owned Restricted Subsidiary. For purposes of this definition, (i) any directors' qualifying shares or investments by foreign nationals mandated by applicable law and (ii) Equity Interests of a person not to exceed 1% of the total voting power of all outstanding Equity Interests of such person and representing a right to receive not greater than 1% of the profits of such partnership shall be disregarded in determining the ownership of a Restricted Subsidiary.

  "Wholly-Owned Subsidiary" means, with respect to any person, any other person 100% of whose outstanding Equity Interests are owned by such person or another Wholly-Owned Restricted Subsidiary of such person. For purposes of this definition, (i) any directors' qualifying shares or investments by foreign nationals mandated by applicable law and (ii) Equity Interests of a person not to exceed 1% of the total voting power of all outstanding Equity Interests of such person and representing a right to receive not greater than 1% of the profits of such partnership shall be disregarded in determining the ownership of a Subsidiary.

  "WirelessCo" means WirelessCo, L.P., a Delaware limited partnership.

BOOK-ENTRY; DELIVERY AND FORM

  The Notes will be issued in the form of one or more fully registered global certificates (the "Global Certificates"). The Global Certificates will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the "Depositary") and registered in the name of the Depositary's nominee. The Depositary will maintain the Notes in denominations of $1,000 and integral multiples thereof through its book-entry facilities.

  Except as set forth below, the Global Certificates may be transferred, in whole and not in part, only to another nominee of the Depositary or to a successor of the Depositary or its nominee.

  The Depositary has advised the Issuers and the Underwriters as follows: It is a limited-purpose trust company organized under the Banking Law of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary was created to hold securities for its participating organizations (the "Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. Participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the Depositary. Access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("indirect participants"). Persons who are not Participants may beneficially own securities held by the Depositary only through Participants or indirect participants.

  The Depositary has also advised that pursuant to procedures established by it (i) upon the issuance by the Issuers, of the Notes, the Depositary will credit the accounts of Participants designated by the Underwriters with the principal amount of the Senior Notes or principal amount at maturity of the Senior Discount Notes, as the case may be, purchased by the Underwriters, and
(ii) ownership of beneficial interests in the Global Certificates will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary (with respect to Participants' interests), the Participants and the indirect participants. A beneficial owner is the person who has the right to sell, transfer or otherwise dispose of an interest in the Notes and the right to receive the proceeds therefrom, as well as principal, premium (if any) and interest payable in respect of the Notes. The beneficial owner must rely on the foregoing arrangements to evidence its interest in the Notes. Beneficial ownership of the Notes may be transferred only by complying with the procedures of a beneficial owner's Participant (e.g., a brokerage firm) and the Depositary. The laws of some states require that certain persons take physical delivery in definitive form of securities which they own. Consequently, the ability to transfer beneficial interests in the Global Certificates is limited to such extent.

  So long as a nominee of the Depositary is the registered owner of the Global Certificates, such nominee will be considered the sole owner or holder of the Notes for all purposes under the Indentures and any applicable laws. Except as provided below, owners of beneficial interests in the Global Certificates will not be entitled to have Notes registered in their names, will not receive or be entitled to receive physical delivery of Notes in definitive form and will not be considered the owners or holders thereof under the Indentures.

  All rights of ownership must be exercised through the Depositary and the book-entry system, and notices that are to be given to registered owners by the Issuers or the Trustees will be given only to the Depositary. It is expected that the Depositary will forward notices to the Participants who will in turn forward notices to the beneficial owners. Neither the Issuers, the Trustees, the paying agents nor the Notes registrars will have any responsibility or obligation to assure that any notices are forwarded by the Depositary to any Participant or by any Participant to the beneficial owners. Neither the Issuers, the Trustees, the paying agents nor the Notes registrars will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Certificates, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

  Principal and interest payments on the Global Certificates registered in the name of the Depositary's nominee will be made by the Issuers, either directly or through a paying agent, to the Depositary's nominee as the registered owner of the Global Certificates. Under the terms of the Indentures, the Issuers and the Trustees will treat the persons in whose names the Notes are registered as the owners of such Notes for the purpose of receiving payments of principal and interest on such Notes and for all other purposes whatsoever. Therefore, neither the Issuers, the Trustees nor any paying agent has any direct responsibility or liability for the payment of principal or interest on the Notes to owners of beneficial interests in the Global Certificates. The Depositary has advised the Issuers and the Trustees that its present practice upon receipt of any payment of principal or interest is to credit immediately the accounts of the Participants with payment in amounts proportionate to their respective holdings in principal amount of beneficial interests in the Global Certificates as shown on the records of the Depositary. Payments by Participants and indirect participants to owners of beneficial interests in the Global Certificates will be governed by standing instructions and customary practices as is now the case with securities held for the accounts of customers in bearer form or registered in "street name" and will be the responsibility of such Participants or indirect participants.

  As long as the Notes are represented by the Global Certificates, the Depositary's nominee will be the holder of the Notes and therefore will be the only entity that can exercise a right to repayment or repurchase of the Notes. See "--Certain Covenants--Change of Control" and "Certain Covenants-- Disposition of Proceeds of Asset Sales." Notice by Participants or indirect participants or by owners of beneficial interests in the Global Certificates held through such Participants or indirect participants of the exercise of the option to elect repayment of beneficial interests in Notes represented by the Global Certificates must be transmitted to the Depositary in accordance with its procedures on a form required by the Depositary and provided to Participants. In order to ensure that the Depositary's nominee will timely exercise a right to repayment with respect to a particular Note, the beneficial owner of such Note must instruct the broker or other Participant or indirect participant through which it holds an interest in such Note to notify the Depositary of its desire to exercise a right to repayment. Different firms have deadlines for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other Participant or indirect participant through which it holds an interest in a
Note in order to ascertain the deadline by which such an instruction must be given in order for timely notice to be delivered to the Depositary. The Issuers will not be liable for any delay in delivery of notices of the exercise of the option to elect repayment.

  The Issuers will issue Notes in definitive form in exchange for the Global Certificates if, and only if, either (i) the Depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Issuers within 90 days, or (2) an Event of Default has occurred and is continuing and the applicable Notes registrar has received a request from the Depositary to issue Notes in definitive form in lieu of all or a portion of the Global Certificates. In either instance, an owner of a beneficial interest in the Global Certificates will be entitled to have the applicable Notes equal in principal amount or principal amount at maturity, as the case may be, to such beneficial interest registered in its name and will be entitled to physical delivery of such Notes in definitive form. Notes so issued in definitive form will be issued in denominations of $1,000 and integral multiples thereof and will be issued in registered form only, without coupons.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The following summary describes certain United States federal income tax consequences of the purchase, ownership and disposition of Notes as of the date hereof. It is intended only as a summary and does not purport to be a complete analysis or listing of all potential tax considerations that may be relevant and is generally limited to those persons who are original purchasers of Notes and who hold Notes as capital assets ("Holders"). The discussion does not include special rules that may apply to certain Holders (including insurance companies, tax-exempt organizations, financial institutions or broker-dealers, foreign persons and persons in special situations such as those who hold Notes as part of a straddle, hedge or conversion transaction). In addition, the discussion does not consider the effect of any applicable foreign, state, local or other tax laws or estate or gift tax considerations.

  The discussion is based upon currently existing provisions of the Code, existing and proposed Treasury regulations promulgated thereunder and current administrative rulings and court decisions. All of the foregoing are subject to change and any such change could affect the continuing validity of this discussion. The Company has not sought and will not seek any rulings from the IRS with respect to the positions of the Company discussed below and there can be no assurance that the IRS will not take positions concerning the tax consequences of the purchase, ownership or disposition of Notes which are different from those discussed herein.

  THE FOLLOWING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER IN LIGHT OF SUCH HOLDER'S PARTICULAR CIRCUMSTANCES AND INCOME TAX SITUATION. EACH HOLDER SHOULD CONSULT SUCH HOLDER'S TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO SUCH HOLDER OF THE OWNERSHIP AND DISPOSITION OF NOTES, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

STATED INTEREST ON SENIOR NOTES

  A Holder of a Senior Note will be required for federal income tax purposes to report stated interest on the Senior Notes as ordinary income in accordance with the Holder's method of accounting for tax purposes.

STATED INTEREST ON SENIOR DISCOUNT NOTES

  Stated interest on Senior Discount Notes is discussed below in "Amount of Original Issue Discount on Senior Discount Notes" and "Taxation of Original Issue Discount on Senior Discount Notes."

AMOUNT OF ORIGINAL ISSUE DISCOUNT ON SENIOR DISCOUNT NOTES

  The Senior Discount Notes will be issued with original issue discount for federal income tax purposes. The amount of original issue discount ("OID") on a Senior Discount Note is the excess of its "stated redemption price at maturity" (the sum of all payments to be made on the Senior Discount Note, whether denominated as interest or principal) over its "issue price." The "issue price" of each Senior Discount Note will be the initial offering price at which a substantial amount of the Senior Discount Notes are sold (not including sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters or wholesalers).

TAXATION OF ORIGINAL ISSUE DISCOUNT ON SENIOR DISCOUNT NOTES

  Each Holder (whether a cash or accrual method taxpayer) will be required to include in income OID as it accrues, in advance of the receipt of some or all of the related cash payments.

  The amount of OID includable in income by a Holder is the sum of the "daily portions" of OID with respect to the Senior Discount Note for each day during the taxable year or portion of the taxable year on which such Holder held such Senior Discount Note ("accrued OID"). The daily portion is determined by allocating to each day in any "accrual period" a pro rata portion of the OID allocable to that accrual period. The accrual periods for a Senior Discount Note will be periods that are selected by the Holder that are no longer than one year, provided that each scheduled payment occurs either on the final day or on the first day of an accrual period. The amount of OID allocable to any accrual period other than the initial short accrual period (if any) and the final accrual period is an amount equal to the product of the Senior Discount Note's "adjusted issue price" at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period). The amount of OID allocable to the final accrual period is the difference between the amount payable at maturity and the adjusted issue price of the Senior Discount Note at the beginning of the final accrual period. The amount of OID allocable to any initial short accrual period may be computed under any reasonable method. The yield to maturity is the discount rate that, when used in computing the present value of all principal and interest payments to be made on a Senior Discount Note, produces an amount equal to its issue price. The adjusted issue price of a Senior Discount Note at the start of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period determined without regard to the amortization of any acquisition or bond premium, as described below, and reduced by any prior payments and any payment on the first day of the current accrual period with respect to such Senior Discount Note. The Company is required to report the amount of OID accrued on Senior Discount Notes held of record by persons other than corporations and other exempt Holders, which may be based on accrual periods other than those chosen by the Holder.

MARKET DISCOUNT

  If a Note is acquired at a "market discount," some or all of any gain realized upon a disposition (including a sale or a taxable exchange) or payment at maturity of such Note may be treated as ordinary income. "Market discount" with respect to a Note is, subject to a de minimis exception, the excess of (1) the adjusted issue price of the Note over (2) such Holder's tax basis in the Note immediately after its acquisition. The amount of market discount treated as having accrued will be determined either on a straight-line basis, or, if the Holder so elects, on a constant interest method. Upon any subsequent disposition (including a gift or payment at maturity) of such Note (other than in connection with certain nonrecognition transactions), the lesser of any gain on such disposition (or appreciation, in the case of a gift) or the portion of the market discount that accrued while the Note was held by such Holder will be treated as ordinary interest income. In lieu of including accrued market discount in income at the time of disposition, a Holder may elect to include market discount in income currently. Unless a Holder makes such an election, such Holder may be required to defer a portion of any interest expense that may otherwise be deductible on any indebtedness incurred or maintained to purchase or carry such Note until the Holder disposes of the Note.

ACQUISITION PREMIUM

  If a Holder's purchase price for a Note exceeds the adjusted issue price at the time of acquisition but is equal to or less than the sum of all amounts payable on the Note after its purchase by the Holder, the excess (referred to as "acquisition premium") is offset ratably against the amount of OID otherwise includable in such Holder's taxable income.

BOND PREMIUM

  A Senior Note is purchased with bond premium if its adjusted basis, immediately after its purchase by the Holder, exceeds its face amount. A Senior Discount Note is purchased with bond premium if its adjusted basis, immediately after its purchase by the Holder exceeds the sum of all amounts payable on the Senior Discount Note after its purchase by the Holder. A Holder who purchases a Note with bond premium is not required to include any OID in gross income and may elect to amortize such premium, using a constant yield-to-maturity method, over the remaining term of the Note or the period to an earlier call date, if it results in a smaller allowance. Such bond premium generally is deemed to be an offset to interest otherwise includable in income in respect of a Note. Any election to amortize bond premium applies to all debt instruments (other than debt instruments the interest on which is excludable from gross income) held by the Holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the Holder, and is irrevocable without the consent of the IRS. Amortizable bond premium on a Note held by a Holder that does not make such an election will decrease the gain or increase the loss otherwise recognized on disposition of the Note. See "--Election to Treat All Interest as OID."

ELECTION TO TREAT ALL INTEREST AS OID

  Holders may elect to treat all interest on any Note as OID and calculate the amount includable in gross income under the constant yield method described above. For the purposes of this election, interest includes stated interest, acquisition discount, OID, de minimis OID, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium or acquisition premium. The election is to be made for the taxable year in which the United States Holder acquired the Note, and may not be revoked without the consent of the Internal Revenue Service (the "IRS"). HOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS ABOUT THIS ELECTION.

SALE, EXCHANGE, REDEMPTION OR OTHER TAXABLE DISPOSITION

  In general, a Holder will recognize gain or loss upon the sale, exchange, redemption, retirement or other taxable disposition of a Note measured by the difference between (a) the amount of cash and fair market value of property received (except, with respect to a Senior Note, to the extent attributable to the payment of accrued interest) in exchange therefor and (b) the Holder's adjusted tax basis in such Note. Any amount attributable to accrued interest on a Senior Note would be treated as ordinary interest income rather than an amount received in exchange for the Note if such amount has not previously been included in income.

  A Holder's initial tax basis in a Note will equal the price paid by such Holder for such Note. The Holder's adjusted tax basis in a Senior Discount Note will be such Holder's initial tax basis increased from time to time by the portion of OID included in gross income to the date of disposition and decreased from time to time by amortized premium or any payments received on such Senior Discount Note. A Holder's tax basis in a Note would also be increased by any market discount the Holder elected to include in income currently.

  Any gain or loss on the sale, exchange, redemption, retirement, or other taxable disposition of a Note will be capital gain or loss (except for any amount treated as ordinary income under the market discount rules discussed above). Any capital gain or loss will be long-term capital gain or loss if the Note had been held for more than one year and otherwise will be short-term capital gain or loss. Under current law, net capital gains of individuals are, under certain circumstances, taxed at lower rates than items of ordinary income. The deductibility of capital losses is subject to limitations.

BACKUP WITHHOLDING

  The backup withholding rules require a payor to deduct and withhold a tax if
(a) the payee fails to furnish a taxpayer identification number ("TIN") to the payor in the manner required or otherwise qualify for an exemption, (b) the IRS notifies the payor that the TIN furnished by the payee is incorrect, (c) the payee has failed to report properly the receipt of "reportable payments" and the IRS has notified the payor that withholding is required or (d) there has been a failure of the payee to certify under penalties of perjury that a payee is not subject to withholding under Section 3406 of the Code. As a result, if any one of the events discussed above occurs, the Company, its paying agent or other withholding agent will be required to withhold a tax equal to 31% of any "reportable payment" made in connection with the Notes. A "reportable payment" includes, among other things, interest actually paid, original issue discount and amounts paid through brokers in retirement of Notes. Any amounts withheld from a payment to a Holder under the backup withholding rules will be allowed as a refund or credit against such Holder's federal income tax, provided that the required information is furnished to the IRS. Certain Holders (including, among others, corporations and certain tax exempt organizations) generally are not subject to the backup withholding and information reporting requirements.

                                 UNDERWRITING

  Subject to the terms and conditions set forth in a purchase agreement (the "Underwriting Agreement") among the Issuers and each of the underwriters named below (collectively, the "Underwriters"), the Issuers have agreed to sell to the Underwriters, and each of the Underwriters has severally agreed to purchase from the Issuers, the entire principal amount of the Senior Notes and principal amount at maturity of the Senior Discount Notes set forth opposite its name below. The Underwriters are committed to purchase all of the Senior Notes and the Senior Discount Notes if any are purchased.

  The Underwriting Agreement provides that the obligations of the Underwriters to pay for and accept delivery of the Senior Notes and the Senior Discount Notes are subject to the approval of certain legal matters by counsel and to various other conditions.

                                                                     PRINCIPAL
                                                                     AMOUNT AT
                                                          PRINCIPAL MATURITY OF
                                                          AMOUNT OF   SENIOR
                                                           SENIOR    DISCOUNT
                        UNDERWRITERS                        NOTES      NOTES
                        ------------                      --------- -----------
   Merrill Lynch, Pierce, Fenner & Smith
            Incorporated.................................   $          $
   Lehman Brothers Inc. .................................
   Chase Securities Inc. ................................
   Donaldson, Lufkin & Jenrette Securities Corporation...
   Salomon Brothers Inc .................................
                                                            ----       ----
        Total............................................   $          $
                                                            ====       ====

  The Underwriters propose to offer the Senior Notes directly to the public at the public offering price set forth on the cover page hereof, and to certain
dealers at such price less a concession not in excess of   % of the principal
amount of Senior Notes. The Underwriters may allow, and such dealers may
reallow, a discount not in excess of   % of the principal amount of the Senior
Notes. After the initial public offering of the Senior Notes, the public offering price and such concession may be changed.

  The Underwriters propose to offer the Senior Discount Notes directly to the public at the public offering price set forth on the cover page hereof, and to
certain dealers at such price less a concession not in excess of   % of the
principal amount at maturity of the Senior Discount Notes. The Underwriters
may allow, and such dealers may reallow, a discount not in excess of   % of
the principal amount at maturity of the Senior Discount Notes. After the initial public offering of the Senior Discount Notes, the public offering price and such concession may be changed.

  The Issuers do not intend to apply for listing of either issue of the Notes on a national securities exchange, but have been advised by the Underwriters that they presently intend to make a market in the Notes, as permitted by applicable laws and regulations. The Underwriters are not obligated, however, to make a market in the Notes, and any such market making may be discontinued at any time at the sole discretion of the Underwriters. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the Notes.

  The Issuers have agreed, jointly and severally, to indemnify the Underwriters against certain liabilities, including civil liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect thereof.

  Lehman Brothers Inc. ("Lehman") and Merrill Lynch & Co. ("Merrill Lynch") have entered into agreements with the Company pursuant to which Lehman and Merrill Lynch have provided general financial advisory services to the Company and have assisted and represented the Company in arranging, structuring and negotiating the Vendor Financings. In connection with such services, the Company paid customary fees to each of Lehman and Merrill Lynch. Merrill Lynch Trust Company, an affiliate of Merrill Lynch, is the trustee under a retirement plan of the Company. Chase Securities Inc. is an affiliate of Chemical Bank, which has provided a commitment for the Bank Credit Facility. In addition, each of the Underwriters has provided, and may continue in the future to provide, investment and/or commercial banking and other services to the Parents and their respective affiliates.


                                 LEGAL MATTERS

  Certain legal matters relating to the Offering will be passed upon for the Issuers by their counsel Simpson Thacher & Bartlett, New York, New York (a partnership which includes professional corporations) and by their regulatory counsel, Morrison & Foerster, Washington D.C. Certain legal matters with respect to the Notes offered hereby will be passed upon for the Underwriters by their counsel Cahill Gordon & Reindel (a partnership which includes a professional corporation), New York, New York.

                                    EXPERTS

  The financial statements as of December 31, 1994 and 1995, for the period October 24, 1994 to December 31, 1994, for the year ended December 31, 1995 and for the cumulative period from October 24, 1994 to December 31, 1995 included in this Prospectus and elsewhere in the Registration Statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and elsewhere in the Registration Statement (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the development stage of Sprint Spectrum L.P. and subsidiary), and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

  The financial statements of American PCS, L.P. as of December 31, 1994 and 1995 and for the years then ended included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             AVAILABLE INFORMATION

  The Issuers have filed with the Commission, a Registration Statement on Form S-1 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Notes offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Certain items are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Notes offered hereby, reference is made to the Registration Statement and to the exhibits and schedules filed as part thereof. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement, including the exhibits and schedules thereto, may be inspected without charge at the principal office of the Commission in Washington, D.C. and copies may be obtained from the Public Reference Section at the Commission's principal office, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's regional offices at Seven World Trade Center, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, upon payment of the fees prescribed by the Commission.

                          GLOSSARY OF SELECTED TERMS

  AIN: Advanced Intelligent Network. A term adopted by most telecommunications companies to indicate the architecture of a company's communications network. Although each company's AIN differs, it generally has three components: (1) Signal Control Points (SCPs) which are computers that hold databases in which customer-specific information used to route calls is stored; (ii) Signal Switching Points (SSPs) which are digital telephone switches which talk to SCPs in order to obtain customer-specific instructions as to how a call should be completed; and (ii) Signal Transfer Points (STPs) which are packet switches that shuttle messages between SSPs and SCPs.

  ANALOG: A method of transmission where the wave form of the output signal is analogous to the wave form of the input signal.

  BTA: Basic Trading Area.

  CDMA: Code Division Multiple Access. A digital spread-spectrum wireless technology which allows a large number of users to access a single frequency band that assigns a code to all speech bits, sends a scrambled transmission of the encoded speech over the air and reassembles the speech to its original format.

  CMRS: Commercial Mobile Radio Service.

  CHURN RATE: Expressed as a rate for a given measurement period, equal to the number of subscriber units disconnected divided by the number of subscribers at the beginning of the measurement period.

  CTIA: The Cellular Telecommunications Industry Association. An industry group in North America comprised primarily of cellular telephone service companies and recently some PCS license holders.

  DRT: Design Review Team.

  DIGITAL PROTOCOLS: Technologies such as CDMA and TDMA which manage the communication for digital signal transmission.

  ESMR: Enhanced Specialized Mobile Radio. A radio communications system that employs digital technology with a multi-site configuration that permits frequency reuse but used in the SMR frequencies, offering enhanced dispatch services to traditional analog SMR users.

  FCC: Federal Communications Commission.

  FREQUENCY: The number of cycles per second, expressed in hertz, of a periodic oscillation or wave in radio propagation.

  GSM: Global System for Mobile Communications. The standard digital cellular telephone service in Europe and Japan, guided by a set of standards specifying the infrastructure for digital cellular service, including the radio interface (900 MHz), switching, signaling, and intelligent network.

  HAND-OFF: The act of transferring communication with a mobile unit from one base station to another. A hand-off transfers a call from the current base station to the new base station. A "soft" hand-off establishes communications with a new cell before terminating communications with the old cell.

  LATA: Local access and transport area. One of 161 local telephone exchange areas in the United States. InterLATA service refers to the service between two LATAs and intraLATA service refers to the provision of service within a LATA. The 1996 Act limits the ability of the Bell operating companies to engage in interLATA service. See "Business--Regulation."

  LEC: Local Exchange Carrier.

  LEO SATELLITE: Low Earth Orbit Satellite. A LEO satellite moves a few hundred miles in orbit around the Earth. The primary advantage of LEOs is that the terrestrial-based transmitting terminal does not have to be very powerful because the LEO satellite is closer to the Earth than traditional geostationary satellites which are placed in geosynchronous orbit (22,300 miles) directly over the earth's equator.

  MICROWAVE RELOCATION: The transferral of the businesses and public safety agencies which currently utilize radio spectrum within or adjacent to the spectrum allocated to PCS licensees by the FCC.

  MSA: Metropolitan Statistical Area.

  MTA: Major Trading Area.

  PCS: Personal Communications Services.

  POPS: A short hand abbreviation for the population covered by a license or group of licenses. Unless otherwise noted, as used herein Pops means the Donnelley Marketing Service estimate of the December 31, 1995 population of a geographic area.

  PCIA: The Personal Communications Industry Association is a North American trade association whose members either have PCS or paging licenses.

  PSTN: Public Switched Telephony Network.

  RF: Radio Frequency.

  RSA: Rural Statistical Area.

  ROAMING: A service offered by mobile communications carriers which allows subscribers to use their handset while in the service area of another carrier. Roaming agreements are negotiated between carriers.

  SMR: Specialized Mobile Radio. A two-way analog mobile radio telephone system typically used for dispatch services such as truck and taxi fleets.

  TDMA: Time Division Multiple Access. A digital spread-spectrum technology which allocates a discrete amount of frequency bandwidth to each user in order to permit more than one simultaneous conversation on a single RF channel.

                         INDEX TO FINANCIAL STATEMENTS

SPRINT SPECTRUM L.P. AND SUBSIDIARY
Independent Auditors' Report..............................................  F-2
Consolidated Balance Sheets at December 31, 1994 and 1995 and at March 31,
 1996.....................................................................  F-3
Consolidated Statements of Operations for the period from October 24, 1994 to December 31, 1994, the year ended December 31, 1995, the cumulative period from October 24, 1994 to December 31, 1995, the three months ended
 March 31, 1995 and 1996, and the cumulative period from October 24, 1994 to March 31, 1996........................................................  F-4
Consolidated Statements of Changes in Partners' Capital for the period from October 24, 1994 to December 31, 1994, the year ended December 31,
 1995, the cumulative period from October 24, 1994 to December 31, 1995, the three months ended March 31, 1995 and 1996, and the cumulative period from October 24, 1994 to March 31, 1996 .................................  F-5
Consolidated Statements of Cash Flows for the period from October 24, 1994 to December 31, 1994, the year ended December 31, 1995, the cumulative period from October 24, 1994 to December 31, 1995, the three months ended
 March 31, 1995 and 1996, and the cumulative period from October 24, 1994 to March 31, 1996........................................................  F-6
Notes to Consolidated Financial Statements................................  F-7
AMERICAN PCS, L.P.
Report of Independent Accountants.........................................  F-13
Balance Sheets at December 31, 1994 and 1995 and at March 31, 1996........  F-14
Statements of Loss for the year ended December 31, 1994 and 1995 and for the three months ended March 31, 1995 and 1996 ..........................  F-15
Statements of Cash Flows for the year ended December 31, 1994 and 1995 and for  the three months ended March 31, 1995 and 1996......................  F-16
Statements of Changes in Partners' Capital as of December 31, 1994 and
 1995 and
 as of March 31, 1996.....................................................  F-17
Notes to Financial Statements.............................................  F-18

                         INDEPENDENT AUDITORS' REPORT

Partners of Sprint Spectrum L.P.
Kansas City, Missouri

We have audited the accompanying consolidated balance sheets of Sprint Spectrum L.P. (formerly known as MajorCo Sub, L.P.) and subsidiary (the "Partnership"), a development stage enterprise, as of December 31, 1995 and 1994, and the related consolidated statements of operations, changes in partners' capital and cash flows for the year ended December 31, 1995, for the period from October 24, 1994 (date of inception) to December 31, 1994, and for the cumulative period from October 24, 1994 (date of inception) to December 31, 1995. These consolidated financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of Sprint Spectrum L.P. and subsidiary at December 31, 1995 and 1994, and the results of their operations and their cash flows for the year ended December 31, 1995, for the period from October 24, 1994 (date of inception) to December 31, 1994, and for the cumulative period from October 24, 1994 (date of inception) to December 31, 1995, in conformity with generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, Sprint Spectrum L.P. and its subsidiary are in the development stage as of December 31, 1995.

DELOITTE & TOUCHE LLP

Kansas City, Missouri

March 29, 1996

(July 8, 1996 as to Note 4)

                    SPRINT SPECTRUM L.P. AND SUBSIDIARY
                        (A DEVELOPMENT STAGE ENTERPRISE)

                          CONSOLIDATED BALANCE SHEETS
                                   (IN 000'S)

                                           DECEMBER 31,          MARCH 31,
                                        --------------------  ----------------
                                          1994       1995        1996
                                        --------  ----------  -----------
                                                              (UNAUDITED)
                ASSETS
CURRENT ASSETS:
  Cash and cash equivalents............ $  5,014  $    1,123  $       16
  Prepaid expenses and other assets....       10         --        1,282
                                        --------  ----------  ----------
    Total current assets...............    5,024       1,123       1,298
INVESTMENT IN PCS LICENSES.............  118,438   2,124,594   2,124,594
INVESTMENT IN UNCONSOLIDATED
 PARTNERSHIP...........................      --       85,546      49,314
NOTE RECEIVABLE--UNCONSOLIDATED
 PARTNERSHIP...........................      --          655      83,655
PROPERTY, PLANT AND EQUIPMENT, Net.....      413         --          --
                                        --------  ----------  ----------
TOTAL ASSETS........................... $123,875  $2,211,918  $2,258,861
                                        ========  ==========  ==========
   LIABILITIES AND PARTNERS' CAPITAL
CURRENT LIABILITIES:
  Accounts payable..................... $  3,745  $      --   $      160
  Accrued interest--affiliate..........      --          214         296
                                        --------  ----------  ----------
    Total current liabilities..........    3,745         214         456
                                        --------  ----------  ----------
NOTE PAYABLE--AFFILIATE................      --        5,000       5,000
LIMITED PARTNER INTEREST IN
 CONSOLIDATED SUBSIDIARY...............      --        5,000       5,000
COMMITMENTS AND CONTINGENCIES
PARTNERS' CAPITAL AND ACCUMULATED
 DEFICIT:
  Partners' capital....................  123,438   2,254,543   2,337,543
  Deficit accumulated during the
   development stage...................   (3,308)    (52,839)    (89,138)
                                        --------  ----------  ----------
    Total partners' capital............  120,130   2,201,704   2,248,405
                                        --------  ----------  ----------
TOTAL LIABILITIES AND PARTNERS'
 CAPITAL............................... $123,875  $2,211,918  $2,258,861
                                        ========  ==========  ==========

                See notes to consolidated financial statements.

                    SPRINT SPECTRUM L.P. AND SUBSIDIARY
                        (A DEVELOPMENT STAGE ENTERPRISE)

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (IN 000'S)

                                                              CUMULATIVE                             CUMULATIVE
                             PERIOD FROM                      PERIOD FROM       THREE MONTHS         PERIOD FROM
                          OCTOBER 24, 1994                 OCTOBER 24, 1994        ENDED          OCTOBER 24, 1994
                         (DATE OF INCEPTION)  YEAR ENDED  (DATE OF INCEPTION)    MARCH 31,       (DATE OF INCEPTION)
                           TO DECEMBER 31,   DECEMBER 31,   TO DECEMBER 31,   -----------------     TO MARCH 31,
                                1994             1995            1995          1995      1996           1996
                         ------------------- ------------ ------------------- -------  --------  -------------------
                                                                                (UNAUDITED)          (UNAUDITED)
OPERATING EXPENSES:
General
 and administrative.....       $ 1,371         $  1,221        $  2,592       $ 1,273  $    --        $  2,592
Professional and
 legal fees.............         1,923            2,310           4,233         2,335       --           4,233
Depreciation............            38               47              85            47       --              85
                               -------         --------        --------       -------  --------       --------
  Total operating
   expenses.............         3,332            3,578           6,910         3,655       --           6,910
                               -------         --------        --------       -------  --------       --------
OTHER INCOME (EXPENSE):
Interest income
 (expense)..............            24              253             277           275       (67)           210
Equity in loss of
 unconsolidated
 partnership............           --           (46,206)        (46,206)       (3,409)  (36,232)       (82,438)
                               -------         --------        --------       -------  --------       --------
  Total other income
   (expense)............            24          (45,953)        (45,929)       (3,134)  (36,299)       (82,228)
                               -------         --------        --------       -------  --------       --------
NET LOSS................       $(3,308)        $(49,531)       $(52,839)      $(6,789) $(36,299)      $(89,138)
                               =======         ========        ========       =======  ========       ========

                See notes to consolidated financial statements.

                    SPRINT SPECTRUM L.P. AND SUBSIDIARY
                        (A DEVELOPMENT STAGE ENTERPRISE)

            CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
                                   (IN 000'S)

                                                              CUMULATIVE                                CUMULATIVE
                             PERIOD FROM                      PERIOD FROM                               PERIOD FROM
                          OCTOBER 24, 1994                 OCTOBER 24, 1994   THREE MONTHS ENDED     OCTOBER 24, 1994
                         (DATE OF INCEPTION)  YEAR ENDED  (DATE OF INCEPTION)      MARCH 31,        (DATE OF INCEPTION)
                           TO DECEMBER 31,   DECEMBER 31,   TO DECEMBER 31,   --------------------     TO MARCH 31,
                                1994             1995            1995           1995       1996            1996
                         ------------------- ------------ ------------------- --------  ----------  -------------------
                                                                                  (UNAUDITED)           (UNAUDITED)
PARTNERS' CAPITAL:
Balance at beginning of
 period.................      $    --         $  123,438      $      --       $123,438  $2,254,543      $      --
Contributions of
 capital................       123,438         2,131,105       2,254,543       390,999      83,000       2,337,543
Receivable for capital
 contributions..........           --                --              --         (3,462)        --              --
                              --------        ----------      ----------      --------  ----------      ----------
Balance at end of
 period.................       123,438         2,254,543       2,254,543       510,975   2,337,543       2,337,543
DEFICIT ACCUMULATED
 DURING THE DEVELOPMENT
 STAGE:
Balance at beginning of
 period.................           --             (3,308)            --         (3,308)    (52,839)            --
Net loss................        (3,308)          (49,531)        (52,839)       (6,789)    (36,299)        (89,138)
                              --------        ----------      ----------      --------  ----------      ----------
Balance at end of
 period.................        (3,308)          (52,839)        (52,839)      (10,097)    (89,138)        (89,138)
                              --------        ----------      ----------      --------  ----------      ----------
TOTAL PARTNERS'
 CAPITAL................      $120,130        $2,201,704      $2,201,704      $500,878  $2,248,405      $2,248,405
                              ========        ==========      ==========      ========  ==========      ==========

                See notes to consolidated financial statements.

                    SPRINT SPECTRUM L.P. AND SUBSIDIARY
                        (A DEVELOPMENT STAGE ENTERPRISE)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (IN 000'S)

                                                           CUMULATIVE                            CUMULATIVE
                           PERIOD FROM                    PERIOD FROM                           PERIOD FROM
                         OCTOBER 24, 1994               OCTOBER 24, 1994   THREE MONTHS       OCTOBER 24, 1994
                             (DATE OF                       (DATE OF           ENDED              (DATE OF
                          INCEPTION) TO    YEAR ENDED    INCEPTION) TO       MARCH 31,         INCEPTION) TO
                           DECEMBER 31,   DECEMBER 31,    DECEMBER 31,   -------------------     MARCH 31,
                               1994           1995            1995         1995       1996          1996
                         ---------------- ------------  ---------------- ---------  --------  ----------------
                                                                            (UNAUDITED)         (UNAUDITED)
CASH FLOWS FROM
 OPERATING ACTIVITIES:
 Net loss..............     $  (3,308)    $   (49,531)    $   (52,839)   $  (6,789) $(36,299)   $   (89,138)
 Adjustments to
  reconcile net loss to
  net cash provided
  (used) by operating
  activities:
 Equity in loss of
  unconsolidated
  partnership..........           --           46,206          46,206        3,409    36,232         82,438
 Depreciation..........            38              47              85           47       --              85
 Changes in assets and
  liabilities:
  Prepaid expenses and
   other assets........           (10)             10             --          (343)   (1,282)        (1,282)
  Accounts payable.....         3,745          (3,745)            --           287       160            160
  Accrued interest
   payable to
   affiliate...........           --              214             214          --         82            296
                            ---------     -----------     -----------    ---------  --------    -----------
   Net cash provided
    (used) by operating
    activities.........           465          (6,799)         (6,334)      (3,389)   (1,107)        (7,441)
CASH FLOWS FROM
 INVESTING ACTIVITIES:
 Capital expenditures..          (451)            366             (85)        (190)      --             (85)
 Purchase of PCS
  licenses.............      (118,438)     (2,006,156)     (2,124,594)    (318,092)      --      (2,124,594)
 Loan to unconsolidated
  partnership..........           --             (655)           (655)         --    (83,000)       (83,655)
 Investment in
  unconsolidated
  partnership..........           --         (131,752)       (131,752)     (47,946)      --        (131,752)
                            ---------     -----------     -----------    ---------  --------    -----------
   Net cash used by
    investing
    activities.........      (118,889)     (2,138,197)     (2,257,086)    (366,228)  (83,000)    (2,340,086)
CASH FLOWS FROM
 FINANCING ACTIVITIES:
 Limited partner
  interest in
  consolidated
  subsidiary...........           --            5,000           5,000        5,000       --           5,000
 Partner capital
  contributions........       123,438       2,131,105       2,254,543      382,537    83,000      2,337,543
 Borrowings from
  affiliates...........           --            5,000           5,000          --        --           5,000
                            ---------     -----------     -----------    ---------  --------    -----------
   Net cash provided by
    financing
    activities.........       123,438       2,141,105       2,264,543      387,537    83,000      2,347,543
                            ---------     -----------     -----------    ---------  --------    -----------
INCREASE (DECREASE) IN
 CASH AND CASH
 EQUIVALENTS...........         5,014          (3,891)          1,123       17,920    (1,107)            16
CASH AND CASH
 EQUIVALENTS, Beginning
 of period.............           --            5,014             --         5,014     1,123            --
                            ---------     -----------     -----------    ---------  --------    -----------
CASH AND CASH
 EQUIVALENTS, End of
 period................     $   5,014     $     1,123     $     1,123    $  22,934  $     16    $        16
                            =========     ===========     ===========    =========  ========    ===========

                See notes to consolidated financial statements.

                   SPRINT SPECTRUM L.P. AND SUBSIDIARY
                       (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS





1.  ORGANIZATION

  Sprint Spectrum L.P. (the "Partnership") is a limited partnership formed in Delaware on March 28, 1995, by Sprint Spectrum Holding Company, L.P. ("Holdings") and MinorCo, L.P. (collectively, the "Partners") which were formed by Sprint Enterprises, L.P. ("Sprint"), TCI Telephony Services, Inc. ("TCI"), Cox Telephony Partnership ("Cox") and Comcast Telephony Services ("Comcast"). The Partnership was formed pursuant to a reorganization of the operations of an existing partnership, WirelessCo, L.P., which transferred certain operating functions to Holdings. The Partnership and certain other affiliated partnerships are doing business as Sprint Spectrum.

  The Partnership is consolidated with its subsidiary, WirelessCo, L.P. These entities are development stage enterprises. The Partners of Sprint Spectrum L.P. have the following ownership interests as of December 31, 1995:

     Sprint Spectrum Holding Company, L.P. (general partner)................  99%
     MinorCo, L.P. (limited partner)........................................   1%

  On February 29, 1996, the Partnership's name was changed from MajorCo Sub, L.P. to Sprint Spectrum L.P.

  Venture Formation and Structure--A Joint Venture Formation Agreement ( the "Formation Agreement"), dated as of October 24, 1994, and subsequently amended as of March 28, 1995, and January 31, 1996, was entered into by Sprint Corporation, Tele-Communications, Inc., Cox Communications, Inc., and Comcast Corporation (collectively, the "Parents"), pursuant to which the parties agreed to form certain entities to (i) provide national wireless telecommunications services, including acquisition and development of personal communications services ("PCS") licenses, (ii) develop a PCS wireless system in the Los Angeles--San Diego Major Trading Area ("MTA") and (iii) take certain other actions.

  On October 24, 1994, WirelessCo, L.P. was formed and on March 28, 1995, additional partnerships were formed consisting of Holdings, MinorCo, L.P., NewTelco, L.P. and Sprint Spectrum L.P. As of December 31, 1995, Holdings held ownership interests in NewTelco, L.P. and Sprint Spectrum L.P. (which holds a 99% general partner interest in WirelessCo, L.P.). MinorCo, L.P. held the remaining ownership interests in NewTelco, L.P., Sprint Spectrum L.P. and WirelessCo, L.P. at December 31, 1995. An additional partnership, Cox-California PCS, L.P., is proposed to be formed by Holdings and another entity affiliated with Cox Communications, Inc. for the purpose of holding and developing a PCS system using the LA--San Diego Pioneer's Preference License.


  The Parents have agreed to contribute up to an aggregate of $4.2 billion of equity to Holdings to the extent required by the annual budget of Holdings, as approved by the Parents. As of March 31, 1996, approximately $2.4 billion had been contributed to Holdings, of which approximately $2.2 billion had been contributed to Sprint Spectrum L.P. and its subsidiary and the remaining $0.2 billion had been contributed or advanced to an unconsolidated partnership investee (see Note 3).

  Partnership Agreement--The Amended and Restated Agreement of Limited Partnership of MajorCo Sub, L.P., (the "MajorCo Sub Agreement"), dated as of March 28, 1995, among Holdings and MinorCo, L.P. provides that the purpose of the Partnership is to engage in wireless communications services. The MajorCo Sub Agreement provides for the governance and administration of partnership business, allocation of profits and losses (including provisions for special and curative allocations), tax allocations, transactions with partners, disposition of partnership interests and other matters.

                   SPRINT SPECTRUM L.P. AND SUBSIDIARY
                       (A DEVELOPMENT STAGE ENTERPRISE)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  The MajorCo Sub Agreement provides for capital to be contributed by the Partners, pursuant to circumstances defined in the MajorCo Sub Agreement, equal to Holdings' interest in WirelessCo, L.P. and cash in the amount of $5,000,000 for MinorCo, L.P.'s interest.

  The MajorCo Sub Agreement generally provides for the allocation of profits and losses first to the general partner (Holdings) and second to the limited partner (MinorCo, L.P.), after giving effect to special allocations. After special allocations, profits are allocated first to the general partner to the extent of cumulative net losses previously allocated. Subsequently, the limited partner is allocated profits to the extent of cumulative net losses previously allocated and then up to the cumulative Preferred Return, as defined. Finally, the general partner is allocated all remaining profits. Losses are allocated, after considering special allocations, to the general partner until its capital account is zero and then to the limited partner to the extent of its capital account balance. Any remaining losses are allocated to the general partner.

  Parent Undertaking--In addition to the MajorCo Sub Agreement, each Parent has entered into an agreement which provides for certain undertakings by each Parent in favor of other Partners and which addresses certain obligations of the Parent pertaining to items including provision of services, confidentiality, foreign ownership, purchasing, restrictions on disposition and certain other matters.

  Development Stage Enterprises--The Partnership and its subsidiary are development stage enterprises. The success of their development is dependent on a number of business factors, including securing financing to complete network construction and fund initial operations, successfully deploying the PCS network and attaining profitable levels of market demand for Partnership products and services. The Partnership has not yet generated operating revenues. Substantially all operating expenses, exclusive of the Partnership's equity in loss of unconsolidated partnership, were borne by Holdings for the year ended December 31, 1995 and through March 31, 1996.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation--The financial statements have been prepared from the date of inception, October 24, 1994 for WirelessCo, L.P., and March 28, 1995, for Sprint Spectrum L.P., through December 31, 1995. The assets, liabilities, results of operations and cash flows in which the Partnerships have a controlling interest have been consolidated.

  The financial information as of March 31, 1996, and for the three month periods ended March 31, 1996 and 1995 is unaudited. The Partnership believes such information includes all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the consolidated financial position, results of operations and cash flows.

  The limited partnership interest of MinorCo, L.P. in WirelessCo, L.P. is reflected as a minority interest. Pursuant to the Amended and Restated Agreement of Limited Partnership of WirelessCo, L.P. ("WirelessCo, Agreement"), MinorCo, L.P. has not been allocated any losses incurred by WirelessCo, L.P. The WirelessCo Agreement stipulates that all losses are to be allocated to Sprint Spectrum L.P., the general partner, until the general partner's capital account is depleted. All significant intercompany accounts and transactions have been eliminated.

  Cash and Cash Equivalents--The Partnership considers all highly liquid instruments with original maturities of three months or less to be cash equivalents.

  Property, Plant and Equipment--Property, plant and equipment are stated at cost. Property, plant and equipment are depreciated using the straight-line method based on estimated useful lives of the assets. Depreciable lives range from 3 to 20 years. At December 31, 1994, property, plant and equipment consisted of office furniture and fixtures with a cost of $450,910 and related accumulated depreciation of $37,716.

                   SPRINT SPECTRUM L.P. AND SUBSIDIARY
                       (A DEVELOPMENT STAGE ENTERPRISE)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  Investment in PCS Licenses--During 1994 and 1995, the Federal Communications Commission ("FCC") auctioned PCS licenses in specific geographic service areas. The FCC grants licenses for terms of up to ten years, and generally grants renewals if the licensee has complied with its license obligations. The Partnership believes it has met and will continue to meet all requirements necessary to secure renewal of its PCS licenses. Amortization of PCS licenses will commence as each service area becomes operational, over estimated useful lives of 40 years. No amortization expense was recorded in 1995 or in the period from October 24, 1994 (date of inception) to December 31, 1994.

  The ongoing value and remaining useful life of intangible assets are subject to periodic evaluation. The Partnership currently expects the carrying amounts to be fully recoverable. Impairments of intangibles and long-lived assets are assessed based on an undiscounted cash flow methodology.

  Income Taxes--The Partnership has not provided for federal or state income taxes since such taxes are the responsibility of the individual Partners.

  Financial Instruments--All of the Partnership's financial instruments, including cash and cash equivalents and accounts payable, are short-term in nature. Accordingly, the balance sheet amounts approximate the fair value of the Partnership's financial instruments.

  Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3.  INVESTMENT IN UNCONSOLIDATED PARTNERSHIP

  On January 9, 1995, WirelessCo, L.P. acquired a 49% limited partnership in American PCS, L.P. ("APC"). American Personal Communications, Inc. ("APC, Inc.") is the general partner. The investment in APC is accounted for under the equity method. Summarized financial information of APC as of and for the year ended December 31, 1995, is as follows:

   Total assets................................................... $ 237,325,784
   Total liabilities..............................................   171,179,908
   Total revenues.................................................     5,153,469
   Net loss.......................................................    51,551,446

  The following table summarizes the status and results of WirelessCo, L.P.'s investment in APC as of December 31, 1995:

   Beginning investment........................................... $ 23,422,000
   Payment for call option........................................   10,000,000
   Capital contribution...........................................   98,330,068
   Equity in losses...............................................  (46,206,097)
                                                                   ------------
   Ending investment.............................................. $ 85,545,971
                                                                   ============

  The unamortized excess of WirelessCo, L.P.'s investment over its equity in the underlying net assets of APC at the date of acquisition was $10,139,459. The excess investment amount is amortized on a straight-line basis over an estimated useful life of 40 years. Amortization expense included in equity in loss of unconsolidated partnership was $236,727 for the year ended December 31, 1995.

                   SPRINT SPECTRUM L.P. AND SUBSIDIARY
                       (A DEVELOPMENT STAGE ENTERPRISE)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  WirelessCo, L.P. receives an affiliation fee of 3% of gross revenues from APC for APC's affiliation with the Sprint Spectrum business.

  The call option in APC, acquired on January 9, 1995, provides WirelessCo, L.P. the right to purchase an additional interest in APC from APC, Inc. in annual increments beginning five years after the initial PCS network build-out is completed. The first increment, an additional 20% of the APC, Inc. ownership interest, can be acquired in each of the fifth through seventh years with the remaining interest available for purchase in the eighth through tenth year. APC, Inc. also has the right to put a portion of its ownership interest to WirelessCo, L.P. on an annual basis in an amount representing the greater of (i) one-fifth of APC, Inc.'s initial percentage interest of 51% in APC or
(ii) the portion of APC, Inc.'s interest equal to APC, Inc.'s obligation for annual FCC payments to be made by APC, beginning one year after the completion of the initial PCS network build-out, through the fifth anniversary date. The exercise price of the call and put options are based on the Fair Value, as defined, of APC at the date of exercise.

  During the initial five year build-out period, which began in December 1994, APC, Inc. and WirelessCo, L.P. are obligated as follows: (a) APC, Inc. is obligated to make capital contributions in an amount equal to the aggregate principal and interest payments to the FCC, provided APC, Inc. has sufficient cash flows or can obtain financing from a third party; (b) if APC, Inc. is unable to meet such obligation, WirelessCo, L.P. is required to contribute the shortfall, upon ten days prior notice; (c) WirelessCo, L.P. is required to contribute equity to APC necessary for operations up to an amount of approximately $98 million; and (d) WirelessCo, L.P. is obligated to fund the cash requirements of APC in excess of that described in (a), (b), and (c) above, in the form of either loans or additional capital up to a total of $275 million (including the amount in (c) above). Contributions in excess of $275 million, however, require approval of WirelessCo, L.P. and may be made in the form of additional equity or loans. Under certain circumstances, APC, Inc. has the right and is obligated to exercise its put right to the extent necessary to fund additional capital contributions. As of December 31, 1995, $98 million of equity had been contributed and $654,982 of partner advances had been extended. Outstanding partner advances will be non-recourse and bear interest at an agreed upon rate and will be payable at such time when APC has sufficient funds to permit repayment. Subsequent to December 31, 1995 and through March 29, 1996, $83 million of additional advances were extended to APC.

  The partnership agreement between WirelessCo, L.P. and APC, Inc. specifies that losses are allocated based on capital contributions and certain other factors. Under the equity method, WirelessCo, L. P. has recognized the majority of the partnership losses to date in its financial statements based on its capital contributions and commitments to provide initial funding. Loss allocations in the future may vary depending on additional contributions of APC, Inc.

4. COMMITMENTS, CONTINGENCIES AND SUBSEQUENT EVENTS

  On May 15, 1996, Sprint Spectrum Equipment Company, L.P. ("EquipmentCo") and Sprint Spectrum Realty Company, L.P. ("RealtyCo") were organized as subsidiaries of Sprint Spectrum L.P. and MinorCo, L.P. for the purpose of holding PCS network-related assets. On May 20, 1996, an additional subsidiary of Sprint Spectrum L.P., Sprint Spectrum Finance Corporation, was also formed to be a co-obligor of certain proposed debt financing.

  Procurement Contracts--On January 31, 1996, Holdings entered into procurement and services contracts (the "Procurement Contracts") with AT&T Corp. (subsequently assigned to Lucent Technologies, Inc., "Lucent") and Northern Telecom, Inc. ("Nortel" and together with Lucent, the "Vendors") for the engineering and construction of a PCS network. The Procurement Contracts were assigned to Sprint Spectrum L.P. and then to EquipmentCo by Holdings on June 21, 1996 for the Lucent contract and June 26, 1996 for the Nortel contract.

                   SPRINT SPECTRUM L.P. AND SUBSIDIARY
                       (A DEVELOPMENT STAGE ENTERPRISE)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

Each contract provides for an initial term of ten years with renewals for additional one-year periods. The Vendors must achieve substantial completion of the PCS network within an established time frame and in accordance with criteria specified in the Procurement Contracts. Pricing for the initial equipment, software and engineering services has been established in the Procurement Contracts. The Procurement Contracts provide for payment terms based on delivery dates, substantial completion dates and final acceptance dates. In the event of delay in the completion of the PCS network, the Procurement Contracts provide for certain amounts to be paid to Holdings by the Vendors. The minimum commitments for the initial term are $0.8 billion and $1.0 billion from Lucent and Nortel, respectively, which include, but are not limited to, all equipment required for the establishment and installation of the PCS network.

  Purchase Commitments--Holdings has also entered into agreements to acquire various cell and switch sites. Commitments to site acquisition vendors are approximately $152 million and commitments for construction contracts and purchases of equipment, handsets and other services are approximately $469 million. Such agreements have been executed by, or assigned to, Sprint Spectrum L.P. or its subsidiaries on or before July 1, 1996.

  Vendor Financing--Sprint Spectrum L.P. has obtained financing commitments from Nortel dated June 11, 1996 for $1.3 billion and from Lucent dated June 21, 1996 for $1.8 billion of multiple drawdown term loan facilities (the "Vendor Financing"). The proceeds of such facilities would be used to finance the purchase of goods and services provided by the Vendors under the Procurement Contracts. The Vendor Financing would be non-recourse to, and will not be guaranteed by, the Parents and the Partners.

  Borrowings under the Vendor Financing will be collateralized by a first priority lien (the "Shared Lien") on (i) all of the partnership interests in WirelessCo, L.P., RealtyCo and EquipmentCo, (ii) certain intangible property assets and (iii) any real property having a value greater than $15 million. The Shared Lien would serve as collateral for the Vendor Financing and certain other financing from banks or other parties, not to exceed a specified level. Such financing will be unconditionally guaranteed by WirelessCo, L.P., RealtyCo and EquipmentCo.

  Loans under the Vendor Financing would amortize quarterly over a five year period commencing on the date that is 39 months after the end of the one-year period during which such loans were made.

  Under the Vendor Financing, subject to certain conditions, the Partnership would be required to make mandatory prepayments of 100% of the net cash proceeds of any sale or disposition of subsidiaries or any sale of material assets that are not reinvested in the wireless telecommunications businesses.

  Sprint Spectrum L.P. would be able to elect that all or any portion of the borrowings under the Vendor Financing bear interest at a rate per annum equal to either (i) the ABR plus an applicable margin or (ii) the Eurodollar rate (LIBOR) plus an applicable margin. The ABR is the higher of (x) the rate of interest publicly announced by a commercial bank to be determined as its prime rate in effect at its principal office in New York City and (y) the federal funds effective rate plus 0.5%.

  The Nortel portion of the Vendor Financing requires, as a condition to funding, the commitment of certain additional financing from third parties.

  Bank Credit Facility--Sprint Spectrum L.P. has received a commitment from Chemical Bank to provide a fully underwritten senior credit facility (the "Bank Credit Facility") in the amount of $2.0 billion. The proceeds of the loans under the Bank Credit Facility would be used to finance capital expenditures, operating losses, the working capital needs of the Company and for partnership purposes.

                   SPRINT SPECTRUM L.P. AND SUBSIDIARY
                       (A DEVELOPMENT STAGE ENTERPRISE)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  Borrowings under the Bank Credit Facility would be unconditionally guaranteed by WirelessCo, L.P., RealtyCo and EquipmentCo. In addition, borrowings under the Bank Credit Facility would be collateralized by the Shared Lien. The Bank Credit Facility would be non-recourse to, and would not be guaranteed by, the Parents or the Partners.

  The Bank Credit Facility is expected to automatically reduce quarterly commencing five years and three months following the closing date of such facility and ending nine years after the closing date. Subject to certain conditions, Sprint Spectrum L.P. will be required to make mandatory prepayments or apply a portion of its excess cash flow to ratably reduce commitments under the Bank Credit Facility and prepay loans under the Vendor Financing.

  Sprint Spectrum L.P. would be able to elect that all or any portion of the borrowings under the Bank Credit Facility bear interest at a rate per annum equal to (i) the ABR plus an applicable margin or (ii) the Eurodollar rate (LIBOR) plus an applicable margin. The ABR is the higher of (x) the rate of interest publicly announced by the administrative agent as its prime rate in effect at its principal office in New York City and (y) the federal funds effective rate from time to time plus 0.5%.

  The Bank Credit Facility and the Vendor Financing would contain a number of financial and operating covenants that, among other things, limit the ability of Sprint Spectrum L.P. to incur additional indebtedness, create liens and other encumbrances, make guarantee obligations, make distributions to partners and repurchases of equity, make acquisitions, investments, loans and advances, merge or consolidate with another entity or engage in any business other than the telecommunications business and related businesses as well as restrictions on the ability of WirelessCo, L.P., RealtyCo and EquipmentCo to incur liabilities or engage in non-designated activities.

5. RELATED PARTY TRANSACTIONS

  The Partnership reimburses Sprint Corporation for certain accounting, data processing, employee benefits and other related services and for certain cash payments made by Sprint Corporation on behalf of the Partnership. The Partnership is allocated the costs of such services based upon direct usage.

  As of December 31, 1995, the Partnership had a note payable of $5,000,000, bearing interest at 6.5%, and interest payable of $213,556 due to an affiliated entity, NewTelco, L.P.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Partners
of American PCS, L.P.

  In our opinion, the accompanying balance sheets and the related statements of loss, of cash flows and of changes in partners' capital present fairly, in all material respects, the financial position of American PCS, L.P. at December 31, 1994 and 1995, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Partnership's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP

Washington, D.C.
June 19, 1996

                               AMERICAN PCS, L.P.
                        (A DELAWARE LIMITED PARTNERSHIP)

                                 BALANCE SHEETS

                                           DECEMBER 31,           MARCH 31,
                                     ------------------------- ------------
                                         1994         1995         1996
                                     ------------ ------------ ------------
                                                               (UNAUDITED)
               ASSETS
Current assets:
  Cash and cash equivalents......... $  1,671,728 $  7,637,436 $ 12,711,657
  Accounts receivable, less
   allowance of $250,000 and
   $1,225,000 at December 31, 1995
   and March 31, 1996,
   respectively.....................          --     3,909,169    9,444,464
  Inventory.........................          --     5,186,190   10,406,230
  Receivable from limited partner...      122,781          --           --
  Prepaid expenses..................      248,218    1,049,003    1,169,605
                                     ------------ ------------ ------------
    Total current assets............    2,042,727   17,781,798   33,731,956
Property and equipment, net.........    9,625,926  116,547,158  125,148,817
License, net of accumulated
 amortization of $320,567 at
 December 31, 1995 and $961,701 at
 March 31, 1996.....................   92,876,203  102,260,322  101,619,188
Other assets........................      765,749      736,506      671,909
                                     ------------ ------------ ------------
    Total assets.................... $105,310,605 $237,325,784 $261,171,870
                                     ============ ============ ============
 LIABILITIES AND PARTNERS' CAPITAL
Current liabilities:
  Accounts payable and accrued
   expenses......................... $  2,325,016 $ 71,323,125 $ 45,616,778
  Accrued interest..................          --     6,509,983    8,320,769
  Due to related parties............      141,435    2,151,323   89,472,501
  Accrued payroll and related
   expenses.........................      677,444    2,397,947    1,169,879
  Current portion of long-term
   debt.............................    1,326,625    2,532,219    2,559,901
                                     ------------ ------------ ------------
    Total current liabilities.......    4,470,520   84,914,597  147,139,828
Long-term debt......................   81,472,831   86,265,311   86,980,016
                                     ------------ ------------ ------------
    Total liabilities...............   85,943,351  171,179,908  234,119,844
Commitments (Note 8)
Partners' capital...................   19,367,254   66,145,876   27,052,026
                                     ------------ ------------ ------------
    Total liabilities and partners'
     capital........................ $105,310,605 $237,325,784 $261,171,870
                                     ============ ============ ============

   The accompanying notes are an integral part of these financial statements.

                               AMERICAN PCS, L.P.
                        (A DELAWARE LIMITED PARTNERSHIP)

                               STATEMENTS OF LOSS

                             FOR THE YEAR ENDED         THREE MONTHS ENDED
                                DECEMBER 31,                MARCH 31,
                          -------------------------  -------------------------
                             1994          1995         1995          1996
                          -----------  ------------  -----------  ------------
                                                           (UNAUDITED)
Revenues:
  Airtime and access
   charges............... $       --   $    598,768  $       --   $  5,488,846
  Handset sales..........         --      4,406,383          --      6,102,444
  Other..................         --        148,318        1,700         7,051
                          -----------  ------------  -----------  ------------
                                  --      5,153,469        1,700    11,598,341
                          -----------  ------------  -----------  ------------
Cost and expenses:
  Cost of handset sales..         --     13,621,834          --     18,681,368
  Operating expenses.....         --      3,792,048          --      7,213,114
  Selling, general and
   administrative........   7,413,659    35,767,479    3,784,545    16,722,629
  Depreciation and amor-
   tization..............     491,447     2,751,841      137,959     4,536,881
                          -----------  ------------  -----------  ------------
                            7,905,106    55,933,202    3,922,504    47,153,992
                          -----------  ------------  -----------  ------------
  Operating loss.........  (7,905,106)  (50,779,733)  (3,920,804)  (35,555,651)
Other (income) expense:
  Interest income........     (27,448)   (1,201,461)     (23,631)     (314,787)
  Interest expense.......         566     1,976,856      141,147     4,839,774
  Other, net.............       5,929        (3,682)          15        13,212
                          -----------  ------------  -----------  ------------
Net loss................. $(7,884,153) $(51,551,446) $(4,038,335) $(40,093,850)
                          ===========  ============  ===========  ============

   The accompanying notes are an integral part of these financial statements.

                               AMERICAN PCS, L.P.
                        (A DELAWARE LIMITED PARTNERSHIP)

                            STATEMENTS OF CASH FLOWS

                                                           FOR THE THREE
                             FOR THE YEAR ENDED             MONTHS ENDED
                                DECEMBER 31,                 MARCH 31,
                          --------------------------  -------------------------
                              1994          1995         1995          1996
                          ------------  ------------  -----------  ------------
                                                            (UNAUDITED)
CASH FLOWS FROM
 OPERATING ACTIVITIES:
Net loss................  $ (7,884,153) $(51,551,446) $(4,038,335) $(40,093,850)
Adjustments to reconcile
 net loss to net cash
 (used in) provided by
 operating activities:
  Depreciation and
   amortization.........       491,447     2,751,841      137,958     4,536,881
  Provision for
   allowance............           --        250,000          --        975,000
  Accretion of debt
   discount.............           --            --           --        999,094
  Gain on sale of
   assets...............         5,125         3,682          --            --
 Change in assets and
  liabilities:
    Increase in accounts
     receivable.........           --     (4,159,169)         --     (6,510,295)
    Increase in
     inventory..........           --     (5,186,190)         --     (5,220,040)
    Increase in prepaid
     expenses...........      (195,410)     (800,785)     (90,420)     (120,602)
    (Increase) decrease
     in other
     receivables........       (21,921)      122,781      122,781           --
    Increase in other
     assets.............      (188,517)     (274,506)     (29,190)      (12,392)
    Increase (decrease)
     in accounts payable
     and accrued
     expenses...........     1,190,590    68,998,109    1,156,271   (25,706,347)
    Increase in accrued
     interest...........           --      1,312,828          --      1,810,786
    Increase (decrease)
     in due to related
     parties............       141,435     1,354,907       70,277     4,321,178
    Increase (decrease)
     in accrued payroll
     and related
     expenses...........       677,444     1,720,503     (400,571)   (1,228,068)
                          ------------  ------------  -----------  ------------
    Net cash (used in)
     provided by
     operating
     activities.........    (5,783,960)   14,542,555   (3,071,229)  (66,248,655)
                          ------------  ------------  -----------  ------------
CASH FLOWS FROM
 INVESTING ACTIVITIES:
  Capital expenditures,
   net..................    (8,773,442) (105,439,229)  (8,859,884)  (12,420,417)
  License costs.........    (3,069,740)     (515,366)    (140,663)          --
                          ------------  ------------  -----------  ------------
    Net cash used in
     investing
     activities.........   (11,843,182) (105,954,595)  (9,000,547)  (12,420,417)
                          ------------  ------------  -----------  ------------
CASH FLOWS FROM
 FINANCING ACTIVITIES:
  Partners' capital
   contributions........    19,100,000    98,330,068   14,524,000     1,000,000
  Repayment of notes
   payable..............           --     (1,326,625)         --            --
  Principal payments
   under capital lease
   obligations..........           --       (280,676)         --       (256,707)
  Advances from related
   party................           --        654,981          --     83,000,000
                          ------------  ------------  -----------  ------------
    Net cash provided by
     financing
     activities.........    19,100,000    97,377,748   14,524,000    83,743,293
                          ------------  ------------  -----------  ------------
Net increase in cash and
 cash equivalents.......     1,472,858     5,965,708    2,452,224     5,074,221
Beginning cash and cash
 equivalents............       198,870     1,671,728    1,671,728     7,637,436
                          ------------  ------------  -----------  ------------
Ending cash and cash
 equivalents............  $  1,671,728  $  7,637,436  $ 4,123,952  $ 12,711,657
                          ============  ============  ===========  ============

   The accompanying notes are an integral part of these financial statements.

                               AMERICAN PCS, L.P.
                        (A DELAWARE LIMITED PARTNERSHIP)

                   STATEMENTS OF CHANGES IN PARTNERS' CAPITAL

                               AMERICAN
                               PERSONAL                        THE WASHINGTON
                         COMMUNICATIONS, INC. WIRELESSCO, L.P.  POST COMPANY     TOTAL
                         -------------------- ---------------- -------------- ------------
Balance, December 31,
 1993 (unaudited).......     $       --         $       --      $  8,151,407  $  8,151,407
  Capital
   contributions........             --                 --        19,100,000    19,100,000
  Allocation of net
   loss.................             --                 --        (7,884,153)   (7,884,153)
                             -----------        -----------     ------------  ------------
Balance, December 31,
 1994...................             --                 --        19,367,254    19,367,254
                             -----------        -----------     ------------  ------------
  Allocation of net loss
   for the period
   January 1, 1995 to
   January 9, 1995......             --                 --          (392,195)     (392,195)
  Allocation of net loss
   for the period
   January 10, 1995 to
   December 31, 1995....      (5,001,957)       (45,908,065)        (249,229)  (51,159,251)
                             -----------        -----------     ------------  ------------
     1995 net loss......      (5,001,957)       (45,908,065)        (641,424)  (51,551,446)
                             -----------        -----------     ------------  ------------
  Change in ownership
   interest.............       5,285,910         13,282,541      (18,568,451)          --
                             -----------        -----------     ------------  ------------
  Capital
   contributions........             --          98,330,068              --     98,330,068
                             -----------        -----------     ------------  ------------
Balance, December 31,
 1995...................         283,953         65,704,544          157,379    66,145,876
                             -----------        -----------     ------------  ------------
  Capital contribution..       1,000,000                --               --      1,000,000
  Allocation of net loss
   (unaudited)..........      (3,708,873)       (36,227,598)        (157,379)  (40,093,850)
                             -----------        -----------     ------------  ------------
Balance, March 31, 1996
 (unaudited)............     $(2,424,920)       $29,476,946     $        --   $ 27,052,026
                             ===========        ===========     ============  ============

   The accompanying notes are an integral part of these financial statements.

                              AMERICAN PCS, L.P.
                       (A DELAWARE LIMITED PARTNERSHIP)

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1--ORGANIZATION AND BUSINESS

 General

  American PCS, L.P. (the Partnership) is a Delaware limited partnership operating a personal communications services (PCS) system in the greater Washington, D.C./Baltimore area. Development stage activities during the period from September 20, 1990 (inception) through November 14, 1995 consisted principally of forming the partnership, obtaining experimental and commercial licenses from the Federal Communications Commission (FCC), and designing and constructing a communications system. At November 15, 1995, the Partnership had finished the design and the construction of a significant portion of the communications system, and had commenced operations. Accordingly, as of November 1995, the Partnership was no longer considered a development stage enterprise for financial reporting purposes.

  In 1990, the Partnership was awarded an experimental license by the FCC and subsequently operated an experimental PCS system in the Washington, D.C./Baltimore area. In December 1993, the Partnership was awarded a pioneer's preference by the FCC, which guaranteed the Partnership receipt of one of two 30 MHZ PCS commercial licenses for the intended area. In December 1994, the Partnership obtained the commercial license and began construction of a communication system shortly thereafter.

 Partnership Agreement

  The Partnership was formed on September 20, 1990 in accordance with a limited partnership agreement between American Personal Communications, Inc.
(APC) and The Washington Post Company (the Post). In January 1995, the Post sold substantially all of its interest in the Partnership to two parties: APC and WirelessCo, L.P. (WirelessCo) a subsidiary of Sprint Spectrum L.P. In March 1996, the Post sold its remaining interest to APC. As a result of these transactions, APC's interest is 51% and WirelessCo's interest is 49%. APC is the General Partner and WirelessCo is the Limited Partner with no voting rights or management control.

  During the initial five year buildout period, which began in December 1994, APC and WirelessCo are obligated as follows: (a) APC is obligated to make capital contributions in an amount equal to the aggregate principal and interest payments to the FCC, provided APC has sufficient cash flows or can obtain financing from a third party; (b) if APC is unable to meet such obligations, WirelessCo is required to contribute the shortfall, upon ten days prior notice; (c) WirelessCo is required to contribute equity to the Partnership necessary for operations up to an amount of approximately $98 million; and (d) WirelessCo is obligated to fund the cash requirements of the Partnership in excess of that described in (a), (b) and (c) above, in the form of either loans or additional capital up to a total of $275 million (including the amount in (c) above). Contributions in excess of the $275 million, however, require approval of WirelessCo and may be made in the form of additional equity or loans.

  Profit and losses will be allocated to the partners in accordance with certain special allocations and formulas set forth in the partnership agreement. These formulas are based on amounts which include, among others, capital contributions, prior year losses and distributions of property and cash to the partners. Once these provisions are satisfied, profit and losses will be allocated in proportion to the partners' percentage interests.

NOTE 2--SIGNIFICANT ACCOUNTING POLICIES

 Basis of presentation

  The Partnership prepares its financial statements on the accrual basis of accounting in accordance with generally accepted accounting principles. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements. Actual results may differ from those estimates.

                              AMERICAN PCS, L.P.
                       (A DELAWARE LIMITED PARTNERSHIP)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

 Revenue recognition

  Airtime and access charges are recorded as revenue based on the amount of communications services rendered as measured principally by traffic processed after deducting an estimate of the traffic that will neither be billed nor collected. Revenue from the sale of handsets and related accessories is recognized upon shipment or point-of-sale.

 Cash and cash equivalents

  All highly liquid investments with an original maturity of three months or less at the date of acquisition are considered cash equivalents.

 Inventory

  Inventory, consisting of handsets and related accessories, is stated at the lower of cost or replacement value. Costs are based on the first-in, first-out method.

 Property and equipment

  Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over the related assets' estimated useful lives ranging from five to forty years. Leasehold improvements are amortized over the shorter of the term of the related lease or the estimated useful lives of the assets.

 Equipment under capital leases

  The Partnership leases certain of its office and other equipment under capital lease agreements. The assets and liabilities under capital leases are recorded at the lesser of the present value of aggregate future minimum lease payments, including estimated bargain purchase options, or the fair value of the assets under lease. Assets under these capital leases are depreciated over their estimated useful lives of five to seven years, which are generally longer than the terms of the leases.

 License

  The PCS license includes FCC, legal and consulting fees and capitalized interest. The FCC license fee has been recorded at its fair value on the basis of the payment terms to the FCC and the partnership's estimated incremental borrowing rate for similar debt at the date of award. The license expires in December 2004; however, FCC rules provide for renewal expectancy provisions. The Partnership expects to exercise the renewal provisions, and accordingly the license is being amortized using the straight-line method over a period of 40 years. Amortization of these amounts commenced upon launch of the system in November 1995.

  Amortization of the license cost was $320,567 for the year ended December 31, 1995. Additionally, interest capitalized during 1995 as part of the license cost was $9,193,528.

  The ongoing value and remaining useful life of intangible assets are subject to periodic evaluation. The Partnership currently expects the carrying amounts to be fully recoverable. Impairments of intangible assets are assessed based on an undiscounted cash flow methodology.

 Organizational costs

  Certain costs, totaling $1,539,780, were incurred during the formation of the Partnership and have been deferred and included in other assets. These costs are being amortized on a straight-line basis over a period of five years. Accumulated amortization at December 31, 1994 and 1995 was $975,194 and $1,283,151, respectively.

 Preoperating costs

  Prior to commencement of operations, preoperating costs, such as salaries, marketing, recruiting and administrative costs, were expensed as incurred. Preoperating costs, totaling $7,905,106 and $28,805,236 for the years ended December 31, 1994 and 1995, respectively, are classified as selling, general and administrative expenses and depreciation and amortization expenses in the Statements of Loss.

                              AMERICAN PCS, L.P.
                       (A DELAWARE LIMITED PARTNERSHIP)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
 Income taxes

  No provision has been made for Federal and state income taxes since such taxes, if any, are the responsibility of the individual partners.

 Concentration of credit risk

  The Partnership's subscribers are dispersed throughout the Washington, D.C./Baltimore area. No single subscriber accounted for a significant amount of the Partnership's revenue. A significant portion of handset sales revenue is earned through certain retailers. Sales to one retailer accounted for 25% of total handset sales revenue for the year ended December 31, 1995. The Partnership reviews the credit histories of potential subscribers and retailers prior to extending credit and maintains allowances for potential credit losses. The Partnership maintains cash and cash equivalents in high credit financial institutions. The Partnership believes that its risk from concentration of credit is limited.

 Interim financial statements

  The interim financial data is unaudited. However, in the opinion of the Partnership, the interim financial data includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the interim periods.

NOTE 3--PROPERTY AND EQUIPMENT

  Property and equipment at December 31, 1994 and 1995 and at March 31, 1996 (unaudited) consists of the following:

                                             DECEMBER 31,          MARCH 31,
                                        ------------------------  ------------
                                           1994         1995          1996
                                        ----------  ------------  ------------
                                                                  (UNAUDITED)
Communications system.................. $      --   $106,225,628  $114,304,350
Office and other equipment.............    830,297       913,290       954,520
Leasehold improvements.................     77,894     1,959,463     2,032,897
                                        ----------  ------------  ------------
                                           908,191   109,098,381   117,291,767
  Less accumulated depreciation and
   amortization........................   (304,778)   (2,144,822)   (5,789,103)
                                        ----------  ------------  ------------
                                           603,413   106,953,559   111,502,664
                                        ----------  ------------  ------------
Leased office and other equipment......        --      3,609,002     3,609,002
  Less accumulated depreciation........        --       (279,576)     (454,053)
                                        ----------  ------------  ------------
                                               --      3,329,426     3,154,949
                                        ----------  ------------  ------------
Communications system construction in
 progress..............................  9,022,513     6,264,173    10,491,204
                                        ----------  ------------  ------------
Net property and equipment............. $9,625,926  $116,547,158  $125,148,817
                                        ==========  ============  ============

  Depreciation and amortization expense for the years ended December 31, 1994 and 1995 was $183,490 and $2,123,317, respectively.

                              AMERICAN PCS, L.P.
                       (A DELAWARE LIMITED PARTNERSHIP)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

NOTE 4--LONG-TERM DEBT

  Long-term debt at December 31, 1994 and 1995 consists of the following:

                                                          DECEMBER 31,
                                                     ------------------------
                                                        1994         1995
                                                     -----------  -----------
Due to FCC less unamortized discount of $23,978,236
 and $19,981,863.................................... $78,365,303  $82,361,676
Note payable, less unamortized discount of
 $1,010,360 and $522,146............................   4,434,153    3,107,528
Capital lease obligations at interest rates ranging
 from 8.33% to 10.94%...............................         --     3,328,326
                                                     -----------  -----------
                                                      82,799,456   88,797,530
  Less current portion..............................  (1,326,625)  (2,532,219)
                                                     -----------  -----------
Total long-term debt................................ $81,472,831  $86,265,311
                                                     ===========  ===========

   The Partnership became obligated to the FCC for $102,343,539 upon receipt of the commercial PCS license. In March 1996, the FCC determined that interest on the amount due will begin to accrue on March 8, 1996 (at an interest rate of 7.75%). Beginning with the first payment due in April 1996, the FCC has granted two years of interest-only payments followed by three years of principal and interest payments. Principal payments total $23,420,619, $33,400,477, $36,065,221 and $9,457,222 in 1998, 1999, 2000 and 2001,
respectively. Based on the interest and payment provisions determined by the FCC and the Partnerships' incremental borrowing rate for similar debt, the Partnership has accrued interest beginning upon receipt of the license at an effective rate of 13%. The unamortized discount is reflected as a reduction to the cost of the license.

  The note payable was issued in exchange for services received in obtaining the license. The non-interest bearing note requires three equal payments of $1,814,837, the first of which was paid on October 13, 1995, and the remaining two payments are to be made on August 13, 1996 and June 13, 1997. The unamortized discount was calculated using an interest rate of prime plus 2%, or 10.5% at the time the debt was issued, which approximated the Partnership's incremental borrowing rate for similar debt.

  The estimated fair value of the Company's debt approximated its carrying value at December 31, 1995.

  Interest paid was $1,000 and $664,000 for the years ended December 31, 1994 and 1995, respectively.

NOTE 5--LEASES

  The Partnership has various non-cancellable operating leases for office space and communications system sites. Rental expense related to operating leases was $695,482 and $1,681,276 in 1994 and 1995, respectively.

  During 1995, the Partnership incurred capital lease obligations of $3,609,002. The capital lease obligations are generally repayable in 36-60 monthly installments from the dates of purchase.

                              AMERICAN PCS, L.P.
                       (A DELAWARE LIMITED PARTNERSHIP)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

  Future minimum lease payments required under capital leases and non-cancellable operating leases are as follows:

  EAR ENDINGY                                              CAPITAL     OPERATING
 DCEMBER 31,E                                               LEASES      LEASES
- - ------------                                              ----------  -----------
   1996.................................................. $1,350,413  $ 8,084,075
   1997..................................................  1,351,320    8,139,879
   1998..................................................    998,978    8,201,039
   1999..................................................     96,271    8,080,698
   2000..................................................     65,477    6,449,123
   Thereafter............................................        --    15,358,639
                                                          ----------  -----------
                                                           3,862,459  $54,313,453
                                                          ----------  ===========
   Less amounts representing interest....................   (534,133)
                                                          ----------
   Present value of minimum lease payments............... $3,328,326
                                                          ==========

NOTE 6--RETIREMENT SAVINGS PLAN

  The Partnership has an employee savings plan that qualifies as a deferred salary arrangement under Section 401(k) of the Internal Revenue code. All employees completing one year of service are eligible and may contribute up to 15% of their pretax earnings. The Partnership matches 100% of the first 3% of the employee's contribution. Employees are immediately fully vested in the Partnership's contributions. In addition, the Partnership makes discretionary contributions on behalf of eligible participants in the amount of 2% of employee's compensation. The Company's expenses relating to the employee savings plan were $38,000 and $109,000 for the years ended December 31, 1994 and 1995, respectively.

NOTE 7--RELATED PARTY TRANSACTIONS

  Certain contributions from WirelessCo aggregating $654,981, exceeded amounts required under the partnership agreement as capital contributions. As of March 31, 1996, such amounts aggregated $86,254,346 (unaudited) including $2,599,365 (unaudited) of accrued interest. Such amounts are not evidenced by a note agreement and accordingly, have been classified as due to related parties.

  The Partnership is a party to an affiliation agreement with WirelessCo under which the Partnership agrees to conform to certain standards established by WirelessCo and receives the right to use the "Sprint" brand in connection with its offering of wireless products and services. The Partnership is obligated as part of this agreement to pay a fee of 3% of its service revenue and to reimburse WirelessCo for a certain portion of national expenses that are deemed to benefit all WirelessCo markets, including the Partnership's markets. During 1995, the Partnership was not allocated any national expenses by WirelessCo. Total fees incurred and owed to WirelessCo for 1995 are $25,500.

  The Partnership has a Sales Agency and Billing Collection agreement with Sprint Communications Company, L.P. ("Sprint") under which the Partnership acts as an agent to sell, bill and collect for Sprint long distance service provided to its customers. Additionally, the Partnership purchases various communications services from Sprint in support of its network infrastructure and general business and obtains supplemental customer service support from Sprint. The net cost of services received from Sprint in 1995 was $882,306. Amounts outstanding at December 31, 1995 totaled $711,517.

  A company that is partially owned by the chairman of the General Partner performed consulting services for the Partnership related to the determination and acquisition of base station sites for the communications system. Amounts capitalized for these services totaled $1,468,994 and $2,407,400 for the year ended December 31, 1994 and 1995, respectively. At December 31, 1994 and 1995, the Partnership owed the company approximately $141,435 and $759,325, respectively.

                              AMERICAN PCS, L.P.
                       (A DELAWARE LIMITED PARTNERSHIP)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

  In May, 1995, APC granted to certain executives of the Partnership stock appreciation rights (SARs). The estimated liability related to the SARs, based on the value of APC's common stock, was approximately $10 million and $22 million (unaudited) at December 31, 1995 and March 31, 1996, respectively, and is being amortized over a period of approximately six years.

  The Partnership leased office space during 1995 from a limited partnership owned by officers of APC. Lease payments of $65,215 were paid to the limited partnership during 1995.

  A corporation owned by the chairman of the General Partner provided certain consulting services in 1994, and in return, the Partnership made payments of approximately $357,000. In addition, the Partnership paid the owner of the corporation $100,000 in 1994 for consulting fees.

NOTE 8--COMMITMENTS

  In February 1995, the Partnership selected Ericsson, Inc. and Northern Telecom as the companies to supply the infrastructure equipment for the communications network. Ericsson supplies switching and base station radio equipment for the Washington-Baltimore corridor, while Northern Telecom provides base stations for Maryland's Eastern Shore and western portions of the Partnership's major trading area.

  The contract with Ericsson is a five year acquisition agreement for certain network hardware, software, handsets and documentation. Although the agreement is for five years, the initial purchase commitment relates only to the initial network configuration, which was substantially completed in December 1995 at a contract price of approximately $47 million. Subsequent to December 31, 1995, the Partnership has agreed to acquire additional equipment totaling $33.5 million. At June 19, 1996 the Partnership had approximately a $20.7 million commitment remaining under the agreement.

  The Northern Telecom agreement is for 2 1/2 years and provides for the purchase of network hardware, software and documentation as well as the installation of the equipment. During the agreement period, the Partnership is required to purchase at least $12 million in communication equipment. At June 19, 1996, the Partnership had approximately a $2.9 million commitment remaining under the agreement.

  The Partnership has handset supply agreements with various vendors extending over the next 12 to 18 months. At June 19, 1996, the Partnership had approximately a $51.8 million commitment remaining under these agreements.

- - -------------------------------------------------------------------------------
- - -------------------------------------------------------------------------------
  NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS
PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE
RELIED UPON AS HAVING BEEN AUTHORIZED BY THE ISSUERS OR THE UNDERWRITERS. THIS
PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER
TO BUY, THE NOTES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS
UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PRO-
SPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN
IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS
PROSPECTUS OR IN THE AFFAIRS OF THE ISSUERS SINCE THE DATE HEREOF.
                                ---------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   4
Risk Factors.............................................................  13
The Company..............................................................  23
Use of Proceeds..........................................................  25
Capitalization...........................................................  25
Selected Historical and Pro Forma Financial Data.........................  26
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  27
Business.................................................................  30
Management...............................................................  50
Certain Relationships and Related Transactions...........................  56
Principal Security Holders...............................................  58
The Partnership Agreements...............................................  59
Description of Vendor Contracts and Financing............................  66
Description of the Notes.................................................  70
Certain Federal Income Tax Consequences..................................  97
Underwriting............................................................. 100
Legal Matters............................................................ 101
Experts.................................................................. 101
Available Information.................................................... 101
Glossary of Selected Terms............................................... 102
Index to Financial Statements............................................ F-1

                                ---------------

  UNTIL     , 1996 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS) ALL DEALERS
EFFECTING TRANSACTIONS IN THE NOTES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

- - -------------------------------------------------------------------------------
- - -------------------------------------------------------------------------------
- - -------------------------------------------------------------------------------
- - -------------------------------------------------------------------------------

                          $650,000,000 GROSS PROCEEDS

                                    [LOGO]

                             SPRINT SPECTRUM L.P.

                      SPRINT SPECTRUM FINANCE CORPORATION

                         $150,000,000   % SENIOR NOTES
                                   DUE 2006

                        $      % SENIOR DISCOUNT NOTES
                                   DUE 2006

                                ---------------
                                  PROSPECTUS
                                ---------------

                                LEHMAN BROTHERS
                              MERRILL LYNCH & CO.
                             CHASE SECURITIES INC.
                         DONALDSON, LUFKIN & JENRETTE
                            SECURITIES CORPORATION
                             SALOMON BROTHERS INC

                                       , 1996

- - -------------------------------------------------------------------------------
- - -------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered which, except as otherwise indicated, will be paid solely by the Registrants. All the amounts shown are estimates, except the Securities and Exchange Commission ("Commission") registration fee and the NASD filing fee:

   Securities and Exchange Commission registration fee................ $224,138
   NASD filing fee.................................................... $ 30,500
   Accountants' fees and expenses .................................... $      *
   Printing expenses.................................................. $      *
   Legal fees and expenses............................................ $      *
   Blue Sky fees and expenses......................................... $ 35,000
   Trustees' fees and expenses........................................ $      *
   Miscellaneous fees and expenses.................................... $      *
   Other.............................................................. $      *
                                                                       --------
     Total............................................................ $
                                                                       ========

  --------
  * To be determined.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Subject to any terms, conditions or restrictions set forth in the Partnership Agreement of Sprint Spectrum L.P. ("Sprint Spectrum"), Section 17-108 of the Delaware Uniform Revised Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever. The Partnership Agreement of Sprint Spectrum provides that no Partner, former Partner or Representative or former Representative, no affiliate of any thereof, no partner, shareholder, director, officer, employee or agent of any of the foregoing, nor any officer or employee of Sprint Spectrum will be liable in damages for any act or failure to act in such person's capacity as a Partner or Representative or otherwise on behalf of Sprint Spectrum or any of its subsidiaries unless such act or omission constituted bad faith, gross negligence, fraud or willful misconduct of such person or a violation by such person of the Partnership Agreement of Sprint Spectrum or an agreement between such person and Sprint Spectrum or a subsidiary thereof. Subject to certain conditions, each Partner, former Partner, Representative and former Representative, each Affiliate of any thereof, each partner, shareholder, director, officer, employee and agent of any of the foregoing, and each officer and employee of Sprint Spectrum, will be indemnified and held harmless by Sprint Spectrum from and against any liability for damages and expenses, including reasonable attorneys' fees and disbursements and amounts paid in settlement, resulting from any threatened, pending or completed action, suit or proceeding relating to or arising out of such person's acts or omissions in such person's capacity as a Partner or Representative or otherwise involving such person's activities on behalf of Sprint Spectrum or any of its subsidiaries, except to the extent that such damages or expenses result from the bad faith, gross negligence, fraud or willful misconduct of such person or a violation by such person of the Partnership Agreement of Sprint Spectrum, or an agreement between such person and Sprint Spectrum or any of its subsidiaries.

  Under Section 145 of the Delaware General Corporation Law (the "Delaware Law"), a corporation may indemnify its directors, officers, employees and agents and its former directors, officers, employees and agents and those who serve, at the corporation's request, in such capacity with another enterprise, against expenses (including attorney's fees), as well as judgments, fines and settlements in nonderivative lawsuits, actually and reasonably incurred in connection with the defense of any action, suit or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. The Delaware Law provides, however, that such person must have acted in good faith and in a manner such person reasonably believed to be in (or not opposed to) the best interests of the corporation and, in the right of the corporation, where such person has been adjudged liable to the corporation, unless, and only to the extent that a court determines that such person fairly and reasonably is entitled to indemnity for costs the court deems proper in light of liability adjudication. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended.

  Sprint Spectrum Finance Corporation's Certificate of Incorporation and By-Laws provide for mandatory indemnification of directors and officers on generally the same terms as permitted by the Delaware Law. Under the By-Laws, the Company is required to advance expenses incurred by an officer or director in defending any such action if the director or officer undertakes to repay such amount if it is determined that the director or officer is not entitled to indemnification.

  Reference is made to the form of Underwriting Agreement, filed as Exhibit
1.1 to this Registration Statement, which provides for the indemnification of the partnership board representatives and officers of each of the Registrants signing this Registration Statement and certain controlling persons of each of the Registrants against certain liabilities (including those arising under the Securities Act), in certain instances by the Underwriters.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

  There have been no sales of securities of either of the Registrants.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

 (a) Exhibits

 EXHIBIT
   NO.                                 DESCRIPTION
 -------                               -----------
  1.1*   Form of Underwriting Agreement, dated as of [     ], 1996 among the
         Underwriters and the Registrants with respect to the Notes
  3.1**  [Intentionally omitted]
  3.2**  Certificate of Limited Partnership of Sprint Spectrum L.P.
  3.3**  Certificate of Incorporation of Sprint Spectrum Finance Corporation
  3.4**  By-laws of Sprint Spectrum Finance Corporation
  3.5**  Amended and Restated Agreement of Limited Partnership of MajorCo, L.P.
         (renamed Sprint Spectrum Holding Company, L.P.), dated January 31,
         1996, among Sprint Spectrum, L.P. (renamed Sprint Enterprises, L.P.),
         TCI Network Services, Comcast Telephony Services and Cox Telephony
         Partnership
  3.6**  Agreement of Limited Partnership of MajorCo Sub, L.P. (renamed Sprint
         Spectrum L.P.), dated as of March 28, 1995, among MajorCo, L.P. and
         MinorCo, L.P.
  4.1*   Form of Senior Note Indenture between the Registrants and The Bank of
         New York, as Trustee
  4.2*   Form of Senior Note
  4.3*   Form of Senior Discount Note Indenture between the Registrants and The
         Bank of New York, as Trustee
  4.4*   Form of Senior Discount Note
  5.1*   Opinion of Simpson Thacher & Bartlett regarding the legality of the
         Notes being registered
 10.1*   Procurement and Services Contract, dated as of January 31, 1996, between MajorCo, L.P. and Northern Telecom, Inc. [Schedules omitted]

 EXHIBIT
   NO.                                 DESCRIPTION
 -------                               -----------
 10.2*   Procurement and Services Contract, dated as of January 31, 1996, between MajorCo, L.P. and AT&T Corp. [Schedules omitted]
 10.3*   Amended and Restated Sprint Trademark License Agreement, dated as of
         January 31, 1996, between Sprint Communications Company, L.P. and
         MajorCo, L.P.
 10.4*   Paging Sales Agency Agreement, dated as of January 17, 1996, between
         MajorCo, L.P. and Sprint Communications Company, L.P. [Schedules
         omitted]
 10.5*   Wirelessco Affiliation Agreement, dated as of January 9, 1995 between
         American PCS, L.P. and WirelessCo, L.P.
 10.6*   Second Amended and Restated Limited Partnership Agreement of American
         PCS, L.P., dated as of January 9, 1995, among American Personal
         Communications, Inc., WirelessCo, L.P. and The Washington Post Company
 10.7*   Purchase and Supply Agreement, dated as of June 21, 1996, between
         Sprint Spectrum L.P. and QUALCOMM Personal Electronics and QUALCOMM
         Incorporated and Sony Electronics Inc. [Schedules omitted]
 10.8*   Commitment Letter of Northern Telecom Inc. to Sprint Spectrum L.P.
         dated as of June 11, 1996
 10.9*   Commitment Letter of Chase Securities Inc. and Chemical Bank to Sprint
         Spectrum L.P. dated June 7, 1996
 10.10*  Commitment Letter of Lucent Technologies, Inc. to Sprint Spectrum L.P.
         dated June 21, 1996
 10.11*  Employment Agreement, dated as of September 29, 1995, by and among
         MajorCo, L.P. and
         Joseph M. Gensheimer
 12.1    Not applicable
 21.1    Subsidiaries of the Registrants
 23.1*   Consent of Simpson Thacher & Bartlett (included in Exhibit 5)
 23.2    Consent of Deloitte & Touche LLP
 23.3    Consent of Price Waterhouse LLP
 24.1**  Powers of Attorney (included on signature pages to Registration
         Statement)
 25.1*   Statement of Eligibility under the Trust Indenture Act of 1939, as amended, on Form T-1 of The Bank of New York, as Trustee under the
         Senior Note Indenture
 25.2*   Statement of Eligibility under the Trust Indenture Act of 1939, as amended, on Form T-1 of The Bank of New York, as Trustee under the
         Senior Discount Note Indenture

- - --------

 * To be filed by subsequent amendment.

** Previously filed.

(b) Financial Statement Schedules

  Schedules are omitted for the reason that they are not required or are not applicable.

ITEM 17. UNDERTAKINGS
  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the provisions described under Item 14 above, or otherwise, the registrants have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by any registrant of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The Registrants hereby undertake:
    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, SPRINT SPECTRUM L.P. HAS DULY CAUSED THIS AMENDMENT TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF KANSAS CITY, MISSOURI, ON JULY 8, 1996.

                                          Sprint Spectrum L.P.

                                          By: Sprint Spectrum Holding Company,
                                                L.P., its General Partner

                                                    /s/ Ronald T. LeMay
                                          By: _________________________________
                                               Chief Executive Officer and
                                                        President

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURES                         TITLE                DATE

                                        Chief Executive
      /s/ Ronald T. LeMay                Officer and             July 8, 1996
- - -------------------------------------    President
           RONALD T. LEMAY

        /s/ Arthur A. Kurtze            Chief Technology
- - -------------------------------------    Officer                 July 8, 1996
          ARTHUR A. KURTZE

                                        Chief Business
               *                         Development Officer     July 8, 1996
- - -------------------------------------
        BERNARD A. BIANCHINO

             SIGNATURES                         TITLE                DATE

                                        Chief Financial
               *                         Officer                 July 8, 1996
- - -------------------------------------
      ROBERT M. NEUMEISTER, JR.

                                        General Counsel and
               *                         Secretary               July 8, 1996
- - -------------------------------------
        JOSEPH M. GENSHEIMER

                                        Partnership Board
               *                         Representative          July 8, 1996
- - -------------------------------------
          WILLIAM T. ESREY

                                        Partnership Board
               *                         Representative          July 8, 1996
- - -------------------------------------
           GARY D. FORSEE

                                        Partnership Board
               *                         Representative          July 8, 1996
- - -------------------------------------
          GERALD W. GAINES

                                        Partnership Board
               *                         Representative          July 8, 1996
- - -------------------------------------
          ARTHUR B. KRAUSE

                                        Partnership Board
               *                         Representative          July 8, 1996
- - -------------------------------------
          JAMES O. ROBBINS

                                        Partnership Board
               *                         Representative          July 8, 1996
- - -------------------------------------
          LAWRENCE S. SMITH

  /s/ Robert M. Neumeister, Jr.

*By_____________________________

   ROBERT M. NEUMEISTER, JR.

        ATTORNEY-IN-FACT

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, SPRINT SPECTRUM FINANCE CORPORATION HAS DULY CAUSED THIS AMENDMENT TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF KANSAS CITY, MISSOURI, ON JULY 8, 1996.

                                          Sprint Spectrum Finance Corporation

                                                    /s/ Ronald T. LeMay
                                          By: _________________________________

                                                      PRESIDENT

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURES                        TITLE                 DATE

                                       President and
      /s/ Ronald T. LeMay               Director                 July 8, 1996
- - -------------------------------------
           RONALD T. LEMAY

                                       Vice President,
               *                        Treasurer                July 8, 1996
- - -------------------------------------   (Principal
      ROBERT M. NEUMEISTER, JR.         Financial and
                                        Accounting
                                        Officer), and
                                        Director

                                       Secretary and
               *                        Director                 July 8, 1996
- - -------------------------------------
        JOSEPH M. GENSHEIMER

    /s/ ROBERT M. NEUMEISTER, JR.
*By_____________________________
   ROBERT M. NEUMEISTER, JR.
        ATTORNEY-IN-FACT

                               INDEX TO EXHIBITS

                                                                   SEQUENTIALLY
 EXHIBIT                                                             NUMBERED
 NUMBER                   DESCRIPTION OF EXHIBIT                       PAGE
 -------                  ----------------------                   ------------
  1.1*   Form of Underwriting Agreement, dated as of [     ],
         1996 among the Underwriters and the Registrants with
         respect to the Notes
  3.1**  [Intentionally omitted]
  3.2**  Certificate of Limited Partnership of Sprint Spectrum
         L.P.
  3.3**  Certificate of Incorporation of Sprint Spectrum Finance
         Corporation
  3.4**  By-laws of Sprint Spectrum Finance Corporation
  3.5**  Amended and Restated Agreement of Limited Partnership
         of MajorCo, L.P. (renamed Sprint Spectrum Holding
         Company, L.P.), dated January 31, 1996, among Sprint
         Spectrum, L.P. (renamed Sprint Enterprises, L.P.), TCI
         Network Services, Comcast Telephony Services and Cox
         Telephony Partnership
  3.6**  Agreement of Limited Partnership of MajorCo Sub, L.P.
         (renamed Sprint Spectrum L.P.), dated as of March 28,
         1995, among MajorCo, L.P. and MinorCo, L.P.
  4.1*   Form of Senior Note Indenture between the Registrants
         and The Bank of New York, as Trustee
  4.2*   Form of Senior Note
  4.3*   Form of Senior Discount Note Indenture between the
         Registrants and The Bank of New York, as Trustee
  4.4*   Form of Senior Discount Note
  5.1*   Opinion of Simpson Thacher & Bartlett regarding the
         legality of the Notes being registered
 10.1*   Procurement and Services Contract, dated as of January
         31, 1996, between MajorCo, L.P. and Northern Telecom,
         Inc. [Schedules omitted]
 10.2*   Procurement and Services Contract, dated as of January
         31, 1996, between MajorCo, L.P. and AT&T Corp.
         [Schedules omitted]
 10.3*   Amended and Restated Sprint Trademark License
         Agreement, dated as of January 31, 1996, between Sprint
         Communications Company, L.P. and MajorCo, L.P.
 10.4*   Paging Sales Agency Agreement, dated as of January 17,
         1996, between MajorCo, L.P. and Sprint Communications
         Company, L.P. [Schedules omitted]
 10.5*   Wirelessco Affiliation Agreement, dated as of January
         9, 1995 between American PCS, L.P. and WirelessCo, L.P.
 10.6*   Second Amended and Restated Limited Partnership
         Agreement of American PCS, L.P., dated as of January 9,
         1995, among American Personal Communications, Inc.,
         WirelessCo, L.P. and The Washington Post Company
 10.7*   Purchase and Supply Agreement dated as of June 21,
         1996, between Sprint Spectrum L.P. and QUALCOMM
         Personal Electronics and QUALCOMM Incorporated and Sony
         Electronics Inc. [Schedules Omitted]
 10.8*   Commitment Letter of Northern Telecom Inc. to Sprint
         Spectrum L.P. dated June 11, 1996.
 10.9*   Commitment Letter of Chase Securities Inc. and Chemical
         Bank to Sprint Spectrum L.P. dated June 7, 1996
 10.10*  Commitment Letter from Lucent Technologies, Inc. to
         Sprint Spectrum L.P. dated June 21, 1996.
 10.11*  Employment Agreement, dated as of September 29, 1995, by and among MajorCo, L.P. and Joseph M. Gensheimer.
 12.1    Not applicable.
 21.1    Subsidiaries of the Registrants
 23.1*   Consent of Simpson Thacher & Bartlett (included in
         Exhibit 5)
 23.2    Consent of Deloitte & Touche LLP
 23.3    Consent of Price Waterhouse LLP
 24.1**  Powers of Attorney (included on signature pages to
         Registration Statement)

                                                                  SEQUENTIALLY
 EXHIBIT                                                            NUMBERED
 NUMBER                  DESCRIPTION OF EXHIBIT                       PAGE
 -------                 ----------------------                   ------------
  25.1*  Statement of Eligibility under the Trust Indenture Act of 1939, as amended, on Form T-1 of The Bank of New
         York, as Trustee under the Senior Note Indenture
  25.2*  Statement of Eligibility under the Trust Indenture Act of 1939, as amended, on Form T-1 of The Bank of New
         York, as Trustee under the Senior Discount Note
         Indenture

- - -------

 * To be filed by subsequent amendment.

** Previously filed.